As filed with the Securities and Exchange Commission on January 31, 2023

Registration No. 333-269176

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1

to

FORM S-1

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

CREATD, INC.

(Exact name of registrant as specified in its charter)

Nevada	7819	87-0645394
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

419 Lafayette Street

6th Floor

New York, NY 10003

(201) 258-3770

(Address, including zip code and telephone number, including area code, of registrant’s principal executive offices)

Jeremy Frommer

Chief Executive Officer

419 Lafayette Street, 6th Floor

New York, NY 10003

Telephone: (201) 258-3770

(Name, address, including zip code and telephone number, including area code, of agent for service)

Copies of all communications, including communications sent to agent for service, should be sent to:

Joseph M. Lucosky, Esq.

Scott E. Linsky, Esq.

Lucosky Brookman LLP

101 Wood Avenue South, 5th Floor

Iselin, NJ 08830

(732) 395-4400

Approximate date of commencement of proposed sale to the public:

As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JANUARY 31, 2023

PRELIMINARY PROSPECTUS

11,056,636 Shares of Common Stock

This prospectus relates to the resale, from time to time, of up to 11,056,636 shares (the “Shares”) of our common stock, par value $0.001 per share (“Common Stock”), by the selling stockholders identified in this prospectus under “Selling Stockholders” (the “Offering”), comprised of:

(i)	up to 2,406,367 Shares, pursuant to securities purchase agreements the Company entered into and closed on with six (6) Selling Stockholders on July 25, 2022 (as amended, collectively, the “July Purchase Agreements”), which includes (a) up to 1,720,000 shares of Common Stock issuable upon conversion of debentures in the principal amount of $2,150,000 (the “Debentures”), (b) 1,075,000 shares of Common Stock issuable upon exercise of Series E Common Stock Purchase Warrants (the “Series E Warrants”), and (c) 1,075,000 Series F Common Stock Purchase Warrants (the “Series F Warrants,” and together with the Series E Warrants, the “July Warrants”),

(ii)	up to 1,817,019 Shares, which underly warrants, issued pursuant to that certain letter agreement dated November 18, 2022 (the “Letter Agreement”), between the Company and the respective holders of an aggregate of 471,953 warrants described in the Prospectus (the “November Warrants”), exercisable immediately, for a term of 60 months, at a price of $0.77, subject to customary adjustment provisions; and

(iii)	up to 4,333,250 Shares, pursuant to the securities purchase agreement the Company entered into and closed on October 24, 2022 with one accredited investor (the “October Investor”), whereby the October Investor purchased from the Company for an aggregate of $1,500,000 in subscription amount, an unsecured debenture in the principal amount of $1,666,650 (the “October Debenture”);

(iii)	up to 2,500,000 Shares, pursuant to the securities purchase agreement the Company entered into and closed on December 12, 2022 with the October Investor, whereby the October Investor purchased from the Company for an aggregate of $750,000 in subscription amount, an unsecured debenture in the principal amount of $750,000 (the “December Debenture”);

We are not selling any shares of our Common Stock under this prospectus and will not receive any proceeds from the sale of the Shares. We will, however, receive proceeds from any warrants that are exercised through the payment of the exercise price in cash. The Selling Stockholders will bear all commissions and discounts, if any, attributable to the sale of the Shares. We will bear all costs, expenses and fees in connection with the registration of the Shares.

Our common stock is quoted on the OTCQB Marketplace operated by OTC Markets Group Inc. (“OTCQB”) under the symbol “CRTD.” On January 30, 2023, the last reported sale price of our common stock on OTCQB was $0.67 per share.

Investing in our securities involves risks. See “Risk Factors” beginning on page 12 of this prospectus. We and our board of directors are not making any recommendation regarding the exercise of your rights.

No securities may be sold without delivery of this prospectus and the applicable prospectus supplement describing the method and terms of the offering of such securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is January 31, 2023.

i

Unless the context requires otherwise, references in this prospectus to “Creatd,” “our company,” “we,” “our” “us” and similar terms refer to Creatd, Inc., a Nevada corporation, and its subsidiaries, unless the context otherwise requires.

ii

PROSPECTUS SUMMARY

The following summary highlights selected information contained in this prospectus. Because the following is only a summary, it does not contain all of the information you should consider before investing in our securities. Before making an investment decision, you should carefully read all of the information contained in this prospectus, including the risks described under “Risk Factors” and our consolidated financial statements and the related notes from our 2021 Annual Report and most recent Form 10-Q, before making an investment decision.

Overview

Creatd, Inc. provides economic opportunities to creators and brands by multiplying the impact of platforms, technology, and people.

The Company has four main revenue lines, all directly related to its flagship technology platform, Vocal. The business lines complement one another, creating a flywheel effect. Working together, they provide shared data and resources to holistically leverage and organically grow the Company. Revenues are generated from creator subscriptions, consumer product sales, branded content, and IP development.

Creator-Centric Strategy

Creatd’s north star metric is to empower creators by providing best-in-class tools, supportive communities, and opportunities for monetization and audience expansion. This creator-first approach is the foundation of our culture and mission.

Creator Subscriptions

Creatd’s most scalable stream of revenues are derived from its flagship technology platform, Vocal.

Vocal was built to serve as a home base for creators. This robust, proprietary technology platform provides digital tools and resources, safe and curated communities, and monetization opportunities that enable creators to find a receptive audience and be rewarded for their content. Creators of all types call Vocal their home, from bloggers to social media influencers, to podcasters, founders, musicians, photographers, and more.

Since its initial launch in 2016, Vocal has grown to over 1.5 million registered creators and is one of the premier technology platforms for content creators of all shapes and sizes. Creators can opt to use Vocal for free, or upgrade to the premium membership tier, Vocal+. Upon joining Vocal, either as a freemium or premium member, creators can immediately begin to utilize Vocal’s storytelling tools to create and publish their stories, as well as benefit from Vocal’s monetization features. Creatd facilitates creators’ monetization on Vocal in many ways, including i) rewarding creators for each ‘read’ their story receives; ii) via Vocal Challenges, or writing contests through which creators can win cash and other rewards; iii) by awarding Bonuses; iv) by connecting creators with brands for opportunities to collaborate on Vocal for Brands branded content campaigns; v) through ‘Subscribe,’ which enables creators to receive payment directly from their audience via monthly subscriptions and one-off microtransactions; vi) via Vocal’s Ambassador Program, which enables creators to receive additional rewards whenever they refer a new Vocal+ member. The Vocal app is available for both iOS and Android on the Apple App store and the Google Play store.

Vocal’s proprietary technology is built on Keystone, the same underlying open-source framework used by industry leaders in the software as a service (SaaS) space. Some of the differentiating elements of Vocal’s technology are speed, sustainability, and scalability. The Company continues to invest heavily in research and development to continuously improve and innovate its platform, with the goal of optimizing the user experience for creators, brands and their audiences. Additionally, the Vocal platform and its underlying technology maintain an advantageous capital-light infrastructure. By using cloud service providers and data segment specialists, we are able to focus on building the platform, community, and revenue rather than building and maintaining the costly internal infrastructures that have materially affected so many legacy media platforms.

Vocal’s technology has been specifically designed to significantly scale without a material corresponding increase in operational costs. While our users can embed rich media, such as video, audio, and product links, into their Vocal stories, the rich media content is hosted elsewhere (such as YouTube, Instagram, Vimeo, Shopify, and Spotify). The Vocal platform can accommodate content of all kinds without bearing the financial or operational costs associated with hosting the media itself. Creatd maintains a number of partnerships and initiatives with the primary content distribution and hosting platforms. In addition to the benefits this framework affords to the Company, it provides the additional benefit to our content creators, in that a creator can increase their monetization; for example, a creator can embed their YouTube video into a Vocal story and thus derive earnings from both platforms when their video is viewed.

Consumer Products Group

Creatd’s portfolio of internally owned and operated e-commerce businesses and associated technology and infrastructure make up the majority of the company’s second most scalable revenue line. The Company supports founders by providing a host of services including design and development, marketing and distribution, and go-to-market strategies. The Company expects to broaden its portfolio through the acquisition of up and coming brands that are aligned and easily consolidated into its shared supply chain, resources, and infrastructure.

This portfolio includes:

●	Camp, a direct-to-consumer (DTC) food brand which creates healthy upgrades to classic comfort food favorites. Each of Camp’s products are created with servings of vegetables and contain Vitamins A, C, D, E, B1 + B6. Since its launch in 2020, Camp continues to add new products to its line of healthy, veggie-based, family-friendly foods, with flavors including Classic Cheddar Mac ‘N’ Cheese, White Cheddar Mac ‘N’ Cheese, Vegan Cheezy Mac, and Twist Veggie Pasta.

●	Dune Glow Remedy (“Dune”), which the Company purchased and brought to market in 2021, is a beverage brand focused on promoting wellness and beauty from within. Each beverage in Dune’s product line is meticulously crafted with functional ingredients that nourish skin from the inside out and enhance one’s natural glow. During 2022, Dune has continued to advance its retail and wholesale distribution strategy, securing numerous partnerships including with lifestyle retailer Urban Outfitters, Equinox, and the Los Angeles-based Erewhon Market.

●	Basis, a hydrating electrolyte drink mix formulated using rehydration therapies developed by the World Health Organization. Acquired by the Company in first quarter 2022, Basis has a history of strong sales volume both on the brand’s website as well as through third-party distribution channels such as Amazon.

●	Brave, a plant-based food company that provides convenient and healthy breakfast food products. On September 13, 2022, the Company acquired 100% of the membership interests of Brave Foods, LLC, a Maine limited liability company (“Brave”). What started as a search for a better morning routine evolved into a business serving thousands of go-getters of every type.

Branded Content

The branded content revenue line is driven primarily by its Vocal for Brands offering, the Company’s internal content studio. The business line works with premier brands developing best-in-class organic marketing campaigns. In addition to content creation, the Company generates revenues from its influencer and performance marketing agency opportunities.

Brands have a story to tell. They leverage Vocal’s creator communities to help them tell it. Vocal for Brands’ content marketing studio specializes in pairing leading brands with Vocal creators, as well as discovering new talent and introducing them to the Vocal platform. The branded content business produces marketing campaigns on the platform that are non-interruptive, engaging, and direct-response driven. Additionally, brands can opt to collaborate with Vocal on sponsored Challenges, prompting the creation of thousands of high-quality stories that are centered around the brand’s mission and further disseminated through creators’ respective social channels and promotional outlets. Vocal for Brands campaigns leverage Vocal’s first-party audience insights, which enables the creation of highly targeted, segmented audiences and optimized campaign results.

IP Development and Production

Creatd’s fourth revenue stream is driven by partnering with its top creators to produce stories for TV, film, podcasts, and print. The Vocal platform is perpetually generating intellectual property sourced and curated by a combination of human let moderation and machine learning models. With millions of compelling stories in its midst, Creatd’s Vocal technology surfaces the best candidates for transmedia adaptations, through a deep analysis of community, creator, and audience insights.

In 2022, Creatd announced a series of newly released and upcoming production projects, including:

●	“Write Here, Write Now,” the Company’s first-ever podcast showcasing select Vocal creators and stories; a partnership with UK-based publisher, Unbound, for the publication of books featuring stories sourced from Vocal; the formation of a new graphic novel development arm which in Fall 2022 will release its first title, Steam Wars, created by artist and independent filmmaker Larry Blamire.

●	OG Gallery: The OG Collection is an extensive library of original artwork and imagery from the archives of some of the most iconic magazines of the 20th century. OG Gallery is an exploratory initiative aimed at identifying opportunities to propel the OG Collection into a new technological sphere: the NFT marketplace.

Application of First-Party Data

Creatd’s shared business intelligence and marketing teams identify and target individual creators, communities, and brands, utilizing empirical data harnessed from the Vocal technology platform. The team’s ability to apply its proprietary first-party data works to reduce acquisition costs for new creators and to help provide brands with conversions and an ideal targeted audience. In this way, our ability to apply first-party data is one of the value-drivers for the Company across its four business pillars. The internal teams work across the Company’s portfolio of technology product and service revenue lines.

Creatd uses its first party data to improve the Vocal platform. Specifically, data helps understand the behaviors and attributes that are common among the creators, brands, and audiences within the platform’s ecosystem. Pairing first-party Vocal data with third-party data from distribution platforms such as Instagram, Tiktok, Twitter, and Snapchat provide a more granular profile of creators, brands, and audiences. It is through generating this valuable first-party data that the Company can continually enrich and refine its targeting capabilities for branded content marketing and creator acquisition, and specifically, to reduce creator acquisition costs (CAC) and subscriber acquisition costs (SAC).

Competitive Advantage

The idea for Vocal came as a response to what Creatd’s founders recognized as systemic flaws inherent to the digital media industry and its operational infrastructures. The depreciating value of digital media business models built on legacy technology platforms that did not efficiently access and apply data, created a unique opportunity for the development of a new type of creator-centric platform. Key to building a platform that could appeal to a global community was utilizing that data to create a win-win proposition for all constituents including creators, audiences and the brands that want to access them. The proprietary nature of Creatd’s technology and its process give the company a competitive advantage in acquiring undervalued technology assets that can be rapidly assimilated into the greater collective, thus exponentially driving future EBITDA.

Creatd’s founders built the Vocal platform upon the general thesis that a closed and safe ecosystem utilizing first-party data to increase efficiencies could create a sustainable and defensible business model. Vocal was strategically developed to provide value for content creators, readers, and brands, and to serve as a home for the ever-increasing amount of digital content being produced and the libraries of digital assets lying dormant.

Acquisition Strategy

Creatd’s hybrid finance and design culture is key to its acquisition strategy. Acquisition targets are companies that meet a set of opportunistic or financial standards or that are part of specific digital environments. Transactions are mainly accretive and targets can seamlessly integrate into Creatd’s existing revenue lines. Creatd will continue to make strategic acquisitions when presented with opportunities that are in the interest of long term shareholder value.

Recent Developments

December 2022 Securities Purchase Agreement

On December 12, 2022, the Company entered into and closed a securities purchase agreement (the “Purchase Agreement”) with one accredited investor (the “Investor”), whereby the Investor purchased from the Company for an aggregate of $750,000 in subscription amount, an unsecured debenture in the principal amount of $750,000 (the “Debenture”). The Company and the Investor also entered into a registration rights agreement pursuant to the Purchase Agreement.

The Debenture has a term of six months with a maturity date of June 12, 2023, which may be extended by six months at the Company’s option subject to certain conditions and monthly redemption options at the election of the holder and are convertible into shares of Common Stock at a conversion price of $0.20 per share, subject to adjustment upon certain events.

November 2022 Warrant Amendment and Issuance

On November 18, 2022, the Company entered into that certain letter agreement dated November 18, 2022 (the “Letter Agreement”) with the respective holders of an aggregate of 471,953 warrants issued as placement agent fees in connection with the Company’s entry into securities purchase agreements with 33 accredited investors, whereby, at the closing, the Investors agreed to purchase from the Company an aggregate of (i) 7,778 shares of the Company’s Series E Convertible Preferred Stock, par value $0.001 per share (the “Series E Preferred Stock”); and (ii) 2,831,721 warrants to purchase shares of the Company’s common stock, pursuant to which the exercise price of such warrants was amended and such warrants were immediately exercised. Additionally, pursuant to the Letter Agreement, the Company issued to such warrant holders 471,953 new warrants, exercisable immediately, for a term of 60 months, at a price of $0.77 per share, subject to customary adjustment provisions. As a result of the triggering of such adjustment provisions, the number of warrants increased to 1,817,019 and the exercise price decreased to $0.20.

Appointment of Erica Wagner to Board; Resignation of Joanna Bloor

On November 16, 2022, Erica Wagner was appointed to the Company’s Board of Directors. Ms. Wagner, age 55, joins the Board with over 25 years of experience as a journalist, broadcaster, editor and author. From 2016 through 2021, Ms. Wagner was a Lecturer, and later Senior Lecturer, at Goldsmith’s College, University of London, where she taught creative writing. Ms. Wagner was previously Lead Editorial Innovator for Creatd, Inc., has previously and currently held roles as a freelance editor, journalist, and contributing writer for numerous outlets both in the U.K. and the U.S., including The New Statesman, Harper’s Bazaar, the Economist, the Observer, the New York Times. Ms. Wagner is also a freelance literary and creative consultant for Chanel, as well as the host of their branded podcast. She has twice been a judge of the Booker Prize and has been judge and Chair of the Goldsmiths Prize. In 2015, Ms. Wagner was awarded an Honorary PhD by the University of East Anglia, and currently Goldsmith’s College Distinguished Writers’ Centre Fellow. She has an undergraduate degree from University of Cambridge, a Master’s degree from University of East Anglia, and an Honorary PhD from the University of East Anglia. As a member of Creatd’s board of directors, Ms. Wagner will add significant expertise with respect to informing the Company’s literary and creative direction, having worked closely with news organizations, commercial companies and publishers, to advise their creative direction and its application towards commercial success.

On November 17, 2022, the Board received notice from Joanna Bloor of her resignation as a director and from all committees of the Board on which she served, effective as of such date. Such resignation is not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

Appointment of Peter Majar to the Board; Resignation of Lorraine Hendrickson

On November 2, 2022, the Board appointed Peter Majar to the Board. Mr. Majar, age 55, Founder and Managing Member of Majar Advisors, combines over 25 years of experience in investment banking, financial services and technology, and management consulting, having held numerous senior management and executive positions including Chief Financial Officer, Head of Financial Technology, Head of Strategy, as well as several Managing Director positions. From 2015 to 2017, Mr. Majar served as Managing Director in Investment Banking and co-Head of Diversified Financial Services at Piper Jaffray & Co. (now Piper Sandler Companies). From 2017 to 2018, Mr. Majar provided management consulting services through his self-established firm, Majar Advisors LLC, which remains in operation through the present. From 2018 to 2021, Mr. Majar served as Managing Director, Head of Financial Technology at New York-based investment banking and financial advisory firm, TAP Advisors, LLC. Between 2021 and 2022, Mr. Majar served as Chief Financial Officer at information technology company Hoyos Integrity Corp., having previously served as a longtime advisor to the firm. Mr. Majar holds an undergraduate degree from University of Washington and an MBA from Columbia University. As a board director, Mr. Majar will add considerable value, including through his comprehensive and diverse investment management experience, deep knowledge of financial technology services and transactions, and broad experience with corporate development, strategy consulting, and executive leadership.

On November 1, 2022, the Board received notice from Lorraine Hendrickson of her resignation as a director and from all committees of the Board on which she served, effective as of such date. Ms. Hendrickson’s resignation as a member of the Board is not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

Nasdaq Delisting

On September 2, 2022, the Company received a letter from the staff of The Nasdaq Capital Market notifying the Company that the Nasdaq Hearings Panel has determined to delist the Company’s common stock from the Exchange, based on the Company’s failure to comply with the listing requirements of Nasdaq Rule 5550(b)(1) as a result of the Company’s shareholder equity deficit for the period ended June 30, 2022, as demonstrated in Company’s Quarterly Report on Form 10-Q filed on August 15, 2022, following the Company having not complied with the market value of listed securities requirement in Nasdaq Rule 5550(b)(2) on March 1, 2022, while the Company was under a Panel Monitor, as had been previously disclosed. Suspension of trading in the Company’s shares on the Exchange became effective at the opening of business on September 7, 2022, at which time the Company’s common stock, under the symbol “CRTD,” and publicly-traded warrants, under the symbol “CRTDW,” was quoted on the OTCPink marketplace operated by OTC Markets Group Inc.

Following passage of the proscribed 15-day time period for appeal as stated in the Letter, on October 26, 2022, Nasdaq completed the delisting by filing a Form 25 Notification of Delisting with the Securities and Exchange Commission.

The Company’s common stock, under the symbol “CRTD,” is quoted on the OTCQB marketplace operated by OTC Markets Group Inc. effective as of September 26, 2022. The Company’s publicly-traded warrants, under the symbol “CRTDW,” are quoted on the OTCPink marketplace operated by OTC Markets Group Inc.

Securities Purchase Agreement; Side Letter

On October 24, 2022, the Company entered into and closed a securities purchase agreement (the “Purchase Agreement”) with one accredited investor (the “Investor”), whereby the Investor purchased from the Company for an aggregate of $1,500,000 in subscription amount, an unsecured debenture in the principal amount of $1,666,650 (the “Debenture”). The Company and the Investor also entered into a registration rights agreement (each, a “Registration Rights Agreement”) pursuant to the Purchase Agreement.

The Debenture has an original issue discount of 10%, has a term of six months with a maturity date of April 24, 2023, may be extended by six months at the Company’s option subject to certain conditions, and are convertible into shares of Common Stock at a conversion price of $0.20 per share, subject to adjustment upon certain events.

In connection with its entry into the Purchase Agreement and issuance of the Debenture, the Company also entered into a side letter agreement (the “Letter Agreement”) with the holders of debentures of the Company, the Series C Warrants and Series D Warrants issued as of May 31, 2022 (the “May Investors”) and the holders of debentures of the Company, the Series E Warrants and Series F Warrants issued as of July 25, 2022 (the “July Investors”). Pursuant to the Letter Agreement each of the May Investors and the July Investors have entered into a lock-up agreement whereby they may not sell any such debentures, warrants, the shares into which such debentures may be converted, or certain shares underlying such warrants until the date that is 30 days after the date on which the registration statement registering for resale the shares of the Company’s common stock underlying the Debenture is declared effective by the Securities and Exchange Commission. Additionally, the Letter Agreement, provides that the May Investors and July Investors have agreed to a further lock up of such shares for a further 30 days upon the receipt of a certain amount of the proceeds from future potential issuances of debentures, common stock or similar securities by the Company. Further additionally, pursuant to the Letter Agreement, the May Investors and the July Investors have agreed to exchange and return for cancellation the Series C Warrants, Series D Warrants, Series E Warrants and Series F Warrants, receiving replacement warrants from the Company (the “Replacement Warrants”), in consideration for (i) the Company’s payment of $750,000 of the proceeds from the sale of the Debenture to the May Investors and July Investors on a pro rata basis and (ii) the Company’s agreement to pay, on a pro rata basis to the May Investors and July Investors, the greater of (x) $750,000 and (y) 50% of the gross proceeds raised in a subsequent financing. The Replacement Warrants reflect a reduction in the number of Series C and Series D Warrants from 1,550,000 in each class to 1,536,607 in each class and a reduction in the number of Series E and Series F Warrants from 1,075,000 in each class to 807,143 in each class, and the initial exercise date for the Replacement Warrants are unchanged from the date as set forth in the respective exchanged Series C, Series D, Series E or Series F Warrant.

Common Stock Purchase Agreement, Securities Purchase Agreement and Promissory Note

On October 20, 2022, the Company entered into a Common Stock Purchase Agreement (the “Investment Agreement”) with an otherwise unaffiliated third party (the “Investor”). Pursuant to the terms of the Investment Agreement, for a period of thirty-six (36) months commencing on the trading day immediately following date of effectiveness of the Registration Statement (as defined below), the Investor purchase up to $15,000,000 of the Company’s common stock, par value $0.001 per share (the “Shares”), pursuant to Drawdown Notices (as defined below), covering the Registrable Securities (as defined below). The purchase price of the Shares under the Investment Agreement is equal to 82% of the lowest volume weighted average price (VWAP) during the last ten trading days after the Company delivers to the Investor a Put notice (a “Drawdown Notice”) in writing requiring Investor to purchase shares of the Company, subject to the terms of the Investment Agreement.

On October 20, 2022, the Company also entered into a Securities Purchase Agreement (the “Purchase Agreement”) with the Investor, pursuant to which the Company issued to the Investor on that date a Promissory Note (the “Note”) in the principal amount of $300,000 in exchange for a purchase price of $255,000, which the Investor funded on October 20,2022.  The proceeds of the Note will be used by the Company for general working capital purposes.

The Note bears interest at the rate of 10% per annum.  Starting on the fifth month anniversary of the funding of the Note, and for the next six months thereafter, the Company will make seven equal monthly payments of $47,142.85 to the Investor.

On October 20, 2022, in connection with the entry by the Company and the Investor into the economic agreements, (i.e., the Investment Agreement, the Purchase Agreement, and the Note and the funding thereof), the Company issued 800,000 shares of its common stock to the Investor.

Securities Purchase Agreement

On September 15, 2022, Creatd, Inc., entered into a securities purchase agreement (the “Purchase Agreement”) with five accredited investors resulting in the raise of $800,000 in gross proceeds to the Company. Pursuant to the terms of the Purchase Agreement, the Company agreed to sell in a registered direct offering (the “Offering”) an aggregate of 4,000,000 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”). In a concurrent private placement, the Company issued to such investors warrants to purchase up to 4,000,000 shares of Common Stock, representing 100% of the shares of common stock purchased in the Offering (the “Warrants”). The Warrants and the shares of common stock issuable upon the exercise of the Warrants (the “Warrant Shares”) are not being registered under the Securities Act of 1933, as amended.

The Offering is expected to close on or about September 19, 2022, subject to the satisfaction of customary closing conditions as set forth in the Purchase Agreement. The Company expects the gross proceeds from the Offering to be $800,000, before deducting Offering expenses, which will be used for general corporate purposes, including working capital.

The shares of Common Stock were offered and sold by the Company pursuant to a prospectus supplement, which will be filed with the Securities and Exchange Commission in connection with a takedown from the Company’s effective shelf registration statement on Form S-3, which was filed with the Commission on November 25, 2020 and subsequently declared effective on April 23, 2021 (File No. 333-250982) (the “Shelf Registration Statement”).

The Warrants are immediately exercisable for a term of five years until September 15, 2027. The Warrants are exercisable at an exercise price of $0.20, subject to adjustment upon certain events. The Warrants provide for cashless exercise to the extent that there is no registration statement available for the underlying shares of Common Stock. The shares underlying the Warrants are to be registered within 10 trading days of the date of the Purchase Agreement.

The representations and warranties contained in the Purchase Agreement were made by the parties to, and solely for the benefit of, the other in the context of all of the terms and conditions of the Purchase Agreement and in the context of the specific relationship between the parties. The provisions of the Purchase Agreement, including the representations and warranties contained therein, are not for the benefit of any party other than the parties to the Purchase Agreement. The Purchase Agreement is not intended for investors and the public to obtain factual information about the current state of affairs of the parties.

Restructuring Agreement

On September 15, 2022, in connection with the Offering, the Company entered into an agreement with the holders of certain of the Company’s previously issued securities (the “Restructuring Agreement”).

The Restructuring Agreement, among other things, modified certain provisions of the following securities of the Company:

(i)	Original Issue Discount Senior Convertible Debentures issued on May 31, 2022 (the “May 2022 Debentures”);

(ii)	Original Issue Discount Senior Convertible Debentures issued on July 25, 2022 (the “July 2022 Debentures” and, together with the May 2022 Debentures, the “Debentures”);

(iii)	Common Stock Purchase Warrants issued on February 28, 2022 (the “February 2022 Warrants”);

(iv)	Common Stock Purchase Warrants issued on March 9, 2022 (the “March 2022 Warrants”);

(v)	Series C Common Stock Purchase Warrants issued on May 31, 2022 (the “Series C Warrants”);

(vi)	Series D Common Stock Purchase Warrants issued on May 31, 2022 (the “Series D Warrants”);

(vii)	Series E Common Stock Purchase Warrants issued on July 25, 2022 (the “Series E Warrants”);

(viii)	Series F Common Stock Purchase Warrants issued on July 25, 2022 (the “Series F Warrants” and, together with the February 2022 Warrants, the March 2022 Warrants, Series C Warrants, Series D Warrants and Series E Warrants, the “Restructured Warrants”);

Pursuant to the Restructuring Agreement, the Company and the Holders agreed to, among other things, to (i) reduce the conversion price of the Debentures down to $0.20, subject to adjustment for reverse and forward stock splits, stock dividends, stock combinations and other similar transactions of the Common Stock; (ii) reduce the exercise price of the Restructured Warrants down to $0.20, subject to adjustment for subject to adjustment for reverse and forward stock splits, stock dividends, stock combinations and other similar transactions of the Common Stock; (iii) extend the maturity dates for the Debentures to March 31, 2023; (iv) permit the Company’s contemplated rights offering to proceed, provided that the per share offering price in the rights offering is not less than $0.20; and (v) require that the Company’s cash burn rate not exceed $600,000 per month; provided, however, that with the prior written consent of a majority in interest of the Holders, such permitted monthly burn rate can be increased by $150,000, provided such additional amount is used for marketing purposes.

Additionally, in connection with the Restructuring Agreement, (i) the Company entered into a Registration Rights Agreement (“Registration Rights Agreement”), providing for the filing of a registration statement covering the Restructured Warrants and shares underlying the Warrants by not later than 10 trading days after the date of the Registration Rights Agreement or the earliest practical date on which the Company is permitted by Commission guidance to file such registration statement; (ii) the Company and its subsidiaries entered into a Security Agreement (the “Security Agreement”), whereby the Company granted a first priority security interest in all of their respective assets to the Holders and (iii) the subsidiaries of the Company delivered a guarantee (the “Guarantee”) in favor of the Holders whereby each such subsidiary guaranteed the full payment and performance of all obligations of the Company pursuant to the Debentures.

Each of our directors and officers have entered into lock-up agreements (the “Lock-up Agreements”) in favor of the Holders, whereby they have agreed not to offer, sell, agree to sell, directly or indirectly, or otherwise dispose of any shares of Common Stock or any securities convertible into or exchangeable for shares of Common Stock without the prior written consent of the Holders for a period of 180 days after the date of the Restructuring Agreement. The Lock-up Agreements provide limited exceptions and their restrictions may be waived at any time by the Holders.

Resignation of Brad Justus

On September 21, 2022, the Board of Directors of Creatd, Inc. received notice from Brad Justus of his resignation as a member of the Board, chair of the Nominating & Corporate Governance Committee, a member of the Audit Committee and a member of the Compensation Committee, with such resignation to become effective on September 30, 2022. Such resignation is not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

Resignation of Chief Executive Officer and Director

On August 9, 2022, Laurie Weisberg, the Company’s Chief Executive Officer and a member of the Board, notified the Company of her intention to resign from the positions of Chief Executive Officer, director, and any other positions held with the Company or any of its subsidiaries, regardless of whether Ms. Weisberg had been appointed. Such resignations are to become effective on a date to be determined following further discussion with the Board, but in no event later than August 31, 2022. On September 2, 2022, the Company entered into an Executive Separation Agreement with Laurie Weisberg the Company’s Chief Executive Officer and member of the Board of Directors setting forth the terms and conditions related to the Executive’s resignation for good reason as Chief Executive Officer, Director and any other positions held with the Company or any subsidiary.

Appointment of Director

Effective upon Ms. Weisberg’s resignation as a director, Justin Maury, currently the Company’s President and Chief Operating Officer, will be appointed to the Board, pursuant to the Board’s approval.

Justin Maury

Mr. Maury has served as our President since January 2019 and was appointed Chief Operating Officer in August 2021. A full-stack designer and product developer by training, Mr. Maury partnered with Jeremy Frommer and founded the Company in 2013, having brought with him 10 years of experience in the creative industry. Since joining Creatd in 2013, Mr. Maury has been an instrumental force in the Company’s business and revenue expansion, and has overseen the Company’s product development since inception, including overseeing the design, development, launch, and ongoing growth of the Company’s flagship product, Vocal, the innovative creator that, under Mr. Maury’s leadership, has grown to a community of over 1.5 million users with a total audience reach of over 175 million.

As a director, we believe Mr. Maury will add considerable value, including through by providing a unique perspective into Creatd’s product performance and evolution and by providing invaluable direct input to help guide the Company’s ongoing refinement of its technology roadmap and maturation of its business model.

Trigger of Price Reset

On July 29, 2022, the Company announced that it was not moving forward with its previously announced Rights Offering. In doing so, it triggered a price reset in the July 2022 Financing and the May 2022 Securities Purchase Agreement. As a result of this price reset, the May 2022 Securities Purchase Agreement debentures now have a conversion price of $1.00, and both the Series C and Series D warrants have exercise prices of $0.96. As a result of the price reset, the July 2022 Financing debentures now have a conversion price of $1.25, and both the Series E and Series F warrants have exercise prices of $1.01.

July 2022 Financing

On July 25, 2022 (the “Effective Date”), the Company entered into and closed securities purchase agreements (each, a “Purchase Agreement”) with five accredited investors (the “Investors”), whereby the Investors purchased from the Company for an aggregate of $1,935,019 in subscription amount (i) debentures in the principal amount of $2,150,000 (the “Debentures”); (ii) 1,075,000 Series E Common Stock Purchase Warrants to purchase shares of the Common Stock (the “Series E Warrants”); and (iii) 1,075,000 Series F Common Stock Purchase Warrants to purchase shares of Common Stock (the “Series F Warrants”, and collectively with the Series E Warrants, the “Warrants”). The Company and the Investors also entered into registration rights agreements (each, a “Registration Rights Agreement”) pursuant to the Purchase Agreement.

The Debentures have an original issue discount of 10%, have a maturity date of November 30, 2022, may be extended by six months at the Company’s option subject to certain conditions, and are convertible into shares of Common Stock at a conversion price of $2.00 per share, subject to adjustment upon certain events including a one-time adjustment to the price of the Common Stock offered in the Rights Offering (as defined therein), with such adjusted conversion price not to be lower than $1.25.

The Warrants are immediately exercisable for a term of five years until July 25, 2027. The Series E Warrants are exercisable at an exercise price of $3.00, subject to adjustment upon certain events including a one-time adjustment to the price of the Common Stock offered in the Rights Offering, with such adjusted exercise price not to be lower than $1.01. The Series F Warrants are exercisable at an exercise price of $6.00 subject to adjustment upon certain events including a one-time adjustment to the price of the Common Stock offered in the Rights Offering, with such adjusted exercise price not to be lower than $1.01. The Warrants provide for cashless exercise to the extent that there is no registration statement available for the underlying shares of Common Stock. The shares underlying the Debentures, the Series E Warrants and the Series F Warrants are to be registered within 90 days of the Effective Date.

The representations and warranties contained in the Purchase Agreement were made by the parties to, and solely for the benefit of, the other in the context of all of the terms and conditions of the Purchase Agreement and in the context of the specific relationship between the parties. The provisions of the Purchase Agreement, including the representations and warranties contained therein, are not for the benefit of any party other than the parties to the Purchase Agreement. The Purchase Agreement is not intended for investors and the public to obtain factual information about the current state of affairs of the parties.

Additionally, in connection with the Purchase Agreements, the subsidiaries of the Company delivered a guarantee (the “Guarantee”) in favor of the Investors whereby each such subsidiary guaranteed the full payment and performance of all obligations of the Company pursuant to the Purchase Agreement.

May 2022 Securities Purchase Agreement

On May 31, 2022, the Company entered into and closed securities purchase agreements (each, a “Purchase Agreement”) with eight accredited investors (the “Investors”), whereby the Investors purchased from the Company for an aggregate of $3,600,036 in subscription amount (i) debentures in the principal amount of $4,000,000 (the “Debentures”); (ii) 2,000,000 Series C Common Stock Purchase Warrants to purchase shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”) (the “Series C Warrants”); and (iii) 2,000,000 Series D Common Stock Purchase Warrants to purchase shares of Common Stock (the “Series D Warrants”, and collectively with the Series C Warrants, the “Warrants”). The Company and the Investors also entered into registration rights agreements (each, a “Registration Rights Agreement”) pursuant to the Purchase Agreement.

The Debentures have an original issue discount of 10%, have a term of six months with a maturity date of November 30, 2022, may be extended by six months at the Company’s option subject to certain conditions, and are convertible into shares of Common Stock at a conversion price of $2.00 per share, subject to adjustment upon certain events including a one-time adjustment to the price of the Common Stock offered in the Rights Offering (as defined therein), with such adjusted conversion price not to be lower than $1.00.

The Warrants are exercisable for a term of five years from the initial exercise date of November 30, 2022, until November 30, 2027. The Series C Warrants are exercisable at an exercise price of $3.00, subject to adjustment upon certain events including a one-time adjustment to the price of the Common Stock offered in the Rights Offering, with such adjusted exercise price not to be lower than $0.96. The Series D Warrants are exercisable at an exercise price of $6.00 subject to adjustment upon certain events including a one-time adjustment to the price of the Common Stock offered in the Rights Offering, with such adjusted exercise price not to be lower than $0.96. The Warrants provide for cashless exercise to the extent that there is no registration statement available for the underlying shares of Common Stock. The shares underlying the Debentures, the Series C Warrants and the Series D Warrants are to be registered within 90 days of the Effective Date.

Additionally, in connection with the Purchase Agreements, the subsidiaries of the Company delivered a guarantee (the “Guarantee”) in favor of the Investors whereby each such subsidiary guaranteed the full payment and performance of all obligations of the Company pursuant to the Purchase Agreement.

The Debentures, Warrants, Common Stock underlying the Debentures and the Common Stock underlying the Warrants were not registered under the Securities Act, but qualified for exemption under Section 4(a)(2) and Rule 506 promulgated thereunder. The Company is relying on this exemption from registration for private placements based in part on the representations made by Investors, including representations with respect to each Investor’s status as an accredited investor, as such term is defined in Rule 501(a) of the Securities Act, and each Investor’s investment intent.

Our Corporate History

Creatd, Inc., formerly Jerrick Media Holdings, Inc. (“we,” “us,” the “Company,” or “Creatd”), is a technology company focused on the development of digital communities, marketing branded digital content, and e-commerce opportunities. Creatd’s content distribution platform, Vocal, delivers a robust long-form, digital publishing platform organized into highly engaged niche-communities capable of hosting all forms of rich media content. Through Creatd’s proprietary algorithm dynamics, Vocal enhances the visibility of content and maximizes viewership, providing advertisers access to target markets that most closely match their interests.

The Company was originally incorporated under the laws of the State of Nevada on December 30, 1999 under the name LILM, Inc. The Company changed its name on December 3, 2013 to Great Plains Holdings, Inc. (“GTPH”) as part of its plan to diversify its business.

On February 5, 2016 (the “Closing Date”), GTPH, GPH Merger Sub, Inc., a Nevada corporation and wholly-owned subsidiary of GTPH (“Merger Sub”), and Jerrick Ventures, Inc., a privately-held Nevada corporation headquartered in New Jersey (“Jerrick”), entered into an Agreement and Plan of Merger (the “Merger”) pursuant to which the Merger Sub was merged with and into Jerrick, with Jerrick surviving as a wholly-owned subsidiary of GTPH (the “Merger”). GTPH acquired, pursuant to the Merger, all of the outstanding capital stock of Jerrick in exchange for issuing Jerrick’s shareholders (the “Jerrick Shareholders”), pro-rata, a total of 475,000 shares of GTPH’s common stock. In connection therewith, GTPH acquired 33,415 shares of Jerrick’s Series A Convertible Preferred Stock (the “Jerrick Series A Preferred”) and 8,064 shares of Series B Convertible Preferred Stock (the “Jerrick Series B Preferred”).

In connection with the Merger, on the Closing Date, GTPH and Kent Campbell entered into a Spin-Off Agreement (the “Spin-Off Agreement”), pursuant to which Mr. Campbell purchased from GTPH (i) all of GTPH’s interest in Ashland Holdings, LLC, a Florida limited liability company, and (ii) all of GTPH’s interest in Lil Marc, Inc., a Utah corporation, in exchange for the cancellation of 13,030 shares of GTPH’s Common Stock held by Mr. Campbell. In addition, Mr. Campbell assumed all debts, obligations and liabilities of GTPH, including any existing prior to the Merger, pursuant to the terms and conditions of the Spin-Off Agreement.

Upon closing of the Merger on February 5, 2016, the Company changed its business plan to that of Jerrick.

Effective February 28, 2016, GTPH entered into an Agreement and Plan of Merger (the “Statutory Merger Agreement”) with Jerrick, pursuant to which GTPH became the parent company of Jerrick Ventures, LLC, a wholly-owned operating subsidiary of Jerrick (the “Statutory Merger”) and GTPH changed its name to Jerrick Media Holdings, Inc. to better reflect its new business strategy.

On September 11, 2019, the Company acquired 100% of the membership interests of Seller’s Choice, LLC, a New Jersey limited liability company (“Seller’s Choice”), a digital e-commerce agency.

On September 9, 2020, the Company filed a certificate of amendment with the Secretary of State of the State of Nevada to change our name to “Creatd, Inc.”, which became effective on September 10, 2020.

On June 4, 2021, the Company acquired 89% of the membership interests of Plant Camp, LLC, a Delaware limited liability company (“Plant Camp”), which the Company subsequently rebranded as Camp. Plant Camp is a direct-to-consumer (DTC) food brand which creates healthy upgrades to classic comfort food favorites. The results of Plant Camp’s operations have bene included since the date of acquisition in the Statements of Operations.

On July 20, 2021, the Company acquired 44% of the membership interests of WHE Agency, Inc. WHE Agency, Inc, is a talent management and public relations agency based in New York. WHE Agency, Inc, has been consolidated due to the Company’s ownership of 55% voting control, and the results of operations have been included since the date of acquisition in the Statements of Operations.

Between October 21, 2020, and August 16, 2021, the Company acquired 21% of the membership interests of Dune, Inc. Dune, Inc. is a direct-to-consumer brand focused on promoting wellness through its range of health-oriented beverages.

On October 3, 2021, the Company acquired 29% of the membership interests of Dune, Inc. bring our total membership interests to 50%. Dune, Inc. is a direct-to-consumer brand focused on promoting wellness through its range of health-oriented beverages. Dune, Inc, has been consolidated due to the Company’s ownership of 50% voting control, and the results of operations have been included since the date of acquisition in the Statements of Operations.

On March 7, 2022, the Company acquired 100% of the membership interests of Denver Bodega, LLC, d/b/a Basis, a Colorado limited liability company (“Basis”). Basis is a direct-to-consumer functional beverage brand that makes high-electrolyte mixes meant to aid hydration. Denver Bodega, LLC has been consolidated due to the Company’s ownership of 100% voting control, and the results of operations have been included since the date of acquisition in the Statement of Operations.

On August 1, 2022 the Company entered into a Membership Interest Purchase (the “Agreement”) with Zachary Shenkman, Wuseok Jung, Wesley Petry, Nicholas Scibilia, Gary Rettig, Brandon Fallin (collectively the “Sellers”), whereby the Company purchased a majority stake in Orbit Media LLC, a New York limited liability company whose product is an app-based stock trading platform designed to empower a new generation of investors, providing users with a like-minded community as well as access to tools, content, and other resources to learn, train, and excel in the financial markets. Pursuant to the Agreement, Creatd acquired fifty one percent (51%) of the issued and outstanding membership interests of Orbit Media LLC for consideration of forty-four thousand dollars ($44,000) in cash and 57,576 shares of the Company’s Common Stock.

On September 13, 2022, the Company acquired 100% of the membership interests of Brave Foods, LLC, a Maine limited liability company. Brave is a plant-based food company that provides convenient and healthy breakfast food products. Brave Foods, LLC has been consolidated due to the Company’s ownership of 100% voting control, and the results of operations have been included since the date of acquisition in the Statement of Operations.

SUMMARY OF THE OFFERING

This prospectus relates to the resale, from time to time, of up to 11,056,636 shares (the “Shares”) of our common stock, par value $0.001 per share (“Common Stock”), by the selling stockholders identified in this prospectus under “Selling Stockholders” (the “Offering”), comprised of (i) up to 2,406,267 Shares, pursuant to securities purchase agreements the Company entered into and closed on with six (6) Selling Stockholders on July 25, 2022 (as amended, collectively, the “July Purchase Agreements”), comprised of (a) up to 1,327,795 Shares issuable upon conversion of debentures in the aggregate principal amount of $2,150,000 (the “Debentures”), (b) 539,286 Shares underlying Series E Common Stock Purchase Warrants (the “Series E Warrants”), and (c) 539,286 Shares underlying Series F Common Stock Purchase Warrants (the “Series F Warrants,” and together with the Series E Warrants, the “July Warrants”), (ii) up to 1,817,019 Shares, which underly warrants, issued pursuant to that certain letter agreement dated November 18, 2022 (the “Letter Agreement”), between the Company and the respective holders of an aggregate of 471,953 warrants described in the Prospectus (the “November Warrants”), exercisable immediately, for a term of 60 months, at a price of $0.77, subject to customary adjustment provisions the effect of which has increased the number of warrants to 1,817,019 and reduced the exercise price to $0.20;; (iii) up to 4,333,250 Shares, pursuant to the securities purchase agreement the Company entered into and closed on October 24, 2022 with one accredited investor (the “October Investor”), whereby the October Investor purchased from the Company for an aggregate of $1,500,000 in subscription amount, an unsecured debenture in the principal amount of $1,666,650 (the “October Debenture”); and (iv) up to 2,500,000 Shares, pursuant to the securities purchase agreement the Company entered into and closed on December 12, 2022 with the October Investor, whereby the October Investor purchased from the Company for an aggregate of $750,000 in subscription amount, an unsecured debenture in the principal amount of $750,000 (the “December Debenture”).

We are not selling any shares of our Common Stock under this prospectus and will not receive any proceeds from the sale of the Shares. We will, however, receive proceeds from any warrants that are exercised through the payment of the exercise price in cash. The Selling Stockholders will bear all commissions and discounts, if any, attributable to the sale of the Shares. We will bear all costs, expenses and fees in connection with the registration of the Shares.

Issuer	Creatd, Inc.

Shares of Common Stock offered by us	None

Shares of Common Stock offered by the Selling Stockholders	11,056,636 shares (1)

Shares of Common Stock outstanding before the Offering	39,024,070 shares (2)

Shares of Common Stock outstanding after completion of this offering, assuming the sale of all shares offered hereby	50,080,706 shares (2)

Use of proceeds	We will not receive any proceeds from the resale of the common stock by the Selling Stockholders.

Market for Common Stock	Our common stock is quoted on OTCQB under the symbol “CRTD.”

Risk Factors	Investing in our securities involves a high degree of risk. See the “Risk Factors” section of this prospectus on page 12 and in the documents we incorporate by reference in this prospectus for a discussion of factors you should consider carefully before deciding to invest in our securities.

(1)	This amount consists of (i) up to 1,327,795 shares of Common Stock issuable upon conversion of the July Debentures, (ii) up to 539,286 shares of Common Stock issuable upon exercise of the Series E Warrants; (iii) up to 539,286 shares of Common Stock issuable upon exercise of the Series F Warrants; (iv) up to 1,817,019 shares of Common Stock issuable upon exercise of the November Warrants, (v) up to 4,333,250 shares of Common Stock issuable upon conversion of the October Debenture; and (vi) up to 2,500,000 shares of Common Stock issuable upon conversion of the December Debenture.

(2)	The number of shares of Common Stock outstanding before and after the Offering is based on 39,024,070 shares outstanding as of January 5, 2023 and excludes the following:

●	4,408,267 shares of Common Stock issuable upon the exercise of outstanding stock options having a weighted average exercise price of $3.93 per share;

●	17,300,983 shares of common stock issuable upon the exercise of outstanding warrants having a weighted average exercise price of $2.06 per share;

●	30,833,250 shares of common stock issuable upon the conversion of convertible promissory notes having a conversion price of $0.20 per share.

●	990,000 shares of common stock issuable upon the conversion of convertible promissory notes having a conversion price of $1.00 per share.

●	111,764 shares of common stock issuable upon the conversion of convertible promissory notes having a conversion price of $0.46 per share.

●	262,926 shares of common stock issuable upon the conversion of convertible promissory notes having a conversion price of $0.40 per share.

RISK FACTORS

Investing in our securities involves a high degree of risk. You should consider and read carefully all of the risks and uncertainties described below, as well as other information contained in this prospectus, before making an investment decision with respect to our securities. The occurrence of any of the following risks or those incorporated by reference, or additional risks and uncertainties not presently known to us or that we currently believe to be immaterial could materially and adversely affect our business, financial condition, results of operations or cash flows. In any such case, the trading price of common stock and the trading price of Series A warrants, if any, could decline, and you may lose all or part of your investment. This prospectus also contains forward-looking statements and estimates that involve risks and uncertainties. Our actual results could differ materially from those anticipated in the forward-looking statements as a result of specific factors, including the risks and uncertainties described below and those incorporated by reference.

Risks Related to our Business

The Company is a development stage business and subject to the many risks associated with new businesses.

Our current line of business has a limited operating history and our business is subject to all of the risks inherent in the establishment of a new business enterprise. Our likelihood of success must be considered in light of the problems, expenses, difficulties, complications and delays frequently encountered in connection with development and expansion of a new business enterprise. We have incurred losses and may continue to operate at a net loss for at least the next several years as we execute our business plan. We had a net loss of approximately $37.0 million for the year ended December 31, 2021, and a working capital deficit and accumulated deficit of approximately $0.9 million and approximately $109.6 million, respectively.

Our financial situation creates doubt whether we will continue as a going concern.

There can be no assurances that we will be able to achieve a level of revenues adequate to generate sufficient cash flow from operations or obtain funding or additional financing through private placements, public offerings and/or bank financing necessary to support our working capital requirements. To the extent that funds generated from any private placements, public offerings and/or bank financing are insufficient, we will have to raise additional working capital and no assurance can be given that additional financing will be available, or if available, will be on acceptable terms. These conditions raise substantial doubt about our ability to continue as a going concern. If adequate working capital is not available, we may be forced to discontinue operations, which would cause investors to lose their entire investment.

Based on the report from our independent auditors dated April 6, 2022, management stated that our financial statements for the year ended December 31, 2021, were prepared assuming substantial doubt about the Company’s ability to continue as a going concern for a period of one year from the issuance of these financial statements. The Company’s consolidated financial statements have been prepared assuming that it will continue as a going concern, which contemplates continuity of operations, realization of assets, and liquidation of liabilities in the normal course of business.

We are not profitable and may never be profitable.

Since inception through the present, we have been dependent on raising capital to support our working capital needs. During this same period, we have recorded net accumulated losses and are yet to achieve profitability. Our ability to achieve profitability depends upon many factors, including our ability to develop and commercialize our websites. There can be no assurance that we will ever achieve any significant revenues or profitable operations.

Our operating expenses exceed our revenues and will likely continue to do so for the foreseeable future.

We are in an early stage of our development and we have not generated sufficient revenues to offset our operating expenses. Our operating expenses will likely continue to exceed our operating income for the foreseeable future, until such time as we are able to monetize our brands and generate substantial revenues, particularly as we undertake payment of the increased costs of operating as a public company.

We have assumed a significant amount of debt and our operations may not be able to generate sufficient cash flows to meet our debt obligations, which could reduce our financial flexibility and adversely impact our operations.

Currently the Company has considerable obligations under notes, related party notes and lines of credit outstanding with various lenders. Our ability to make payments on such indebtedness will depend on our ability to generate cash flow. The Company may not generate sufficient cash flow from operations to enable us to repay this indebtedness and to fund other liquidity needs, including capital expenditure requirements. Such indebtedness could affect our operations in several ways, including the following:

●	a significant portion of our cash flows could be required to be used to service such indebtedness;

●	a high level of debt could increase our vulnerability to general adverse economic and industry conditions;

●	any covenants contained in the agreements governing such outstanding indebtedness could limit our ability to borrow additional funds, dispose of assets, pay dividends and make certain investments;

●	a high level of debt may place us at a competitive disadvantage compared to our competitors that are less leveraged and, therefore, our competitors may be able to take advantage of opportunities that our indebtedness may prevent us from pursuing; and

●	debt covenants to which we may agree may affect our flexibility in planning for, and reacting to, changes in the economy and in our industry.

A high level of indebtedness increases the risk that we may default on our debt obligations. We may not be able to generate sufficient cash flows to pay the principal or interest on our debt. If we cannot service or refinance our indebtedness, we may have to take actions such as selling significant assets, seeking additional equity financing (which will result in additional dilution to stockholders) or reducing or delaying capital expenditures, any of which could have a material adverse effect on our operations and financial condition. If we do not have sufficient funds and are otherwise unable to arrange financing, our assets may be foreclosed upon which could have a material adverse effect on our business, financial condition and results of operations.

We will need additional capital, which may be difficult to raise as a result of our limited operating history or any number of other reasons.

We expect that we will need to raise additional capital within the next 12 months. However, in the event that we exceed our expected growth, we would need to raise additional capital. There is no assurance that additional equity or debt financing will be available to us when needed, on acceptable terms, or even at all. Our limited operating history makes investor evaluation and an estimation of our future performance substantially more difficult. As a result, investors may be unwilling to invest in us or such investment may be offered on terms or conditions that are not acceptable. In the event that we are not able to secure financing, we may have to scale back our growth plans or cease operations.

We face intense competition. If we do not provide digital content that is useful to users, we may not remain competitive, and our potential revenues and operating results could be adversely affected.

Our business is rapidly evolving and intensely competitive, and is subject to changing technologies, shifting user needs, and frequent introductions of new products and services. Our ability to compete successfully depends heavily on providing digital content that is useful and enjoyable for our users and delivering our content through innovative technologies in the marketplace.

We face competition from others in the digital content creation industry and media companies. Our current and potential competitors range from large and established companies to emerging start-ups. Established companies have longer operating histories and more established relationships with customers and users, and they can use their experience and resources in ways that could affect our competitive position, including by making acquisitions, investing aggressively in research and development, aggressively initiating intellectual property claims (whether or not meritorious) and competing aggressively for advertisers and websites. Emerging start-ups may be able to innovate and provide products and services faster than we can.

Additionally, our operating results would suffer if our digital content is not appropriately timed with market opportunities, or if our digital content is not effectively brought to market. As technology continues to develop, our competitors may be able to offer user experiences that are, or that are seen to be, substantially similar to or better than, ours. This may force us to compete in different ways and expend significant resources in order to remain competitive. If our competitors are more successful than we are in developing compelling content or in attracting and retaining users and advertisers, our revenues and operating results could be adversely affected.

If we fail to retain existing users or add new users, or if our users decrease their level of engagement with our products, our revenue, financial results, and business may be significantly harmed.

The size of our user base and our user’s level of engagement are critical to our success. Our financial performance will be significantly determined by our success in adding, retaining, and engaging active users of our products, particularly Vocal. We anticipate that our active user growth rate will generally decline over time as the size of our active user base increases, and it is possible that the size of our active user base may fluctuate or decline in one or more markets, particularly in markets where we have achieved higher penetration rates. If people do not perceive Vocal to be useful, reliable, and trustworthy, we may not be able to attract or retain users or otherwise maintain or increase the frequency and duration of their engagement. A number of other content management systems and publishing platforms that achieved early popularity have since seen their active user bases or levels of engagement decline, in some cases precipitously. There is no guarantee that we will not experience a similar erosion of our active user base or engagement levels. Our user engagement patterns have changed over time, and user engagement can be difficult to measure, particularly as we introduce new and different products and services. Any number of factors could potentially negatively affect user retention, growth, and engagement, including if:

●	Users increasingly engage with other competitive products or services;

●	We fail to introduce new features, products or services that users find engaging or if we introduce new products or services, or make changes to existing products and services, that are not favorably received;

●	User behavior on any of our products changes, including decreases in the quality and frequency of content shared on our products and services;

●	There are decreases in user sentiment due to questions about the quality or usefulness of our products or our user data practices, or concerns related to privacy and sharing, safety, security, well-being, or other factors;

●	We are unable to manage and prioritize information to ensure users are presented with content that is appropriate, interesting, useful, and relevant to them;

●	We are unable to obtain or attract engaging third-party content;

●	Users adopt new technologies where our products may be displaced in favor of other products or services, or may not be featured or otherwise available;

●	There are changes mandated by legislation, regulatory authorities, or litigation that adversely affect our products or users;

●	Technical or other problems prevent us from delivering our products in a rapid and reliable manner or otherwise affect the user experience, such as security breaches or failure to prevent or limit spam or similar content;

●	We adopt terms, policies, or procedures related to areas such as sharing, content, user data, or advertising that are perceived negatively by our users or the general public;

●	We elect to focus our product decisions on longer-term initiatives that do not prioritize near-term user growth and engagement;

●	We make changes in how we promote different products and services across our family of apps;

●	Initiatives designed to attract and retain users and engagement are unsuccessful or discontinued, whether as a result of actions by us, third parties, or otherwise;

●	We fail to provide adequate customer service to users, marketers, developers, or other partners;

●	We, developers whose products are integrated with our products, or other partners and companies in our industry are the subject of adverse media reports or other negative publicity, including as a result of our or their user data practices; or

●	Our current or future products, such as our development tools and application programming interfaces that enable developers to build, grow, and monetize mobile and web applications, reduce user activity on our products by making it easier for our users to interact and share on third-party mobile and web applications.

If we are unable to maintain or increase our user base and user engagement, our revenue and financial results may be adversely affected. Any decrease in user retention, growth, or engagement could render our products less attractive to users, marketers, and developers, which is likely to have a material and adverse impact on our revenue, business, financial condition, and results of operations. If our active user growth rate continues to slow, we will become increasingly dependent on our ability to maintain or increase levels of user engagement and monetization in order to drive revenue growth.

We face competition from traditional media companies, and we may not be included in the advertising budgets of large advertisers, which could harm our operating results.

In addition to internet companies, we face competition from companies that offer traditional media advertising opportunities. Most large advertisers have set advertising budgets, a very small portion of which is allocated to Internet advertising. We expect that large advertisers will continue to focus most of their advertising efforts on traditional media. If we fail to convince these companies to spend a portion of their advertising budgets with us, or if our existing advertisers reduce the amount they spend on our programs, our operating results would be harmed.

Acquisitions may disrupt growth.

We may pursue strategic acquisitions in the future. Risks in acquisition transactions include difficulties in the integration of acquired businesses into our operations and control environment, difficulties in assimilating and retaining employees and intermediaries, difficulties in retaining the existing clients of the acquired entities, assumed or unforeseen liabilities that arise in connection with the acquired businesses, the failure of counterparties to satisfy any obligations to indemnify us against liabilities arising from the acquired businesses, and unfavorable market conditions that could negatively impact our growth expectations for the acquired businesses. Fully integrating an acquired company or business into our operations may take a significant amount of time. We cannot assure you that we will be successful in overcoming these risks or any other problems encountered with acquisitions and other strategic transactions. These risks may prevent us from realizing the expected benefits from acquisitions and could result in the failure to realize the full economic value of a strategic transaction or the impairment of goodwill and/or intangible assets recognized at the time of an acquisition. These risks could be heightened if we complete a large acquisition or multiple acquisitions within a short period of time.

Our business depends on strong brands and relationships, and if we are not able to maintain our relationships and enhance our brands, our ability to expand our base of users, advertisers and affiliates will be impaired and our business and operating results could be harmed.

Maintaining and enhancing our brands’ profiles may require us to make substantial investments and these investments may not be successful. If we fail to promote and maintain the brands’ profiles, or if we incur excessive expenses in this effort, our business and operating results could be harmed. We anticipate that, as our market becomes increasingly competitive, maintaining and enhancing our brands’ profiles may become increasingly difficult and expensive. Maintaining and enhancing our brands will depend largely on our ability to be a technology leader and to continue to provide attractive products and services, which we may not do successfully.

We depend on our key management personnel and the loss of their services could adversely affect our business.

We place substantial reliance upon the efforts and abilities of Jeremy Frommer, our Chairman of the Board of Directors, and our other executive officers and directors. Though no individual is indispensable, the loss of the services of these executive officers could have a material adverse effect on our business, operations, revenues or prospects. We do not currently maintain key man life insurance on the lives of these individuals.

If we are unable to protect our intellectual property, the value of our brands and other intangible assets may be diminished, and our business may be adversely affected.

We rely and expect to continue to rely on a combination of confidentiality, assignment, and license agreements with our employees, consultants, and third parties with whom we have relationships, as well as trademark, copyright, patent, trade secret, and domain name protection laws, to protect our proprietary rights. In the United States and internationally, we have filed various applications for protection of certain aspects of our intellectual property, and we currently hold a number of registered trademarks and issued patents in multiple jurisdictions and have acquired patents and patent applications from third parties. Third parties may knowingly or unknowingly infringe our proprietary rights, third parties may challenge proprietary rights held by us, and pending and future trademark and patent applications may not be approved. In addition, effective intellectual property protection may not be available in every country in which we operate or intend to operate our business. In any or all of these cases, we may be required to expend significant time and expense in order to prevent infringement or to enforce our rights. Although we have generally taken measures to protect our proprietary rights, there can be no assurance that others will not offer products or concepts that are substantially similar to ours and compete with our business. In addition, we regularly contribute software source code under open source licenses and have made other technology we developed available under other open licenses, and we include open source software in our products. If the protection of our proprietary rights is inadequate to prevent unauthorized use or appropriation by third parties, the value of our brands and other intangible assets may be diminished and competitors may be able to more effectively mimic our products, services, and methods of operations. Any of these events could have an adverse effect on our business and financial results

We are subject to payment processing risk.

We accept payments using a variety of different payment methods, including credit and debit cards and direct debit. We rely on third parties to process payments. Acceptance and processing of these payment methods are subject to certain certifications, rules and regulations. To the extent there are disruptions in our or third-party payment processing systems, material changes in the payment ecosystem, failure to recertify and/or changes to rules or regulations concerning payment processing, we could be subject to fines and/or civil liability, or lose our ability to accept credit and debit card payments, which would harm our reputation and adversely impact our results of operations.

We are subject to risk as it relates to software that we license from third parties.

We license software from third parties, much of which is integral to our systems and our business. The licenses are generally terminable if we breach our obligations under the license agreements. If any of these relationships were terminated or if any of these parties were to cease doing business or cease to support the applications we currently utilize, we may be forced to spend significant time and money to replace the licensed software.

Failures or reduced accessibility of third-party software on which we rely could impair the availability of our platform and applications and adversely affect our business.

We license software from third parties for integration into our Vocal platform, including open source software. These licenses might not continue to be available to us on acceptable terms, or at all. While we are not substantially dependent upon any third-party software, the loss of the right to use all or a significant portion of our third-party software required for the development, maintenance and delivery of our applications could result in delays in the provision of our applications until we develop or identify, obtain and integrate equivalent technology, which could harm our business.

Any errors or defects in the hardware or software we use could result in errors, interruptions, cyber incidents or a failure of our applications. Any significant interruption in the availability of all or a significant portion of such software could have an adverse impact on our business unless and until we can replace the functionality provided by these applications at a similar cost. Furthermore, this software may not be available on commercially reasonable terms, or at all. The loss of the right to use all or a significant portion of this software could limit access to our platform and applications. Additionally, we rely upon third parties’ abilities to enhance their current applications, develop new applications on a timely and cost-effective basis and respond to emerging industry standards and other technological changes. We may be unable to effect changes to such third-party technologies, which may prevent us from rapidly responding to evolving customer requirements. We also may be unable to replace the functionality provided by the third-party software currently offered in conjunction with our applications in the event that such software becomes obsolete or incompatible with future versions of our platform and applications or is otherwise not adequately maintained or updated.

We need to manage growth in operations to maximize our potential growth and achieve our expected revenues and our failure to manage growth will cause a disruption of our operations, resulting in the failure to generate revenue.

In order to maximize potential growth in our current and potential markets, we believe that we must expand our marketing operations. This expansion will place a significant strain on our management and our operational, accounting, and information systems. We expect that we will need to continue to improve our financial controls, operating procedures, and management information systems. We will also need to effectively train, motivate, and manage our employees. Our failure to manage our growth could disrupt our operations and ultimately prevent us from generating the revenues we expect.

In order to achieve the general strategies of our company we need to maintain and search for hard-working employees who have innovative initiatives, while at the same time, keep a close eye on any and all expanding opportunities in our marketplace.

We plan to generate a significant portion of our revenues from advertising and affiliate sales relationships, and a reduction in spending by or loss of advertisers and general decrease in online spending could adversely harm our business.

We plan to generate a substantial portion of our revenues from advertisers. Our advertisers may be able to terminate prospective contracts with us at any time. Advertisers will not continue to do business with us if their investment in advertising with us does not generate sales leads, and ultimately customers, or if we do not deliver their advertisements in an appropriate and effective manner. If we are unable to remain competitive and provide value to our advertisers, they may stop placing ads with us, which would adversely affect our revenues and business. In addition, expenditures by advertisers tend to be cyclical, reflecting overall economic conditions and budgeting and buying patterns. Adverse macroeconomic conditions can also have a material negative impact on the demand for advertising and cause our advertisers to reduce the amounts they spend on advertising, which could adversely affect our revenues and business.

Security breaches could harm our business.

Security breaches have become more prevalent in the technology industry. We believe that we take reasonable steps to protect the security, integrity and confidentiality of the information we collect, use, store and disclose, but there is no guarantee that inadvertent (e.g., software bugs or other technical malfunctions, employee error or malfeasance, or other factors) or unauthorized data access or use will not occur despite our efforts. Although we have not experienced any material security breaches to date, we may in the future experience attempts to disable our systems or to breach the security of our systems. Techniques used to obtain unauthorized access to personal information, confidential information and/or the systems on which such information are stored and/or to sabotage systems change frequently and generally are not recognized until launched against a target. As a result, we may be unable to anticipate these techniques or to implement adequate preventative measures.

If an actual or perceived security breach occurs, the market perception of our security measures could be harmed, and we could lose sales and customers and/or suffer other negative consequences to our business. A security breach could adversely affect the digital content experience and cause the loss or corruption of data, which could harm our business, financial condition and operating results. Any failure to maintain the security of our infrastructure could result in loss of personal information and/or other confidential information, damage to our reputation and customer relationships, early termination of our contracts and other business losses, indemnification of our customers, financial penalties, litigation, regulatory investigations and other significant liabilities. In the event of a major third-party security incident, we may incur losses in excess of their insurance coverage.

Moreover, if a high-profile security breach occurs with respect to us or another digital entertainment company, our customers and potential customers may lose trust in the security of our business model generally, which could adversely impact our ability to retain existing customers or attract new ones.

The laws and regulations concerning data privacy and data security are continually evolving; our or our platform providers’ actual or perceived failure to comply with these laws and regulations could harm our business.

Customers view our content online, using third-party platforms and networks and on mobile devices. We collect and store significant amounts of information about our customers—both personally identifying and non-personally identifying information. We are subject to laws from a variety of jurisdictions regarding privacy and the protection of this player information. For example, the European Union (EU) has traditionally taken a broader view than the United States and certain other jurisdictions as to what is considered personal information and has imposed greater obligations under data privacy regulations. The U.S. Children’s Online Privacy Protection Act (COPPA) also regulates the collection, use and disclosure of personal information from children under 13 years of age. While none of our content is directed at children under 13 years of age, if COPPA were to apply to us, failure to comply with COPPA may increase our costs, subject us to expensive and distracting government investigations and could result in substantial fines.

Data privacy protection laws are rapidly changing and likely will continue to do so for the foreseeable future. The U.S. government, including the Federal Trade Commission and the Department of Commerce, is continuing to review the need for greater regulation over the collection of personal information and information about consumer behavior on the Internet and on mobile devices and the EU has proposed reforms to its existing data protection legal framework. Various government and consumer agencies worldwide have also called for new regulation and changes in industry practices. In addition, in some cases, we are dependent upon our platform providers to solicit, collect and provide us with information regarding our players that is necessary for compliance with these various types of regulations.

Customer interaction with our content is subject to our privacy policy and terms of service. If we fail to comply with our posted privacy policy or terms of service or if we fail to comply with existing privacy-related or data protection laws and regulations, it could result in proceedings or litigation against us by governmental authorities or others, which could result in fines or judgments against us, damage our reputation, impact our financial condition and harm our business. If regulators, the media or consumers raise any concerns about our privacy and data protection or consumer protection practices, even if unfounded, this could also result in fines or judgments against us, damage our reputation, and negatively impact our financial condition and damage our business.

In the area of information security and data protection, many jurisdictions have passed laws requiring notification when there is a security breach for personal data or requiring the adoption of minimum information security standards that are often vaguely defined and difficult to implement. Our security measures and standards may not be sufficient to protect personal information and we cannot guarantee that our security measures will prevent security breaches. A security breach that compromises personal information could harm our reputation and result in a loss of confidence in our products and ultimately in a loss of customers, which could adversely affect our business and impact our financial condition. This could also subject us to liability under applicable security breach-related laws and regulations and could result in additional compliance costs, costs related to regulatory inquiries and investigations, and an inability to conduct our business.

Changes to federal, state or international laws or regulations applicable to our company could adversely affect our business.

Our business is subject to a variety of federal, state and international laws and regulations, including those with respect privacy, data, and other laws. These laws and regulations, and the interpretation or application of these laws and regulations, could change. In addition, new laws or regulations affecting our business could be enacted. These laws and regulations are frequently costly to comply with and may divert a significant portion of management’s attention. If we fail to comply with these applicable laws or regulations, we could be subject to significant liabilities which could adversely affect our business.

If any of our relationships with internet search websites terminate, if such websites’ methodologies are modified or if we are outbid by competitors, traffic to our websites could decline.

We depend in part on various internet search websites, such as Google.com, Bing.com, Yahoo.com and other websites to direct a significant amount of traffic to our websites. Search websites typically provide two types of search results, algorithmic and purchased listings. Algorithmic listings generally are determined and displayed as a result of a set of unpublished formulas designed by search engine companies in their discretion. Purchased listings generally are displayed if particular word searches are performed on a search engine. We rely on both algorithmic and purchased search results, as well as advertising on other internet websites, to direct a substantial share of visitors to our websites and to direct traffic to the advertiser customers we serve. If these internet search websites modify or terminate their relationship with us or we are outbid by our competitors for purchased listings, meaning that our competitors pay a higher price to be listed above us in a list of search results, traffic to our websites could decline. Such a decline in traffic could affect our ability to generate advertising revenue and could reduce the desirability of advertising on our websites.

Our business involves risks of liability claims arising from our media content, which could adversely affect our ability to generate revenue and could increase our operating expenses.

As a distributor of media content, we face potential liability for defamation, invasion of privacy, negligence, copyright or trademark infringement, obscenity, violation of rights of publicity and/or obscenity laws and other claims based on the nature and content of the materials distributed. These types of claims have been brought, sometimes successfully, against broadcasters, publishers, online services and other disseminators of media content. Any imposition of liability that is not covered by insurance or is in excess of our insurance coverage could have a material adverse effect on us. In addition, measures to reduce our exposure to liability in connection with content available through our internet websites could require us to take steps that would substantially limit the attractiveness of our internet websites and/or their availability in certain geographic areas, which could adversely affect our ability to generate revenue and could increase our operating expenses.

Intellectual property litigation could expose us to significant costs and liabilities and thus negatively affect our business, financial condition and results of operations.

We may be subject to claims of infringement of third-party patents and trademarks and other violations of third-party intellectual property rights. Intellectual property disputes are generally time-consuming and expensive to litigate or settle and the outcome of such disputes is uncertain and difficult to predict. The existence of such disputes may require us to set-aside substantial reserves and has the potential to significantly affect our overall financial standing. To the extent that claims against us are successful, they may subject us to substantial liability, and we may have to pay substantial monetary damages, change aspects of our business model, and/or discontinue any of our services or practices that are found to be in violation of another party’s rights. Such outcomes may severely restrict or hinder ongoing business operations and impact the value of our business. Successful claims against us could also result in us having to seek a license to continue our practices. Under such conditions, a license may or may not be offered or otherwise made available to us. If a license is made available to us, the cost of the license may significantly increase our operating burden and expenses, potentially resulting in a negative effect on our business, financial condition and results of operations.

Although we have been and are currently involved in multiple areas of commerce, internet services, and high technology where there is a substantial risk of future patent litigation, we have not obtained insurance for patent infringement losses. If we are unsuccessful at resolving pending and future patent litigation in a reasonable and affordable manner, it could disrupt our business and operations, including by negatively impacting areas of commerce or putting us at a competitive disadvantage.

If we are unable to obtain or maintain key website addresses, our ability to operate and grow our business may be impaired.

Our website addresses, or domain names, are critical to our business. We currently own more than 415 domain names. However, the regulation of domain names is subject to change, and it may be difficult for us to prevent third parties from acquiring domain names that are similar to ours, that infringe our trademarks or that otherwise decrease the value of our brands. If we are unable to obtain or maintain key domain names for the various areas of our business, our ability to operate and grow our business may be impaired.

We may have difficulty scaling and adapting our existing network infrastructure to accommodate increased traffic and technology advances or changing business requirements, which could cause us to incur significant expenses and lead to the loss of users and advertisers.

To be successful, our network infrastructure has to perform well and be reliable. The greater the user traffic and the greater the complexity of our products and services, the more computer power we will need. We could incur substantial costs if we need to modify our websites or our infrastructure to adapt to technological changes. If we do not maintain our network infrastructure successfully, or if we experience inefficiencies and operational failures, the quality of our products and services and our users’ experience could decline. Maintaining an efficient and technologically advanced network infrastructure is particularly critical to our business because of the pictorial nature of the products and services provided on our websites. A decline in quality could damage our reputation and lead us to lose current and potential users and advertisers. Cost increases, loss of traffic or failure to accommodate new technologies or changing business requirements could harm our operating results and financial condition.

Operating a network open to all internet users may result in legal consequences.

Our Terms and Conditions clearly state that our network and services are only to be used by users who are over 13 years old. Although we will terminate accounts that are known to be held by persons age 13 or younger, it is impractical to independently verify that all activity occurring on our network fits into this description. As such, we run the risk of federal and state law enforcement prosecution.

Unfavorable global economic, business, or political conditions could adversely affect our business, financial condition or results of operations.

Our results of operations could be adversely affected by general conditions in the global economy and in the global financial markets, including conditions that are outside of our control, including the impact of health and safety concerns, such as those relating to the current COVID-19 coronavirus (“COVID-19”) pandemic.

The continuing global COVID-19 pandemic has created significant volatility, uncertainty and economic disruption. The extent to which the COVID-19 pandemic continues to impact our business, operations and financial results will depend on numerous evolving factors that we may not be able to accurately predict, including: the duration and scope of the pandemic; governmental, business and individuals’ actions, including vaccination requirements, that have been and continue to be taken in response to the pandemic; the impact of the pandemic on economic activity and actions taken in response; and any future variants that may arise and its effects on the overall response to the pandemic. The COVID-19 coronavirus and actions taken to mitigate it have had and are expected to continue to have an adverse impact on the economies and financial markets of many countries, including the geographical area in which the Company operates.

Our direct-to-consumer brands experienced supply-chain issues as a direct result of the COVID-19 pandemic, resulting in delayed growth within these business lines. Additionally, the global financial crisis in connection with the COVID-19 pandemic has caused extreme volatility and disruptions in the capital and credit markets. A severe or prolonged economic downturn could result in a variety of risks to our business, including weakened demand for our Vocal platform and our ability to raise additional capital when needed on acceptable terms, if at all. Any of the foregoing could harm our business and we cannot anticipate all the ways in which the current economic climate and financial market conditions could adversely impact our business.

Risks Related To Our Common Stock

Risks Relating to our Common Stock and the Offering

Future sales or potential sales of our common stock in the public market could cause our share price to decline.

If the existing holders of our common stock, particularly our directors and officers, sell a large number of shares, they could adversely affect the market price for our common stock. Sales of substantial amounts of our common stock in the public market, or the perception that these sales could occur, could cause the market price of our common stock to decline.

Because we will not pay dividends on our common stock in the foreseeable future, stockholders will only benefit from owning common stock if it appreciates.

We have never paid cash dividends on our common stock, and we do not intend to do so in the foreseeable future. We intend to retain any future earnings to finance our growth. Accordingly, any potential investor who anticipates the need for current dividends from his investment should not purchase our common stock.

Our share price has been, and will likely continue to be, volatile, and you may be unable to resell your shares at or above the price at which you acquired them.

The trading price of our common stock has been, and is likely to continue to be, highly volatile and could be subject to wide fluctuations in response to various factors, some of which are beyond our control.

The market price for our securities may be influenced by many factors that are beyond our control, including, but not limited to:

●	variations in our revenue and operating expenses;

●	market conditions in our industry and the economy as a whole;

●	actual or expected changes in our growth rates or our competitors’ growth rates;

●	developments or disputes concerning patent applications, issued patents or other proprietary rights;

●	developments in the financial markets and worldwide or regional economies;

●	variations in our financial results or those of companies that are perceived to be similar to us;

●	announcements by the government relating to regulations that govern our industry;

●	sales of our common stock or other securities by us or in the open market;

●	changes in the market valuations of other comparable companies;

●	general economic, industry and market conditions; and

●	the other factors described in this “Risk Factors” section.

The trading price of our shares might also decline in reaction to events that affect other companies in our industry, even if these events do not directly affect us. Each of these factors, among others, could harm the value of your investment in our securities. In the past, following periods of volatility in the market, securities class-action litigation has often been instituted against companies. Such litigation, if instituted against us, could result in substantial costs and diversion of management’s attention and resources, which could materially and adversely affect our business, operating results and financial condition.

Because our shares of common stock are subject to the penny stock rules, it is more difficult to trade our shares.

The SEC has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a price of less than $5.00, other than securities registered on certain national securities exchanges or authorized for quotation on certain automated quotation systems, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system. The penny stock rules require a broker-dealer, before a transaction in a penny stock not otherwise exempt from those rules, to deliver a standardized risk disclosure document containing specified information. In addition, the penny stock rules require that before effecting any transaction in a penny stock not otherwise exempt from those rules, a broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive (i) the purchaser’s written acknowledgment of the receipt of a risk disclosure statement; (ii) a written agreement to transactions involving penny stocks; and (iii) a signed and dated copy of a written suitability statement. These disclosure requirements may have the effect of reducing the trading activity in the secondary market for our common stock, and therefore stockholders may have difficulty selling their shares.

The price of our common stock may be subject to wide fluctuations.

Even though we have our shares quoted with The OTCQB, the market price of our Common Stock may be highly volatile and subject to wide fluctuations in response to a variety of factors and risks, many of which are beyond our control. In addition to the risks noted elsewhere in this Form 10-K, some of the other factors affecting our stock price may include:

●	Variations in our operating results;

●	The level and quality of securities analysts’ coverage of our Common Stock;

●	Announcements by us or our competitors of significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments;

●	Announcements by third parties of significant claims or proceedings against us; and

●	Future sales of our Common Stock.

For these reasons, comparing our operating results on a period-to-period basis may not be meaningful, and you should not rely on past results as an indication of future performance. In the past, following periods of volatility in the market price of a public company’s securities, securities class action litigation has often been instituted against the public company. Regardless of its outcome, this type of litigation could result in substantial costs to us and a likely diversion of our management’s attention.

You may lose all of your investment.

Investing in our common stock involves a high degree of risk. As an investor, you might never recoup all, or even part of, your investment and you may never realize any return on your investment. You must be prepared to lose all your investment.

We may, in the future, issue additional shares of common stock, which would reduce investors’ percent of ownership and dilute our share value

Our Second Amended and Restated Articles of Incorporation authorize the issuance of 100,000,000 shares of common stock, and 20,000,000 shares of preferred stock. Currently the Company has 450 shares of Preferred Series E stock outstanding. Additionally, as of January 30, 2023 there are outstanding (i) warrants to purchase 17,300,983 shares of our common stock; (ii) options exercisable into 4,408,267 shares of our common stock; (iii) 109,223 shares underlying the conversion of Preferred Series E shares; and (iv) 32,197,940 shares underlying the conversion of convertible notes.

Assuming all of the Company’s currently outstanding warrants and options are exercised and all convertible notes and preferred shares are converted, the Company would have to issue an additional 54,016,413 shares of common stock representing 138% of our current issued and outstanding common stock. The future issuance of this common stock would result in substantial dilution in the percentage of our common stock held by our then existing shareholders. We may value any Common Stock issued in the future on an arbitrary basis. The issuance of common stock for future services or acquisitions or other corporate actions may have the effect of diluting the value of the shares held by our investors and might have an adverse effect on any trading market for our common stock.

Liability of directors for breach of duty is limited under Nevada law.

Nevada law provides that directors must discharge their duties as a director in good faith and with a view to the interests of the corporation. Under Nevada law, directors owe a fiduciary duty to the corporation, which is generally comprised of the duty of care and duty of loyalty to the corporation. Except under limited circumstances set forth in NRS 78.138(7), or unless our Second Amended and Restated Articles of Incorporation or an amendment thereto provide for greater individual liability (which ours does not provide), a director or officer is not individually liable to the corporation or its stockholders or creditors for any damages as a result of any act or failure to act in his or her capacity as a director or officer unless it is proven that the director’s or officer’s act or failure to act constituted a breach of his or her fiduciary duties as a director or officer, and the breach of those duties involved intentional misconduct, fraud or a knowing violation of law. Our stockholders’ ability to recover damages for fiduciary breaches may be reduced by this statute.

We do not anticipate paying any cash dividends on our common stock in the foreseeable future and, as such, capital appreciation, if any, of our common stock will be your sole source of gain for the foreseeable future.

We do not anticipate paying any cash dividends on our common stock in the foreseeable future. We currently intend to retain all available funds and any future earnings to fund the development and growth of our business. In addition, and any future loan arrangements we enter into may contain, terms prohibiting or limiting the amount of dividends that may be declared or paid on our common stock. As a result, capital appreciation, if any, of our common stock will be your sole source of gain for the foreseeable future.

Sales of a substantial number of shares of our common stock in the public market by certain of our stockholders could cause our stock price to fall.

Sales of a substantial number of shares of our common stock in the public market or the perception that these sales might occur, could depress the market price of our common stock and could impair our ability to raise capital through the sale of additional equity securities. We are unable to predict the effect that sales may have on the prevailing market price of our common stock.

We may issue additional shares of preferred stock in the future that may adversely impact your rights as holders of our common stock.

Pursuant to our Second Amended and Restated Articles of Incorporation, the aggregate number of shares of capital stock which we are authorized to issue is 120,000,000 shares, of which 100,000,000 shares are common stock, and 20,000,000 shares are “blank check” preferred stock with such designations, rights and preferences as may be determined from time to time by our board of directors. Our board of directors is empowered, without stockholder approval, to issue one or more series of preferred stock with dividend, liquidation, conversion, voting or other rights which could dilute the interest of, or impair the voting power of, our common stockholders. As of the date of this filing, we do have 450 shares of Preferred Series E stock outstanding.

The issuance of a series of preferred stock could be used as a method of discouraging, delaying or preventing a change in control. For example, it would be possible for our board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of our Company. In addition, advanced notice is required prior to stockholder proposals, which might further delay a change of control. Additionally, our board of directors could authorize the issuance of a series of preferred stock that would grant to holders preferred rights to our assets upon liquidation, the right to receive dividends before dividends are declared to holders of our common stock, and the right to the redemption of such preferred shares, together with a premium, prior to the redemption of the common stock. To the extent that we do issue such additional shares of preferred stock, your rights as holders of common stock could be impaired thereby, including, without limitation, dilution of your ownership interests in us.

Each of our Second Amended and Restated Articles of Incorporation and our Amended and Restated Bylaws provide that the Eighth Judicial District Court of Clark County, Nevada will be the sole and exclusive forum for certain disputes which could limit stockholders’ ability to obtain a favorable judicial forum for disputes with the Company or its directors, officers, employees or agents.

Each of our Second Amended and Restated Articles of Incorporation and our Amended and Restated Bylaws provide that unless the Company consents in writing to the selection of an alternative forum, the Eighth Judicial District Court of Clark County, Nevada shall be the sole and exclusive forum for state law claims with respect to: (i) any derivative action or proceeding brought in the name or right of the Company or on its behalf, (ii) any action asserting a claim for breach of any fiduciary duty owed by any director, officer, employee or agent of the Company to the Company or the Company’s stockholders, (iii) any action arising or asserting a claim arising pursuant to any provision of Nevada Revised Statutes Chapters 78 or 92A or any provision of the Company’s Second Amended and Restated Articles of Incorporation or Amended and Restated Bylaws or (iv) any action asserting a claim governed by the internal affairs doctrine, including, without limitation, any action to interpret, apply, enforce or determine the validity of the Company’s Second Amended and Restated Articles of Incorporation or Amended and Restated Bylaws. This exclusive forum provision would not apply to suits brought to enforce any liability or duty created by the Securities Act or the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. To the extent that any such claims may be based upon federal law claims, Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder.

Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. However, each of our Second Amended Articles of Incorporation and our Amended and Restated Bylaws contain a federal forum provision which provides that unless the Company consents in writing to the selection of an alternative forum, the federal district courts of the United States of America will be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Company are deemed to have notice of and consented to this provision. As this provision applies to Securities Act claims, there may be uncertainty whether a court would enforce such a provision.

These choice of forum provisions may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with the Company or its directors, officers or other employees, which may discourage such lawsuits against the Company and its directors, officers and other employees. Alternatively, if a court were to find our choice of forum provisions contained in either our Second Amended and Restated Articles of Incorporation or Amended and Restated Bylaws to be inapplicable or unenforceable in an action, the Company may incur additional costs associated with resolving such action in other jurisdictions, which could harm its business, results of operations, and financial condition.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 or the Securities Act, Section 21E of the Securities Exchange Act of 1934 or the Exchange Act, and the Private Securities Litigation Reform Act of 1995. Forward-looking statements are those that reflect our current views with respect to future events and financial performance, and all statements other than statements of historical fact are statements that are, or could be, deemed forward-looking statements. In some cases, you can identify forward-looking statements by terms such as “may,” “might,” “will,” “intend,” “should,” “could,” “can,” “would,” “believe,” “expect,” “seek,” “anticipate,” “intend,” “estimate,” “plan,” “target,” “project,” “forecast,” “envision” or the negative of these terms, and other similar phrases. All statements contained in this prospectus and any prospectus supplement regarding future financial position, sales, costs, earnings, losses, cash flows, other measures of results of operations, capital expenditures or debt levels and plans, objectives, outlook, targets, guidance or goals are forward-looking statements.

You should not place undue reliance on our forward-looking statements because they are not guarantees of future performance or expectations, and involve risks and uncertainties. Our forward-looking statements are based on the information currently available to us and speak only as of the date on the cover of this prospectus, the date of any prospectus supplement, or, in the case of forward-looking statements incorporated by reference, the date of the filing that includes the statement. Although we believe that the expectations reflected in these forward-looking statements are reasonable, these statements relate to future events or our future operational or financial performance, and involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. Except as required by applicable law, we assume no obligation, and disclaim any obligation, to update forward-looking statements whether as a result of new information, events or otherwise.

The forward-looking statements contained in this prospectus are set forth principally in “Risk Factors” above, and in “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business” and other sections in our 2021 Annual Report and in “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Risk Factors” and other sections in our Latest Form 10-Q. In addition, there may be events in the future that we are not able to predict accurately or control which may cause actual results to differ materially from expectations expressed or implied by forward-looking statements. Please consider our forward-looking statements in light of these risks as you read this prospectus.

USE OF PROCEEDS

All proceeds from the resale of the shares of our Common Stock offered by this prospectus will belong to the Selling Shareholders. We will not receive any proceeds from the resale of the shares of our Common Stock by the Selling Shareholders.

We will receive proceeds from any cash exercise of the Warrants. If all 539,286 of the Series E Warrants, 539,286 of the Series F Warrants, and 1,817,019 of the December Warrants are exercised on a cash basis, the Company would receive gross cash proceeds of $579,118, subject to adjustment upon certain events. We expect to use the proceeds from the exercise of such warrants, if any, for general corporate purposes. General corporate purposes may include providing working capital, funding capital expenditures, or paying for acquisitions. We currently do not have any arrangements or agreements for any acquisitions. We cannot precisely estimate the allocation of the net proceeds from any exercise of the warrants for cash. Accordingly, in the event the Warrants are exercised for cash, our management will have broad discretion in the application of the net proceeds of such exercises. There is no assurance that the Warrants will ever be exercised for cash.

CAPITALIZATION

The table below sets forth our cash and cash equivalents and capitalization as of September 30, 2022 on an actual basis and on a pro forma basis to reflect our issuance of the shares of our Common Stock offered by this prospectus and our receipt and application of the proceeds in the amount of approximately $579,000 from the exercise of warrants, after deducting our estimated offering expenses. This table should be read in conjunction with “Use of Proceeds” above and our consolidated audited and unaudited financial statements and the notes thereto set forth in this prospectus.

		September 30, 2022
	Actual	Adjustments	Pro Forma as Adjusted
Cash	$439,539	453,362	$892,901
Marketable Securities	96	-	96
Notes Payable	1,787,099	-	1,787,099
Convertible Notes Payable	6,062,926	-	6,062,926
Common stock - par value $0.001; 100,000,000 shares authorized; 24,469,675 issued and 24,380,218 outstanding as of September 30, 2022	24,470	2,896	27,366
Additional paid-in capital	124,667,772	450,466	125,118,238
Accumulated deficit	(133,762,800)	-	(133,762,800)
Accumulated other comprehensive income (loss)	(143,991)	-	(143,991)
Treasury Stock	(76,106)	-	(76,106)
Stockholders’ equity	(8,613,461)	453,362	(8,160,099)
Total capitalization	(763,436)	453,362	(310,074)

The table above excludes:

●	4,408,267 shares of Common Stock issuable upon the exercise of outstanding stock options having a weighted average exercise price of $3.93 per share;

●	17,300,983 shares of common stock issuable upon the exercise of outstanding warrants having a weighted average exercise price of $2.06 per share;

●	30,833,250 shares of common stock issuable upon the conversion of convertible promissory notes having a conversion price of $0.20 per share.

●	990,000 shares of common stock issuable upon the conversion of convertible promissory notes having a conversion price of $1.00 per share.

●	111,764 shares of common stock issuable upon the conversion of convertible promissory notes having a conversion price of $0.46 per share.

●	262,926 shares of common stock issuable upon the conversion of convertible promissory notes having a conversion price of $0.40 per share.

 MARKET FOR COMMON STOCK AND DIVIDEND POLICY

Our common stock is quoted on the OTCQB under the symbol “CRTD.” As of January 30, 2023, the last reported sale price of the common stock as reported on OTCQB was $0.67 per share. As of January 10, 2023, there were approximately 383 holders of record of common stock. The actual number of shareholders is greater than this number of record holders and includes shareholders who are beneficial owners but whose shares are held in street name by brokers and other nominees (including any mobile investment platform).

To date, we have not paid cash dividends on our common stock and do not plan to pay such dividends in the foreseeable future. Our board of directors will determine our future dividend policy on the basis of many factors, including results of operations, capital requirements, and general business conditions. Dividends, under the Nevada Revised Statutes, may only be paid from our net profits or surplus.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis should be read in conjunction with our consolidated financial statements and related notes appearing elsewhere in this prospectus. In addition to historical information, this discussion and analysis contains forward-looking statements that involve risks, uncertainties, and assumptions. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of certain factors, including but not limited to those set forth in “Risk Factors.”

This prospectus and other reports filed by Creatd, Inc. (the “Company”), from time to time with the SEC (collectively, the “Filings”) contain or may contain forward-looking statements and information that are based upon beliefs of, and information currently available to, the Company’s management as well as estimates and assumptions made by Company’s management. Readers are cautioned not to place undue reliance on these forward-looking statements, which are only predictions and speak only as of the date hereof. When used in the Filings, the words “anticipate,” “believe,” “estimate,” “expect,” “future,” “intend,” “plan,” or the negative of these terms and similar expressions as they relate to the Company or the Company’s management identify forward-looking statements. Such statements reflect the current view of the Company with respect to future events and are subject to risks, uncertainties, assumptions, and other factors, including the risks relating to the Company’s business, industry, and the Company’s operations and results of operations. Should one or more of these risks or uncertainties materialize, or should the underlying assumptions prove incorrect, actual results may differ significantly from those anticipated, believed, estimated, expected, intended, or planned.

Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, the Company cannot guarantee future results, levels of activity, performance, or achievements. Except as required by applicable law, including the securities laws of the United States, the Company does not intend to update any of the forward-looking statements to conform these statements to actual results.

Our financial statements are prepared in accordance with accounting principles generally accepted in the United States (“GAAP”). These accounting principles require us to make certain estimates, judgments and assumptions. We believe that the estimates, judgments and assumptions upon which we rely are reasonable based upon information available to us at the time that these estimates, judgments and assumptions are made. These estimates, judgments and assumptions can affect the reported amounts of assets and liabilities as of the date of the financial statements as well as the reported amounts of revenues and expenses during the periods presented. Our financial statements would be affected to the extent there are material differences between these estimates and actual results. In many cases, the accounting treatment of a particular transaction is specifically dictated by GAAP and does not require management’s judgment in its application. There are also areas in which management’s judgment in selecting any available alternative would not produce a materially different result. The following discussion should be read in conjunction with our financial statements and notes thereto appearing elsewhere in this prospectus.

We intend for this discussion to provide information that will assist in understanding our financial statements, the changes in certain key items in those financial statements, and the primary factors that accounted for those changes, as well as how certain accounting principles affect our financial statements. This discussion should be read in conjunction with our financial statements and accompanying notes for the year ended December 31, 2021, which are included in the Company’s Annual Report on Form 10-K that was filed with the SEC on April 6, 2022 and the Company’s Quarterly Report on Form 10-Q that was filed with the SEC on November 16, 2022.

Overview

Creatd, Inc. provides economic opportunities to creators and brands by multiplying the impact of platforms, technology, and people.

The Company has four main revenue lines, all directly related to its flagship technology platform, Vocal. The business lines complement one another, creating a flywheel effect. Working together, they provide shared data and resources to holistically leverage and organically grow the Company. Revenues are generated from creator subscriptions, consumer product sales, branded content, and IP development.

Creator-Centric Strategy

Creatd’s north star metric is to empower creators by providing best-in-class tools, supportive communities, and opportunities for monetization and audience expansion. This creator-first approach is the foundation of our culture and mission.

Creator Subscriptions

Creatd’s most scalable stream of revenues are derived from its flagship technology platform, Vocal.

Vocal was built to serve as a home base for creators. This robust, proprietary technology platform provides digital tools and resources, safe and curated communities, and monetization opportunities that enable creators to find a receptive audience and be rewarded for their content. Creators of all types call Vocal their home, from bloggers to social media influencers, to podcasters, founders, musicians, photographers, and more.

Since its initial launch in 2016, Vocal has grown to over 1.5 million registered creators and is one of the premier technology platforms for content creators of all shapes and sizes. Creators can opt to use Vocal for free, or upgrade to the premium membership tier, Vocal+. Upon joining Vocal, either as a freemium or premium member, creators can immediately begin to utilize Vocal’s storytelling tools to create and publish their stories, as well as benefit from Vocal’s monetization features. Creatd facilitates creators’ monetization on Vocal in many ways, including i) rewarding creators for each ‘read’ their story receives; ii) via Vocal Challenges, or writing contests through which creators can win cash and other rewards; iii) by awarding Bonuses; iv) by connecting creators with brands for opportunities to collaborate on Vocal for Brands branded content campaigns; v) through ‘Subscribe,’ which enables creators to receive payment directly from their audience via monthly subscriptions and one-off microtransactions; vi) via Vocal’s Ambassador Program, which enables creators to receive additional rewards whenever they refer a new Vocal+ member. The Vocal app is available for both iOS and Android on the Apple App store and the Google Play store.

Vocal’s proprietary technology is built on Keystone, the same underlying open-source framework used by industry leaders in the software as a service (SaaS) space. Some of the differentiating elements of Vocal’s technology are speed, sustainability, and scalability. The Company continues to invest heavily in research and development to continuously improve and innovate its platform, with the goal of optimizing the user experience for creators, brands and their audiences. Additionally, the Vocal platform and its underlying technology maintain an advantageous capital-light infrastructure. By using cloud service providers and data segment specialists, we are able to focus on building the platform, community, and revenue rather than building and maintaining the costly internal infrastructures that have materially affected so many legacy media platforms.

Vocal’s technology has been specifically designed to significantly scale without a material corresponding increase in operational costs. While our users can embed rich media, such as video, audio, and product links, into their Vocal stories, the rich media content is hosted elsewhere (such as YouTube, Instagram, Vimeo, Shopify, and Spotify). The Vocal platform can accommodate content of all kinds without bearing the financial or operational costs associated with hosting the media itself. Creatd maintains a number of partnerships and initiatives with the primary content distribution and hosting platforms. In addition to the benefits this framework affords to the Company, it provides the additional benefit to our content creators, in that a creator can increase their monetization; for example, a creator can embed their YouTube video into a Vocal story and thus derive earnings from both platforms when their video is viewed.

Consumer Products Group

Creatd’s portfolio of internally owned and operated e-commerce businesses and associated technology and infrastructure make up the majority of the company’s second most scalable revenue line. The Company supports founders by providing a host of services including design and development, marketing and distribution, and go-to-market strategies. The Company expects to broaden its portfolio through the acquisition of up and coming brands that are aligned and easily consolidated into its shared supply chain, resources, and infrastructure.

This portfolio includes:

●	Camp, a direct-to-consumer (DTC) food brand which creates healthy upgrades to classic comfort food favorites. Each of Camp’s products are created with servings of vegetables and contain Vitamins A, C, D, E, B1 + B6. Since its launch in 2020, Camp continues to add new products to its line of healthy, veggie-based, family-friendly foods, with flavors including Classic Cheddar Mac ‘N’ Cheese, White Cheddar Mac ‘N’ Cheese, Vegan Cheezy Mac, and Twist Veggie Pasta.

●	Dune Glow Remedy (“Dune”), which the Company purchased and brought to market in 2021, is a beverage brand focused on promoting wellness and beauty from within. Each beverage in Dune’s product line is meticulously crafted with functional ingredients that nourish skin from the inside out and enhance one’s natural glow. During 2022, Dune has continued to advance its retail and wholesale distribution strategy, securing numerous partnerships including with lifestyle retailer Urban Outfitters, Equinox, and the Los Angeles-based Erewhon Market.

●	Basis, a hydrating electrolyte drink mix formulated using rehydration therapies developed by the World Health Organization. Acquired by the Company in first quarter 2022, Basis has a history of strong sales volume both on the brand’s website as well as through third-party distribution channels such as Amazon.

●	Brave, a plant-based food company that provides convenient and healthy breakfast food products. On September 13, 2022, the Company acquired 100% of the membership interests of Brave Foods, LLC, a Maine limited liability company (“Brave”). What started as a search for a better morning routine evolved into a business serving thousands of go-getters of every type.

Branded Content

The branded content revenue line is driven primarily by its Vocal for Brands offering, the Company’s internal content studio. The business line works with premier brands developing best-in-class organic marketing campaigns. In addition to content creation, the Company generates revenues from its influencer and performance marketing agency opportunities.

Brands have a story to tell. They leverage Vocal’s creator communities to help them tell it. Vocal for Brands’ content marketing studio specializes in pairing leading brands with Vocal creators, as well as discovering new talent and introducing them to the Vocal platform. The branded content business produces marketing campaigns on the platform that are non-interruptive, engaging, and direct-response driven. Additionally, brands can opt to collaborate with Vocal on sponsored Challenges, prompting the creation of thousands of high-quality stories that are centered around the brand’s mission and further disseminated through creators’ respective social channels and promotional outlets. Vocal for Brands campaigns leverage Vocal’s first-party audience insights, which enables the creation of highly targeted, segmented audiences and optimized campaign results.

IP Development and Production

Creatd’s fourth revenue stream is driven by partnering with its top creators to produce stories for TV, film, podcasts, and print. The Vocal platform is perpetually generating intellectual property sourced and curated by a combination of human let moderation and machine learning models. With millions of compelling stories in its midst, Creatd’s Vocal technology surfaces the best candidates for transmedia adaptations, through a deep analysis of community, creator, and audience insights.

In 2022, Creatd announced a series of newly released and upcoming production projects, including:

●	“Write Here, Write Now,” the Company’s first-ever podcast showcasing select Vocal creators and stories; a partnership with UK-based publisher, Unbound, for the publication of books featuring stories sourced from Vocal; the formation of a new graphic novel development arm which in Fall 2022 will release its first title, Steam Wars, created by artist and independent filmmaker Larry Blamire.

●	OG Gallery: The OG Collection is an extensive library of original artwork and imagery from the archives of some of the most iconic magazines of the 20th century. OG Gallery is an exploratory initiative aimed at identifying opportunities to propel the OG Collection into a new technological sphere: the NFT marketplace.

Application of First-Party Data

Creatd’s shared business intelligence and marketing teams identify and target individual creators, communities, and brands, utilizing empirical data harnessed from the Vocal technology platform. The team’s ability to apply its proprietary first-party data works to reduce acquisition costs for new creators and to help provide brands with conversions and an ideal targeted audience. In this way, our ability to apply first-party data is one of the value-drivers for the Company across its four business pillars. The internal teams work across the Company’s portfolio of technology product and service revenue lines.

Creatd uses its first party data to improve the Vocal platform. Specifically, data helps understand the behaviors and attributes that are common among the creators, brands, and audiences within the platform’s ecosystem. Pairing first-party Vocal data with third-party data from distribution platforms such as Instagram, Tiktok, Twitter, and Snapchat provide a more granular profile of creators, brands, and audiences. It is through generating this valuable first-party data that the Company can continually enrich and refine its targeting capabilities for branded content marketing and creator acquisition, and specifically, to reduce creator acquisition costs (CAC) and subscriber acquisition costs (SAC).

Competitive Advantage

The idea for Vocal came as a response to what Creatd’s founders recognized as systemic flaws inherent to the digital media industry and its operational infrastructures. The depreciating value of digital media business models built on legacy technology platforms that did not efficiently access and apply data, created a unique opportunity for the development of a new type of creator-centric platform. Key to building a platform that could appeal to a global community was utilizing that data to create a win-win proposition for all constituents including creators, audiences and the brands that want to access them. The proprietary nature of Creatd’s technology and its process give the company a competitive advantage in acquiring undervalued technology assets that can be rapidly assimilated into the greater collective, thus exponentially driving future EBITDA.

Creatd’s founders built the Vocal platform upon the general thesis that a closed and safe ecosystem utilizing first-party data to increase efficiencies could create a sustainable and defensible business model. Vocal was strategically developed to provide value for content creators, readers, and brands, and to serve as a home for the ever-increasing amount of digital content being produced and the libraries of digital assets lying dormant.

Acquisition Strategy

Creatd’s hybrid finance and design culture is key to its acquisition strategy. Acquisition targets are companies that meet a set of opportunistic or financial standards or that are part of specific digital environments. Transactions are mainly accretive and targets can seamlessly integrate into Creatd’s existing revenue lines. Creatd will continue to make strategic acquisitions when presented with opportunities that are in the interest of long term shareholder value.

Recent Developments

December 2022 Securities Purchase Agreement

On December 12, 2022, the Company entered into and closed a securities purchase agreement (the “Purchase Agreement”) with one accredited investor (the “Investor”), whereby the Investor purchased from the Company for an aggregate of $750,000 in subscription amount, an unsecured debenture in the principal amount of $750,000 (the “Debenture”). The Company and the Investor also entered into a registration rights agreement pursuant to the Purchase Agreement.

The Debenture has a term of six months with a maturity date of June 12, 2023, which may be extended by six months at the Company’s option subject to certain conditions and monthly redemption options at the election of the holder and are convertible into shares of Common Stock at a conversion price of $0.20 per share, subject to adjustment upon certain events.

November 2022 Warrant Amendment and Issuance

On November 18, 2022, the Company entered into that certain letter agreement dated November 18, 2022 (the “Letter Agreement”) with the respective holders of an aggregate of 471,953 warrants issued as placement agent fees in connection with the Company’s entry into securities purchase agreements with 33 accredited investors, whereby, at the closing, the Investors agreed to purchase from the Company an aggregate of (i) 7,778 shares of the Company’s Series E Convertible Preferred Stock, par value $0.001 per share (the “Series E Preferred Stock”); and (ii) 2,831,721 warrants to purchase shares of the Company’s common stock, pursuant to which the exercise price of such warrants was amended and such warrants were immediately exercised. Additionally, pursuant to the Letter Agreement, the Company issued to such warrant holders 471,953 new warrants, exercisable immediately, for a term of 60 months, at a price of $0.77 per share, subject to customary adjustment provisions. As a result of the triggering of such adjustment provisions, the number of warrants increased to 1,817,019 and the exercise price decreased to $0.20.

Appointment of Erica Wagner to Board; Resignation of Joanna Bloor

On November 16, 2022, Erica Wagner was appointed to the Company’s Board of Directors. Ms. Wagner, age 55, joins the Board with over 25 years of experience as a journalist, broadcaster, editor and author. From 2016 through 2021, Ms. Wagner was a Lecturer, and later Senior Lecturer, at Goldsmith’s College, University of London, where she taught creative writing. Ms. Wagner was previously Lead Editorial Innovator for Creatd, Inc., has previously and currently held roles as a freelance editor, journalist, and contributing writer for numerous outlets both in the U.K. and the U.S., including The New Statesman, Harper’s Bazaar, the Economist, the Observer, the New York Times. Ms. Wagner is also a freelance literary and creative consultant for Chanel, as well as the host of their branded podcast. She has twice been a judge of the Booker Prize and has been judge and Chair of the Goldsmiths Prize. In 2015, Ms. Wagner was awarded an Honorary PhD by the University of East Anglia, and currently Goldsmith’s College Distinguished Writers’ Centre Fellow. She has an undergraduate degree from University of Cambridge, a Master’s degree from University of East Anglia, and an Honorary PhD from the University of East Anglia. As a member of Creatd’s board of directors, Ms. Wagner will add significant expertise with respect to informing the Company’s literary and creative direction, having worked closely with news organizations, commercial companies and publishers, to advise their creative direction and its application towards commercial success.

On November 17, 2022, the Board received notice from Joanna Bloor of her resignation as a director and from all committees of the Board on which she served, effective as of such date. Such resignation is not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

Appointment of Peter Majar to the Board; Resignation of Lorraine Hendrickson

On November 2, 2022, the Board appointed Peter Majar to the Board. Mr. Majar, age 55, Founder and Managing Member of Majar Advisors, combines over 25 years of experience in investment banking, financial services and technology, and management consulting, having held numerous senior management and executive positions including Chief Financial Officer, Head of Financial Technology, Head of Strategy, as well as several Managing Director positions. From 2015 to 2017, Mr. Majar served as Managing Director in Investment Banking and co-Head of Diversified Financial Services at Piper Jaffray & Co. (now Piper Sandler Companies). From 2017 to 2018, Mr. Majar provided management consulting services through his self-established firm, Majar Advisors LLC, which remains in operation through the present. From 2018 to 2021, Mr. Majar served as Managing Director, Head of Financial Technology at New York-based investment banking and financial advisory firm, TAP Advisors, LLC. Between 2021 and 2022, Mr. Majar served as Chief Financial Officer at information technology company Hoyos Integrity Corp., having previously served as a longtime advisor to the firm. Mr. Majar holds an undergraduate degree from University of Washington and an MBA from Columbia University. As a board director, Mr. Majar will add considerable value, including through his comprehensive and diverse investment management experience, deep knowledge of financial technology services and transactions, and broad experience with corporate development, strategy consulting, and executive leadership.

On November 1, 2022, the Board received notice from Lorraine Hendrickson of her resignation as a director and from all committees of the Board on which she served, effective as of such date. Ms. Hendrickson’s resignation as a member of the Board is not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

Nasdaq Delisting

On September 2, 2022, the Company received a letter from the staff of The Nasdaq Capital Market notifying the Company that the Nasdaq Hearings Panel has determined to delist the Company’s common stock from the Exchange, based on the Company’s failure to comply with the listing requirements of Nasdaq Rule 5550(b)(1) as a result of the Company’s shareholder equity deficit for the period ended June 30, 2022, as demonstrated in Company’s Quarterly Report on Form 10-Q filed on August 15, 2022, following the Company having not complied with the market value of listed securities requirement in Nasdaq Rule 5550(b)(2) on March 1, 2022, while the Company was under a Panel Monitor, as had been previously disclosed. Suspension of trading in the Company’s shares on the Exchange became effective at the opening of business on September 7, 2022, at which time the Company’s common stock, under the symbol “CRTD,” and publicly-traded warrants, under the symbol “CRTDW,” was quoted on the OTCPink marketplace operated by OTC Markets Group Inc.

Following passage of the proscribed 15-day time period for appeal as stated in the Letter, on October 26, 2022, Nasdaq completed the delisting by filing a Form 25 Notification of Delisting with the Securities and Exchange Commission.

The Company’s common stock, under the symbol “CRTD,” is quoted on the OTCQB marketplace operated by OTC Markets Group Inc. effective as of September 26, 2022. The Company’s publicly-traded warrants, under the symbol “CRTDW,” are quoted on the OTCPink marketplace operated by OTC Markets Group Inc.

Securities Purchase Agreement; Side Letter

On October 24, 2022, the Company entered into and closed a securities purchase agreement (the “Purchase Agreement”) with one accredited investor (the “Investor”), whereby the Investor purchased from the Company for an aggregate of $1,500,000 in subscription amount, an unsecured debenture in the principal amount of $1,666,650 (the “Debenture”). The Company and the Investor also entered into a registration rights agreement (each, a “Registration Rights Agreement”) pursuant to the Purchase Agreement.

The Debenture has an original issue discount of 10%, has a term of six months with a maturity date of April 24, 2023, may be extended by six months at the Company’s option subject to certain conditions, and are convertible into shares of Common Stock at a conversion price of $0.20 per share, subject to adjustment upon certain events.

In connection with its entry into the Purchase Agreement and issuance of the Debenture, the Company also entered into a side letter agreement (the “Letter Agreement”) with the holders of debentures of the Company, the Series C Warrants and Series D Warrants issued as of May 31, 2022 (the “May Investors”) and the holders of debentures of the Company, the Series E Warrants and Series F Warrants issued as of July 25, 2022 (the “July Investors”). Pursuant to the Letter Agreement each of the May Investors and the July Investors have entered into a lock-up agreement whereby they may not sell any such debentures, warrants, the shares into which such debentures may be converted, or certain shares underlying such warrants until the date that is 30 days after the date on which the registration statement registering for resale the shares of the Company’s common stock underlying the Debenture is declared effective by the Securities and Exchange Commission. Additionally, the Letter Agreement, provides that the May Investors and July Investors have agreed to a further lock up of such shares for a further 30 days upon the receipt of a certain amount of the proceeds from future potential issuances of debentures, common stock or similar securities by the Company. Further additionally, pursuant to the Letter Agreement, the May Investors and the July Investors have agreed to exchange and return for cancellation the Series C Warrants, Series D Warrants, Series E Warrants and Series F Warrants, receiving replacement warrants from the Company (the “Replacement Warrants”), in consideration for (i) the Company’s payment of $750,000 of the proceeds from the sale of the Debenture to the May Investors and July Investors on a pro rata basis and (ii) the Company’s agreement to pay, on a pro rata basis to the May Investors and July Investors, the greater of (x) $750,000 and (y) 50% of the gross proceeds raised in a subsequent financing. The Replacement Warrants reflect a reduction in the number of Series C and Series D Warrants from 1,550,000 in each class to 1,536,607 in each class and a reduction in the number of Series E and Series F Warrants from 1,075,000 in each class to 807,143 in each class, and the initial exercise date for the Replacement Warrants are unchanged from the date as set forth in the respective exchanged Series C, Series D, Series E or Series F Warrant.

Common Stock Purchase Agreement, Securities Purchase Agreement and Promissory Note

On October 20, 2022, the Company entered into a Common Stock Purchase Agreement (the “Investment Agreement”) with an otherwise unaffiliated third party (the “Investor”). Pursuant to the terms of the Investment Agreement, for a period of thirty-six (36) months commencing on the trading day immediately following date of effectiveness of the Registration Statement (as defined below), the Investor purchase up to $15,000,000 of the Company’s common stock, par value $0.001 per share (the “Shares”), pursuant to Drawdown Notices (as defined below), covering the Registrable Securities (as defined below). The purchase price of the Shares under the Investment Agreement is equal to 82% of the lowest volume weighted average price (VWAP) during the last ten trading days after the Company delivers to the Investor a Put notice (a “Drawdown Notice”) in writing requiring Investor to purchase shares of the Company, subject to the terms of the Investment Agreement.

On October 20, 2022, the Company also entered into a Securities Purchase Agreement (the “Purchase Agreement”) with the Investor, pursuant to which the Company issued to the Investor on that date a Promissory Note (the “Note”) in the principal amount of $300,000 in exchange for a purchase price of $255,000, which the Investor funded on October 20,2022.  The proceeds of the Note will be used by the Company for general working capital purposes.

The Note bears interest at the rate of 10% per annum.  Starting on the fifth month anniversary of the funding of the Note, and for the next six months thereafter, the Company will make seven equal monthly payments of $47,142.85 to the Investor.

On October 20, 2022, in connection with the entry by the Company and the Investor into the economic agreements, (i.e., the Investment Agreement, the Purchase Agreement, and the Note and the funding thereof), the Company issued 800,000 shares of its common stock to the Investor.

Securities Purchase Agreement

On September 15, 2022, Creatd, Inc., entered into a securities purchase agreement (the “Purchase Agreement”) with five accredited investors resulting in the raise of $800,000 in gross proceeds to the Company. Pursuant to the terms of the Purchase Agreement, the Company agreed to sell in a registered direct offering (the “Offering”) an aggregate of 4,000,000 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”). In a concurrent private placement, the Company issued to such investors warrants to purchase up to 4,000,000 shares of Common Stock, representing 100% of the shares of common stock purchased in the Offering (the “Warrants”). The Warrants and the shares of common stock issuable upon the exercise of the Warrants (the “Warrant Shares”) are not being registered under the Securities Act of 1933, as amended.

The Offering is expected to close on or about September 19, 2022, subject to the satisfaction of customary closing conditions as set forth in the Purchase Agreement. The Company expects the gross proceeds from the Offering to be $800,000, before deducting Offering expenses, which will be used for general corporate purposes, including working capital.

The shares of Common Stock were offered and sold by the Company pursuant to a prospectus supplement, which will be filed with the Securities and Exchange Commission in connection with a takedown from the Company’s effective shelf registration statement on Form S-3, which was filed with the Commission on November 25, 2020 and subsequently declared effective on April 23, 2021 (File No. 333-250982) (the “Shelf Registration Statement”).

The Warrants are immediately exercisable for a term of five years until September 15, 2027. The Warrants are exercisable at an exercise price of $0.20, subject to adjustment upon certain events. The Warrants provide for cashless exercise to the extent that there is no registration statement available for the underlying shares of Common Stock. The shares underlying the Warrants are to be registered within 10 trading days of the date of the Purchase Agreement.

The representations and warranties contained in the Purchase Agreement were made by the parties to, and solely for the benefit of, the other in the context of all of the terms and conditions of the Purchase Agreement and in the context of the specific relationship between the parties. The provisions of the Purchase Agreement, including the representations and warranties contained therein, are not for the benefit of any party other than the parties to the Purchase Agreement. The Purchase Agreement is not intended for investors and the public to obtain factual information about the current state of affairs of the parties.

Restructuring Agreement

On September 15, 2022, in connection with the Offering, the Company entered into an agreement with the holders of certain of the Company’s previously issued securities (the “Restructuring Agreement”).

The Restructuring Agreement, among other things, modified certain provisions of the following securities of the Company:

(i)	Original Issue Discount Senior Convertible Debentures issued on May 31, 2022 (the “May 2022 Debentures”);

(ii)	Original Issue Discount Senior Convertible Debentures issued on July 25, 2022 (the “July 2022 Debentures” and, together with the May 2022 Debentures, the “Debentures”);

(iii)	Common Stock Purchase Warrants issued on February 28, 2022 (the “February 2022 Warrants”);

(iv)	Common Stock Purchase Warrants issued on March 9, 2022 (the “March 2022 Warrants”);

(v)	Series C Common Stock Purchase Warrants issued on May 31, 2022 (the “Series C Warrants”);

(vi)	Series D Common Stock Purchase Warrants issued on May 31, 2022 (the “Series D Warrants”);

(vii)	Series E Common Stock Purchase Warrants issued on July 25, 2022 (the “Series E Warrants”);

(viii)	Series F Common Stock Purchase Warrants issued on July 25, 2022 (the “Series F Warrants” and, together with the February 2022 Warrants, the March 2022 Warrants, Series C Warrants, Series D Warrants and Series E Warrants, the “Restructured Warrants”);

Pursuant to the Restructuring Agreement, the Company and the Holders agreed to, among other things, to (i) reduce the conversion price of the Debentures down to $0.20, subject to adjustment for reverse and forward stock splits, stock dividends, stock combinations and other similar transactions of the Common Stock; (ii) reduce the exercise price of the Restructured Warrants down to $0.20, subject to adjustment for subject to adjustment for reverse and forward stock splits, stock dividends, stock combinations and other similar transactions of the Common Stock; (iii) extend the maturity dates for the Debentures to March 31, 2023; (iv) permit the Company’s contemplated rights offering to proceed, provided that the per share offering price in the rights offering is not less than $0.20; and (v) require that the Company’s cash burn rate not exceed $600,000 per month; provided, however, that with the prior written consent of a majority in interest of the Holders, such permitted monthly burn rate can be increased by $150,000, provided such additional amount is used for marketing purposes.

Additionally, in connection with the Restructuring Agreement, (i) the Company entered into a Registration Rights Agreement (“Registration Rights Agreement”), providing for the filing of a registration statement covering the Restructured Warrants and shares underlying the Warrants by not later than 10 trading days after the date of the Registration Rights Agreement or the earliest practical date on which the Company is permitted by Commission guidance to file such registration statement; (ii) the Company and its subsidiaries entered into a Security Agreement (the “Security Agreement”), whereby the Company granted a first priority security interest in all of their respective assets to the Holders and (iii) the subsidiaries of the Company delivered a guarantee (the “Guarantee”) in favor of the Holders whereby each such subsidiary guaranteed the full payment and performance of all obligations of the Company pursuant to the Debentures.

Each of our directors and officers have entered into lock-up agreements (the “Lock-up Agreements”) in favor of the Holders, whereby they have agreed not to offer, sell, agree to sell, directly or indirectly, or otherwise dispose of any shares of Common Stock or any securities convertible into or exchangeable for shares of Common Stock without the prior written consent of the Holders for a period of 180 days after the date of the Restructuring Agreement. The Lock-up Agreements provide limited exceptions and their restrictions may be waived at any time by the Holders.

Resignation of Brad Justus

On September 21, 2022, the Board of Directors of Creatd, Inc. received notice from Brad Justus of his resignation as a member of the Board, chair of the Nominating & Corporate Governance Committee, a member of the Audit Committee and a member of the Compensation Committee, with such resignation to become effective on September 30, 2022. Such resignation is not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

Resignation of Chief Executive Officer and Director

On August 9, 2022, Laurie Weisberg, the Company’s Chief Executive Officer and a member of the Board, notified the Company of her intention to resign from the positions of Chief Executive Officer, director, and any other positions held with the Company or any of its subsidiaries, regardless of whether Ms. Weisberg had been appointed. Such resignations are to become effective on a date to be determined following further discussion with the Board, but in no event later than August 31, 2022. On September 2, 2022, the Company entered into an Executive Separation Agreement with Laurie Weisberg the Company’s Chief Executive Officer and member of the Board of Directors setting forth the terms and conditions related to the Executive’s resignation for good reason as Chief Executive Officer, Director and any other positions held with the Company or any subsidiary.

Appointment of Chief Executive Officer

Effective upon Ms. Weisberg’s resignation as Chief Executive Officer, Jeremy Frommer, currently the Company’s Executive Chairman, will be appointed as Chief Executive Officer, pursuant to the Board’s approval.

Jeremy Frommer

Mr. Frommer was appointed Executive Chairman in February 2022 and has been a member of our board of directors since February 2016. Previously, he served as our Chief Executive Officer from February 2016 to August 2021, and Co-Chief Executive Officer from August 2021 to February 2022. Mr. Frommer has over 20 years of experience in the financial technology industry. Previously, Mr. Frommer held key leadership roles in the investment banking and trading divisions of large financial institutions. From 2009 to 2012, Mr. Frommer was briefly retired until beginning concept formation for Jerrick Ventures which he officially founded in 2013. From 2007 to 2009, Mr. Frommer was Managing Director of Global Prime Services at RBC Capital Markets, the investment banking arm of the Royal Bank of Canada, the largest financial institution in Canada, after the sale of Carlin Financial Group, a professional trading firm. From 2004 to 2007, Mr. Frommer was the Chief Executive Officer of Carlin Financial Group after the sale of NextGen Trading, a software development company focused on building equity trading platforms. From 2002 to 2004, Mr. Frommer was Founder and Chief Executive Officer of NextGen Trading. From 2000 to 2002, he was Managing Director of Merger Arbitrage Trading at Bank of America, a financial services firm. Mr. Frommer was also a director of LionEye Capital, a hedge fund from June 2012 to June 2014. He holds a B.A. from the University of Albany. We believe Mr. Frommer is qualified to serve on our board of directors due to his financial and leadership experience.

Appointment of Director

Effective upon Ms. Weisberg’s resignation as a director, Justin Maury, currently the Company’s President and Chief Operating Officer, will be appointed to the Board, pursuant to the Board’s approval.

Justin Maury

Mr. Maury has served as our President since January 2019 and was appointed Chief Operating Officer in August 2021. A full-stack designer and product developer by training, Mr. Maury partnered with Jeremy Frommer and founded the Company in 2013, having brought with him 10 years of experience in the creative industry. Since joining Creatd in 2013, Mr. Maury has been an instrumental force in the Company’s business and revenue expansion, and has overseen the Company’s product development since inception, including overseeing the design, development, launch, and ongoing growth of the Company’s flagship product, Vocal, the innovative creator that, under Mr. Maury’s leadership, has grown to a community of over 1.5 million users with a total audience reach of over 175 million.

As a director, we believe Mr. Maury will add considerable value, including through by providing a unique perspective into Creatd’s product performance and evolution and by providing invaluable direct input to help guide the Company’s ongoing refinement of its technology roadmap and maturation of its business model.

Trigger of Price Reset

On July 29, 2022, the Company announced that it was not moving forward with its previously announced Rights Offering. In doing so, it triggered a price reset in the July 2022 Financing and the May 2022 Securities Purchase Agreement. As a result of this price reset, the May 2022 Securities Purchase Agreement debentures now have a conversion price of $1.00, and both the Series C and Series D warrants have exercise prices of $0.96. As a result of the price reset, the July 2022 Financing debentures now have a conversion price of $1.25, and both the Series E and Series F warrants have exercise prices of $1.01.

July 2022 Financing

On July 25, 2022 (the “Effective Date”), the Company entered into and closed securities purchase agreements (each, a “Purchase Agreement”) with five accredited investors (the “Investors”), whereby the Investors purchased from the Company for an aggregate of $1,935,019 in subscription amount (i) debentures in the principal amount of $2,150,000 (the “Debentures”); (ii) 1,075,000 Series E Common Stock Purchase Warrants to purchase shares of the Common Stock (the “Series E Warrants”); and (iii) 1,075,000 Series F Common Stock Purchase Warrants to purchase shares of Common Stock (the “Series F Warrants”, and collectively with the Series E Warrants, the “Warrants”). The Company and the Investors also entered into registration rights agreements (each, a “Registration Rights Agreement”) pursuant to the Purchase Agreement.

The Debentures have an original issue discount of 10%, have a maturity date of November 30, 2022, may be extended by six months at the Company’s option subject to certain conditions, and are convertible into shares of Common Stock at a conversion price of $2.00 per share, subject to adjustment upon certain events including a one-time adjustment to the price of the Common Stock offered in the Rights Offering (as defined therein), with such adjusted conversion price not to be lower than $1.25.

The Warrants are immediately exercisable for a term of five years until July 25, 2027. The Series E Warrants are exercisable at an exercise price of $3.00, subject to adjustment upon certain events including a one-time adjustment to the price of the Common Stock offered in the Rights Offering, with such adjusted exercise price not to be lower than $1.01. The Series F Warrants are exercisable at an exercise price of $6.00 subject to adjustment upon certain events including a one-time adjustment to the price of the Common Stock offered in the Rights Offering, with such adjusted exercise price not to be lower than $1.01. The Warrants provide for cashless exercise to the extent that there is no registration statement available for the underlying shares of Common Stock. The shares underlying the Debentures, the Series E Warrants and the Series F Warrants are to be registered within 90 days of the Effective Date.

The representations and warranties contained in the Purchase Agreement were made by the parties to, and solely for the benefit of, the other in the context of all of the terms and conditions of the Purchase Agreement and in the context of the specific relationship between the parties. The provisions of the Purchase Agreement, including the representations and warranties contained therein, are not for the benefit of any party other than the parties to the Purchase Agreement. The Purchase Agreement is not intended for investors and the public to obtain factual information about the current state of affairs of the parties.

Additionally, in connection with the Purchase Agreements, the subsidiaries of the Company delivered a guarantee (the “Guarantee”) in favor of the Investors whereby each such subsidiary guaranteed the full payment and performance of all obligations of the Company pursuant to the Purchase Agreement.

Securities Purchase Agreement

On May 31, 2022, the Company entered into and closed securities purchase agreements (each, a “Purchase Agreement”) with eight accredited investors (the “Investors”), whereby the Investors purchased from the Company for an aggregate of $3,600,036 in subscription amount (i) debentures in the principal amount of $4,000,000 (the “Debentures”); (ii) 2,000,000 Series C Common Stock Purchase Warrants to purchase shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”) (the “Series C Warrants”); and (iii) 2,000,000 Series D Common Stock Purchase Warrants to purchase shares of Common Stock (the “Series D Warrants”, and collectively with the Series C Warrants, the “Warrants”). The Company and the Investors also entered into registration rights agreements (each, a “Registration Rights Agreement”) pursuant to the Purchase Agreement.

The Debentures have an original issue discount of 10%, have a term of six months with a maturity date of November 30, 2022, may be extended by six months at the Company’s option subject to certain conditions, and are convertible into shares of Common Stock at a conversion price of $2.00 per share, subject to adjustment upon certain events including a one-time adjustment to the price of the Common Stock offered in the Rights Offering (as defined therein), with such adjusted conversion price not to be lower than $1.00.

The Warrants are exercisable for a term of five years from the initial exercise date of November 30, 2022, until November 30, 2027. The Series C Warrants are exercisable at an exercise price of $3.00, subject to adjustment upon certain events including a one-time adjustment to the price of the Common Stock offered in the Rights Offering, with such adjusted exercise price not to be lower than $0.96. The Series D Warrants are exercisable at an exercise price of $6.00 subject to adjustment upon certain events including a one-time adjustment to the price of the Common Stock offered in the Rights Offering, with such adjusted exercise price not to be lower than $0.96. The Warrants provide for cashless exercise to the extent that there is no registration statement available for the underlying shares of Common Stock. The shares underlying the Debentures, the Series C Warrants and the Series D Warrants are to be registered within 90 days of the Effective Date.

Additionally, in connection with the Purchase Agreements, the subsidiaries of the Company delivered a guarantee (the “Guarantee”) in favor of the Investors whereby each such subsidiary guaranteed the full payment and performance of all obligations of the Company pursuant to the Purchase Agreement.

The Debentures, Warrants, Common Stock underlying the Debentures and the Common Stock underlying the Warrants were not registered under the Securities Act, but qualified for exemption under Section 4(a)(2) and Rule 506 promulgated thereunder. The Company is relying on this exemption from registration for private placements based in part on the representations made by Investors, including representations with respect to each Investor’s status as an accredited investor, as such term is defined in Rule 501(a) of the Securities Act, and each Investor’s investment intent.

Results of Operations

Liquidity and Capital Resources

The following table summarizes total current assets, liabilities and working capital at September 30, 2022 compared to December 31, 2021:

	September 30, 2022	December 31, 2021	Increase / (Decrease)
Current Assets	$1,680,594	$4,475,242	$(2,794,648)
Current Liabilities	$15,172,939	$5,421,015	$9,751,924
Working Capital (Deficit)	$(13,492,345)	$(945,773)	$(12,546,572)

At September 30, 2022, the Company had a working capital deficit of $13,492,345 as compared to a working capital deficit of $945,773 at December 31, 2021, an increase in working capital deficit of $12,546,572. The increase is primarily attributable to the decrease in cash, accounts receivable, and prepaids and other current assets, as well as an increase in accounts payable, notes payable and deferred revenue.

Net Cash

Net cash used in operating activities for the nine months ended September 30, 2022, and 2021, was $13,857,189 and $15,617,065, respectively. The net loss for the nine months ended September 30, 2022, and 2021 was $25,112,331 and $24,942,247, respectively. The decrease in net cash used in operating activities reflects the decrease in net cash used in operating activities reflects a decrease in cash paid for marketing expenditures, research and development, legal fees, and accounting & audit fees. This was offset by an increase in rent and lease expenses and payroll expense.

Net cash used in investing activities for the nine months ended September 30, 2022, and 2021, was $494,192 and $1,325,155, respectively. This is primarily attributable to cash paid for property and equipment along with the cash paid for minority and majority investment in business.

Net cash provided by financing activities for the nine months ended September 30, 2022, and 2021 was $11,061,905 and $10,560,265, respectively. During the nine months ended September 30, 2022, the Company’s operations were predominantly financed by net proceeds from the issuance of common stock with warrants and from the issuance of notes. Similarly, the Company’s financing activity for the nine months ended September 30, 2021, generated $5,472,068 from the exercise of warrants, the proceeds from loans and notes of $3,931,720, and proceeds from the issuance of stock and warrants, which were partially offset by the repayment of notes and loans of $1,345,723.

Summary of Statements of Operations for the Three Months Ended September 30, 2022, and 2021:

	Three Months Ended September 30,
	2022	2021
Revenue	$1,022,851	$1,179,620
Cost of revenue	$1,404,562	$1,418,213
Operating expenses	$(5,595,108)	$(6,672,381)
Loss from operations	$(5,976,819)	$(6,910,974)
Other expenses	$(3,549,526)	$(2,809,147)
Net loss	$(9,526,345)	$(9,736,534)
Loss per common share - basic and diluted	$(0.45)	$(0.71)

Revenue

Revenue totaled $1,022,851 for the three months ended September 30, 2022, a decrease of $156,769 as compared to $1,179,620 for the comparable three months ended September 30, 2021. Management attributes this decrease to the significant headwinds that have interrupted year-over-year growth due to supply-line disruptions and an overall decline in consumer spending.

Cost of Revenue

Cost of revenue for the three months ended September 30, 2022, were $1,404,562, relatively flat as compared to $1,418,213 for the three months ended September 30, 2021. Going forward, the Company expects the gross margin to continue to improve over time as it continues to consolidate operations across its portfolio of e-commerce brands.

Operating Expenses

Operating expenses for the three months ended September 30, 2022, were $5,595,108 as compared to $6,672,381 for the three months ended September 30, 2021. The 16% decrease of $1,077,273 in operating expenses is primarily attributable to a cost cutting program implemented by the Company to dramatically reduce expenses, including significant decreases to marketing and research and development expenditures. This program began in September of 2022, and its primary impact will be recognized in Q4 of 2022, including the impact of a significant reduction in headcount. Additionally, the company’s non-cash charges totaled $626,568, a $1,135,880 decrease from third quarter 2021. This decrease primarily represents stock-based compensation to employees and consultants during the quarter.

These decreases were offset by an increase in general and administrative expenses, as well as approximately $257,117 in one-time non-cash expenses related to the impairment of intangible assets and goodwill, as well as a one-time cash expense of $475,000 expense related to a member of management’s severance package.

Loss from Operations

Loss from operations for the three months ended September 30, 2022, was $5,976,819 as compared to $6,910,974 for the three months ended September 30, 2021. The $934,155 decrease in the loss from operations this quarter primarily reflects the Company’s decreased operating expenses, offset by the decrease in revenues.

Other Expenses

Other expenses for the three months ended September 30, 2022, were $3,549,526 as compared to $2,809,147 for the three months ended September 30, 2021. The decrease in third quarter 2022 other income was predominantly due to the increase from loss on extinguishment of debt and interest expense. This was offset by a decrease in change in derivative liability and accretion of debt discount and issuance cost.

Net Loss

Net loss for the three months ended September 30, 2022, was $9,526,345, as compared to a net loss of $9,797,011 for the three months ended September 30, 2021.

Net loss attributable to common shareholders for the three months ended September 30, 2022, was $9,448,271, or loss per share of $0.45, as compared to a net loss attributable to common shareholders of $9,797,011, or loss per share of $0.71, for the three months ended September 30, 2021.

Summary of Statements of Operations for the Nine Months Ended September 30, 2022, and 2021:

	Nine Months Ended September 30,
	2022	2021
Revenue	$3,997,490	$2,894,390
Cost of revenue	$4,771,151	$4,160,743
Operating expenses	$(20,205,866)	$(19,971,413)
Loss from operations	$(20,979,527)	$(21,237,766)
Other expenses	$(4,132,804)	$(3,688,068)
Net loss	$(25,112,331)	$(24,942,247)
Loss per common share - basic and diluted	$(1.23)	$(2.20)

Revenue

Revenue totaled $3,997,490 for the nine months ended September 30, 2022, as compared to $2,894,390 for the comparable nine months ended September 30, 2021, an increase of $1,103,100. The 38% year-over-year increase in revenue is primarily attributable to growth within the Company’s consumer product portfolio.

Cost of Revenue

Cost of revenue for the nine months ended September 30, 2022, were $4,771,151 as compared to $4,160,743 for the nine months ended September 30, 2021. The increase of $610,408 in cost of revenue is primarily related to an increase in product-related cost of goods sold as the consumer products group expanded its operations. The Company expects the gross margin to continue to improve over time as it continues to grow a self-sustaining, organically driven revenue model across its business segments.

Operating Expenses

Operating expenses for the nine months ended September 30, 2022, were $20,205,866 as compared to $19,971,413 for the nine months ended September 30, 2021. The decrease of $234,453 in operating expenses is mainly related to a 50% decrease in marketing spend and a 32% decrease in stock-based compensation. This increase was partially offset by an increase in general and administrative expenses. The Company expects expenditures to decrease further due to the austerity measures put into place in late Q3 2022.

Loss from Operations

Loss from operations for the nine months ended September 30, 2022, was $20,979,527 as compared to $21,237,766 for the nine months ended September 30, 2021. The $ 258,239 increase in the loss from operations primarily reflects the Company’s increased revenues within its consumer products group coupled with lowered operating expenses.

Other Expenses

Other expenses for the nine months ended September 30, 2022, were $4,132,804 as compared to $3,688,068 for the nine months ended September 30, 2021. The increase in other income was predominantly due to the increase from loss on extinguishment of debt and interest expense. This was offset by a decrease in change in derivative liability and accretion of debt discount and issuance cost.

Net Loss

Net loss for the nine months ended September 30, 2022, was $25,112,331, as compared to a net loss of $24,942,247 for the nine months ended September 30, 2021.

Net loss attributable to common shareholders for the nine months ended September 30, 2022, was $24,130,227, or loss per share of $1.23, as compared to a net loss attributable to common shareholders of $25,413,042, or loss per share of $2.20, for the nine months ended September 30, 2021.

Off-Balance Sheet Arrangements

As of September 30, 2022, we had no off-balance sheet arrangements.

Significant Accounting Policies

Our significant accounting policies are described in Note 2 of the Financial Statements. If we complete an acquisition, we will be required to make estimates and assumptions typical of other companies. For example, we will be required to make critical accounting estimates related to valuation and accounting for business combinations. The estimates will require us to rely upon assumptions that were highly uncertain at the time the accounting estimates are made, and changes in them are reasonably likely to occur from period to period. Changes in estimates used in these and other items could have a material impact on our financial statements in the future. Our estimates will be based on our experience and our interpretation of economic, political, regulatory, and other factors that affect our business prospects. Actual results may differ significantly from our estimates. For detailed information regarding our critical accounting policies and estimates, see our financial statements and notes thereto included in this Report and in our Annual Report on Form 10-K for the year ended December 31, 2021. There have been no material changes to our critical accounting policies and estimates from those disclosed in our most recent Annual Report on Form 10-K.

BUSINESS

Overview

Creatd, Inc. provides economic opportunities to creators and brands by multiplying the impact of platforms, technology, and people.

The Company has four main revenue lines, all directly related to its flagship technology platform, Vocal. The business lines complement one another, creating a flywheel effect. Working together, they provide shared data and resources to holistically leverage and organically grow the Company. Revenues are generated from creator subscriptions, consumer product sales, branded content, and IP development.

Creator-Centric Strategy

Creatd’s north star metric is to empower creators by providing best-in-class tools, supportive communities, and opportunities for monetization and audience expansion. This creator-first approach is the foundation of our culture and mission.

Creator Subscriptions

Creatd’s most scalable stream of revenues are derived from its flagship technology platform, Vocal.

Vocal was built to serve as a home base for creators. This robust, proprietary technology platform provides digital tools and resources, safe and curated communities, and monetization opportunities that enable creators to find a receptive audience and be rewarded for their content. Creators of all types call Vocal their home, from bloggers to social media influencers, to podcasters, founders, musicians, photographers, and more.

Since its initial launch in 2016, Vocal has grown to over 1.5 million registered creators and is one of the premier technology platforms for content creators of all shapes and sizes. Creators can opt to use Vocal for free, or upgrade to the premium membership tier, Vocal+. Upon joining Vocal, either as a freemium or premium member, creators can immediately begin to utilize Vocal’s storytelling tools to create and publish their stories, as well as benefit from Vocal’s monetization features. Creatd facilitates creators’ monetization on Vocal in many ways, including i) rewarding creators for each ‘read’ their story receives; ii) via Vocal Challenges, or writing contests through which creators can win cash and other rewards; iii) by awarding Bonuses; iv) by connecting creators with brands for opportunities to collaborate on Vocal for Brands branded content campaigns; v) through ’Subscribe,’ which enables creators to receive payment directly from their audience via monthly subscriptions and one-off microtransactions; vi) via Vocal’s Ambassador Program, which enables creators to receive additional rewards whenever they refer a new Vocal+ member. The Vocal app is available for both iOS and Android on the Apple App store and the Google Play store.

Vocal’s proprietary technology is built on Keystone, the same underlying open-source framework used by industry leaders in the software as a service (SaaS) space. Some of the differentiating elements of Vocal’s technology are speed, sustainability, and scalability. The Company continues to invest heavily in research and development to continuously improve and innovate its platform, with the goal of optimizing the user experience for creators, brands and their audiences. Additionally, the Vocal platform and its underlying technology maintain an advantageous capital-light infrastructure. By using cloud service providers and data segment specialists, we are able to focus on building the platform, community, and revenue rather than building and maintaining the costly internal infrastructures that have materially affected so many legacy media platforms.

Vocal’s technology has been specifically designed to significantly scale without a material corresponding increase in operational costs. While our users can embed rich media, such as video, audio, and product links, into their Vocal stories, the rich media content is hosted elsewhere (such as YouTube, Instagram, Vimeo, Shopify, and Spotify). The Vocal platform can accommodate content of all kinds without bearing the financial or operational costs associated with hosting the media itself. Creatd maintains a number of partnerships and initiatives with the primary content distribution and hosting platforms. In addition to the benefits this framework affords to the Company, it provides the additional benefit to our content creators, in that a creator can increase their monetization; for example, a creator can embed their YouTube video into a Vocal story and thus derive earnings from both platforms when their video is viewed.

Consumer Products Group

Creatd’s portfolio of internally owned and operated e-commerce businesses and associated technology and infrastructure make up the majority of the company’s second most scalable revenue line. The Company supports founders by providing a host of services including design and development, marketing and distribution, and go-to-market strategies. The Company expects to broaden its portfolio through the acquisition of up and coming brands that are aligned and easily consolidated into its shared supply chain, resources, and infrastructure.

This portfolio includes:

●	Camp, a direct-to-consumer (DTC) food brand which creates healthy upgrades to classic comfort food favorites. Each of Camp’s products are created with servings of vegetables and contain Vitamins A, C, D, E, B1 + B6. Since its launch in 2020, Camp continues to add new products to its line of healthy, veggie-based, family-friendly foods, with flavors including Classic Cheddar Mac ‘N’ Cheese, White Cheddar Mac ‘N’ Cheese, Vegan Cheezy Mac, and Twist Veggie Pasta.

●	Dune Glow Remedy (“Dune”), which the Company purchased and brought to market in 2021, is a beverage brand focused on promoting wellness and beauty from within. Each beverage in Dune’s product line is meticulously crafted with functional ingredients that nourish skin from the inside out and enhance one’s natural glow. During 2022, Dune has continued to advance its retail and wholesale distribution strategy, securing numerous partnerships including with lifestyle retailer Urban Outfitters, Equinox, and the Los Angeles-based Erewhon Market.

●	Basis, a hydrating electrolyte drink mix formulated using rehydration therapies developed by the World Health Organization. Acquired by the Company in first quarter 2022, Basis has a history of strong sales volume both on the brand’s website as well as through third-party distribution channels such as Amazon.

●	Brave, a plant-based food company that provides convenient and healthy breakfast food products. On September 13, 2022, the Company acquired 100% of the membership interests of Brave Foods, LLC, a Maine limited liability company (“Brave”). What started as a search for a better morning routine evolved into a business serving thousands of go-getters of every type.

Branded Content

The branded content revenue line is driven primarily by its Vocal for Brands offering, the Company’s internal content studio. The business line works with premier brands developing best-in-class organic marketing campaigns. In addition to content creation, the Company generates revenues from its influencer and performance marketing agency opportunities.

Brands have a story to tell. They leverage Vocal’s creator communities to help them tell it. Vocal for Brands’ content marketing studio specializes in pairing leading brands with Vocal creators, as well as discovering new talent and introducing them to the Vocal platform. The branded content business produces marketing campaigns on the platform that are non-interruptive, engaging, and direct-response driven. Additionally, brands can opt to collaborate with Vocal on sponsored Challenges, prompting the creation of thousands of high-quality stories that are centered around the brand’s mission and further disseminated through creators’ respective social channels and promotional outlets. Vocal for Brands campaigns leverage Vocal’s first-party audience insights, which enables the creation of highly targeted, segmented audiences and optimized campaign results.

IP Development and Production

Creatd’s fourth revenue stream is driven by partnering with its top creators to produce stories for TV, film, podcasts, and print. The Vocal platform is perpetually generating intellectual property sourced and curated by a combination of human let moderation and machine learning models. With millions of compelling stories in its midst, Creatd’s Vocal technology surfaces the best candidates for transmedia adaptations, through a deep analysis of community, creator, and audience insights.

In 2022, Creatd announced a series of newly released and upcoming production projects, including:

●	“Write Here, Write Now,” the Company’s first-ever podcast showcasing select Vocal creators and stories; a partnership with UK-based publisher, Unbound, for the publication of books featuring stories sourced from Vocal; the formation of a new graphic novel development arm which in Fall 2022 will release its first title, Steam Wars, created by artist and independent filmmaker Larry Blamire.

●	OG Gallery: The OG Collection is an extensive library of original artwork and imagery from the archives of some of the most iconic magazines of the 20th century. OG Gallery is an exploratory initiative aimed at identifying opportunities to propel the OG Collection into a new technological sphere: the NFT marketplace.

Application of First-Party Data

Creatd’s shared business intelligence and marketing teams identify and target individual creators, communities, and brands, utilizing empirical data harnessed from the Vocal technology platform. The team’s ability to apply its proprietary first-party data works to reduce acquisition costs for new creators and to help provide brands with conversions and an ideal targeted audience. In this way, our ability to apply first-party data is one of the value-drivers for the Company across its four business pillars. The internal teams work across the Company’s portfolio of technology product and service revenue lines.

Creatd uses its first party data to improve the Vocal platform. Specifically, data helps understand the behaviors and attributes that are common among the creators, brands, and audiences within the platform’s ecosystem. Pairing first-party Vocal data with third-party data from distribution platforms such as Instagram, Tiktok, Twitter, and Snapchat provide a more granular profile of creators, brands, and audiences. It is through generating this valuable first-party data that the Company can continually enrich and refine its targeting capabilities for branded content marketing and creator acquisition, and specifically, to reduce creator acquisition costs (CAC) and subscriber acquisition costs (SAC).

Competitive Advantage

The idea for Vocal came as a response to what Creatd’s founders recognized as systemic flaws inherent to the digital media industry and its operational infrastructures. The depreciating value of digital media business models built on legacy technology platforms that did not efficiently access and apply data, created a unique opportunity for the development of a new type of creator-centric platform. Key to building a platform that could appeal to a global community was utilizing that data to create a win-win proposition for all constituents including creators, audiences and the brands that want to access them. The proprietary nature of Creatd’s technology and its process give the company a competitive advantage in acquiring undervalued technology assets that can be rapidly assimilated into the greater collective, thus exponentially driving future EBITDA.

Creatd’s founders built the Vocal platform upon the general thesis that a closed and safe ecosystem utilizing first-party data to increase efficiencies could create a sustainable and defensible business model. Vocal was strategically developed to provide value for content creators, readers, and brands, and to serve as a home for the ever-increasing amount of digital content being produced and the libraries of digital assets lying dormant.

Acquisition Strategy

Creatd’s hybrid finance and design culture is key to its acquisition strategy. Acquisition targets are companies that meet a set of opportunistic or financial standards or that are part of specific digital environments. Transactions are mainly accretive and targets can seamlessly integrate into Creatd’s existing revenue lines. Creatd will continue to make strategic acquisitions when presented with opportunities that are in the interest of long term shareholder value.

Corporate History and Information

We were originally incorporated under the laws of the State of Nevada on December 30, 1999 under the name LILM, Inc. The Company changed its name on December 3, 2013 to Great Plains Holdings, Inc.

On February 5, 2016 (the “Merger Closing Date”), we entered into an Agreement and Plan of Merger (the “Merger Agreement”) with GPH Merger Sub, Inc., a Nevada corporation and our wholly-owned subsidiary (“Merger Sub”), and Jerrick Ventures, Inc., a privately-held Nevada corporation headquartered in New Jersey (“Jerrick”), pursuant to which the Merger Sub was merged with and into Jerrick, with Jerrick surviving as our wholly-owned subsidiary (the “Merger”). Pursuant to the terms of the Merger Agreement, we acquired, through a reverse triangular merger, all of the outstanding capital stock of Jerrick in exchange for issuing Jerrick’s shareholders (the “Jerrick Shareholders”), pro-rata, a total of 475,000 shares of our common stock, par value $0.001 per share (“Common Stock”). Additionally, we assumed 33,415 shares of Jerrick’s Series A Convertible Preferred Stock (the “Jerrick Series A Preferred”) and 8,064 shares of Series B Convertible Preferred Stock (the “Jerrick Series B Preferred”).

Upon closing of the Merger on February 5, 2016, the Company changed its business plan to our current plan.

In connection with the Merger, on the Merger Closing Date, we entered into a Spin-Off Agreement with Kent Campbell (the “Spin-Off Agreement”), pursuant to which Mr. Campbell purchased (i) all of our interest in Ashland Holdings, LLC, a Florida limited liability company, and (ii) all of our interest in Lil Marc, Inc., a Utah corporation, in exchange for the cancellation of 13,030 shares of our common stock held by Mr. Campbell. In addition, Mr. Campbell assumed all of our debts, obligations and liabilities, including any existing prior to the Merger, pursuant to the terms and conditions of the Spin-Off Agreement.

Effective February 28, 2016, we entered into an Agreement and Plan of Merger (the “Statutory Merger Agreement”), pursuant to which we became the parent company of Jerrick Ventures, LLC, our wholly-owned operating subsidiary (the “Statutory Merger”).

On February 28, 2016, we changed our name to Jerrick Media Holdings, Inc. to better reflect our new business strategy.

On July 25, 2019, we filed a certificate of amendment to our articles of incorporation, as amended (the “Amendment”), with the Secretary of State of the State of Nevada to effectuate a one-for-twenty (1:20) reverse stock split (the “Reverse Stock Split”) of our common stock without any change to its par value. The Amendment became effective on July 30, 2019. The number of shares of authorized common stock was proportionately reduced as a result of the Reverse Stock Split. The number of shares of authorized preferred stock was not affected by the Reverse Stock Split. No fractional shares were issued in connection with the Reverse Stock Split as all fractional shares were “rounded up” to the next whole share.

All share and per share amounts for the common stock indicated in this prospectus have been retroactively restated to give effect to the Reverse Stock Split.

On September 11, 2019, the Company acquired 100% of the membership interests of Seller’s Choice, LLC, a New Jersey limited liability company (“Seller’s Choice”), a digital e-commerce agency.

On July 13, 2020, upon approval from our board of directors and stockholders, we filed Second Amended and Restated Articles of Incorporation with the Secretary of State of the State of Nevada for the purpose of increasing our authorized shares of Common Stock to 100,000,000.

On August 13, 2020, we filed a certificate of amendment to our second amended and restated articles of incorporation (the “Amendment”), with the Secretary of State of the State of Nevada to effectuate a one-for-three (1:3) reverse stock split (the “August 2020 Reverse Stock Split”) of our common stock without any change to its par value. The Amendment became effective on August 17, 2020. No fractional shares were issued in connection with the August 2020 Reverse Stock Split as all fractional shares were rounded down to the next whole share. All share and per share amounts of our common stock listed in this prospectus have been adjusted to give effect to the August 2020 Reverse Stock Split.

On September 9, 2020, the Company filed a certificate of amendment with the Secretary of State of the State of Nevada to change our name to “Creatd, Inc.”, which became effective on September 10, 2020.

On June 4, 2021, the Company acquired 89% of the membership interests of Plant Camp, LLC, a Delaware limited liability company (“Plant Camp”), which the Company subsequently rebranded as Camp. Camp is a direct-to-consumer (DTC) food brand which creates healthy upgrades to classic comfort food favorites. The results of Plant Camp’s operations have been included since the date of acquisition in the Statements of Operations.

On July 20, 2021, the Company acquired 44% of the membership interests of WHE Agency, Inc. WHE Agency, Inc, is a talent management and public relations agency based in New York (“WHE”). WHE has been consolidated due to the Company’s ownership of 55% voting control, and the results of operations have been included since the date of acquisition in the Statements of Operations.

Between October 21, 2020, and August 16, 2021, the Company acquired 21% of the membership interests of Dune, Inc. Dune, Inc. is a direct-to-consumer brand focused on promoting wellness through its range of health-oriented beverages.

On October 3, 2021, the Company acquired an additional 29% of the membership interests of Dune, Inc., bringing our total membership interests to 50%. Dune, Inc., has been consolidated due to the Company’s ownership of 50% voting control, and the results of operations have been included since the date of acquisition in the Statements of Operations.

On March 7, 2022, the Company acquired 100% of the membership interests of Denver Bodega, LLC, d/b/a Basis, a Colorado limited liability company (“Basis”). Basis is a direct-to-consumer functional beverage brand that makes high-electrolyte mixes meant to aid hydration. Denver Bodega, LLC has been consolidated due to the Company’s ownership of 100% voting control, and the results of operations have been included since the date of acquisition in the Statement of Operations.

On August 1, 2022, the Company acquired 51% of the membership interests of Orbit Media LLC, a New York limited liability company. Orbit is a app-based stock trading platform designed to empower a new generation of investors. Orbit has been consolidated due to the Company’s ownership of 51% voting control, and the results of operations have been included since the date of acquisition in the Statement of Operations.

On September 13, 2022, the Company acquired 100% of the membership interests of Brave Foods, LLC, a Maine limited liability company. Brave is a plant-based food company that provides convenient and healthy breakfast food products. Brave Foods, LLC has been consolidated due to the Company’s ownership of 100% voting control, and the results of operations have been included since the date of acquisition in the Statement of Operations.

Recent Developments

December 2022 Securities Purchase Agreement

On December 12, 2022, the Company entered into and closed a securities purchase agreement (the “Purchase Agreement”) with one accredited investor (the “Investor”), whereby the Investor purchased from the Company for an aggregate of $750,000 in subscription amount, an unsecured debenture in the principal amount of $750,000 (the “Debenture”). The Company and the Investor also entered into a registration rights agreement pursuant to the Purchase Agreement.

The Debenture has a term of six months with a maturity date of June 12, 2023, which may be extended by six months at the Company’s option subject to certain conditions and monthly redemption options at the election of the holder and are convertible into shares of Common Stock at a conversion price of $0.20 per share, subject to adjustment upon certain events.

November 2022 Warrant Amendment and Issuance

On November 18, 2022, the Company entered into that certain letter agreement dated November 18, 2022 (the “Letter Agreement”) with the respective holders of an aggregate of 471,953 warrants issued as placement agent fees in connection with the Company’s entry into securities purchase agreements with 33 accredited investors, whereby, at the closing, the Investors agreed to purchase from the Company an aggregate of (i) 7,778 shares of the Company’s Series E Convertible Preferred Stock, par value $0.001 per share (the “Series E Preferred Stock”); and (ii) 2,831,721 warrants to purchase shares of the Company’s common stock, pursuant to which the exercise price of such warrants was amended and such warrants were immediately exercised. Additionally, pursuant to the Letter Agreement, the Company issued to such warrant holders 471,953 new warrants, exercisable immediately, for a term of 60 months, at a price of $0.77 per share, subject to customary adjustment provisions. As a result of the triggering of such adjustment provisions, the number of warrants increased to 1,817,019 and the exercise price decreased to $0.20.

Appointment of Erica Wagner to Board; Resignation of Joanna Bloor

On November 16, 2022, Erica Wagner was appointed to the Company’s Board of Directors. Ms. Wagner, age 55, joins the Board with over 25 years of experience as a journalist, broadcaster, editor and author. From 2016 through 2021, Ms. Wagner was a Lecturer, and later Senior Lecturer, at Goldsmith’s College, University of London, where she taught creative writing. Ms. Wagner was previously Lead Editorial Innovator for Creatd, Inc., has previously and currently held roles as a freelance editor, journalist, and contributing writer for numerous outlets both in the U.K. and the U.S., including The New Statesman, Harper’s Bazaar, the Economist, the Observer, the New York Times. Ms. Wagner is also a freelance literary and creative consultant for Chanel, as well as the host of their branded podcast. She has twice been a judge of the Booker Prize and has been judge and Chair of the Goldsmiths Prize. In 2015, Ms. Wagner was awarded an Honorary PhD by the University of East Anglia, and currently Goldsmith’s College Distinguished Writers’ Centre Fellow. She has an undergraduate degree from University of Cambridge, a Master’s degree from University of East Anglia, and an Honorary PhD from the University of East Anglia. As a member of Creatd’s board of directors, Ms. Wagner will add significant expertise with respect to informing the Company’s literary and creative direction, having worked closely with news organizations, commercial companies and publishers, to advise their creative direction and its application towards commercial success.

On November 17, 2022, the Board received notice from Joanna Bloor of her resignation as a director and from all committees of the Board on which she served, effective as of such date. Such resignation is not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

Appointment of Peter Majar to the Board; Resignation of Lorraine Hendrickson

On November 2, 2022, the Board appointed Peter Majar to the Board. Mr. Majar, age 55, Founder and Managing Member of Majar Advisors, combines over 25 years of experience in investment banking, financial services and technology, and management consulting, having held numerous senior management and executive positions including Chief Financial Officer, Head of Financial Technology, Head of Strategy, as well as several Managing Director positions. From 2015 to 2017, Mr. Majar served as Managing Director in Investment Banking and co-Head of Diversified Financial Services at Piper Jaffray & Co. (now Piper Sandler Companies). From 2017 to 2018, Mr. Majar provided management consulting services through his self-established firm, Majar Advisors LLC, which remains in operation through the present. From 2018 to 2021, Mr. Majar served as Managing Director, Head of Financial Technology at New York-based investment banking and financial advisory firm, TAP Advisors, LLC. Between 2021 and 2022, Mr. Majar served as Chief Financial Officer at information technology company Hoyos Integrity Corp., having previously served as a longtime advisor to the firm. Mr. Majar holds an undergraduate degree from University of Washington and an MBA from Columbia University. As a board director, Mr. Majar will add considerable value, including through his comprehensive and diverse investment management experience, deep knowledge of financial technology services and transactions, and broad experience with corporate development, strategy consulting, and executive leadership.

On November 1, 2022, the Board received notice from Lorraine Hendrickson of her resignation as a director and from all committees of the Board on which she served, effective as of such date. Ms. Hendrickson’s resignation as a member of the Board is not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

Nasdaq Delisting

On September 2, 2022, the Company received a letter from the staff of The Nasdaq Capital Market notifying the Company that the Nasdaq Hearings Panel has determined to delist the Company’s common stock from the Exchange, based on the Company’s failure to comply with the listing requirements of Nasdaq Rule 5550(b)(1) as a result of the Company’s shareholder equity deficit for the period ended June 30, 2022, as demonstrated in Company’s Quarterly Report on Form 10-Q filed on August 15, 2022, following the Company having not complied with the market value of listed securities requirement in Nasdaq Rule 5550(b)(2) on March 1, 2022, while the Company was under a Panel Monitor, as had been previously disclosed. Suspension of trading in the Company’s shares on the Exchange became effective at the opening of business on September 7, 2022, at which time the Company’s common stock, under the symbol “CRTD,” and publicly-traded warrants, under the symbol “CRTDW,” was quoted on the OTCPink marketplace operated by OTC Markets Group Inc.

Following passage of the proscribed 15-day time period for appeal as stated in the Letter, on October 26, 2022, Nasdaq completed the delisting by filing a Form 25 Notification of Delisting with the Securities and Exchange Commission.

The Company’s common stock, under the symbol “CRTD,” is quoted on the OTCQB marketplace operated by OTC Markets Group Inc. effective as of September 26, 2022. The Company’s publicly-traded warrants, under the symbol “CRTDW,” are quoted on the OTCPink marketplace operated by OTC Markets Group Inc.

Securities Purchase Agreement; Side Letter

On October 24, 2022, the Company entered into and closed a securities purchase agreement (the “Purchase Agreement”) with one accredited investor (the “Investor”), whereby the Investor purchased from the Company for an aggregate of $1,500,000 in subscription amount, an unsecured debenture in the principal amount of $1,666,650 (the “Debenture”). The Company and the Investor also entered into a registration rights agreement (each, a “Registration Rights Agreement”) pursuant to the Purchase Agreement.

The Debenture has an original issue discount of 10%, has a term of six months with a maturity date of April 24, 2023, may be extended by six months at the Company’s option subject to certain conditions, and are convertible into shares of Common Stock at a conversion price of $0.20 per share, subject to adjustment upon certain events.

In connection with its entry into the Purchase Agreement and issuance of the Debenture, the Company also entered into a side letter agreement (the “Letter Agreement”) with the holders of debentures of the Company, the Series C Warrants and Series D Warrants issued as of May 31, 2022 (the “May Investors”) and the holders of debentures of the Company, the Series E Warrants and Series F Warrants issued as of July 25, 2022 (the “July Investors”). Pursuant to the Letter Agreement each of the May Investors and the July Investors have entered into a lock-up agreement whereby they may not sell any such debentures, warrants, the shares into which such debentures may be converted, or certain shares underlying such warrants until the date that is 30 days after the date on which the registration statement registering for resale the shares of the Company’s common stock underlying the Debenture is declared effective by the Securities and Exchange Commission. Additionally, the Letter Agreement, provides that the May Investors and July Investors have agreed to a further lock up of such shares for a further 30 days upon the receipt of a certain amount of the proceeds from future potential issuances of debentures, common stock or similar securities by the Company. Further additionally, pursuant to the Letter Agreement, the May Investors and the July Investors have agreed to exchange and return for cancellation the Series C Warrants, Series D Warrants, Series E Warrants and Series F Warrants, receiving replacement warrants from the Company (the “Replacement Warrants”), in consideration for (i) the Company’s payment of $750,000 of the proceeds from the sale of the Debenture to the May Investors and July Investors on a pro rata basis and (ii) the Company’s agreement to pay, on a pro rata basis to the May Investors and July Investors, the greater of (x) $750,000 and (y) 50% of the gross proceeds raised in a subsequent financing. The Replacement Warrants reflect a reduction in the number of Series C and Series D Warrants from 1,550,000 in each class to 1,536,607 in each class and a reduction in the number of Series E and Series F Warrants from 1,075,000 in each class to 807,143 in each class, and the initial exercise date for the Replacement Warrants are unchanged from the date as set forth in the respective exchanged Series C, Series D, Series E or Series F Warrant.

Common Stock Purchase Agreement, Securities Purchase Agreement and Promissory Note

On October 20, 2022, the Company entered into a Common Stock Purchase Agreement (the “Investment Agreement”) with an otherwise unaffiliated third party (the “Investor”). Pursuant to the terms of the Investment Agreement, for a period of thirty-six (36) months commencing on the trading day immediately following date of effectiveness of the Registration Statement (as defined below), the Investor purchase up to $15,000,000 of the Company’s common stock, par value $0.001 per share (the “Shares”), pursuant to Drawdown Notices (as defined below), covering the Registrable Securities (as defined below). The purchase price of the Shares under the Investment Agreement is equal to 82% of the lowest volume weighted average price (VWAP) during the last ten trading days after the Company delivers to the Investor a Put notice (a “Drawdown Notice”) in writing requiring Investor to purchase shares of the Company, subject to the terms of the Investment Agreement.

On October 20, 2022, the Company also entered into a Securities Purchase Agreement (the “Purchase Agreement”) with the Investor, pursuant to which the Company issued to the Investor on that date a Promissory Note (the “Note”) in the principal amount of $300,000 in exchange for a purchase price of $255,000, which the Investor funded on October 20,2022.  The proceeds of the Note will be used by the Company for general working capital purposes.

The Note bears interest at the rate of 10% per annum.  Starting on the fifth month anniversary of the funding of the Note, and for the next six months thereafter, the Company will make seven equal monthly payments of $47,142.85 to the Investor.

On October 20, 2022, in connection with the entry by the Company and the Investor into the economic agreements, (i.e., the Investment Agreement, the Purchase Agreement, and the Note and the funding thereof), the Company issued 800,000 shares of its common stock to the Investor.

Securities Purchase Agreement

On September 15, 2022, Creatd, Inc., entered into a securities purchase agreement (the “Purchase Agreement”) with five accredited investors resulting in the raise of $800,000 in gross proceeds to the Company. Pursuant to the terms of the Purchase Agreement, the Company agreed to sell in a registered direct offering (the “Offering”) an aggregate of 4,000,000 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”). In a concurrent private placement, the Company issued to such investors warrants to purchase up to 4,000,000 shares of Common Stock, representing 100% of the shares of common stock purchased in the Offering (the “Warrants”). The Warrants and the shares of common stock issuable upon the exercise of the Warrants (the “Warrant Shares”) are not being registered under the Securities Act of 1933, as amended.

The Offering is expected to close on or about September 19, 2022, subject to the satisfaction of customary closing conditions as set forth in the Purchase Agreement. The Company expects the gross proceeds from the Offering to be $800,000, before deducting Offering expenses, which will be used for general corporate purposes, including working capital.

The shares of Common Stock were offered and sold by the Company pursuant to a prospectus supplement, which will be filed with the Securities and Exchange Commission in connection with a takedown from the Company’s effective shelf registration statement on Form S-3, which was filed with the Commission on November 25, 2020 and subsequently declared effective on April 23, 2021 (File No. 333-250982) (the “Shelf Registration Statement”).

The Warrants are immediately exercisable for a term of five years until September 15, 2027. The Warrants are exercisable at an exercise price of $0.20, subject to adjustment upon certain events. The Warrants provide for cashless exercise to the extent that there is no registration statement available for the underlying shares of Common Stock. The shares underlying the Warrants are to be registered within 10 trading days of the date of the Purchase Agreement.

The representations and warranties contained in the Purchase Agreement were made by the parties to, and solely for the benefit of, the other in the context of all of the terms and conditions of the Purchase Agreement and in the context of the specific relationship between the parties. The provisions of the Purchase Agreement, including the representations and warranties contained therein, are not for the benefit of any party other than the parties to the Purchase Agreement. The Purchase Agreement is not intended for investors and the public to obtain factual information about the current state of affairs of the parties.

Restructuring Agreement

On September 15, 2022, in connection with the Offering, the Company entered into an agreement with the holders of certain of the Company’s previously issued securities (the “Restructuring Agreement”).

The Restructuring Agreement, among other things, modified certain provisions of the following securities of the Company:

(i)	Original Issue Discount Senior Convertible Debentures issued on May 31, 2022 (the “May 2022 Debentures”);

(ii)	Original Issue Discount Senior Convertible Debentures issued on July 25, 2022 (the “July 2022 Debentures” and, together with the May 2022 Debentures, the “Debentures”);

(iii)	Common Stock Purchase Warrants issued on February 28, 2022 (the “February 2022 Warrants”);

(iv)	Common Stock Purchase Warrants issued on March 9, 2022 (the “March 2022 Warrants”);

(v)	Series C Common Stock Purchase Warrants issued on May 31, 2022 (the “Series C Warrants”);

(vi)	Series D Common Stock Purchase Warrants issued on May 31, 2022 (the “Series D Warrants”);

(vii)	Series E Common Stock Purchase Warrants issued on July 25, 2022 (the “Series E Warrants”);

(viii)	Series F Common Stock Purchase Warrants issued on July 25, 2022 (the “Series F Warrants” and, together with the February 2022 Warrants, the March 2022 Warrants, Series C Warrants, Series D Warrants and Series E Warrants, the “Restructured Warrants”);

Pursuant to the Restructuring Agreement, the Company and the Holders agreed to, among other things, to (i) reduce the conversion price of the Debentures down to $0.20, subject to adjustment for reverse and forward stock splits, stock dividends, stock combinations and other similar transactions of the Common Stock; (ii) reduce the exercise price of the Restructured Warrants down to $0.20, subject to adjustment for subject to adjustment for reverse and forward stock splits, stock dividends, stock combinations and other similar transactions of the Common Stock; (iii) extend the maturity dates for the Debentures to March 31, 2023; (iv) permit the Company’s contemplated rights offering to proceed, provided that the per share offering price in the rights offering is not less than $0.20; and (v) require that the Company’s cash burn rate not exceed $600,000 per month; provided, however, that with the prior written consent of a majority in interest of the Holders, such permitted monthly burn rate can be increased by $150,000, provided such additional amount is used for marketing purposes.

Additionally, in connection with the Restructuring Agreement, (i) the Company entered into a Registration Rights Agreement (“Registration Rights Agreement”), providing for the filing of a registration statement covering the Restructured Warrants and shares underlying the Warrants by not later than 10 trading days after the date of the Registration Rights Agreement or the earliest practical date on which the Company is permitted by Commission guidance to file such registration statement; (ii) the Company and its subsidiaries entered into a Security Agreement (the “Security Agreement”), whereby the Company granted a first priority security interest in all of their respective assets to the Holders and (iii) the subsidiaries of the Company delivered a guarantee (the “Guarantee”) in favor of the Holders whereby each such subsidiary guaranteed the full payment and performance of all obligations of the Company pursuant to the Debentures.

Each of our directors and officers have entered into lock-up agreements (the “Lock-up Agreements”) in favor of the Holders, whereby they have agreed not to offer, sell, agree to sell, directly or indirectly, or otherwise dispose of any shares of Common Stock or any securities convertible into or exchangeable for shares of Common Stock without the prior written consent of the Holders for a period of 180 days after the date of the Restructuring Agreement. The Lock-up Agreements provide limited exceptions and their restrictions may be waived at any time by the Holders.

Resignation of Brad Justus

On September 21, 2022, the Board of Directors of Creatd, Inc. received notice from Brad Justus of his resignation as a member of the Board, chair of the Nominating & Corporate Governance Committee, a member of the Audit Committee and a member of the Compensation Committee, with such resignation to become effective on September 30, 2022. Such resignation is not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

Resignation of Chief Executive Officer and Director

On August 9, 2022, Laurie Weisberg, the Company’s Chief Executive Officer and a member of the Board, notified the Company of her intention to resign from the positions of Chief Executive Officer, director, and any other positions held with the Company or any of its subsidiaries, regardless of whether Ms. Weisberg had been appointed. Such resignations are to become effective on a date to be determined following further discussion with the Board, but in no event later than August 31, 2022. On September 2, 2022, the Company entered into an Executive Separation Agreement with Laurie Weisberg the Company’s Chief Executive Officer and member of the Board of Directors setting forth the terms and conditions related to the Executive’s resignation for good reason as Chief Executive Officer, Director and any other positions held with the Company or any subsidiary.

Appointment of Chief Executive Officer

Effective upon Ms. Weisberg’s resignation as Chief Executive Officer, Jeremy Frommer, currently the Company’s Executive Chairman, will be appointed as Chief Executive Officer, pursuant to the Board’s approval.

Jeremy Frommer

Mr. Frommer was appointed Executive Chairman in February 2022 and has been a member of our board of directors since February 2016. Previously, he served as our Chief Executive Officer from February 2016 to August 2021, and Co-Chief Executive Officer from August 2021 to February 2022. Mr. Frommer has over 20 years of experience in the financial technology industry. Previously, Mr. Frommer held key leadership roles in the investment banking and trading divisions of large financial institutions. From 2009 to 2012, Mr. Frommer was briefly retired until beginning concept formation for Jerrick Ventures which he officially founded in 2013. From 2007 to 2009, Mr. Frommer was Managing Director of Global Prime Services at RBC Capital Markets, the investment banking arm of the Royal Bank of Canada, the largest financial institution in Canada, after the sale of Carlin Financial Group, a professional trading firm. From 2004 to 2007, Mr. Frommer was the Chief Executive Officer of Carlin Financial Group after the sale of NextGen Trading, a software development company focused on building equity trading platforms. From 2002 to 2004, Mr. Frommer was Founder and Chief Executive Officer of NextGen Trading. From 2000 to 2002, he was Managing Director of Merger Arbitrage Trading at Bank of America, a financial services firm. Mr. Frommer was also a director of LionEye Capital, a hedge fund from June 2012 to June 2014. He holds a B.A. from the University of Albany. We believe Mr. Frommer is qualified to serve on our board of directors due to his financial and leadership experience.

Appointment of Director

Effective upon Ms. Weisberg’s resignation as a director, Justin Maury, currently the Company’s President and Chief Operating Officer, will be appointed to the Board, pursuant to the Board’s approval.

Justin Maury

Mr. Maury has served as our President since January 2019 and was appointed Chief Operating Officer in August 2021. A full-stack designer and product developer by training, Mr. Maury partnered with Jeremy Frommer and founded the Company in 2013, having brought with him 10 years of experience in the creative industry. Since joining Creatd in 2013, Mr. Maury has been an instrumental force in the Company’s business and revenue expansion, and has overseen the Company’s product development since inception, including overseeing the design, development, launch, and ongoing growth of the Company’s flagship product, Vocal, the innovative creator that, under Mr. Maury’s leadership, has grown to a community of over 1.5 million users with a total audience reach of over 175 million.

As a director, we believe Mr. Maury will add considerable value, including through by providing a unique perspective into Creatd’s product performance and evolution and by providing invaluable direct input to help guide the Company’s ongoing refinement of its technology roadmap and maturation of its business model.

Trigger of Price Reset

On July 29, 2022, the Company announced that it was not moving forward with its previously announced Rights Offering. In doing so, it triggered a price reset in the July 2022 Financing and the May 2022 Securities Purchase Agreement. As a result of this price reset, the May 2022 Securities Purchase Agreement debentures now have a conversion price of $1.00, and both the Series C and Series D warrants have exercise prices of $0.96. As a result of the price reset, the July 2022 Financing debentures now have a conversion price of $1.25, and both the Series E and Series F warrants have exercise prices of $1.01.

July 2022 Financing

On July 25, 2022 (the “Effective Date”), the Company entered into and closed securities purchase agreements (each, a “Purchase Agreement”) with five accredited investors (the “Investors”), whereby the Investors purchased from the Company for an aggregate of $1,935,019 in subscription amount (i) debentures in the principal amount of $2,150,000 (the “Debentures”); (ii) 1,075,000 Series E Common Stock Purchase Warrants to purchase shares of the Common Stock (the “Series E Warrants”); and (iii) 1,075,000 Series F Common Stock Purchase Warrants to purchase shares of Common Stock (the “Series F Warrants”, and collectively with the Series E Warrants, the “Warrants”). The Company and the Investors also entered into registration rights agreements (each, a “Registration Rights Agreement”) pursuant to the Purchase Agreement.

The Debentures have an original issue discount of 10%, have a maturity date of November 30, 2022, may be extended by six months at the Company’s option subject to certain conditions, and are convertible into shares of Common Stock at a conversion price of $2.00 per share, subject to adjustment upon certain events including a one-time adjustment to the price of the Common Stock offered in the Rights Offering (as defined therein), with such adjusted conversion price not to be lower than $1.25.

The Warrants are immediately exercisable for a term of five years until July 25, 2027. The Series E Warrants are exercisable at an exercise price of $3.00, subject to adjustment upon certain events including a one-time adjustment to the price of the Common Stock offered in the Rights Offering, with such adjusted exercise price not to be lower than $1.01. The Series F Warrants are exercisable at an exercise price of $6.00 subject to adjustment upon certain events including a one-time adjustment to the price of the Common Stock offered in the Rights Offering, with such adjusted exercise price not to be lower than $1.01. The Warrants provide for cashless exercise to the extent that there is no registration statement available for the underlying shares of Common Stock. The shares underlying the Debentures, the Series E Warrants and the Series F Warrants are to be registered within 90 days of the Effective Date.

The representations and warranties contained in the Purchase Agreement were made by the parties to, and solely for the benefit of, the other in the context of all of the terms and conditions of the Purchase Agreement and in the context of the specific relationship between the parties. The provisions of the Purchase Agreement, including the representations and warranties contained therein, are not for the benefit of any party other than the parties to the Purchase Agreement. The Purchase Agreement is not intended for investors and the public to obtain factual information about the current state of affairs of the parties.

Additionally, in connection with the Purchase Agreements, the subsidiaries of the Company delivered a guarantee (the “Guarantee”) in favor of the Investors whereby each such subsidiary guaranteed the full payment and performance of all obligations of the Company pursuant to the Purchase Agreement.

Securities Purchase Agreement

On May 31, 2022, the Company entered into and closed securities purchase agreements (each, a “Purchase Agreement”) with eight accredited investors (the “Investors”), whereby the Investors purchased from the Company for an aggregate of $3,600,036 in subscription amount (i) debentures in the principal amount of $4,000,000 (the “Debentures”); (ii) 2,000,000 Series C Common Stock Purchase Warrants to purchase shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”) (the “Series C Warrants”); and (iii) 2,000,000 Series D Common Stock Purchase Warrants to purchase shares of Common Stock (the “Series D Warrants”, and collectively with the Series C Warrants, the “Warrants”). The Company and the Investors also entered into registration rights agreements (each, a “Registration Rights Agreement”) pursuant to the Purchase Agreement.

The Debentures have an original issue discount of 10%, have a term of six months with a maturity date of November 30, 2022, may be extended by six months at the Company’s option subject to certain conditions, and are convertible into shares of Common Stock at a conversion price of $2.00 per share, subject to adjustment upon certain events including a one-time adjustment to the price of the Common Stock offered in the Rights Offering (as defined therein), with such adjusted conversion price not to be lower than $1.00.

The Warrants are exercisable for a term of five years from the initial exercise date of November 30, 2022, until November 30, 2027. The Series C Warrants are exercisable at an exercise price of $3.00, subject to adjustment upon certain events including a one-time adjustment to the price of the Common Stock offered in the Rights Offering, with such adjusted exercise price not to be lower than $0.96. The Series D Warrants are exercisable at an exercise price of $6.00 subject to adjustment upon certain events including a one-time adjustment to the price of the Common Stock offered in the Rights Offering, with such adjusted exercise price not to be lower than $0.96. The Warrants provide for cashless exercise to the extent that there is no registration statement available for the underlying shares of Common Stock. The shares underlying the Debentures, the Series C Warrants and the Series D Warrants are to be registered within 90 days of the Effective Date.

Additionally, in connection with the Purchase Agreements, the subsidiaries of the Company delivered a guarantee (the “Guarantee”) in favor of the Investors whereby each such subsidiary guaranteed the full payment and performance of all obligations of the Company pursuant to the Purchase Agreement.

The Debentures, Warrants, Common Stock underlying the Debentures and the Common Stock underlying the Warrants were not registered under the Securities Act, but qualified for exemption under Section 4(a)(2) and Rule 506 promulgated thereunder. The Company is relying on this exemption from registration for private placements based in part on the representations made by Investors, including representations with respect to each Investor’s status as an accredited investor, as such term is defined in Rule 501(a) of the Securities Act, and each Investor’s investment intent.

Employees

As of September 30, 2022, we had 24 full-time employees and 12 part-time employees. None of our employees are subject to a collective bargaining agreement, and we believe our relationship with our employees to be good.

We believe that our future success will depend in part on our continued ability to attract, hire and retain qualified personnel. Our human capital resources objectives include identifying, recruiting, retaining, incentivizing and integrating our existing and new employees, advisors and consultants. The principal purposes of our equity and cash incentive plans are to attract, retain and reward personnel through the granting of stock-based and cash-based compensation awards, in order to increase stockholder value and the success of our company by motivating such individuals to perform to the best of their abilities and achieve our objectives.

Facilities

Our corporate headquarters consists of a total of approximately 8,000 square feet and is located at 419 Lafayette Street, 6th Floor, New York, NY 10003. The current lease term is effective May 1, 2022 through April 30, 2029, with monthly rent of $39,000 for the first year of the leasing period, and an increase in rent of 3% for every year thereafter. Previously in 2022, the Company also had additional office space located at 648 Broadway, Suite 200, New York, NY 10012. The lease term was effective September 9, 2021 through September 9, 2022, with monthly rent of $12,955 for the leasing period. During 2021, the Company also had additional office space located at 2050 Center Ave, Suite 640 and Suite 660, Fort Lee, NJ 07024. The lease term was effective June 5, 2018 through July 5, 2023, with monthly rent of $7,693 for the first year and increases at a rate of 3% for each subsequent year thereafter. Subsequent to December 31, 2021, the Company reached an agreement with the landlord at the New Jersey location to terminate the lease effective February 28, 2022.

Legal Proceedings

From time to time, we may become involved in various lawsuits and legal proceedings, which arise in the ordinary course of business. Litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm our business. Except as set forth below, we are currently not aware of any such legal proceedings or claims that will have, individually or in the aggregate, a material adverse effect on our business, financial condition or operating results.

On or about August 30, 2021, Robert W. Monster and Anonymize, Inc. (“Monster”) filed a lawsuit in the United States District Court for the Western District of Washington at Seattle, Robert W. Monster, et al. v. Creatd, Inc., et al. (Western District of Washington at Seattle 2:21-CV-1177). The Complaint alleges, among other things, that action for Declaratory Judgment under 28 U.S.C. § 2201 that Monster’s registration and use of the internet domain name VOCL.COM (the “Domain Name”) does not violate Creatd’s rights under the Anticybersquatting Consumer Protection Act (“ACPA”), 15 U.S.C. § 1125(d), or otherwise under the Lanham Act, 15 U.S.C. § 1051 et seq. Creatd claims trademark rights and certain other rights with respect to the term and the domain name VOCL.COM. Monster seeks a determination by the Court that Monster’s registration and/or use of VOCL.COM is not, and has not been in violation of the ACPA, and that Plaintiffs’ use of VOCL.COM constitutes neither a violation of the ACPA nor trademark infringement or dilution under the Lanham Act. Creatd believes the lawsuit lacks merit and will vigorously challenge the action. At this time, we are unable to estimate potential damage exposure, if any, related to the litigation.

A complaint against the Company, dated September 21, 2022, has been filed in the Supreme Court of the State of New York, New York County, by Lind Global Macro Fund LP and Lind Global Fund II LP, making certain claims alleging breach of contract related to two Securities Purchase Agreements executed on May 31, 2022, seeking damages in excess of $920,000. On November 18, 2022, Creatd filed a motion to dismiss the Complaint in its entirety. No response to the motion to dismiss has been filed to date. Given the premature nature of this case, it is still too early for the Company to make an assessment as to liability.

Corporate Information

The Company’s address is 419 Lafayette Street, 6th Floor, New York, NY 10003. The Company’s telephone number is (201) 258-3770. Our website is https://creatd.com. The information on, or that can be accessed through, this website is not part of this prospectus, and you should not rely on any such information in making the decision whether to purchase the securities.

MANAGEMENT

The following table and biographical summaries set forth information, including principal occupation and business experience, about our directors and executive officers as of the date of this prospectus:

Name	Age	Positions
Jeremy Frommer	53	Chief Executive Officer, Executive Chairman of the Board of Directors
Peter Majar	58	Director
Erica Wagner	55	Director
Justin Maury	33	Chief Operating Officer, President and Director
Chelsea Pullano	31	Chief Financial Officer

Jeremy Frommer – Executive Chairman and Co-Founder

Mr. Frommer was appointed Executive Chairman in February 2022 and has been a member of our board of directors since February 2016. Previously, he served as our Chief Executive Officer from February 2016 to August 2021, and Co-Chief Executive Officer from August 2021 to February 2022. Mr. Frommer has over 20 years of experience in the financial technology industry. Previously, Mr. Frommer held key leadership roles in the investment banking and trading divisions of large financial institutions. From 2009 to 2012, Mr. Frommer was briefly retired until beginning concept formation for Jerrick Ventures which he officially founded in 2013. From 2007 to 2009, Mr. Frommer was Managing Director of Global Prime Services at RBC Capital Markets, the investment banking arm of the Royal Bank of Canada, the largest financial institution in Canada, after the sale of Carlin Financial Group, a professional trading firm. From 2004 to 2007, Mr. Frommer was the Chief Executive Officer of Carlin Financial Group after the sale of NextGen Trading, a software development company focused on building equity trading platforms. From 2002 to 2004, Mr. Frommer was Founder and Chief Executive Officer of NextGen Trading. From 2000 to 2002, he was Managing Director of Merger Arbitrage Trading at Bank of America, a financial services firm. Mr. Frommer was also a director of LionEye Capital, a hedge fund from June 2012 to June 2014. He holds a B.A. from the University of Albany. We believe Mr. Frommer is qualified to serve on our board of directors due to his financial and leadership experience.

Peter Majar– Director

Mr. Majar joined the Board in November 2022. Mr. Majar, Founder and Managing Member of Majar Advisors, previously held numerous senior management and executive positions including Chief Financial Officer, Head of Financial Technology, Head of Strategy, as well as several Managing Director positions. From 2015 to 2017, Mr. Majar served as Managing Director in Investment Banking and co-Head of Diversified Financial Services at Piper Jaffray & Co. (now Piper Sandler Companies). From 2017 to 2018, Mr. Majar provided management consulting services through his self-established firm, Majar Advisors LLC, which remains in operation through the present. From 2018 to 2021, Mr. Majar served as Managing Director, Head of Financial Technology at New York-based investment banking and financial advisory firm, TAP Advisors, LLC. Between 2021 and 2022, Mr. Majar served as Chief Financial Officer at information technology company Hoyos Integrity Corp., having previously served as a longtime advisor to the firm. Mr. Majar holds an undergraduate degree from University of Washington and an MBA from Columbia University. As a board director, Mr. Majar will add considerable value, including through his comprehensive and diverse investment management experience, deep knowledge of financial technology services and transactions, and broad experience with corporate development, strategy consulting, and executive leadership.

Erica Wagner – Director

Ms. Wagner joined the Board in November 2022. From 2016 through 2021, Ms. Wagner was a Lecturer, and later Senior Lecturer, at Goldsmith’s College, University of London, where she taught creative writing. Ms. Wagner was previously Lead Editorial Innovator for Creatd, Inc., has previously and currently held roles as a freelance editor, journalist, and contributing writer for numerous outlets both in the U.K. and the U.S., including The New Statesman, Harper’s Bazaar, the Economist, the Observer, the New York Times. Ms. Wagner is also a freelance literary and creative consultant for Chanel, as well as the host of their branded podcast. She has twice been a judge of the Booker Prize and has been judge and Chair of the Goldsmiths Prize. In 2015, Ms. Wagner was awarded an Honorary PhD by the University of East Anglia, and currently Goldsmith’s College Distinguished Writers’ Centre Fellow. She has an undergraduate degree from University of Cambridge, a Master’s degree from University of East Anglia, and an Honorary PhD from the University of East Anglia. As a member of Creatd’s board of directors, Ms. Wagner will add significant expertise with respect to informing the Company’s literary and creative direction, having worked closely with news organizations, commercial companies and publishers, to advise their creative direction and its application towards commercial success.

Justin Maury – Chief Operating Officer, Co-Founder and Director

Mr. Maury has served as our President since January 2019, and was appointed Chief Operating Officer in August 2021. He is a full stack design director with an expertise in product development. With over ten years of design and product management experience in the creative industry, Mr. Maury’s passion for the creative arts and technology ultimately resulted in the vision for Vocal. Since joining Creatd in 2013, Maury has overseen the development and launch of the company’s flagship product, Vocal, an innovative platform that provides storytelling tools and engaged communities for creators and brands to get discovered while funding their creativity. Under Maury’s supervision, Vocal has achieved growth to over 380,000 creators across 34 genre-specific communities in its first two years since launch.

Chelsea Pullano – Chief Financial Officer

Ms. Pullano has been our Chief Financial Officer since June 2020. She has a long history of leadership at Creatd, serving as a member of the Company’s Management Committee for four years. Prior to her current role, Ms. Pullano was an integral member of our finance department since 2017, most recently serving as our Head of Corporate Finance, a role in which she coordinated our periodic reports under the Exchange Act and other financial matters. Prior to joining the Finance Department, Ms. Pullano was a member of our operations team from 2015 to 2017. She holds a B.A. from the State University of New York College at Geneseo.

Director Terms; Qualifications

Members of our board of directors serve until the next annual meeting of stockholders, or until their successors have been duly elected.

When considering whether directors and nominees have the experience, qualifications, attributes and skills to enable the board of directors to satisfy its oversight responsibilities effectively in light of the Company’s business and structure, the board of directors focuses primarily on the industry and transactional experience, and other background, in addition to any unique skills or attributes associated with a director.

Director or Officer Involvement in Certain Legal Proceedings

There are no material proceedings to which any director or officer, or any associate of any such director or officer, is a party that is adverse to our Company or any of our subsidiaries or has a material interest adverse to our Company or any of our subsidiaries. No director or executive officer has been a director or executive officer of any business which has filed a bankruptcy petition or had a bankruptcy petition filed against it during the past ten years. No director or executive officer has been convicted of a criminal offense or is the subject of a pending criminal proceeding during the past ten years. No director or executive officer has been the subject of any order, judgment or decree of any court permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities during the past ten years. No director or officer has been found by a court to have violated a federal or state securities or commodities law during the past ten years.

Directors and Officers Liability Insurance

The Company has directors’ and officers’ liability insurance insuring its directors and officers against liability for acts or omissions in their capacities as directors or officers, subject to certain exclusions. Such insurance also insures the Company against losses, which it may incur in indemnifying its officers and directors. In addition, officers and directors also have indemnification rights under applicable laws, and the Company’s Second Amended and Restated Articles of Incorporation and Amended and Restated Bylaws.

Director Independence

The listing rules of The Nasdaq Stock Market LLC (“Nasdaq”) require that independent directors must comprise a majority of a listed company’s board of directors. In addition, the rules of Nasdaq require that, subject to specified exceptions, each member of a listed company’s audit, compensation, and nominating and governance committees be independent. Audit committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Exchange Act. Under the rules of Nasdaq, a director will only qualify as an “independent director” if, in the opinion of that company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Our board of directors has undertaken a review of the independence of our directors and considered whether any director has a material relationship with it that could compromise his or her ability to exercise independent judgment in carrying out his or her responsibilities. Based upon information requested from and provided by each director concerning his background, employment and affiliations, including family relationships, the board of directors has determined that Peter Majar is “independent” as that term is defined under the applicable rules and regulations of the SEC and the listing standards of Nasdaq. In making these determinations, our board of directors considered the current and prior relationships that each non-employee director has with the Company and all other facts and circumstances our board of directors deemed relevant in determining their independence, including the beneficial ownership of the Company’s capital stock by each non-employee director, and any transactions involving them described in the section captioned “—Certain relationships and related transactions and director independence.”

Board Committees

The Company’s Board has established three standing committees: Audit, Compensation, and Nominating and Corporate Governance. Each of the committees operates pursuant to its charter. The committee charters will be reviewed annually by the Nominating and Corporate Governance Committee. If appropriate, and in consultation with the chairs of the other committees, the Nominating and Corporate Governance Committee may propose revisions to the charters. The responsibilities of each committee are described in more detail below.

Nasdaq permits a phase-in period of up to one year for an issuer registering securities in an initial public offering to meet the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee independence requirements. Under the initial public offering phase-in period, only one member of each committee is required to satisfy the heightened independence requirements at the time our registration statement becomes effective, a majority of the members of each committee must satisfy the heightened independence requirements within 90 days following the effectiveness of our registration statement, and all members of each committee must satisfy the heightened independence requirements within one year from the effectiveness of our registration statement.

Audit Committee

The Audit Committee, among other things, will be responsible for:

●	Appointing; approving the compensation of; overseeing the work of; and assessing the independence, qualifications, and performance of the independent auditor;

●	Reviewing the internal audit function, including its independence, plans, and budget;

●	Approving, in advance, audit and any permissible non-audit services performed by our independent auditor;

●	Reviewing our internal controls with the independent auditor, the internal auditor, and management;

●	Reviewing the adequacy of our accounting and financial controls as reported by the independent auditor, the internal auditor, and management;

●	Overseeing our financial compliance system; and

●	Overseeing our major risk exposures regarding the Company’s accounting and financial reporting policies, the activities of our internal audit function, and information technology.

The board of directors has affirmatively determined that each member of the Audit Committee meets the additional independence criteria applicable to audit committee members under SEC rules and Nasdaq listing rules. The board of directors has adopted a written charter setting forth the authority and responsibilities of the Audit Committee. The Board has affirmatively determined that each member of the Audit Committee is financially literate, and that Mr. Majar meets the qualifications of an Audit Committee financial expert.

The Audit Committee consists of Mr. Majar, Chair.

Compensation Committee

The Compensation Committee will be responsible for:

●	Reviewing and making recommendations to the Board with respect to the compensation of our officers and directors, including the CEO;

●	Overseeing and administering the Company’s executive compensation plans, including equity-based awards;

●	Negotiating and overseeing employment agreements with officers and directors; and

●	Overseeing how the Company’s compensation policies and practices may affect the Company’s risk management practices and/or risk-taking incentives.

The board of directors has adopted a written charter setting forth the authority and responsibilities of the Compensation Committee.

The Compensation Committee consists of Mr. Majar, who serves as chair, and Ms. Wagner. The board of directors has affirmatively determined that each member of the Compensation Committee meets the independence criteria applicable to compensation committee members under SEC rules and Nasdaq listing rules. The Company believes that the composition of the Compensation Committee meets the requirements for independence under, and the functioning of such Compensation Committee will comply with, any applicable requirements of the rules and regulations of Nasdaq listing rules and the SEC.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee, among other things, is responsible for:

●	Reviewing and assessing the development of the executive officers and considering and making recommendations to the Board regarding promotion and succession issues;

●	Evaluating and reporting to the Board on the performance and effectiveness of the directors, committees and the Board as a whole;

●	Working with the Board to determine the appropriate and desirable mix of characteristics, skills, expertise and experience, including diversity considerations, for the full Board and each committee;

●	Annually presenting to the Board a list of individuals recommended to be nominated for election to the Board;

●	Reviewing, evaluating, and recommending changes to the Company’s Corporate Governance Principles and Committee Charters;

●	Recommending to the Board individuals to be elected to fill vacancies and newly created directorships;

●	Overseeing the Company’s compliance program, including the Code of Conduct; and

●	Overseeing and evaluating how the Company’s corporate governance and legal and regulatory compliance policies and practices, including leadership, structure, and succession planning, may affect the Company’s major risk exposures.

The board of directors has adopted a written charter setting forth the authority and responsibilities of the Corporate Governance/Nominating Committee.

The Nominating and Corporate Governance Committee consists of Ms. Wagner, who serves as chair, and Mr. Majar. The Company’s board of directors has determined that each member of the Nominating and Corporate Governance Committee is independent within the meaning of the independent director guidelines of Nasdaq listing rules.

Compensation Committee Interlocks and Insider Participation

None of the Company’s executive officers serves, or in the past has served, as a member of the board of directors or compensation committee, or other committee serving an equivalent function, of any entity that has one or more executive officers who serve as members of the Company’s board of directors or its compensation committee. None of the members of the Company’s compensation committee is, or has ever been, an officer or employee of the company.

Code of Business Conduct and Ethics

The Company’s Board of Directors has adopted a code of business conduct and ethics applicable to its employees, directors and officers, in accordance with applicable U.S. federal securities laws and the corporate governance rules of Nasdaq. The code of business conduct and ethics will be publicly available on the Company’s website. Any substantive amendments or waivers of the code of business conduct and ethics or code of ethics for senior financial officers may be made only by the Company’s board of directors and will be promptly disclosed as required by applicable U.S. federal securities laws and the corporate governance rules of Nasdaq.

Corporate Governance Guidelines

The Company’s board of directors has adopted corporate governance guidelines in accordance with the corporate governance rules of Nasdaq.

Delinquent Section 16(A) Reports

Section 16(a) of the Exchange Act requires the Company’s officers and directors, and persons who beneficially own more than 10% of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership with the SEC and are required to furnish copies to the Company. Based solely on the review of the Changes of Beneficial Ownership disclosures on Forms 3, 4 and 5 filed with the Securities and Exchange Commission, the following persons filed the following number of transactions on Section 16 beneficial ownership disclosure filings late for transactions:

●	Mr. Mark Standish filed one Form 4 late with respect to one transaction;

●	Mr. Arthur Rosen filed one Form 5 for late filings with respect to five transactions; and

●	Mr. Eric Ellis Goldberg filed one Form 4 for late filings with respect to two transactions, and one Form 3 late with respect to two transactions.

EXECUTIVE COMPENSATION

The following information is related to the compensation paid, distributed or accrued by us for the years ended December 31, 2022 and December 31, 2021 for our Chief Executive Officer (principal executive officer) serving during the year ended December 31, 2022 and the three other executive officers serving at December 31, 2021 whose total compensation exceeded $100,000 (the “Named Executive Officers”).

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)		Total ($)
Laurie Weisberg	2022	$361,234	-	$52,000	$495,652	-	-	$495,981	(1)	$1,349,867
Former Chief Executive Officer (9)	2021	$313,750	$25,000	20,226	763,894	-	-	$24,925	(2)	$1,147,795

Justin Maury	2022	$426,731	-	52,000	$909,471	-	-	$8,344	(3)	$1,396,546
President & Chief Operating Officer	2021	$306,923	-	-	$1,479,328	-	-	$7,919	(4)	$1,799,170

Chelsea Pullano	2022	$230,961	$-	36,400	$331,138	-	-	$8,706	(5)	$607,205
Chief Financial Officer	2021	$207,616	-	-	$610,052	-	-	$7,632	(6)	$825,300

Jeremy Frommer	2022	$444,462	$127,200	52,000	$981,985	-	-	$93,513	(7)	$1,699,160
Chief Executive Officer (10)	2021	$665,433	$200,000	-	$1,709,628	-	-	$98,237	(8)	$2,673,298

(1)	The $495,981 includes payment to Ms. Weisberg for health insurance and severance pay.

(2)	The $24,925 includes payment to Ms. Weisberg for health insurance.

(3)	The $8,344 includes payment to Mr. Maury for health insurance.

(4)	The $7,919 includes payment to Mr. Maury for health insurance.

(5)	The $8,706 includes payment to Ms. Pullano for health insurance.

(6)	The $7,632 includes payment to Ms. Pullano for health insurance.

(7)	The $93,513 includes payment to Mr. Frommer for living expenses, health insurance and a vehicle allowance.

(8)	The $98,237 includes payment to Mr. Frommer for living expenses, health insurance and a vehicle allowance.

(9)	Ms. Weisberg served as Chief Operating Officer from September 2020 to August 2021, Co-Chief Executive Officer with Jeremy Frommer from August 2021 to February 2022, and Chief Executive Officer from February 2022 until her resignation in September 2022.

(10)	Mr. Frommer served as Chief Executive Officer until August 2021, Co-Chief Executive Officer with Laurie Weisberg from August 2021 to February 2022, Executive Chairman from February 2022 to September 2022, and Chief Executive Officer after September 2022.

Employment Agreements

On April 5, 2022, upon the recommendation of the Compensation Committee of the Board, the Board approved employment agreements with, and equity issuances for, (i) Jeremy Frommer, Executive Chairman, who will receive (a) an signing award of $80,000, (b) an annual salary of $420,000; (c) 121,000 options, to vest immediately with a strike price of $1.75, and (d) 50,000 shares of the Company’s restricted common stock; (ii) Laurie Weisberg, Chief Executive Officer, who will receive (a) an annual salary of $475,000; (b) 121,000 options, to vest immediately with a strike price of $1.75, and (c) 50,000 shares of the Company’s restricted common stock; (iii) Justin Maury, Chief Operating Officer & President, who will receive (a) an annual salary of $475,000 (b) 81,000 options, to vest immediately with a strike price of $1.75, and (c) 50,000 shares of the Company’s restricted common stock; and (iv) Chelsea Pullano, Chief Financial Officer, who will receive (a) an annual salary of $250,000; (b) 37,000 options, to vest immediately with a strike price of $1.75, and (c) 35,000 shares of the Company’s restricted common stock (collectively, the “Executive Employment Arrangements”).

Pursuant to the Executive Employment Arrangements, the Company entered into executive employment agreements with each of the respective executives as of April 5, 2022 (the “Executive Employment Agreements”). The Executive Employment Agreements contain customary terms, conditions and rights.

2020 Equity Incentive Plan

Our 2020 Equity Incentive Plan (the “2020 Plan”) provides for the issuance of incentive stock options, non-statutory stock options, stock appreciation rights (“SARs”), restricted stock, restricted stock units (“RSUs”), and other stock-based awards and there are 2,500,000 shares originally reserved under the 2020 Plan.

No further awards may be issued under the Jerrick Ventures 2015 Incentive and Award Plan (the “2015 Plan”), but all awards under the 2015 Plan that are outstanding as of the Effective Date will continue to be governed by the terms, conditions and procedures set forth in the 2015 Plan and any applicable award agreement.

Outstanding Equity Awards at Fiscal Year-End 2022

At December 31, 2022, we had outstanding equity awards as follows:

Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Weighted Average Exercise Price	Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
Jeremy Frommer (1)	726,188	395,000	-	$3.89	February 19, 2028 (5)	-	$-	-	-
Laurie Weisberg (2)	540,750	195,000	-	$3.18	February 19, 2028 (6)	-	$-	-	-
Justin Maury (3)	612,333	382,000	-	$3.79	February 19, 2028 (7)	-	$-	-	-
Chelsea Pullano (4)	249,000	125,000	-	$3.30	February 19, 2028 (8)	-	$-	-	-

(1)	Mr. Frommer served as Chief Executive Officer until August 2021, Co-Chief Executive Officer with Laurie Weisberg from August 2021 to February 2022, Executive Chairman from February 2022 to September 2022, and Chief Executive Officer after September 2022.

(2)	Ms. Weisberg served as Chief Operating Officer from September 2020 to August 2021, Co-Chief Executive Officer with Jeremy Frommer from August 2021 to February 2022, and Chief Executive Officer from February 2022 until her resignation in September 2022.

(3)	Effective January 31, 2019, to August 13, 2021, Justin Maury was appointed as our President. Starting August 13, 2021, Justin Maury was appointed Chief Operating Officer in addition to President.

(4)	Effective June 29, 2020, Chelsea Pullano was appointed Chief Financial Officer.

(5)	89,188 options expire on April 1, 2026; 121,000 options expire on October 28, 2026; 200,000 options expire on February 19, 2027; 121,000 options expire on April 5, 2027; 195,000 options expire on June 1, 2027; 195,000 options expire on December 31, 2027; 200,000 options expire on February 19, 2028.

(6)	53,750 options expire on February 4, 2026; 121,000 options expire on October 28, 2026; 25,000 options expire on February 19, 2027; 121,000 options expire on April 5, 2027; 195,000 options expire on June 1, 2027; 195,000 options expire on December 31, 2027; 25,000 options expire on February 19, 2028.

(7)	68,333 options expire on April 1, 2026; 81,000 options expire on October 28, 2026; 187,000 options expire on February 19, 2027; 81,000 options expire on April 5, 2027; 195,000 options expire on June 1, 2027; 195,000 options expire on December 31, 2027; 187,000 options expire on February 19, 2028.

(8)	50,000 options expire on April 1, 2026; 37,000 options expire on October 28, 2026; 75,000 options expire on February 19, 2027; 37,000 options expire on April 5, 2027; 50,000 options expire on June 1, 2027; 50,000 options expire on December 31, 2027; 75,000 options expire on February 19, 2028.

Director Compensation

The following table presents the total compensation for each person who served as a non-employee member of our board of directors and received compensation for such service during the fiscal year ended December 31, 2022. Other than as set forth in the table and described more fully below, we did not pay any compensation, make any equity awards or non-equity awards to, or pay any other compensation to any of the non-employee members of our board of directors in 2022.

Director	Option Awards (1)	Fees Earned or Paid in Cash	Total
Mark Standish (2)	$35,249	$-	$35,249
Leonard Schiller (2)	$18,760	$-	$18,760
LaBrena Martin (2)	$18,224	$-	$18,224
Laurie Weisberg (3)	$495,652	$-	$495,652
Brad Justus (4)	$-	$49,600	$49,600
Joanna Bloor (5)	$-	$49,600	$49,600
Lorraine Hendrickson (6)	$-	$49,600	$49,600
Peter Majar	$-	$20,000	$20,000
Erica Wagner	$-	$10,000	$10,000

(1)	Amounts shown in this column do not reflect dollar amounts actually received by our non-employee directors. Instead, these amounts represent the aggregate grant date fair value of stock option awards determined in accordance with FASB ASC Topic 718.

(2)	Mark Standish, Leonard Schiller, and LaBrena Martin resigned from the board of directors effective February 17, 2022.

(3)	Laurie Weisberg resigned from the board of directors effective September 2, 2022.

(4)	Brad Justus resigned from the board of directors effective September 30, 2022.

(5)	Joanna Bloor resigned from the board of directors effective November 17, 2022.

(6)	Lorraine Hendrickson resigned from the board of directors effective November 1, 2022.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The following includes a summary of transactions during our fiscal years ended December 31, 2021 and December 31, 2020 to which we have been a party, including transactions in which the amount involved in the transaction exceeds the lesser of  $120,000 or 1% of the average of our total assets at year-end for the last two completed fiscal years, and in which any of our directors, executive officers or, to our knowledge, beneficial owners of more than 5% of our capital stock or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest, other than equity and other compensation, termination, change in control and other arrangements, which are described elsewhere in this Annual Report. We are not otherwise a party to a current related party transaction, and no transaction is currently proposed, in which the amount of the transaction exceeds the lesser of $120,000 or 1% of the average of our total assets at year-end for the last two completed fiscal years and in which a related person had or will have a direct or indirect material interest.

Revenue

During the year ended December 31, 2021 the Company received revenue of $80,000 from Dune for branded content services prior to consolidation but after recognition as an equity method investee.

The July 2020 Convertible Note Offering

From July 2020 to September 2020, the Company conducted multiple closings of a private placement offering to accredited investors (the “July 2020 Convertible Note Offering”) of units of the Company’s securities by entering into subscription agreements with “accredited investors” (the “July 2020 Investors”) for aggregate gross proceeds of $50,000. The July 2020 Convertible Note Offering accrues interest at a rate of twelve percent per annum (12%). The July 2020 Convertible Note Offering mature on the six (6th) month anniversary of their issuance dates.

The July 2020 Note Offering is convertible into shares of the Company’s common stock, par value $.001 per share (“Conversion Shares”) at the lesser of (i) a fixed conversion price equal to $12.75 per share after the maturity date or (ii) any private placement offerings or one or more registered public offerings by the Company under the Securities Act in connection with its listing onto a national securities exchange (a “Qualified Offering”).

Upon default the July 2020 Convertible Note Offering is convertible into shares of the Company’s common stock, par value $.001 per share (“Conversion Shares”) equal to 61% multiplied by the lowest trade of the common stock during the twenty (15) consecutive trading day period immediately preceding the date of the respective conversion.

The conversion feature of the July 2020 Convertible Note Offering provides for an effective conversion price that is below market value on the date of issuance. Such feature is normally characterized as a beneficial conversion feature. When the Company records a BCF the relative fair value of the BCF is recorded as a debt discount against the face amount of the respective debt instrument. The Company recorded a BCF and related debt discount of $9,812, the discount is being accreted over the life of the Debenture to accretion of debt discount and issuance cost.

The Company recorded a $21,577 debt discount relating to 3,922 July 2020 Convertible Note Offering issued to investors based on the relative fair value of each equity instrument on the dates of issuance. The debt discount is being accreted over the life of these notes to accretion of debt discount and issuance cost.

During the year ended December 31, 2020, the Company converted $50,000 of principal and $630 of unpaid interest into the September 2020 Equity Raise.

The January 2020 Rosen Loan Agreement

On January 14, 2020, the Company entered into a loan agreement (the “January 2020 Rosen Loan Agreement”), whereby the Company issued a promissory note in the principal amount of $150,000 (the “January 2020 Rosen Note”). Pursuant to the January 2020 Rosen Loan Agreement, the January 2020 Rosen Note accrues interest at a fixed amount of $2,500 for the duration of the note.

During the year ended December 31, 2020 the Company repaid $150,000 in principal and $15,273 in interest.

The February Banner 2020 Loan Agreement

On February 15, 2020, the Company entered into a loan agreement (the “February 2020 Banner Loan Agreement”), whereby the Company issued a promissory note in the principal amount of $9,900 (the “February 2020 Note”) for expenses paid on behalf of the Company by an employee. Pursuant to the February 2020 Loan Agreement, the February 2020 Note bears interest at a rate of $495. As additional consideration for entering in the February 2020 Loan Agreement, the Company issued a five-year warrant to purchase 49 shares of the Company’s common stock at a purchase price of $18.00 per share.

During the year ended December 31, 2020 the Company repaid $9,900 in principal and $495 in interest.

The February 2020 Frommer Loan Agreement

On February 18, 2020, the Company entered into a loan agreement (the “February 2020 Frommer Loan Agreement”) with Jeremy Frommer, an officer of the Company, whereby the Company issued Frommer a promissory note in the principal amount of $2,989 (the “February 2020 Frommer Note”). As additional consideration for entering in the June 2018 Frommer Note Loan Agreement, the Company issued Frommer a five-year warrant to purchase 15 shares of the Company’s common stock at a purchase price of $18.00 per share. Pursuant to the February 2020 Frommer Loan Agreement, the note is payable on the maturity date of February 28, 2020 (the “February 2020 Frommer Maturity Date”).

During the year ended December 31, 2020 the Company repaid $2,989 in principal and $160 in interest.

The September 2020 Goldberg Loan Agreement

On September 15, 2020, the Company entered into a loan agreement (the “September 2020 Goldberg Loan Agreement”) with Goldberg whereby the Company issued a promissory note of $16,705 (the “September 2020 Goldberg Note”). Pursuant to the September 2020 Goldberg Loan Agreement, the September 2020 Goldberg Note has an interest rate of 7%. The maturity date of the September 2020 Goldberg Note is September 15, 2022 (the “September 2020 Goldberg Maturity Date”), at which time all outstanding principal, accrued and unpaid interest and other amounts due under note are due. The September 2020 Goldberg Loan is secured by the tangible and intangible property of the Company.

Since the September 2020 Goldberg Note has a make-whole provision if the share price of the Company’s common stock is below 2.92 on September 14, 2020, they are subject to derivative liability treatment. The Company has applied ASC 815, due to the potential for settlement in a variable quantity of shares. The make-whole feature of gave rise to a derivative liability of $2,557,275 which was recorded as a loss on extinguishment of debt.

During the year ended December 31, 2020 the Company accrued interest of $347.

The September 2020 Rosen Loan Agreement

On September 15, 2020, the Company entered into a loan agreement (the “September 2020 Rosen Loan Agreement”) with Rosen whereby the Company issued a promissory note of $3,295 (the “September 2020 Rosen Note”). Pursuant to the September 2020 Rosen Loan Agreement, the September 2020 Rosen Note has an interest rate of 7%. The maturity date of the September 2020 Rosen Note is September 15, 2022 (the “September 2020 Rosen Maturity Date”), at which time all outstanding principal, accrued and unpaid interest and other amounts due under the note are due. The September 2020 Rosen Loan is secured by the tangible and intangible property of the Company.

Since the September 2020 Rosen Note has a make-whole provision if the share price of the Company’s common stock is below 2.92 on September 14, 2020, they are subject to derivative liability treatment. The Company has applied ASC 815, due to the potential for settlement in a variable quantity of shares. The make-whole feature of gave rise to a derivative liability of $504,413 which was recorded as a loss on extinguishment of debt.

During the year ended December 31, 2020 the Company accrued interest of $67.

PRINCIPAL STOCKHOLDERS

The following table sets forth certain information, as of January 5, 2023, with respect to the beneficial ownership of the outstanding common stock by (i) any holder of more than five (5%) percent; (ii) each of the Company’s executive officers and directors; and (iii) the Company’s directors and executive officers as a group. Except as otherwise indicated, each of the stockholders listed below has sole voting and investment power over the shares beneficially owned. Except as otherwise indicated, each of the stockholders listed below has sole voting and investment power over the shares beneficially owned. The address for each person is 419 Lafayette Street, 6th Floor, New York, NY 10003.

	Shares Beneficially Owned(1)		Percentage Ownership
Executive Officers and Directors
Jeremy Frommer	1,842,001	(2)	4.59%
Justin Maury	965,536	(3)	2.42%
Chelsea Pullano	370,818	(4)	* %
Erica Wagner	32,767	(5)	* %
Peter Majar	—		0%
All current directors and officers as a group	3,211,122		8.04%

*	less than one percent

(1)	The securities “beneficially owned” by a person are determined in accordance with the definition of “beneficial ownership” set forth in the regulations of the SEC and accordingly, may include securities owned by or for, among others, the spouse, children or certain other relatives of such person, as well as other securities over which the person has or shares voting or investment power or securities which the person has the right to acquire within 60 days.

(2)	Includes 721,462 shares of common stock, 926,188 shares of common stock underlying stock options, and 194,351 shares of common stock underlying warrants.

(3)	Includes 159,060 shares of common stock, 799,333 shares of common stock underlying stock options, and 7,143 shares of common stock underlying warrants.

(4)	Includes 44,818 shares of common stock, 324,000 shares of common stock underlying stock options and 2,000 shares of common stock underlying warrants.

(5)	Includes 7,053 shares of common stock, 20,000 shares of common stock underlying stock options and 5,714 shares of common stock underlying warrants.

Securities Authorized for Issuance Under Equity Compensation Plans

As of December 31, 2021, we had awards outstanding under our 2020 Equity Incentive Plan:

	Number of securities to be issued upon exercise of outstanding options and warrants		Weighted- average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)
Plan Category	(a)		(b)	(c)
Equity compensation plans approved by security holders	2,950,402	(1)	$1.38	2,272,475
Equity compensation plans not approved by stockholders	N/A		N/A	N/A
Total	2,950,402		$1.38	2,272,475

(1)

During the year ended December 31, 2022, we had awards outstanding under the 2020 Plan. As of the end of fiscal year 2022, we had 4,408,267 shares of our common stock issuable upon the exercise of outstanding options granted pursuant to the 2020 Plan. The securities available under the Plan for issuance and issuable pursuant to exercises of outstanding options may be adjusted in the event of a change in outstanding stock by reason of stock dividend, stock splits, reverse stock splits, etc. Pursuant to the terms of the 2020 Plan we can grant stock options, restricted stock unit awards, and other awards at levels determined appropriate by our Board and/or compensation committee. The 2020 Plan also allows us to utilize a broad array of equity incentives and performance cash incentives in order to secure and retain the services of our employees.

SELLING STOCKHOLDERS FOR WHOSE ACCOUNTS WE ARE REGISTERING SHARES

The shares of our Common Stock being offered by the Selling Stockholders are issuable upon conversion of the July Debentures, exercise of the Series E Warrants, exercise of the Series F warrants, exercise of the November Warrants, conversion of the October Debenture, and conversion of the December Debenture. For additional information regarding the issuance of such debentures and warrants see above descriptions of the July Purchase Agreement, the September Purchase Agreement, the October Debenture, the November Warrants, and the December Debenture. We are registering the shares of our Common Stock in order to permit the Selling Stockholders to offer the shares for resale from time to time. Except as otherwise described in the footnotes to the table below and for the ownership of the registered shares issued pursuant to the July Purchase Agreement, the September Purchase Agreement and/or the October Purchase Agreement, neither the Selling Stockholders nor any of the persons that control them has had any material relationships with us or our affiliates within the past three (3) years.

The table below lists the Selling Stockholders and other information regarding the beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (and the rules and regulations thereunder) of the shares of our Common Stock by each of the Selling Stockholders.

The second column lists the number of shares of our Common Stock beneficially owned by each Selling Stockholder before this Offering (including shares which the Selling Stockholder has the right to acquire within 60 days, including upon conversion of any convertible securities)

The third column lists the shares of our Common Stock being offered by this prospectus by each Selling Stockholder.

The fourth and fifth columns list the number of shares of Common Stock beneficially owned by each Selling Stockholder and their percentage ownership after the Offering (including shares which the Selling Stockholder has the right to acquire within 60 days, including upon conversion of any convertible securities), assuming the sale of all of the shares offered by each Selling Stockholder pursuant to this prospectus.

Under the terms of the July Debenture, the November Warrants, the October Debenture, and the December Debenture a Selling Stockholder may not convert any such securities to the extent such conversion or exercise would cause such Selling Stockholder, together with any other person with which the Selling Stockholder is considered to be part of a group under Section 13 of the Exchange Act or with which the Selling Stockholder otherwise files reports under Section 13 and/or 16 of the Exchange Act, to beneficially own a number of shares of Common Stock which exceeds 4.99% or 9.99%, as applicable, of the Equity Interests of a class that is registered under the Exchange Act that is outstanding at such time.

The amounts and information set forth below are based upon information provided to us by the Selling Stockholders as of January 30, 2023, except as otherwise noted below. The Selling Stockholders may sell all or some of the shares of Common Stock it is offering, and may sell, unless indicated otherwise in the footnotes below, shares of our common stock otherwise than pursuant to this prospectus. The tables below assume the Selling Stockholders sell all of the shares offered by them in offerings pursuant to this prospectus, and do not acquire any additional shares. We are unable to determine the exact number of shares that will actually be sold or when or if these sales will occur.

Selling Stockholder	Number of Shares Owned Before Offering (1)	Shares Offered Hereby	Number of Shares Owned After Offering	Percentage of Shares Beneficially Owned After Offering (1)
Anson Investment Master Fund LP (2)	1,207,297	779,982	1,207,297	2.41%
Anson East Master Fund (3)	301,825	194,995	301,825	0.60%
L1 Capital Global Opportunities Master Fund (4)	0	21,428	0	0.00%
Joseph Reda (5)	1,272,768	1,675,601	1,272,768	2.54%
Gregory Castaldo (6)	575,000	194,995	575,000	1.15%
Andrew Arno (7)	300,000	617,366	300,000	0.60%
Dorado Goose, LLC (8)	0	6,833,250	0	0.00%
Jonathan Schechter (9)	170,000	462,000	170,000	0.34%
Daniel Ripp (10)	0	192,604	0	0.00%
Linda MacKay (11)	13,000	84,415	13,000	0.03%

(1)

Percentages are calculated based on an aggregate of 39,024,070 shares of Common Stock outstanding as of January 30, 2023. As applicable, such percentages have been further adjusted to account for outstanding convertible securities of such Selling Stockholder.

(2)	Represents 371,428 shares of issuable upon the exercise of warrants and 408,554 shares issuable upon the conversion of convertible notes. Anson Advisors Inc. and Anson Funds Management LP, the Co-Investment Advisers of Anson Investments Master Fund LP (“AIMF”) hold voting and dispositive power over the Common Shares held by Anson. Bruce Winson is the managing member of Anson 4 Management GP LLC, which is the general partner of Anson Funds Management LP. Moez Kassam and Amin Nathoo are directors of Anson Advisors Inc. Mr. Winson, Mr. Kassam and Mr. Nathoo each disclaim beneficial ownership of these Common Shares except to the extent of their pecuniary interest therein. The principal business address of Anson is Walkers Corporate Limited, Cayman Corporate Centre, 27 Hospital Road, George Town, Grand Cayman KY1-9008, Cayman Islands.

(3)	Represents 92,858 shares issuable upon the exercise of warrants and 102,137 shares issuable upon the conversion of convertible notes. Anson Advisors Inc. and Anson Funds Management LP, the Co-Investment Advisers of Anson Investments Master Fund LP (“AIMF”) hold voting and dispositive power over the Common Shares held by Anson. Bruce Winson is the managing member of Anson 4 Management GP LLC, which is the general partner of Anson Funds Management LP. Moez Kassam and Amin Nathoo are directors of Anson Advisors Inc. Mr. Winson, Mr. Kassam and Mr. Nathoo each disclaim beneficial ownership of these Common Shares except to the extent of their pecuniary interest therein. The principal business address of Anson is Walkers Corporate Limited, Cayman Corporate Centre, 27 Hospital Road, George Town, Grand Cayman KY1-9008, Cayman Islands.

(4)	Represents 21,428 shares issuable upon the exercise of warrants. David Feldman is a director of L1 Capital Global Opportunities Master Fund and may be deemed to having voting and investment power over the securities listed in the table above. Such Selling Stockholder’s address is 161A Shedden Road, 1 Artillery Court, PO Box 10085, Grand Cayman KY1-1001, Cayman Islands.

(5)	Represents 1,152,142 shares issuable upon the exercise of warrants and 523,459 shares issuable upon the conversion of convertible notes.

(6)	Represents 92,858 shares issuable upon the exercise of warrants and 102,137 shares issuable upon the conversion of convertible notes.

(7)	Represents 425,858 shares issuable upon the exercise of warrants and 191,508 shares issuable upon the conversion of convertible notes.

(8)	Represents 6,833,250 shares issuable upon the conversion of convertible notes. Tommy Wang is a director of Dorado Goose, LLC and may be deemed to having voting and investment power over the securities listed in the table above. Such Selling Stockholder’s address is 170 Dorado Bch E, Dorado, Puerto Rico 00646.

(9)	Represents 462,000 shares issuable upon the exercise of warrants.

(10)	Represents 192,604 shares issuable upon the exercise of warrants.

(11)	Represents 84,415 shares issuable upon the exercise of warrants.

DESCRIPTION OF SECURITIES

The following description of the Company’s capital stock and provisions of its Second Amended and Restated Articles of Incorporation and Amended and Restated Bylaws are summaries and are qualified by reference to the Company’s Second Amended and Restated Articles of Incorporation and Amended and Restated Bylaws.

Description of Stock

The Company is authorized to issue 120,000,000 shares of capital stock, par value $0.001 per share, of which 100,000,000 are shares of common stock and 20,000,000 are shares of “blank check” preferred stock. As of January 5, 2023, there were shares of common stock issued and outstanding. There were 450 shares of Preferred Series E Stock issued or outstanding as of January 30, 2023.

On August 13, 2020, we filed a certificate of amendment to our Second Amended and Restated Articles of Incorporation (the “Amendment”), with the Secretary of State of the State of Nevada to effectuate a one-for-three (1:3) reverse stock split (the “August 2020 Reverse Stock Split”) of our common stock without any change to its par value. The Amendment became effective on August 17, 2020. No fractional shares were issued in connection with the August 2020 Reverse Stock Split as all fractional shares were rounded down to the next whole share.

The holders of the Common Stock are entitled to one vote per share. In addition, the holders of the Company’s common stock will be entitled to receive dividends ratably, if any, declared by the Company’s board of directors out of legally available funds; however, the current policy of the board of directors is to retain earnings, if any, for operations and growth. Upon liquidation, dissolution or winding-up, the holders of the Company’s common stock are entitled to share ratably in all assets that are legally available for distribution. The holders of the Company’s common stock have no preemptive, subscription, redemption or conversion rights. The rights, preferences and privileges of holders of the Company’s common stock are subject to, and may be adversely affected by, the rights of the holders of any series of preferred stock, which may be designated solely by action of the board of directors and issued in the future.

The Common Stock is quoted on the OTCQB under the trading symbol “CRTD.”

The Company’s transfer agent is Pacific Stock Transfer.

Applicable Anti-Takeover Law

Set forth below is a summary of provisions in our Articles of Incorporation and the Bylaws that could have the effect of delaying or preventing a change in control of the Company. The following description is only a summary and it is qualified by refence our Articles of Incorporation, Bylaws and relevant provisions of the Nevada Revised Statutes.

No Cumulative Voting

Our Articles of Incorporation and the Bylaws do not provide holders of our common stock cumulative voting rights in the election of directors. The absence of cumulative voting could have the effect of preventing stockholders holding a minority of our shares of common stock from obtaining representation on our board of directors. The absence of cumulative voting might also, under certain circumstances, render more difficult or discourage a merger, tender offer or proxy contest favored by a majority of our stockholders, the assumption of control by a holder of a large block of our stock or the removal of incumbent management.

PLAN OF DISTRIBUTION

Each Selling Stockholder and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on any stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. The Company will not receive any of the proceeds from the sale by the Selling Stockholders. A Selling Stockholders may use any one or more of the following methods when selling securities:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	settlement of short sales;

●	in transactions through broker-dealers that agree with the Selling Stockholders to sell a specified number of such securities at a stipulated price per security;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	a combination of any such methods of sale; or

●	any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell securities under Rule 144 or any other exemption from registration under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Shareholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

In connection with the sale of the securities or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The Selling Stockholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Stockholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the securities. The Company has agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the securities may be freely resold by the Selling Stockholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for the Company to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect, or (ii) all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect, under circumstances in which any legend borne by such securities relating to restrictions on transferability thereof, under the Securities Act or otherwise, is removed. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the securities for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the securities by the Selling Stockholders or any other person. We will make copies of this prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser of the securities at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for us by Lucosky Brookman LLP.

EXPERTS

The financial statements as of the fiscal year ended December 31, 2021 and 2020 have been audited by Rosenberg Rich Baker Berman, P.A., an independent registered public accounting firm, as stated in their reports. Such financial statements have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

Available Information

We file reports, proxy statements and other information with the SEC. Information filed with the SEC by us can be inspected and copied at the Public Reference Room maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of this information by mail from the Public Reference Room of the SEC at prescribed rates. Further information on the operation of the SEC’s Public Reference Room in Washington, D.C. can be obtained by calling the SEC at 1-800-SEC-0330. The SEC also maintains a web site that contains reports, proxy and information statements and other information about issuers, such as us, who file electronically with the SEC. The address of that website is http://www.sec.gov.

Our website address is https://creatd.com. The information on our website, however, is not, and should not be deemed to be, a part of this prospectus.

This prospectus and any prospectus supplement are part of a registration statement that we filed with the SEC and do not contain all of the information in the registration statement. The full registration statement may be obtained from the SEC or us, as provided below. Forms of the documents establishing the terms of the offered securities are or may be filed as exhibits to the registration statement. Statements in this prospectus or any prospectus supplement about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents for a more complete description of the relevant matters. You may inspect a copy of the registration statement at the SEC’s Public Reference Room in Washington, D.C. or through the SEC’s website, as provided above.

PART I - FINANCIAL INFORMATION

Creatd, Inc.

September 30, 2022

Index to the Condensed Consolidated Financial Statements

Contents	Page(s)
Condensed Consolidated Balance Sheets as of September 30, 2022 (unaudited) and December 31, 2021	F-2

Condensed Consolidated Statements of Operations and Comprehensive Loss for the Three and Nine Months Ended September 30, 2022 and 2021 (unaudited)	F-3

Condensed Consolidated Statements of Changes in Stockholders’ Equity (Deficit) for the Three and Nine Months Ended September 30, 2022 and 2021 (unaudited)	F-4

Condensed Consolidated Statements of Cash Flows for the Nine Months Ended September 30, 2022 and 2021 (unaudited)	F-8

Notes to the Condensed Consolidated Financial Statements (unaudited)	F-9

Creatd, Inc.

Condensed Consolidated Balance Sheets

	September 30, 2022	December 31, 2021
	(Unaudited)
Assets

Current Assets
Cash	$439,539	$3,794,734
Accounts receivable, net	222,183	337,440
Inventory	879,050	106,403
Marketable securities	96	-
Prepaid expenses and other current assets	139,726	236,665
Total Current Assets	1,680,594	4,475,242

Property and equipment, net	248,963	102,939
Intangible assets	2,536,599	2,432,841
Goodwill	1,365,328	1,374,835
Deposits and other assets	769,136	718,951
Minority investment in businesses	-	50,000
Operating lease right of use asset	2,123,171	18,451

Total Assets	$8,723,791	$9,173,259

Liabilities and Stockholders’ Deficit

Current Liabilities
Accounts payable and accrued liabilities	$6,714,606	$3,730,540
Share liability	52,080	-
Convertible Notes, net of debt discount and issuance costs	6,062,926	159,193
Current portion of operating lease payable	279,593	18,451
Note payable, net of debt discount and issuance costs	1,758,179	1,278,672
Deferred revenue	305,555	234,159

Total Current Liabilities	15,172,939	5,421,015

Non-current Liabilities:
Note payable	28,920	63,992
Operating lease payable	2,135,393	-

Total Non-current Liabilities	2,164,313	63,992

Total Liabilities	17,337,252	5,485,007
Commitments and contingencies
Stockholders’ Equity (Deficit)
Preferred stock, $0.001 par value, 20,000,000 shares authorized
Series E Preferred stock, $0.001 par value, 8,000 shares authorized 500 and 500 shares issued and outstanding, respectively	-	-
Common stock par value $0.001: 100,000,000 shares authorized; 24,469,675 issued and 24,380,218 outstanding as of September 30, 2022 and 16,691,170 Outstanding 16,685,513 outstanding as of December 31, 2021	24,470	16,691
Additional paid in capital	124,667,772	111,563,618
Less: Treasury stock at cost, 89,457 and 5,657 shares, respectively	(76,106)	(62,406)
Accumulated deficit	(133,762,800)	(109,632,574)
Accumulated other comprehensive income	(143,991)	(78,272)
Total Creatd, Inc. Stockholders’ Equity	(9,290,655)	1,807,057
Non-controlling interest in consolidated subsidiaries	677,194	1,881,195
	(8,613,461)	3,688,252

Total Liabilities and Stockholders’ Equity (Deficit)	$8,723,791	$9,173,259

The accompanying notes are an integral part of these condensed consolidated financial statements.

Creatd, Inc.

Condensed Consolidated Statements of Operations and Comprehensive Loss

(Unaudited)

	For the Three Months Ended	For the Three Months Ended	For the Nine Months Ended	For the Nine Months Ended
	September 30, 2022	September 30, 2021	September 30, 2022	September 30, 2021

Net revenue	$1,022,851	$1,179,620	$3,997,490	$2,894,390

Cost of revenue	1,404,562	1,418,213	4,771,151	4,160,743

Gross margin (loss)	(381,711)	(238,593)	(773,661)	(1,266,353)

Operating expenses
Research and development	234,965	322,946	686,131	708,396
Marketing	646,520	1,812,400	4,016,051	8,049,579
Stock based compensation	626,568	2,151,900	3,848,578	5,662,389
Impairment of intangible assets	249,586	-	257,117	93,791
General and administrative	3,837,469	2,385,135	11,397,989	5,457,258

Total operating expenses	5,595,108	6,672,381	20,205,866	19,971,413

Loss from operations	(5,976,819)	(6,910,974)	(20,979,527)	(21,237,766)

Other income (expenses)
Other income	-	123,710	99	123,710
Interest expense	(673,694)	(59,859)	(707,950)	(319,290)
Accretion of debt discount and issuance cost	(1,884,679)	(2,176,651)	(2,531,687)	(3,028,015)
Derivative expense	-	-	-	(100,502)
Change in derivative liability	-	(833,456)	3,729	(1,096,287)
Impairment of investment	-	-	(50,000)	(62,733)
Settlement of vendor liabilities	-	-	(2,867)	92,909
Loss on marketable securities	(11,415)	-	(11,646)	-
Gain (loss) on extinguishment of debt	(979,738)	137,109	(832,482)	423,118
Gain on forgiveness of debt	-	-	-	279,022

Other expenses, net	(3,549,526)	(2,809,147)	(4,132,804)	(3,688,068)

Loss before income tax provision	(9,526,345)	(9,720,121)	(25,112,331)	(24,925,834)

Equity in net loss from equity method investment	-	(16,413)	-	(16,413)
Income tax provision	-	-	-	-
Net loss	(9,526,345)	(9,736,534)	(25,112,331)	(24,942,247)

Non-controlling interest in net loss	299,903	(60,477)	1,285,661	(60,045)

Net Loss attributable to Creatd, Inc.	(9,226,442)	(9,797,011)	(23,826,670)	(25,002,292)

Deemed dividend	(221,829)	-	(303,557)	(410,750)

Net loss attributable to common shareholders	$(9,448,271)	$(9,797,011)	$(24,130,227)	$(25,413,042)
Comprehensive loss
Net loss	(9,526,345)	(9,736,534)	(25,112,331)	(24,942,247)

Currency translation gain (loss)	(36,110)	(8,436)	(65,719)	(16,299)

Comprehensive loss	$(9,562,455)	$(9,744,970)	$(25,178,050)	$(24,958,546)
Per-share data
Basic and diluted loss per share	$(0.45)	$(0.71)	$(1.23)	$(2.20)
Weighted average number of common shares outstanding	21,030,188	13,710,111	19,669,411	11,563,150

The accompanying notes are an integral part of these condensed consolidated financial statements.

Creatd, Inc.

Condensed Consolidated Statement of Changes in Stockholders’ Equity (Deficit)

For the Three Months Ended September 30, 2022

(Unaudited)

	Series E Preferred Stock		Common Stock		Treasury stock		Additional Paid In	Accumulated	Non-Controlling	Other Comprehensive	Stockholders’ Equity
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	Interest	Income	(Deficit)

Balance, July 1, 2022	500	$-	20,254,839	$20,255	(5,657)	$(62,406)	$122,068,892	$(124,314,529)	$895,437	$(107,881)	$(1,500,232)

Stock based compensation	-	-	107,260	107	-	-	568,107	-	-	-	568,214

Shares issued for prepaid services	-	-	50,000	50	-	-	34,900	-	-	-	34,950

Shares issued for acquisition	-	-	57,576	58	-	-	40,937	-	81,660	-	122,655

Purchase of treasury stock	-	-	-	-	(83,800)	(13,700)	-	-	-	-	(13,700)

Cash received for common stock and warrants, net of $75,000 of issuance costs	-	-	4,000,000	4,000	-	-	721,000	-	-	-	725,000

Stock warrants issued with note payable	-	-	-	-	-	-	1,012,107	-	-	-	1,012,107

Foreign currency translation adjustments	-	-	-	-	-	-	-	-	-	(36,110)	(36,110)

Dividends	-	-	-	-	-	-	221,829	(221,829)	-	-	-

Net loss for the three months ended September 30, 2022	-	-	-	-	-	-	-	(9,226,442)	(299,903)	-	(9,526,345)

Balance, September 30, 2022	500	$-	24,469,675	$24,470	(89,457)	$(76,106)	$124,667,772	$(133,762,800)	$677,194	$(143,991)	$(8,613,461)

The accompanying notes are an integral part of these consolidated financial statements.

Creatd, Inc.

Condensed Consolidated Statement of Changes in Stockholders’ Equity (Deficit)

For the Nine Months Ended September 30, 2022

(Unaudited)

	Series E Preferred Stock		Common Stock		Treasury stock		Additional Paid In	Accumulated	Non-Controlling	Other Comprehensive	Stockholders’ Equity
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	Interest	Income	(Deficit)

Balance, January 1, 2022	500	$-	16,691,170	$16,691	(5,657)	$(62,406)	$111,563,618	$(109,632,574)	$1,881,195	$(78,272)	$3,688,252

Stock based compensation	-	-	415,180	415	-	-	3,822,564	-	-	-	3,822,979

Shares issued for prepaid services	-	-	150,000	150	-	-	141,000	-	-	-	141,150

Shares issued for acquisition	-	-	57,576	58	-	-	40,937	-	81,660	-	122,655

Purchase of treasury stock	-	-	-	-	(83,800)	(13,700)	-	-	-	-	(13,700)

Stock warrants issued with note payable	-	-	-	-	-	-	2,907,497	-	-	-	2,907,497

Cash received for common stock and warrants, net of $190,000 of issuance costs	-	-	7,046,314	7,046	-	-	5,715,254	-	-	-	5,722,300

Common stock issued upon conversion of notes payable	-	-	109,435	110	-	-	173,346	-	-	-	173,456

Foreign currency translation adjustments	-	-	-	-	-	-	-	-	-	(65,719)	(65,719)

Dividends	-	-	-	-	-	-	303,556	(303,556)	-	-	-

Net loss for the nine months ended September 30, 2022	-	-	-	-	-	-	-	(23,826,670)	(1,285,661)	-	(25,112,331)

Balance, September 30, 2022	500	$-	24,469,675	$24,470	(89,457)	$(76,106)	$124,667,772	$(133,762,800)	$677,194	$(143,991)	$(8,613,461)

The accompanying notes are an integral part of these consolidated financial statements.

Creatd, Inc.
Condensed Consolidated Statement of Changes in Stockholders’ Equity (Deficit)
For the Three Months Ended September 30, 2021

(Unaudited)

	Series E Preferred Stock		Common Stock		Treasury stock		Additional Paid In	Accumulated	Non-Controlling	Other Comprehensive	Stockholders’
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	Interest	Income	Equity
Balance, July 1, 2021	1,048	$1	11,857,675	$11,858	(5,657)	$(62,406)	$87,131,333	$(87,544,953)	$56,433	$(45,097)	$(452,831)

Stock based compensation	-	-	22,934	23	-	-	2,094,787	-	-	-	2,094,810

Conversion of warrants to stock	-	-	954,568	955	-	-	4,198,442	-	-	-	4,199,397

Shares issued for acquisition	-	-	224,503	224	-	-	893,297	-	-	-	893,521

Cash received for common stock	-	-	87,500	87	-	-	248,613	-	-	-	248,700

Common stock issued upon conversion of notes payable	-	-	779,706	779	-	-	3,697,725	-	-	-	3,698,504

Conversion of preferred series E to stock	(438)	-	106,311	106	-	-	(106)	-	-	-	-

Foreign currency translation adjustments	-	-	-	-	-	-	-	-	-	(8,436)	(8,436)

Non-controlling interest in consolidated subsidiary from acquisition	-	-	-	-	-	-	-	-	1,190,000	-	1,190,000

Net loss for the three months ended September 30, 2021	-	-	-	-	-	-	-	(9,797,011)	60,477	-	(9,736,534)
Balance, September 30, 2021	610	$1	14,033,197	$14,032	(5,657)	$(62,406)	$98,264,091	$(97,341,964)	$1,306,910	$(53,533)	$2,127,131

The accompanying notes are an integral part of these condensed consolidated financial statements.

Creatd, Inc.

Condensed Consolidated Statement of Changes in Stockholders’ Equity (Deficit)

For the Nine Months Ended September 30, 2021

(Unaudited)

	Series E Preferred Stock		Common Stock		Treasury stock		Additional Paid In	Subscription	Accumulated	Non- Controlling	Other Comprehensive	Stockholders’
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Receivable	Deficit	Interest	Income	Equity
Balance, January 1, 2021	7,738	$8	8,736,378	$8,737	(5,657)	$(62,406)	$77,505,013	$(40,000)	$(71,928,922)	$-	$(37,234)	$5,445,196

Stock based compensation	-	-	224,245	224	-	-	5,505,165	-	-	-	-	5,505,389

Shares issued for prepaid services	-	-	50,000	50	-	-	226,450	-	-	-	-	226,500

Shares issued to settle vendor liabilities	-	-	44,895	44	-	-	181,341	-	-	-	-	181,385

Common stock issued upon conversion of notes payable	-	-	900,665	901	-	-	4,014,424	-	-	-	-	4,015,325

Exercise of warrants to stock	-	-	1,275,261	1,275	-	-	5,470,793	-	-	-	-	5,472,068

Cash received for common	-	-	837,500	837	-	-	2,461,363	-	-	-	-	2,462,200

Cash received for preferred series E and warrants	40	-	-	-	-	-	(4,225)	40,000	-	-	-	35,775

Conversion of preferred series E to stock	(7,168)	(7)	1,739,750	1,739	-	-	(1,732)	-	-	-	-	-

Stock warrants issued with note payable	-	-	-	-	-	-	1,601,452	-	-	-	-	1,601,452

Shares issued for acquisition	-	-	224,503	225	-	-	893,297	-	-	-	-	893,522

Foreign currency translation adjustments	-	-	-	-	-	-	-	-	-	-	(16,299)	(16,299)

Non-controlling interest in consolidated subsidiary from acquisition	-	-	-	-	-	-	-	-	-	1,246,865	-	1,246,865

Dividends	-	-	-	-	-	-	410,750	-	(410,750)	-	-	-

Net loss for the nine months ended September 30, 2021	-	-	-	-	-	-	-	-	(25,002,292)	60,045	-	(24,942,247)
Balance, September 30, 2021	610	$1	14,033,197	$14,032	(5,657)	$(62,406)	$98,264,091	$-	$(97,341,964)	$1,306,910	$(53,533)	$2,127,131

The accompanying notes are an integral part of these condensed consolidated financial statements.

Creatd, Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	For the Nine Months Ended	For the Nine Months Ended
	September 30, 2022	September 30, 2021

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(25,112,331)	$(24,942,247)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	441,943	194,929
Impairment of investment	50,000	62,733
Impairment of intangible assets	257,117	93,791
Accretion of debt discount and issuance cost	2,531,687	3,028,015
Share-based compensation	3,848,578	5,662,389
Bad debt expense	124,186	-
Loss (Gain) on Forgiveness of debt	832,482	(702,140)
Settlement of vendor liabilities	2,867	(92,909)
Change in fair value of derivative liability	(3,729)	1,096,287
Derivative Expense	-	100,502
Loss on marketable securities	11,646	-
Non cash lease expense	44,305	60,756
Equity interest granted for other income	-	(123,710)
Equity in net loss from unconsolidated investment	-	16,413
Changes in operating assets and liabilities:
Prepaid expenses	114,925	(471,899)
Inventory	(492,128)	(68,091)
Accounts receivable	(481,080)	150,980
Deposits and other assets	(50,185)	107,115
Deferred revenue	71,396	111,192
Accounts payable and accrued expenses	3,805,245	160,434
Operating lease liability	145,887	(61,605)
Net Cash Used In Operating Activities	(13,857,189)	(15,617,065)

CASH FLOWS FROM INVESTING ACTIVITIES:
Cash paid for property and equipment	(213,975)	(65,971)
Deposits	-	(325,000)
Cash paid for minority investment in business	-	(510,000)
Cash paid for investments in marketable securities	(48,878)	-
Sale of marketable securities	37,135	-
Cash consideration for acquisition	(75,679)	(412,943)
Purchases of digital assets	(192,795)	(11,241)
Net Cash Used In Investing Activities	(494,192)	(1,325,155)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from the exercise of warrant	-	5,472,068
Net proceeds from issuance of notes	2,174,402	321,229
Repayment of notes	(2,292,953)	(403,843)
Proceeds from issuance of convertible note	5,809,755	3,610,491
Repayment of convertible notes	(337,899)	(941,880)
Purchase of treasury stock	(13,700)	-
Proceeds from issuance of common stock and warrants	5,722,300	2,502,200
Net Cash Provided By Financing Activities	11,061,905	10,560,265

Effect of exchange rate changes on cash	(65,719)	(16,299)

Net Change in Cash	(3,355,195)	(6,398,254)

Cash - Beginning of period	3,794,734	7,906,782

Cash - End of period	$439,539	$1,508,528

SUPPLEMENTARY CASH FLOW INFORMATION:
Cash Paid During the Year for:
Income taxes	$-	$-
Interest	$139,000	$58,395

SUPPLEMENTARY DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:
Settlement of vendor liabilities	$147,649	$168,667
Warrants issued with debt	$2,907,497	$1,601,452
Issuance of common stock for prepaid services	$141,150	$226,500
Operating Lease liability	$2,250,648	$-
Deferred offering costs	$-	$4,225
Common stock and warrants issued upon conversion of notes payable	$173,455	$4,015,325
Shares issued for acquisition	$40,994	$893,520

The accompanying notes are an integral part of these condensed consolidated financial statements.

Creatd, Inc.

September 30, 2022

Notes to the Condensed Consolidated Financial Statements

Note 1 – Organization and Operations

Creatd, Inc., formerly Jerrick Media Holdings, Inc. (“we,” “us,” the “Company,” or “Creatd”), is a technology company focused on providing economic opportunities for creators, which it accomplishes through its four main business pillars: Creatd Labs, Creatd Partners, Creatd Ventures, and Creatd Studios. Creatd’s flagship product, Vocal, delivers a robust long-form, digital publishing platform organized into highly engaged niche-communities capable of hosting all forms of rich media content. Through Creatd’s proprietary algorithm dynamics, Vocal enhances the visibility of content and maximizes viewership, providing advertisers access to target markets that most closely match their interests.

The Company was originally incorporated under the laws of the State of Nevada on December 30, 1999 under the name LILM, Inc. The Company changed its name on December 3, 2013 to Great Plains Holdings, Inc. as part of its plan to diversify its business.

On February 5, 2016 (the “Closing Date”), GTPH, GPH Merger Sub, Inc., a Nevada corporation and wholly-owned subsidiary of GTPH (“Merger Sub”), and Jerrick Ventures, Inc., a privately-held Nevada corporation headquartered in New Jersey (“Jerrick”), entered into an Agreement and Plan of Merger (the “Merger”) pursuant to which the Merger Sub was merged with and into Jerrick, with Jerrick surviving as a wholly-owned subsidiary of GTPH (the “Merger”). GTPH acquired, pursuant to the Merger, all of the outstanding capital stock of Jerrick in exchange for issuing Jerrick’s shareholders (the “Jerrick Shareholders”), pro-rata, a total of 475,000 shares of GTPH’s common stock. In connection therewith, GTPH acquired 33,415 shares of Jerrick’s Series A Convertible Preferred Stock (the “Jerrick Series A Preferred”) and 8,064 shares of Series B Convertible Preferred Stock (the “Jerrick Series B Preferred”).

In connection with the Merger, on the Closing Date, GTPH and Kent Campbell entered into a Spin-Off Agreement (the “Spin-Off Agreement”), pursuant to which Mr. Campbell purchased from GTPH (i) all of GTPH’s interest in Ashland Holdings, LLC, a Florida limited liability company, and (ii) all of GTPH’s interest in Lil Marc, Inc., a Utah corporation, in exchange for the cancellation of 39,091 shares of GTPH’s Common Stock held by Mr. Campbell. In addition, Mr. Campbell assumed all debts, obligations and liabilities of GTPH, including any existing prior to the Merger, pursuant to the terms and conditions of the Spin-Off Agreement.

Upon closing of the Merger on February 5, 2016, the Company changed its business plan to that of Jerrick.

Effective February 28, 2016, GTPH entered into an Agreement and Plan of Merger (the “Statutory Merger Agreement”) with Jerrick, pursuant to which GTPH became the parent company of Jerrick Ventures, LLC, a wholly-owned operating subsidiary of Jerrick (the “Statutory Merger”) and GTPH changed its name to Jerrick Media Holdings, Inc. to better reflect its new business strategy.

On September 11, 2019, the Company acquired 100% of the membership interests of Seller’s Choice, LLC, a New Jersey limited liability company (“Seller’s Choice”), a digital e-commerce agency.

On September 9, 2020, the Company filed a certificate of amendment with the Secretary of State of the State of Nevada to change our name to “Creatd, Inc.”, which became effective on September 10, 2020.

On June 4, 2021, the Company acquired 89% of the membership interests of Plant Camp, LLC, a Delaware limited liability company (“Plant Camp”), which the Company subsequently rebranded as Camp. Camp is a direct-to-consumer (DTC) food brand which creates healthy upgrades to classic comfort food favorites. The results of Plant Camp’s operations have been included since the date of acquisition in the Statements of Operations.

On July 20, 2021, the Company acquired 44% of the membership interests of WHE Agency, Inc. WHE Agency, Inc, is a talent management and public relations agency based in New York (“WHE”). WHE has been consolidated due to the Company’s ownership of 55% voting control, and the results of operations have been included since the date of acquisition in the Statements of Operations.

Between October 21, 2020, and August 16, 2021, the Company acquired 21% of the membership interests of Dune, Inc. Dune, Inc. is a direct-to-consumer brand focused on promoting wellness through its range of health-oriented beverages.

On October 3, 2021, the Company acquired an additional 29% of the membership interests of Dune, Inc., bringing our total membership interests to 50%. Dune, Inc., has been consolidated due to the Company’s ownership of 50% voting control, and the results of operations have been included since the date of acquisition in the Statements of Operations.

On March 7, 2022, the Company acquired 100% of the membership interests of Denver Bodega, LLC, d/b/a Basis, a Colorado limited liability company (“Basis”). Basis is a direct-to-consumer functional beverage brand that makes high-electrolyte mixes meant to aid hydration. Denver Bodega, LLC has been consolidated due to the Company’s ownership of 100% voting control, and the results of operations have been included since the date of acquisition in the Statement of Operations.

On August 1, 2022, the Company acquired 51% of the membership interests of Orbit Media LLC, a New York limited liability company. Orbit is a app-based stock trading platform designed to empower a new generation of investors. Orbit has been consolidated due to the Company’s ownership of 51% voting control, and the results of operations have been included since the date of acquisition in the Statement of Operations.

On September 13, 2022, the Company acquired 100% of the membership interests of Brave Foods, LLC, a Maine limited liability company. Brave is a plant-based food company that provides convenient and healthy breakfast food products. Brave Foods, LLC has been consolidated due to the Company’s ownership of 100% voting control, and the results of operations have been included since the date of acquisition in the Statement of Operations.

Note 2 – Significant Accounting Policies and Practices

Management of the Company is responsible for the selection and use of appropriate accounting policies and the appropriateness of accounting policies and their application. Critical accounting policies and practices are those that are both most important to the portrayal of the Company’s financial condition and results and require management’s most difficult, subjective, or complex judgments, often as a result of the need to make estimates about the effects of matters that are inherently uncertain. The Company’s significant and critical accounting policies and practices are disclosed below as required by the accounting principles generally accepted in the United States of America.

Basis of Presentation

The Company’s condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and following the requirements of the U.S. Securities and Exchange Commission (“SEC”) for interim reporting. As permitted under those rules, certain footnotes or other financial information that are normally required by U.S. GAAP can be condensed or omitted. These interim financial statements have been prepared on the same basis as the Company’s annual financial statements and, in the opinion of management, reflect all adjustments, consisting only of normal recurring adjustments, which are necessary for a fair statement of the Company’s financial information. These interim results are not necessarily indicative of the results to be expected for the year ending December 31, 2022 or any other interim period or for any other future year. These unaudited condensed consolidated financial statements should be read in conjunction with the Company’s audited consolidated financial statements and the notes thereto for the year ended December 31, 2021, included in the Company’s 2021 Annual Report on Form 10-K filed with the SEC. The balance sheet as of December 31, 2021 has been derived from audited financial statements at that date but does not include all of the information required by U.S. GAAP for complete financial statements.

Use of Estimates and Critical Accounting Estimates and Assumptions

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting periods.

These significant accounting estimates or assumptions bear the risk of change due to the fact that there are uncertainties attached to these estimates or assumptions, and certain estimates or assumptions are difficult to measure or value.

Management bases its estimates on historical experience and on various assumptions that are believed to be reasonable in relation to the financial statements taken as a whole under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources.

Management regularly evaluates the key factors and assumptions used to develop the estimates utilizing currently available information, changes in facts and circumstances, historical experience and reasonable assumptions. After such evaluations, if deemed appropriate, those estimates are adjusted accordingly. The Company uses estimates in accounting for, among other items, revenue recognition, allowance for doubtful accounts, stock-based compensation, income tax provisions, excess and obsolete inventory reserve, and impairment of intellectual property.

Actual results could differ from those estimates.

Presentation

During 2021, we adopted a change in presentation on our Condensed Consolidated Statements of Comprehensive Loss in order to present a gross profit line and allocate certain overhead expenses, the presentation of which is consistent with our peers. Under the new presentation, we began allocating overhead expenses related to cost of goods sold. Prior periods have been revised to reflect this change in presentation.

Principles of consolidation

The Company consolidates all majority-owned subsidiaries, if any, in which the parent’s power to control exists.

As of September 30, 2022, the Company’s consolidated subsidiaries and/or entities are as follows:

Name of combined affiliate	State or other jurisdiction of incorporation or organization	Company Ownership Interest
Jerrick Ventures LLC	Delaware	100%
Abacus Tech Pty Ltd	Australia	100%
Brave Foods, LLC	Brave Foods, LLC	100%
Denver Bodega, LLC	Colorado	100%
Dune Inc.	Delaware	50%
Plant Camp LLC	Delaware	89%
OG Collection, Inc.	Delaware	100%
OG Gallery, LLC	Delaware	100%
Orbit Media LLC	New York	51%
WHE Agency, Inc.	Delaware	44%

All inter-company balances and transactions have been eliminated. The condensed consolidated financial statements include Denver Bodega, LLC activity since March 7, 2022, Orbit Media LLC activity since August 1, 2022, and Brave Foods, LLC activity since September 13, 2022.

Variable Interest Entities

Management performs an ongoing assessment of its noncontrolling interests from investments in unrelated entities to determine if those entities are variable interest entities (VIEs), and if so, whether the Company is the primary beneficiary. If an entity in such a transaction, by design, meets the definition of a VIE and the Company determines that it, or a condensed consolidated subsidiary is the primary beneficiary, the Company will include the VIE in its condensed consolidated financial statements. If such an entity is deemed to not be condensed consolidated, the Company records only its investment in equity securities as a marketable security or investment under the equity method, as applicable

Fair Value of Financial Instruments

The fair value measurement disclosures are grouped into three levels based on valuation factors:

●	Level 1 – quoted prices in active markets for identical investments

●	Level 2 – other significant observable inputs (including quoted prices for similar investments and market corroborated inputs)

●	Level 3 – significant unobservable inputs (including our own assumptions in determining the fair value of investments)

The Company’s Level 1 assets/liabilities include cash, accounts receivable, marketable trading securities, accounts payable, marketable trading securities, prepaid and other current assets, line of credit and due to related parties. Management believes the estimated fair value of these accounts at September 30, 2022 approximate their carrying value as reflected in the balance sheets due to the short-term nature of these instruments or the use of market interest rates for debt instruments.

The Company’s Level 2 assets/liabilities include certain of the Company’s notes payable. Their carrying value approximates their fair values based upon a comparison of the interest rate and terms of such debt given the level of risk to the rates and terms of similar debt currently available to the Company in the marketplace.

The Company’s Level 3 assets/liabilities include goodwill, intangible assets, equity investments at cost, and derivative liabilities. Inputs to determine fair value are generally unobservable and typically reflect management’s estimates of assumptions that market participants would use in pricing the asset or liability. The fair values are therefore determined using model-based techniques, including option pricing models and discounted cash flow models. Unobservable inputs used in the models are significant to the fair values of the assets and liabilities.

The following tables provides a summary of the relevant assets that are measured at fair value on a recurring basis:

Fair Value Measurements as of

September 30, 2022

	Total	Quoted Prices in Active Markets for Identical Assets or Liabilities (Level 1)	Quoted Prices for Similar Assets or Liabilities in Active Markets (Level 2)	Significant Unobservable Inputs (Level 3)
Assets:
Marketable securities - equity securities	$96	$96	$-	$-
Total assets	$96	$96	$-	$-

Our marketable equity securities are publicly traded stocks measured at fair value using quoted prices for identical assets in active markets and classified as Level 1 within the fair value hierarchy. Marketable equity securities as of September 30, 2022 are $96.

The change in net realized depreciation on equity trading securities that has been included in other expenses for the nine months ended September 30, 2022 and 2021 was $11,646 and $0, respectively.

Cash Equivalents

The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

At times, cash balances may exceed the Federal Deposit Insurance Corporation (“FDIC”) or Financial Claims Scheme (“FCS”) insurable limits. The Company has never experienced any losses related to these balances. The uninsured cash balance as of September 30, 2022, was $0. The Company does not believe it is exposed to significant credit risk on cash and cash equivalents.

Concentration of Credit Risk and Other Risks and Uncertainties

The Company provides credit in the normal course of business. The Company maintains allowances for credit losses on factors surrounding the credit risk of specific customers, historical trends, and other information.

The Company operates in Australia and holds total assets of $622,445. It is reasonably possible that operations located outside an entity’s home country will be disrupted in the near term.

Property and Equipment

Property and equipment are recorded at cost. Expenditures for major additions and betterments are capitalized. Maintenance and repairs are charged to operations as incurred. Depreciation is computed by the straight-line method (after taking into account their respective estimated residual values) over the estimated useful lives of the respective assets as follows:

Estimated Useful Life (Years)

Computer equipment and software	3
Furniture and fixtures	5

Upon sale or retirement of property and equipment, the related cost and accumulated depreciation are removed from the accounts and any gain or loss is reflected in the condensed consolidated statements of operations.

Long-lived Assets Including Goodwill and Other Acquired Intangible Assets

We evaluate the recoverability of property and equipment, acquired finite-lived intangible assets and, purchased infinite life digital assets for possible impairment whenever events or circumstances indicate that the carrying amount of such assets may not be recoverable. The evaluation is performed at the lowest level for which identifiable cash flows are largely independent of the cash flows of other assets and liabilities. Recoverability of these assets is measured by a comparison of the carrying amounts to the future undiscounted cash flows the assets are expected to generate from the use and eventual disposition. Digital assets accounted for as intangible assets are subject to impairment losses if the fair value of digital assets decreases other than temporary below the carrying value. The fair value is measured using the quoted price of the crypto asset at the time its fair value is being measured. If such review indicates that the carrying amount of property and equipment and intangible assets is not recoverable, the carrying amount of such assets is reduced to fair value. During the three months ended September 30, 2022, the Company recorded an impairment charge of $249,586  for intangible assets. During the nine months ended September 30, 2022, the Company recorded an impairment charge of $257,117 for intangible assets.

Acquired finite-lived intangible assets are amortized on a straight-line basis over the estimated useful lives of the assets. We routinely review the remaining estimated useful lives of property and equipment and finite-lived intangible assets. If we change the estimated useful life assumption for any asset, the remaining unamortized balance is amortized or depreciated over the revised estimated useful life. The remaining weighted average life of the intangible assets are 7.1 years.

Scheduled amortization over the next five years are as follows:

Twelve months ending September 30,

2023	$415,215
2024	443,236
2025	280,223
2026	260,935
2027	239,934
Thereafter	739,762
Total	2,379,305

Intangible assets not subject to amortization	157,294
Total Intangible Assets	$2,536,599

Amortization expense was $94,130 and $75,069 for the three months ended September 30, 2022 and 2021, respectively. Amortization expense was $355,509 and $143,776 for the nine months ended September 30, 2022 and 2021, respectively.

Goodwill is not amortized but is subject to periodic testing for impairment in accordance with ASC Topic 350 “Intangibles – Goodwill and Other – Testing Indefinite-Lived Intangible Assets for Impairment” (“ASC Topic 350”). The Company tests goodwill for impairment on an annual basis as of the last day of the Company’s fiscal December each year or more frequently if events occur or circumstances change indicating that the fair value of the goodwill may be below its carrying amount. The Company has four reporting units. The Company uses an income-based approach to determine the fair value of the reporting units. This approach uses a discounted cash flow methodology and the ability of our reporting units to generate cash flows as measures of fair value of our reporting units.

During the year ended December 31, 2021, the Company completed its annual impairment test of goodwill. The Company performed the qualitative assessment as permitted by ASC 350-20 and determined for three of its reporting units that the fair value of those reporting units was more likely than not greater than their carrying value, including Goodwill. However, based on this qualitative assessment, the Company determined that the carrying value of the Seller’s Choice reporting unit was more likely than not greater than its carrying value, including Goodwill. Based on completion of the annual impairment test, the Company recorded an impairment charge of $1,035,795 for goodwill.

During the three months ended September 30, 2022, management observed impairment indicators that led them to believe the carrying amount of goodwill was below its carrying value. The Company determined that the carrying value of the Plant Camp and Dune reporting units were more likely than not greater than their carrying value, including Goodwill. Based on estimated impairment computed, the Company recorded an impairment charge of $25,139 for goodwill.

The following table sets forth a summary of the changes in goodwill for the three months ended September 30, 2022.

For the Three Months ended September 30, 2022
Total
As of July 1, 2022	$1,383,785
Goodwill acquired in a business combination	6,682
Impairment of goodwill	(25,139)
As of September 30, 2022	$1,365,328

The following table sets forth a summary of the changes in goodwill for the nine months ended September 30, 2022.

For the Nine Months ended September 30, 2022
Total
As of January 1, 2022	$1,374,835
Goodwill acquired in a business combination	15,632
Impairment of goodwill	(25,139)
As of September 30, 2022	$1,365,328

Commitments and Contingencies

The Company follows subtopic 450-20 of the FASB ASC to report accounting for contingencies. Certain conditions may exist as of the date the condensed consolidated financial statements are issued, which may result in a loss to the Company, but which will only be resolved when one or more future events occur or fail to occur. The Company assesses such contingent liabilities, and such assessment inherently involves an exercise of judgment. In assessing loss contingencies related to legal proceedings that are pending against the Company or un-asserted claims that may result in such proceedings, the Company evaluates the perceived merits of any legal proceedings or un-asserted claims as well as the perceived merits of the amount of relief sought or expected to be sought therein.

If the assessment of a contingency indicates that it is probable that a material loss has been incurred and the amount of the liability can be estimated, then the estimated liability would be accrued in the Company’s condensed consolidated financial statements. If the assessment indicates that a potential material loss contingency is not probable but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingent liability, and an estimate of the range of possible losses, if determinable and material, would be disclosed.

Loss contingencies considered remote are generally not disclosed unless they involve guarantees, in which case the guarantees would be disclosed.

Foreign Currency

Foreign currency denominated assets and liabilities are translated into U.S. dollars using the exchange rates in effect at our Condensed Consolidated Balance Sheet dates. Results of operations and cash flows are translated using the average exchange rates throughout the periods. The effect of exchange rate fluctuations on the translation of assets and liabilities is included as a component of stockholders’ equity in accumulated other comprehensive income. Gains and losses from foreign currency transactions, which are included in operating expenses, have not been significant in any period presented.

Derivative Liability

The Company evaluates its debt and equity issuances to determine if those contracts or embedded components of those contracts qualify as derivatives to be separately accounted for in accordance with paragraph 815-10-05-4 and Section 815-40-25 of the FASB Accounting Standards Codification. The result of this accounting treatment is that the fair value of the embedded derivative is marked-to-market each balance sheet date and recorded as either an asset or a liability. In the event that the fair value is recorded as a liability, the change in fair value is recorded in the condensed consolidated statement of operations as other income or expense. Upon conversion, exercise or cancellation of a derivative instrument, the instrument is marked to fair value at the date of conversion, exercise or cancellation and then the related fair value is reclassified to equity.

In circumstances where the embedded conversion option in a convertible instrument is required to be bifurcated and there are also other embedded derivative instruments in the convertible instrument that are required to be bifurcated, the bifurcated derivative instruments are accounted for as a single, compound derivative instrument.

The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is re-assessed at the end of each reporting period. Equity instruments that are initially classified as equity that become subject to reclassification are reclassified to liability at the fair value of the instrument on the reclassification date. Derivative instrument liabilities will be classified in the balance sheet as current or non-current based on whether or not net-cash settlement of the derivative instrument is expected within 12 months of the balance sheet date.

The Company adopted Section 815-40-15 of the FASB Accounting Standards Codification (“Section 815-40-15”) to determine whether an instrument (or an embedded feature) is indexed to the Company’s own stock. Section 815-40-15 provides that an entity should use a two-step approach to evaluate whether an equity-linked financial instrument (or embedded feature) is indexed to its own stock, including evaluating the instrument’s contingent exercise and settlement provisions.

The Company utilizes a binomial option model for convertible notes that have an option to convert at a variable number of shares to compute the fair value of the derivative and to mark to market the fair value of the derivative at each balance sheet date. The inputs utilized in the application of the Binomial model included a stock price on valuation date, an expected term of each debenture remaining from the valuation date to maturity, an estimated volatility, and a risk-free rate. The Company records the change in the fair value of the derivative as other income or expense in the condensed consolidated statements of operations.

Shipping and Handling Costs

The Company classifies freight billed to customers as sales revenue and the related freight costs as cost of revenue.

Revenue Recognition

Under Topic 606, revenue is recognized when control of the promised goods or services is transferred to our customers, in an amount that reflects the consideration we expect to be entitled to in exchange for those goods or services.

We determine revenue recognition through the following steps:

●	identification of the contract, or contracts, with a customer;

●	identification of the performance obligations in the contract;

●	determination of the transaction price. The transaction price for any given subscriber could decrease based on any payments made to that subscriber. A subscriber may be eligible for payment through one or more of the monetization features offered to Vocal creators, including earnings through reads (on a cost per mile basis) and cash prizes offered to Challenge winners;

●	allocation of the transaction price to the performance obligations in the contract; and

●	recognition of revenue when, or as, we satisfy a performance obligation.

Revenue disaggregated by revenue source for the three and nine months ended September 30, 2022 and 2021 consists of the following:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2022	2021	2022	2021
Agency (Managed Services, Branded Content, & Talent Management Services)	$442,867	$555,766	$1,613,924	$1,472,902
Platform (Creator Subscriptions)	230,212	611,714	1,138,812	1,370,581
Ecommerce	347,944	4,153	1,237,634	9,679
Affiliate Sales	1,828	7,619	7,120	23,425
Other Revenue	-	368	-	17,803
	$1,022,851	$1,179,620	$3,997,490	$2,894,390

The Company utilizes the output method to measures the results achieved and value transferred to a customer over time. Timing of revenue recognition for the three and nine months ended September 30, 2022 and 2021 consists of the following:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2022	2021	2022	2021
Products and services transferred over time	$673,079	$1,167,480	$2,752,736	$2,843,483
Products transferred at a point in time	349,772	12,140	1,244,754	50,907
	$1,022,851	$1,179,620	$3,997,490	$2,894,390

Agency Revenue

Managed Services

The Company provides Studio/Agency Service offerings to business-to-business (B2B) and business-to-consumer (B2C) product and service brands which encompasses a full range of digital marketing and e-commerce solutions. The Company’s services include the setup and ongoing management of clients’ websites, Amazon and Shopify storefronts and listings, social media pages, search engine marketing, and other various tools and sales channels utilized by e-commerce sellers for sales and growth optimization. Contracts are broken into three categories: Partners, Monthly Services, and Projects. Contract amounts for Partner and Monthly Services clients range from approximately $500-$7,500 per month while Project amounts vary depending on the scope of work. Partner and Monthly clients are billed monthly for the work completed within that month. Partner Clients may or may not have an additional billing component referred to as Sales Performance Fee, which is a fee based upon a previously agreed upon percentage point of the client’s total sales for the month. Some Partners may also have projects within their contracts that get billed and recognized as agreed upon project milestones are achieved. Revenue is recognized over time as service obligations and milestones in the contract are met.

Branded Content

Branded content represents the revenue recognized from the Company’s obligation to create and publish branded articles and/or branded challenges for clients on the Vocal platform and promote said stories, tracking engagement for the client. In the case of branded articles, the performance obligation is satisfied when the Company successfully publishes the articles on its platform and meets any required promotional milestones as per the contract. In the case of branded challenges, the performance obligation is satisfied when the Company successfully closes the challenge and winners have been announced. The Company utilizes the completed contract method when revenue is recognized over time as the services are performed and any required milestones are met. Certain contracts contain separate milestones whereas the Company separates its performance obligations and utilizes the stand-alone selling price method and residual method to determine the estimate of the allocation of the transaction price.

Below are the significant components of a typical agreement pertaining to branded content revenue:

●	The Company collects fixed fees ranging from $10,000 to $110,000, with branded challenges ranging from $10,000 to $25,000 and branded articles ranging from $2,500 to $7,500 per article.

●	Branded articles are created and published, and challenges are completed, within three months of the signed agreement, or as previously negotiated with the client.

●	Branded articles and challenges are promoted per the contract and engagement reports are provided to the client.

●	Most contracts include provisions for clients to acquire content rights at the end of the campaign for a flat fee.

Talent Management Services

Talent Management represents the revenue recognized by WHE Agency, Inc. (“WHE”) from the Company’s obligation to manage and oversee influencer-led campaigns from the contract negotiation stage through content creation and publication. WHE acts in an agent capacity for influencers and collects a management fee of 20% of the value of an influencer’s contract with a brand. Revenue is recognized net of the 80% of the contract that is collected by the influencer and is recognized when performance obligations of the contract are met. Performance obligations are complete when milestones and deliverables of contracts are delivered to the client.

Below are the significant components of a typical agreement pertaining to talent management revenue:

●	Total gross contracts range from $500-$50,000.

●	The Company collects fixed fees in the amount of 20% of the gross contract amount, ranging from $100 to $20,000 in net revenue per contract.

●	The campaign is created and made live by the influencer within the timeframe specified in the contract.

●	Campaigns are promoted per the contract and the customer is provided a link to the live deliverables on the influencer’s social media channels.

●	Most billing for contracts occur 100% at execution of the performance obligation. Net payment terms vary by client.

Platform Revenue

Creator Subscriptions

Vocal+ is a premium subscription offering for Vocal creators. In addition to joining for free, Vocal creators now have the option to sign up for a Vocal+ membership for either $9.99 monthly or $99 annually, though these amounts are subject to promotional discounts and free trials. Vocal+ subscribers receive access to value-added features such as increased rate of cost per mille (thousand) (“CPM”) monetization, a decreased minimum withdrawal threshold, a discount on platform processing fees, member badges for their profiles, access to exclusive Vocal+ Challenges, and early access to new Vocal features. Subscription revenues stem from both monthly and annual subscriptions, the latter of which is amortized over a twelve-month period. Any customer payments received are recognized over the subscription period, with any payments received in advance being deferred until they are earned.

The transaction price for any given subscriber could decrease based on any payments made to that subscriber. A subscriber may be eligible for payment through one or more of the monetization features offered to Vocal creators, including earnings through reads (on a cost per mille basis) and cash prizes offered to Challenge winners. Potential revenue offset is calculated by reviewing a subscriber’s earnings in conjunction with payments made by the subscriber on a monthly and/or annual basis.

Affiliate Sales Revenue

Affiliate sales represents the commission the Company receives when a purchase is made through affiliate links placed within content hosted on the Vocal platform. Affiliate revenue is earned on a “click through” basis, upon referring visitors, via said links, to an affiliate’s site and having them complete a specific outcome, most commonly a product purchase. The Company uses multiple affiliate platforms, such as Skimlinks, Amazon, and Tune, to form and maintain thousands of vendor relationships. Each vendor establishes their own commission percentage, which typically range from 2-20%. The revenue is recognized upon receipt as reliable estimates could not be made.

E-Commerce Revenue

The Company’s e-commerce businesses are housed under Creatd Ventures, and currently consists of four majority-owned e-commerce companies, Camp (previously Plant Camp), Dune Glow Remedy (“Dune”), Basis, and Brave. The Company generates revenue through the sale of Camp, Dune, and Basis, and Brave’s consumer products through its e-commerce distribution channels. The Company satisfies its performance obligation upon shipment of product to its customers and recognizes shipping and handling costs as a fulfillment cost. Customers have 30 days from receipt of an item to return unopened, unused, or damaged items for a full refund. All returns are processed within the relevant recording period and accounted for as a reduction in revenue. The Company runs discounts from time to time to promote sales, improve market penetration, and increase customer retention. Any discounts are run as coupon codes applied at the time of transaction and accounted for as a reduction in gross revenue. The Company assesses variable consideration using the most likely amount method.

Deferred Revenue

Deferred revenue consists of billings and payments from clients in advance of revenue recognition. The Company has two types of deferred revenue, subscription revenue whereas the revenue is recognized over the subscription period and contract liabilities where the performance obligation was not satisfied. The Company will recognize the deferred revenue within the next twelve months. As of September 30, 2022, the Company had deferred revenue of $305,555. As of December 31, 2021, the Company had deferred revenue of $234,159, of which $159,727 was recognized as revenue in the nine months ended September 30, 2022, and $13,512 was recognized as revenue in the three months ended September 30, 2022.

Accounts Receivable and Allowances

Accounts receivable are recorded and carried when the Company has performed the work in accordance with managed services, project, partner, consulting and branded content agreements. For example, we bill a managed service client monthly when we have updated their Amazon store, modified SEO or completed the other services listed in the agreement. For projects and branded content, we will bill the client and record the receivable once milestones are reached that are set in the agreement. We make estimates for the allowance for doubtful accounts and allowance for unbilled receivables based upon our assessment of various factors, including historical experience, the age of the accounts receivable balances, credit quality of our customers, current economic conditions, and other factors that may affect our ability to collect from customers. During the nine months ended September 30, 2022, the Company recorded $124,186, as a bad debt expense. As of September 30, 2022, the Company has an allowance for doubtful accounts of $311,133. As of December 31, 2021, the Company has an allowance for doubtful accounts of $186,147.

Inventory

Inventories are stated at the lower of cost (first-in, first-out basis) or net realizable value. Inventories are periodically evaluated to identify obsolete or otherwise impaired products and are written off when management determines usage is not probable. The Company estimates the balance of excess and obsolete inventory by analyzing inventory by age using last used and original purchase date and existing sales pipeline for which the inventory could be used. As of September 30, 2022, and December 31, 2021, the Company had no valuation allowance.

Stock-Based Compensation

The Company recognizes compensation expense for all equity–based payments granted in accordance with Accounting Standards Codification (“ASC”) 718 “Compensation – Stock Compensation”. Under fair value recognition provisions, the Company recognizes equity–based compensation over the requisite service period of the award. The company has a relatively low forfeiture rate of stock based compensation and forfeitures are recognized as they occur.

Restricted stock awards are granted at the discretion of the Company. These awards are restricted as to the transfer of ownership and generally vest over the requisite service periods.

The fair value of an option award is estimated on the date of grant using the Black–Scholes option valuation model. The Black–Scholes option valuation model requires the development of assumptions that are inputs into the model. These assumptions are the value of the underlying share, the expected stock volatility, the risk–free interest rate, the expected life of the option, the dividend yield on the underlying stock and the expected forfeiture rate. Expected volatility is volatility is derived from the Company’s historical data over the expected option life and other appropriate factors. Risk–free interest rates are calculated based on continuously compounded risk–free rates for the appropriate term. The dividend yield is assumed to be zero as the Company has never paid or declared any cash dividends on its Common stock and does not intend to pay dividends on its Common stock in the foreseeable future. Forfeitures are recognized as they occur.

Determining the appropriate fair value model and calculating the fair value of equity–based payment awards requires the input of the subjective assumptions described above. The assumptions used in calculating the fair value of equity–based payment awards represent management’s best estimates, which involve inherent uncertainties and the application of management’s judgment. As a result, if factors change and the Company uses different assumptions, our equity–based compensation could be materially different in the future. The Company issues awards of equity instruments, such as stock options and restricted stock units, to employees and certain non-employee directors. Compensation expense related to these awards is based on the fair value of the underlying stock on the award date and is amortized over the service period, defined as the vesting period. The vesting period is generally one to three years. A Black-Scholes model is utilized to estimate the fair value of stock options, while the market price of the Company’s common stock at the date of grant is used for restricted stock units. Compensation expense is reduced for actual forfeitures as they occur.

Loss Per Share

Basic net loss per common share is computed by dividing net loss attributable to common stockholders by the weighted-average number of common shares outstanding during the period. Diluted net loss per common share is determined using the weighted-average number of common shares outstanding during the period, adjusted for the dilutive effect of common stock equivalents. In periods when losses are reported, which is the case for the three and nine months ended September 30, 2022 and 2021 presented in these condensed consolidated financial statements, the weighted-average number of common shares outstanding excludes common stock equivalents because their inclusion would be anti-dilutive.

The Company had the following common stock equivalents at September 30, 2022 and 2021:

	September 30,
	2022	2021
Series E preferred	121	148
Options	4,408,267	2,327,445
Warrants	20,429,630	6,558,705
Convertible notes	32,215,486	228,334
Totals	57,053,504	9,114,632

Reclassifications

Certain prior year amounts in the condensed consolidated financial statements and the notes thereto have been reclassified where necessary to conform to the current year’s presentation. These reclassifications did not affect the prior period’s total assets, total liabilities, stockholders’ deficit, net loss or net cash used in operating activities. During the year ended December 31, 2021, we adopted a change in presentation on our condensed consolidated statements of operations and comprehensive loss in order to present a gross profit line, the presentation of which is consistent with our peers. Under the new presentation, we began allocating payroll and related expenses, professional services and creator payouts. Prior periods have been revised to reflect this change in presentation.

Recently Adopted Accounting Guidance

In May 2021, the FASB issued authoritative guidance intended to clarify and reduce diversity in an issuer’s accounting for modifications or exchanges of freestanding equity-classified written call options that remain equity classified after modification or exchange. (ASU 2021-04), “Derivatives and Hedging Contracts in Entity’s Own Equity (Topic 815). This guidance’s amendments provide measurement, recognition, and disclosure guidance for an issuer’s accounting for modifications or exchanges of freestanding equity-classified written call options that remain equity classified after modification or exchange. The updated guidance, which became effective for fiscal years beginning after December 15, 2021, During the nine months ended September 30, 2022 the Company recognized a deemed dividend of $63,064 from the modification of warrants.

Recent Accounting Guidance Not Yet Adopted

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments – Credit Losses (Topic 326), Measurement of Credit Losses on Financial Instruments (“ASU-2016-13”). ASU 2016-13 affects loans, debt securities, trade receivables, and any other financial assets that have the contractual right to receive cash. The ASU requires an entity to recognize expected credit losses rather than incurred losses for financial assets. On October 16, 2019, FASB approved a final ASU delaying the effective date of ASU 2016-13 for small reporting companies to interim and annual periods beginning after December 15, 2022. The Company is currently evaluating the impact of these amendments to the Company’s financial position and results of operations and currently does not know or cannot reasonably quantify the impact of the adoption of the amendments as a result of the complexity and extensive changes from the amendments. The Company does not believe the adoption will have a material impact on the Company’s condensed consolidated financial statements. The adoption of the guidance will affect disclosures and estimates around accounts receivable.

In August 2020, the FASB issued ASU 2020-06, Debt—Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity. This ASU amends the guidance on convertible instruments and the derivatives scope exception for contracts in an entity’s own equity, and also improves and amends the related EPS guidance for both Subtopics. ASU 2020-06 is effective for the fiscal year beginning after December 15, 2022, including interim periods within that fiscal year. The Company is currently evaluating the impact of the new guidance on its condensed consolidated financial statements.

In July 2021, the FASB issued ASU No. 2021-05, Lessors—Certain Leases with Variable Lease Payments (Topic 842), Which requires a lessor to classify a lease with variable lease payments that do not depend on an index or rate (hereafter referred to as “variable payments”) as an operating lease on the commencement date of the lease if specified criteria are met. ASU 2021-05 is effective for the fiscal year beginning after December 15, 2022, including interim periods within that fiscal year. The Company expects that there would be no material impact on the Company’s condensed consolidated financial statements upon the adoption of this ASU.

In October 2021, the FASB issued ASU No. 2021-08, Business Combinations — Accounting for Contract Assets and Contract Liabilities from Contracts with Customers (Topic 805), Which aims to improve the accounting for acquired revenue contracts with customers in a business combination by addressing diversity in recognition and payment terms that effect subsequent revenue recognition. ASU 2021-08 is effective for the fiscal year beginning after December 15, 2022, including interim periods within that fiscal year. The Company expects that there would be no material impact on the Company’s condensed consolidated financial statements upon the adoption of this ASU.

Management does not believe that any recently issued, but not yet effective accounting pronouncements, when adopted, will have a material effect on the accompanying condensed consolidated financial statements.

Note 3 – Going Concern

The Company’s condensed consolidated financial statements have been prepared assuming that it will continue as a going concern, which contemplates continuity of operations, realization of assets, and liquidation of liabilities in the normal course of business.

As reflected in the condensed consolidated financial statements, as of September 30, 2022, the Company had an accumulated deficit of $133.8 million, a net loss of $25.1 million and net cash used in operating activities of $13.9 million for the reporting period then ended. These factors raise substantial doubt about the Company’s ability to continue as a going concern for a period of one year from the issuance of these financial statements.

On January 30, 2020, the World Health Organization declared the COVID-19 novel coronavirus outbreak a “Public Health Emergency of International Concern” and on March 10, 2020, declared it to be a pandemic. Actions taken around the world to help mitigate the spread of the coronavirus include restrictions on travel, and quarantines in certain areas, and forced closures for certain types of public places and businesses. The COVID-19 coronavirus and actions taken to mitigate it have had and are expected to continue to have an adverse impact on the economies and financial markets of many countries, including the geographical area in which the Company operates. While it is unknown how long these conditions will last and what the complete financial impact will be to the Company, capital raising efforts and our operations may be negatively affected.

The Company is attempting to further implement its business plan and generate sufficient revenues; however, its cash position may not be sufficient to support its daily operations. While the Company believes in the viability of its strategy to further implement its business plan and generate sufficient revenues and in its ability to raise additional funds by way of a public or private offering of its debt or equity securities, there can be no assurance that it will be able to do so on reasonable terms, or at all. The ability of the Company to continue as a going concern is dependent upon its ability to further implement its business plan and generate sufficient revenues and its ability to raise additional funds by way of a public or private offering.

The condensed consolidated financial statements do not include any adjustments related to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

Note 4 – Inventory

Inventory was comprised of the following at September 30, 2022 and December 31, 2021:

	September 30, 2022	December 31, 2021
Raw Materials	$82,834	$-
Packaging	78,799	2,907
Finished goods	717,417	103,496
	$879,050	$106,403

Note 5 – Property and Equipment

Property and equipment stated at cost, less accumulated depreciation, consisted of the following:

	September 30, 2022	December 31, 2021
Computer Equipment	$447,342	$353,880
Furniture and Fixtures	184,524	102,416
Leasehold Improvements	47,616	11,457
	679,482	467,753
Less: Accumulated Depreciation	(430,519)	(364,814)
	$248,963	$102,939

Depreciation expense was $43,546 and $10,047 for the three months ended September 30, 2022 and 2021, respectively. Depreciation expense was $67,951 and $30,141 for the nine months ended September 30, 2022 and 2021, respectively.

Note 6 – Notes Payable

Notes payable as of September 30, 2022 and December 31, 2021 is as follows:

	Outstanding Principal as of
	September 30, 2022	December 31, 2021	Interest Rate	Maturity Date
Seller’s Choice Note	$-	$660,000	30%	September 2020
The April 2020 PPP Loan Agreement	198,577	198,577	1%	May 2022
The First December 2021 Loan Agreement	47,990	185,655	10%	June 2023
The Second December 2021 Loan Agreement	-	313,979	14%	June 2022
First Denver Bodega LLC Loan	44,008	-	5%	March 2025
The Third May 2022 Loan Agreement	16,169	-	-%	November 2022
The Fourth May 2022 Loan Agreement	30,558	-	-%	November 2022
The First August 2022 Loan Agreement	129,634	-	14%	November 2022
The Second August 2022 Loan Agreement	646,100	-	-%	January 2023
The First September 2022 Loan Agreement	87,884	-	-%	September 2023
The Second September 2022 Loan Agreement	848,625	-	-%	May 2023
The Third September 2022 Loan Agreement	351,964	-	-%	April 2023
	2,401,509	1,358,211
Less: Debt Discount	(614,410)	(15,547)
Less: Debt Issuance Costs	-	-
	1,787,099	1,342,664
Less: Current Debt	(1,758,179)	(1,278,672)
Total Long-Term Debt	$28,920	$63,992

Seller’s Choice Note

On September 11, 2019, the Company entered into Seller’s Choice Purchase Agreement with Home Revolution LLC. As a part of the consideration provided pursuant to the Seller’s Choice Acquisition, the Company issued the Seller’s Choice Note to the Seller in the principal amount of $660,000. The Seller’s Choice Note bears interest at a rate of 9.5% per annum and is payable on March 11, 2020 (the “Seller’s Choice Maturity Date”) at which time all outstanding principal, accrued and unpaid interest and other amounts become due. Upon maturity the Company utilized an automatic extension up to 6 months. This resulted in a 5% increase in the interest rate every month the Seller’s Choice Note is outstanding. As of December 31, 2021, the Company was in default on the Seller’s Choice note.

On March 3, 2022, after substantial motion practice, Creatd successfully settled the dispute with Home Revolution, LLC for a total of $799,000, which includes $660,000 of note principal and $139,000 of accrued interest. The matter has been dismissed. As part of the settlement the Company recorded a Gain on extinguishment of debt of $147,256.

The April 2020 PPP Loan Agreement

On April 30, 2020, the Company was granted a loan with a principal amount of $282,432 (the “Loan”), pursuant to the Paycheck Protection Program (the “PPP”) under Division A, Title I of the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”), which was enacted on March 27, 2020. The Loan, which was in the form of a Note dated April 30, 2020, matures on April 30, 2022, and bears interest at a fixed rate of 1.00% per annum, payable monthly commencing on October 30, 2020. The Note may be prepaid by the Company at any time prior to maturity without payment of any premium. Funds from the Loan may only be used to retain workers and maintain payroll or make mortgage payments, lease payments and utility payments.

During the nine months ended September 30, 2022, the Company accrued interest of $4,815.

The Company is in the process of returning the funds received from the Loan.

As of September 30, 2022, the Loan is in default, and the lender may require immediate payment of all amounts owed under the Loan or file suit and obtain judgment.

The First December 2021 Loan Agreement

On December 3, 2021, the Company entered into a loan agreement (the “First December 2021 Loan Agreement”) with a lender (the “First December 2021 Lender”) whereby the First December 2021 Lender issued the Company a promissory note of $191,975 (the “First December 2021 Note”). Pursuant to the First December 2021 Loan Agreement, the First December 2021 Note has an effective interest rate of 9%. The maturity date of the First December 2021 Note is June 3, 2023 (the “First December 2021 Maturity Date”), at which time all outstanding principal, accrued and unpaid interest and other amounts due under the First December 2021 Note are due.

During the nine months ended September 30, 2022, the Company repaid $137,665 in principal.

The Second December 2021 Loan Agreement

On December 14, 2021, the Company entered into a secured loan agreement (the “Second December 2021 Loan Agreement”) with a lender (the “Second December 2021 Lender”), whereby the Second December 2021 Lender issued the Company a secured promissory note of $438,096 AUD or $329,127 United States Dollars (the “Second December 2021 Note”). Pursuant to the Second December 2021 Loan Agreement, the Second December 2021 Note has an effective interest rate of 14%. The maturity date of the Second December 2021 Note is June 30, 2022 (the “Second December 2021 Maturity Date”) at which time all outstanding principal, accrued and unpaid interest and other amounts due under the Second December 2021 Loan Agreement are due. The Company has the option to extend the Maturity date by 60 days. The loan is secured by the Australian research & development credit.

During the nine months ended September 30, 2022, the Company accrued $22,287  in interest.

As of the date of this filing the Company has exercised its option to extend the maturity date to August 29, 2022.

During the nine months ended September 30, 2022, the Company repaid $293,499 of principal and $26,115 of interest.

The First February 2022 Loan Agreement

On February 22, 2022, the Company entered into a secured loan agreement (the “First February 2022 Loan Agreement”) with a lender (the “First February 2022 Lender”), whereby the First February 2022 Lender issued the Company a secured promissory note of $222,540 AUD or $159,223 United States Dollars (the “First February 2022 Note”). Pursuant to the First February 2022 Loan Agreement, the First February 2022 Note has an effective interest rate of 14%. The maturity date of the First February 2022 Note is June 30, 2022 (the “First February 2022 Maturity Date”) at which time all outstanding principal, accrued and unpaid interest and other amounts due under the First February 2022 Loan Agreement are due. The Company has the option to extend the Maturity date by 60 days. The loan is secured by the Australian research & development credit.

During the nine months ended September 30, 2022, the Company accrued $8,120 in interest.

As of the date of this filing the Company has exercised its option to extend the maturity date to August 29, 2022.

During the nine months ended September 30, 2022, the Company repaid $149,089 of principal and $8,120 of interest.

Denver Bodega LLC Notes payable

On March 7, 2022, The Company acquired five note payable agreements from the acquisition of Denver Bodega LLC. See note 12. The total liabilities of these notes amounted to $293,888. During the nine months ended September 30, 2022, the Company repaid $249,880. As of September 30, 2022, the Company has one note outstanding. This note has a principal balance of $44,088, bears interest at 5%, and requires 36 monthly payments of $1,496.

The First May 2022 Loan Agreement

On May 9, 2022, the Company entered into a loan agreement (the “First May 2022 Loan Agreement”) with a lender (the “First May 2022 Lender”), whereby the First May 2022 Lender issued the Company a promissory note of $693,500 (the “First May 2022 Note”). The Company received cash proceeds of $455,924. Pursuant to the First May 2022 Loan Agreement, the First May 2022 Note has an effective interest rate of 143%. The maturity date of the First May 2022 Note is December 18, 2022 (the “First May 2022 Maturity Date”). The Company is required to make weekly payment of $21,673. The First May 2022 Note is secured by officers of the Company.

The Company recorded a $237,576 debt discount relating to an original issue discount. The debt discount is being accreted over the life of the note to accretion of debt discount and issuance cost.

During the nine months ended September 30, 2022, the Company repaid $390,114 in principal.

On September 22, 2022, the Company and the First May 2022 Lender entered into an exchange agreement whereas both parties agreed to roll the remaining $303,386 in the Second September 2022 Loan Agreement. Since the PV cashflows of the new and old debt were more than 10% differences the company used extinguishment accounting. As part of the agreement the Company recognized $33,115 as loss on extinguishment of debt due to the remaining debt discount on the First May 2022 Loan Agreement.

The Second May 2022 Loan Agreement

On May 9, 2022, the Company entered into a loan agreement (the “Second May 2022 Loan Agreement”) with a lender (the “Second May 2022 Lender”), whereby the Second May 2022 Lender issued the Company a promissory note of $401,500 (the “Second May 2022 Note”). The Company received cash proceeds of $263,815. Pursuant to the Second May 2022 Loan Agreement, the Second May 2022 Note has an effective interest rate of 162%. The maturity date of the Second May 2022 Note is November 20, 2022 (the “Second May 2022 Maturity Date”). The Company is required to make weekly payment of $14,339. The Second May 2022 Note is secured by officers of the Company.

The Company recorded a $137,685 debt discount relating to an original issue discount. The debt discount is being accreted over the life of the note to accretion of debt discount and issuance cost.

During the nine months ended September 30, 2022, the Company repaid $272,447 in principal.

On September 23, 2022, the Company and the Second May 2022 Lender entered into an exchange agreement whereas both parties agreed to roll the remaining $129,053 in the Third September 2022 Loan Agreement. Since the PV cashflows of the new and old debt were more than 10% differences the company used extinguishment accounting. As part of the agreement the Company recognized $3,905 as loss on extinguishment of debt due to the remaining debt discount on the Second May 2022 Loan Agreement.

The Third May 2022 Loan Agreement

On May 25, 2022, the Company entered into a loan agreement (the “Third May 2022 Loan Agreement”) with a lender (the “Third May 2022 Lender”), whereby the Third May 2022 Lender issued the Company a promissory note of $27,604 (the “Third May 2022 Note”). Pursuant to the Third May 2022 Loan Agreement, the Third May 2022 Note has an effective interest rate of 20%. The maturity date of the Third May 2022 Note is November 23, 2022 (the “Third May 2022 Maturity Date”). The Company is required to make monthly payments of $3,067.

During the nine months ended September 30, 2022, the Company repaid $11,435 in principal.

The Fourth May 2022 Loan Agreement

On May 26, 2022, the Company entered into a loan agreement (the “Fourth May 2022 Loan Agreement”) with a lender (the “Fourth May 2022 Lender”), whereby the Fourth May 2022 Lender issued the Company a promissory note of $40,000 (the “Fourth May 2022 Note”). Pursuant to the Fourth May 2022 Loan Agreement, the Fourth May 2022 Note has an effective interest rate of 17%. The maturity date of the Fourth May 2022 Note is November 23, 2022 (the “Fourth May 2022 Maturity Date”).

During the nine months ended September 30, 2022, the Company repaid $9,442 in principal.

The June 2022 Loan Agreement

On June 17, 2022, the Company entered into a loan agreement (the “June 2022 Loan Agreement”) with a lender (the “June 2022 Lender”), whereby the June 2022 Lender issued the Company a promissory note of $568,000 (the “June 2022 Note”). The Company received cash proceeds of $378,000. Pursuant to the June 2022 Loan Agreement, the June 2022 Note has an effective interest rate of 217%. The maturity date of the June 2022 Note is November 4, 2022 (the “June 2022 Maturity Date”). The Company is required to make weekly payment of $28,400. The June 2022 Note is secured by officers of the Company.

The Company recorded a $190,000 debt discount relating to an original issue discount. The debt discount is being accreted over the life of the note to accretion of debt discount and issuance cost.

During the nine months ended September 30, 2022, the Company repaid $255,600 in principal.

On August 19, 2022, the Company and the June 2022 Lender entered into an exchange agreement whereas both parties agreed to roll the remaining $312,400 in the Third September 2022 Loan Agreement. Since the PV cashflows of the new and old debt were more than 10% differences the company used extinguishment accounting. As part of the agreement the Company recognized $66,749 as loss on extinguishment of debt due to the remaining debt discount on the Second May 2022 Loan Agreement.

The First August 2022 Loan Agreement

On August 18, 2022, the Company entered into a secured loan agreement (the “First August 2022 Loan Agreement”) with a lender (the “First August 2022 Lender”), whereby the First August 2022 Lender issued the Company a secured promissory note of $193,500 AUD or $129,634 United States Dollars (the “First August 2022 Note”). Pursuant to the First August 2022 Loan Agreement, the First August 2022 Note has an effective interest rate of 14%. The maturity date of the First August 2022 Note is June 30, 2023 (the “First August 2022 Maturity Date”) at which time all outstanding principal, accrued and unpaid interest and other amounts due under the First August 2022 Loan Agreement are due. The Company has the option to extend the Maturity date by 60 days. The loan is secured by the Australian research & development credit.

During the nine months ended September 30, 2022, the Company accrued $2,037 AUD in interest.

The Second August 2022 Loan Agreement

On August 19, 2022, the Company entered into a loan agreement (the “Second August 2022 Loan Agreement”) with a lender (the “Second August 2022 Lender”), whereby the Second August 2022 Lender issued the Company a promissory note of $923,000 (the “Second August 2022 Note”). The Company received cash proceeds of $300,100 and rolled the remaining $312,400 of principal from the June 2022 Loan Agreement. Pursuant to the Second August 2022 Loan Agreement, the Second August 2022 Note has an effective interest rate of 704%. The maturity date of the Second August 2022 Note is January 9, 2022 (the “Second August 2022 Maturity Date”). The Company is required to make weekly payment of $46,150. The Second August 2022 Note is secured by officers of the Company.

The Company recorded a $310,500 debt discount relating to an original issue discount. The debt discount is being accreted over the life of the note to accretion of debt discount and issuance cost.

During the nine months ended September 30, 2022, the Company repaid $276,900 in principal.

The First September 2022 Loan Agreement

On September 1, 2022, the Company entered into a loan agreement (the “First September 2022 Loan Agreement”) with a lender (the “First September 2022 Lender”), whereby the First September 2022 Lender issued the Company a promissory note of $87,884 (the “First September 2022 Note”). Pursuant to the First September 2022 Loan Agreement, the First September 2022 Note has an effective interest rate of 13%. The maturity date of the First September 2022 Note is September 1, 2023 (the “First September 2022 Maturity Date”).

During the nine months ended September 30, 2022, the Company repaid $0 in principal.

The Second September 2022 Loan Agreement

On September 22, 2022, the Company entered into a loan agreement (the “Second September 2022 Loan Agreement”) with a lender (the “Second September 2022 Lender”), whereby the Second September 2022 Lender issued the Company a promissory note of $876,000 (the “Second September 2022 Note”). The Company received cash proceeds of $272,614 and rolled the remaining $303,386 of principal from the First May 2022 Loan Agreement. Pursuant to the Second September 2022 Loan Agreement, the Second September 2022 Note has an effective interest rate of 475%. The maturity date of the Second September 2022 Note is May 5, 2023 (the “Second September 2022 Maturity Date”). The Company is required to make weekly payment of $27,375. The Second September 2022 Note is secured by officers of the Company.

The Company recorded a $300,000 debt discount relating to an original issue discount. The debt discount is being accreted over the life of the note to accretion of debt discount and issuance cost.

During the nine months ended September 30, 2022, the Company repaid $27,375 in principal.

The Third September 2022 Loan Agreement

On September 22, 2022, the Company entered into a loan agreement (the “Third September 2022 Loan Agreement”) with a lender (the “Third September 2022 Lender”), whereby the Third September 2022 Lender issued the Company a promissory note of $365,000 (the “Third September 2022 Note”). The Company received cash proceeds of $110,762 and rolled the remaining $129,053 of principal from the Second May 2022 Loan Agreement. Pursuant to the Third September 2022 Loan Agreement, the Third September 2022 Note has an effective interest rate of 556%. The maturity date of the Third September 2022 Note is May 5, 2023 (the “Second September 2022 Maturity Date”). The Company is required to make weekly payment of $13,036. The Third September 2022 Note is secured by officers of the Company.

The Company recorded a $300,000 debt discount relating to an original issue discount. The debt discount is being accreted over the life of the note to accretion of debt discount and issuance cost.

During the nine months ended September 30, 2022, the Company repaid $13,036 in principal.

Note 7 – Convertible Notes Payable

Convertible notes payable as of September 30, 2022, is as follows:

	Outstanding Principal as of					Warrants granted
	September 30, 2022	Interest Rate	Conversion Price		Maturity Date	Quantity	Exercise Price
The Second February 2022 Loan Agreement	$112,613	11%	-	(*)	February-23	-	-
The May 2022 Convertible Loan Agreement	76,814	11%	-	(*)	May-23	-	-
The May 2022 Convertible Note Offering	4,090,000	18%	2.00	(*)	November-22	4,000,000	$3.00 – $6.00
The July 2022 Convertible Note Offering	2,150,000	18%	2.00	(*)	November-22	2,150,000	$3.00 – $6.00
	6,429,427
Less: Debt Discount	(360,854)
Less: Debt Issuance Costs	(5,648)
	6,062,926

(*)	As subject to adjustment as further outlined in the notes

The July 2021 Convertible Loan Agreement

On July 6, 2021, the Company entered into a loan agreement (the “July 2021 Loan Agreement”) with an individual (the “July 2021 Lender”), whereby the July 2021 Lender issued the Company a promissory note of $168,850 (the “July 2021 Note”). Pursuant to the July 2021 Loan Agreement, the July 2021 Note has interest of six percent (6%). The July 2021 Note matures on the first (12th) month anniversary of its issuance date.

Upon default or 180 days after issuance the July 2021 Note is convertible into shares of the Company’s common stock, par value $0.001 per share (“Conversion Shares”) equal to 75% of average the lowest three trading prices of the Company’s common stock on the fifteen-trading day immediately preceding the date of the respective conversion.

The Company recorded a $15,850 debt discount relating to an original issue discount and $3,000 of debt issuance costs related to fees paid to vendors relating to the offering. The debt discount and debt issuance costs are being accreted over the life of the note to accretion of debt discount and issuance cost.

During the nine months ended September 30, 2022, the July 2021 Note became convertible. Due to the fact that these convertible notes have an option to convert at a variable amount, they are subject to derivative liability treatment. The Company has applied ASC 815, due to the potential for settlement in a variable quantity of shares. The conversion feature has been measured at fair value using a Binomial model at the conversion date. The conversion feature of July 2021 Note gave rise to a derivative liability of $100,532. The Company recorded this as a debt discount. The debt discount is charged to accretion of debt discount over the remaining term of the convertible note.

During the nine months ended September 30, 2022, the note holder converted $168,850 of principal and $4,605 of interest into 109,435 shares of the Company’s common stock. The unamortized debt discount of $96,803 was recorded to extinguishment of debt due to conversion.

The Second February 2022 Loan Agreement

On February 22, 2022, the Company entered into a loan agreement (the “Second February 2022 Loan Agreement”) with a lender (the “Second February 2022 Lender”), whereby the Second February 2022 Lender issued the Company a promissory note of $337,163 (the “Second February 2022 Note”). Pursuant to the Second February 2022 Loan Agreement, the Second February 2022 Note has an interest rate of 11%. The maturity date of the Second February 2022 Note is February 22, 2023 (the “Second February 2022 Maturity Date”). The Company is required to make 10 monthly payments of $37,425.

Upon default the May 2022 Note is convertible into shares of the Company’s common stock, par value $0.001 per share (“Conversion Shares”) equal to 75% of average the lowest three trading prices of the Company’s common stock on the ten-trading day immediately preceding the date of the respective conversion.

The Company recorded a $37,163 debt discount relating to an original issue discount. The debt discount is being accreted over the life of the note to accretion of debt discount and issuance cost.

During the nine months ended September 30, 2022, the Company repaid $224,550 in principal.

The May 2022 Convertible Loan Agreement

On May 20, 2022, the Company entered into a loan agreement (the “May 2022 Loan Agreement”) with an individual (the “May 2022 Lender”), whereby the May 2022 Lender issued the Company a promissory note of $115,163 (the “July 2021 Note”). Pursuant to the Third May 2022 Loan Agreement, the Third May 2022 Note has an interest rate of 11%. The May 2022 Note matures on the first (12th) month anniversary of its issuance date.

Upon default the May 2022 Note is convertible into shares of the Company’s common stock, par value $0.001 per share (“Conversion Shares”) equal to 75% of average the lowest three trading prices of the Company’s common stock on the ten-trading day immediately preceding the date of the respective conversion.

The Company recorded a $15,163 debt discount relating to an original issue discount The debt discount and debt issuance costs are being accreted over the life of the note to accretion of debt discount and issuance cost.

During the nine months ended September 30, 2022, the Company repaid $38,349 in principal.

The May 2022 Convertible Note Offering

During May of 2022, the Company conducted multiple closings of a private placement offering to accredited investors (the “May 2022 Convertible Note Offering”) of units of the Company’s securities by entering into subscription agreements with “accredited investors” (the “May 2022 Investors”) for aggregate gross proceeds of $4,000,000. The May 2022 convertible notes are convertible into shares of the Company’s common stock, par value $.001 per share at a conversion price of $2.00 per share. As additional consideration for entering in the May 2022 Convertible Note Offering, the Company issued 4,000,000 warrants of the Company’s common stock. The May 2022 Convertible Note matures on November 30, 2022.

The Company recorded a $1,895,391 debt discount relating to 4,000,000 warrants issued to investors based on the relative fair value of each equity instrument on the dates of issuance. The debt discount is being accreted over the life of these notes to accretion of debt discount and issuance cost.

The Company recorded a $399,964 debt discount relating to an original issue discount and $125,300 of debt issuance costs related to fees paid to vendors relating to the offering. The debt discount and debt issuance costs are being accreted over the life of the note to accretion of debt discount and issuance cost.

On September 2, 2022, the Company went into default on these notes. As part of the default terms the Company owes 110% of the principal outstanding and the notes accrue interest at a rate of 18%.

On September 15, 2022, the Company and six out of eight lenders May 2022 Investors agreed to forgive default interest and extend the maturity date to March 31, 2023, for a reduced conversion price of $0.20 for the convertible notes and warrants. Since the PV cashflows of the new and old debt were more than 10% differences the company used extinguishment accounting. As part of the agreement the Company recognized $737,756 as loss on extinguishment of debt due to the remaining debt discount and recognized $331,861 as a gain on extinguishment of debt due to the forgiveness of interest. The company also recognized an additional $75,610 of debt discount from the change in relative fair value on the warrants.

During the nine months ended September 30, 2022, the Company accrued $103,670 in interest that was not forgiven. As of September 30, 2022, the Company is in default on $900,000 of principal and $103,670 of interest.

Subsequent to September 30, 2022, the Company made a repayment of $35,714 towards these notes.

The July 2022 Convertible Note Offering

During July of 2022, the Company conducted multiple closings of a private placement offering to accredited investors (the “July 2022 Convertible Note Offering”) of units of the Company’s securities by entering into subscription agreements with “accredited investors” (the “July 2022 Investors”) for aggregate gross proceeds of $2,150,000. The July 2022 convertible notes are convertible into shares of the Company’s common stock, par value $.001 per share at a conversion price of $2.00 per share. As additional consideration for entering in the July 2022 Convertible Note Offering, the Company issued 2,150,000 warrants of the Company’s common stock. The July 2022 Convertible Note matures on November 30, 2022.

The Company recorded a $863,792 debt discount relating to 2,150,000 warrants issued to investors based on the relative fair value of each equity instrument on the dates of issuance. The debt discount is being accreted over the life of these notes to accretion of debt discount and issuance cost.

The Company recorded a $214,981 debt discount relating to an original issue discount. The debt discount are being accreted over the life of the note to accretion of debt discount and issuance cost.

On September 2, 2022, the Company went into default on these notes. As part of the default terms the Company owes 110% of the principal outstanding and the notes accrue interest at a rate of 18%.

On September 15, 2022, the Company and the July Investors agreed to forgive default interest and extend the maturity date to March 31, 2023 for a reduced conversion price of $0.20 for the convertible notes and warrants. Since the present value of the cash flows of the new and old debt were more than 10% different, the company used extinguishment accounting. As part of the agreement the Company recognized $640,521 as loss on extinguishment related to the change in fair value from the restructuring agreement.

Subsequent to September 30, 2022, the Company made a repayment of $714,285 towards these notes.

Note 8 – Related Party

Equity raises

During the nine months ended September 30, 2022, the Company conducted two equity raises in which officers, directors, employees, and an affiliate of an officer cumulatively invested $421,001 for 240,571 shares of common stock and 240,571 warrants to purchase common stock.

Officer compensation

During the nine months ended September 30, 2022 and 2021, the Company paid $87,275 and $72,328, respectively for living expenses for officers of the Company.

Note 9 – Derivative Liabilities

The Company has identified derivative instruments arising from convertible notes that have an option to convert at a variable number of shares in the Company’s convertible notes payable during the nine months ended September 30, 2022. For the terms of the conversion features see Note 7. The Company had no derivative assets measured at fair value on a recurring basis as of September 30, 2022.

The Company utilizes a binomial option model for convertible notes that have an option to convert at a variable number of shares to compute the fair value of the derivative and to mark to market the fair value of the derivative at each balance sheet date. The inputs utilized in the application of the Binomial model included a stock price on valuation date, an expected term of each debenture remaining from the valuation date to maturity, an estimated volatility, and a risk-free rate. The Company records the change in the fair value of the derivative as other income or expense in the condensed consolidated statements of operations.

Risk-free interest rate: The Company uses the risk-free interest rate of a U.S. Treasury Note adjusted to be on a continuous return basis to align with the Monte Carlo simulation model and binomial model.

Dividend yield: The Company uses a 0% expected dividend yield as the Company has not paid dividends to date and does not anticipate declaring dividends in the near future.

Volatility: The Company calculates the expected volatility based on the company’s historical stock prices with a look back period commensurate with the period to maturity.

Expected term: The Company’s remaining term is based on the remaining contractual maturity of the convertible notes.

The following are the changes in the derivative liabilities during the nine months ended September 30, 2022.

	Nine Months Ended September 30, 2022
	Level 1	Level 2	Level 3
Derivative liabilities as January 1, 2022	$-	$-	$-
Addition	-	-	100,532
Changes in fair value	-	-	(3,729)
Extinguishment	-	-	(96,803)
Derivative liabilities as September 30, 2022	$-	$-	$-

Note 10 – Stockholders’ Equity

Shares Authorized

The Company is authorized to issue up to one hundred and twenty million (120,000,000) shares of capital stock, of which one hundred million (100,000,000) shares are designated as common stock, par value $0.001 per share, and twenty million (20,000,000) are designated as preferred stock, par value $0.001 per share.

Preferred Stock

Series E Convertible Preferred Stock

The Company has designated 8,000 shares of Series E Convertible Preferred stock and has 500 shares issued and outstanding as of September 30, 2022.

The shares of Series E Preferred Stock have a stated value of $1,000 per share and are convertible into Common Stock at the election of the holder of the Series E Preferred Stock, at any time following the Original Issue Date at a price of $4.12 per share, subject to adjustment. Each holder of Series E Preferred Stock shall be entitled to receive, with respect to each share of Series E Preferred Stock then outstanding and held by such holder, dividends on an as-converted basis in the same form as dividends actually paid on shares of the Common Stock when, as and if such dividends are paid on shares of the Common Stock.

The holders of Series E Preferred Stock shall be paid pari passu with the holders of Common Stock with respect to payment of dividends and rights upon liquidation and shall have no voting rights. In addition, as further described in the Series E Designation, as long as any of the shares of Series E Preferred Stock are outstanding, the Company shall not, without the affirmative vote of the holders of a majority of the then outstanding shares of Series E Preferred Stock, (a) alter or change adversely the powers, preferences or rights given to the Series E Preferred Stock or alter or amend this Series E Designation, (b) amend its certificate of incorporation or other charter documents in any manner that adversely affects any rights of the holders of the Series E Preferred Stock, (c) increase the number of authorized shares of Series E Preferred Stock, or (d) enter into any agreement with respect to any of the foregoing.

Each share of Series E Preferred Stock shall be convertible, at any time and from time to time at the option of the holder of such shares, into that number of shares of Common Stock determined by dividing the Series E Stated Value by the Conversion Price, subject to certain beneficial ownership limitations.

Common Stock

During the nine months ended September 30, 2022, the Company issued 82,342 shares of its restricted common stock to settle outstanding vendor liabilities of $130,625. In connection with this transaction the Company also recorded a loss on settlement of vendor liabilities of $17,024.

On January 6, 2022, the Company issued 8,850 shares of its restricted common stock to consultants in exchange for services at a fair value of $19,736.

On February 24, 2022, the Company issued 50,000 shares of its restricted common stock to consultants in exchange for four months of services at a fair value of $69,000. These shares were recorded as common stock issued for prepaid services and will be expensed over the life of the consulting contract to share based payments. During the nine months ended September 30, 2022 the Company recorded $69,000 to share based payments.

On March 1, 2022, the Company entered into securities purchase agreements with twenty-eight accredited investors whereby, at the closing, such investors purchased from the Company an aggregate of 1,401,457 shares of the Company’s common stock and (ii) 1,401,457 warrants to purchase shares of common stock, for an aggregate purchase price of $2,452,550. Such warrants are exercisable for a term of five-years from the date of issuance, at an exercise price of $1.75 per share. The Company has recorded $40,000 to stock issuance costs, which are part of Additional Paid-in Capital.

On March 7, 2022, the Company entered into a securities purchase agreement (the “Purchase Agreement”) with thirteen accredited investors resulting in the raise of $2,659,750 in gross proceeds to the Company. Pursuant to the terms of the Purchase Agreement, the Company agreed to sell in a registered direct offering an aggregate of 1,519,857 shares of the Company’s common stock together with warrants to purchase an aggregate of 1,519,857 shares of Common Stock at an exercise price of $1.75 per share. The warrants are immediately exercisable and will expire on March 9, 2027. The Company has recorded $75,000 to stock issuance costs, which are part of Additional Paid-in Capital.

During the three months ended March 31, 2022, the Company issued 7,488 shares of its restricted common stock to consultants in exchange for services at a fair value of $8,364.

On April 5, 2022 the Company issued 185,000 shares of its restricted common stock to officers of the company in exchange for services at a fair value of $192,400.

On June 24, 2022, the Company issued 50,000 shares of its restricted common stock to consultants in exchange for four months of services at a fair value of $37,200. These shares were recorded as common stock issued for prepaid services and will be expensed over the life of the consulting contract to share based payments. During the nine months ended September 30, 2022 the Company recorded $2,405 to share based payments.

During the three months ended June 30, 2022, the Company issued 29,387 shares of its restricted common stock to consultants in exchange for services at a fair value of $24,001.

On September 15, 2022, the Company entered into a securities purchase agreement with five accredited investors resulting in the raise of $796,000 in gross proceeds to the Company. Pursuant to the terms of the Purchase Agreement, the Company agreed to sell in a registered direct offering an aggregate of 4,000,000 shares of the Company’s common stock together with warrants to purchase an aggregate of 4,000,000 shares of Common Stock at an exercise price of $0.20 per share. The warrants are immediately exercisable and will expire on September 15, 2027. The Company has recorded $75,000 to stock issuance costs, which are part of Additional Paid-in Capital.

During the three months ended September 30, 2022, the Company issued 50,000 shares of its restricted common stock to consultants in exchange for prepaid services at a fair value of $34,900.

During the three months ended September 30, 2022, the Company issued 107,206 shares of its restricted common stock to consultants in exchange for services at a fair value of $22,892.

During the three months ended September 30, 2022 the company repurchased 83,800 shares of common stock for $13,700

Stock Options

The assumptions used for options granted during the nine months ended September 30, 2022 and 2021, are as follows:

September 30, 2022
Exercise price	$1.10 – 1.90
Expected dividends	0%
Expected volatility	165.38% – 166.48%
Risk free interest rate	2.69% – 2.95%
Expected life of option	5 years

September 30, 2021
Exercise price	$2.55 – 14.10
Expected dividends	0%
Expected volatility	194.39% – 242.98%
Risk free interest rate	0.46% – 0.98%
Expected life of option	5 - 7 years

The following is a summary of the Company’s stock option activity:

	Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (in years)
Balance – December 31, 2020 – outstanding	541,021	12.75	3.27
Granted	1,850,588	6.32	6.20
Exercised	-	-	-
Forfeited/Cancelled	(64,164)	13.06	-
Balance – September 30, 2021 – outstanding	2,327,445	7.63	4.29
Balance – September 30, 2021 – exercisable	608,524	12.75	3.75

	Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (in years)
Balance – January 1, 2022 – outstanding	2,902,619	7.07	4.71
Granted	1,940,000	1.38	-
Exercised	-	-	-
Forfeited/Cancelled	(434,352)	13.56	-
Balance – September 30, 2022 – outstanding	4,408,267	3.93	4.43
Balance – September 30, 2022 – exercisable	3,010,101	4.12	4.32

Option Outstanding			Option Exercisable
Exercise price	Number Outstanding	Weighted Average Remaining Contractual Life (in years)	Weighted Average Exercise Price	Number Exercisable	Weighted Average Remaining Contractual Life (in years)
$3.93	4,408,267	4.43	4.12	3,010,101	4.32

During the year ended December 31, 2018 the Company granted options of 11,667 to consultants that have a fair value of $57,123. As of the date of this filing the company has not issued these options and they are recorded as an accrued liability on the Condensed Consolidated Balance Sheet.

Stock-based compensation for stock options has been recorded in the consolidated statements of operations and totaled $4,100,729, for the nine months ended September 30, 2021.

Stock-based compensation for stock options has been recorded in the condensed consolidated statements of operations and totaled $523,749, for the three months ended September 30, 2022. Stock-based compensation for stock options has been recorded in the condensed consolidated statements of operations and totaled $3,355,445, for the nine months ended September 30, 2022.

As of September 30, 2022, there was $1,283,111 of total unrecognized compensation expense related to unvested employee options granted under the Company’s share-based compensation plans that is expected to be recognized over a weighted average period of approximately 1.21 years.

Warrants

The Company applied fair value accounting for all share-based payments awards. The fair value of each warrant granted is estimated on the date of grant using the Black-Scholes option-pricing model.

The assumptions used for warrants granted during the nine months ended September 30, 2022  and 2021 are as follows:

September 30, 2021
Exercise price	$4.50 – 4.95
Expected dividends	0%
Expected volatility	237.14% - 237.68%
Risk free interest rate	0.82% - 0.86%
Expected life of warrant	5 years

September 30, 2022
Exercise price	$0.20 – 6.00
Expected dividends	0%
Expected volatility	164.34% - 169.75%
Risk free interest rate	2.81% – 4.00%
Expected life of warrant	5.00 – 5.50 years

Warrant Activities

The following is a summary of the Company’s warrant activity:

	Warrant	Weighted Average Exercise Price
Balance – December 31, 2020 – outstanding	6,130,948	4.96
Granted	1,881,267	5.63
Exercised	(1,438,788)	4.59
Forfeited/Cancelled	(14,722)	24.00
Balance – September 30, 2021 – outstanding	6,558,705	4.92
Balance – September 30, 2021 – exercisable	6,558,705	$4.92

	Warrant	Weighted Average Exercise Price
Balance – January 1, 2022 – outstanding	5,658,830	4.98
Granted	14,812,262	2.29
Exercised	-	-
Forfeited/Cancelled	(41,462)	12.00
Balance – September 30, 2022 – outstanding	20,429,630	1.88
Balance – September 30, 2022 – exercisable	16,429,630	$2.62

Warrants Outstanding				Warrants Exercisable
Exercise price	Number Outstanding	Weighted Average Remaining Contractual Life (in years)	Weighted Average Exercise Price	Number Exercisable	Weighted Average Exercise Price
$1.88	20,429,630	4.07	2.62	16,429,630	3.81

During the nine months ended September 30, 2021, the Company issued 1,275,261 shares of common stock to a certain warrant holder upon the cashless exercise of a warrant to purchase 1,438,788 shares of common stock. The Company received $5,472,068 in connection with the exercise of the warrant.

During the nine months ended September 30, 2021, a total of 486,516 warrants were issued in connection with the Series E Convertible Preferred Stock raise.

During the nine months ended September 30, 2021, a total of 1,090,908 warrants were issued with convertible notes. The warrants have a grant date fair value of $3,067,617 using a Black-Scholes option-pricing model and the above assumptions.

During the nine months ended September 30, 2021, some of the Company’s warrants had a reset provision triggered that also resulted in an additional 127,801 warrants to be issued. A deemed dividend of $410,750 was recorded to the Statements of Comprehensive Loss.

On June 17, 2021, the Company issued 46,667 warrants in connection with the underwriting agreement.

Stock-based compensation for stock warrants has been recorded in the consolidated statements of operations and totaled $480,863, for the nine months ended September 30, 2021

During the nine months ended September 30, 2022, some of the Company’s warrants had a down-round provision triggered that also resulted in an additional 1,740,948 warrants to be issued. A deemed dividend of $303,557 was recorded to the Statements of Operations and Comprehensive Loss.

During the nine months ended September 30, 2022, a total of 6,150,000 warrants were issued with convertible notes (See Note 7 above). The warrants have a grant date fair value of $5,185,826 using a Black-Scholes option-pricing model and the above assumptions and a relative fair value of $2,929,303.

Note 11 – Commitments and Contingencies

Litigation

On or about June 25, 2020, Home Revolution, LLC (“Home Revolution”) filed a lawsuit in the United States District Court for the District of New Jersey, Home Revolution, LLC, et al. v. Jerrick Media Holdings, Inc. et al., Case No. 2:20-cv-07775-JMV-MF. The Complaint alleges, among other things, that Creatd, Inc. breached the Membership Interest Purchase Agreement, as modified, and ancillary transaction documents in connection with the acquisition of Seller’s Choice, LLC, from Home Revolution in September 2019. The Complaint additionally alleges violation of the New Jersey Uniform Securities Law, violations of the Exchange Act and Rule 10b-5 thereunder, fraud, equitable accounting, breach of fiduciary duty, conversion and unjust enrichment. Plaintiff also sought to have a receiver appointed by the Court to take over Creatd’s operations. After substantial motion practice, Creatd successfully settled this dispute from June 2020 for a total of $799,000, which includes $660,000 of note principal and $139,000 of accrued interest. The matter has been dismissed as of March 3, 2022.

On or about August 30, 2021, Robert W. Monster and Anonymize, Inc. (“Monster”) filed a lawsuit in the United States District Court for the Western District of Washington at Seattle, Robert W. Monster, et al. v. Creatd, Inc., et al. (Western District of Washington at Seattle 2:21-CV-1177). The Complaint alleges, among other things, that action for Declaratory Judgment under 28 U.S.C. § 2201 that Monster’s registration and use of the internet domain name VOCL.COM (the “Domain Name”) does not violate Creatd’s rights under the Anticybersquatting Consumer Protection Act (“ACPA”), 15 U.S.C. § 1125(d), or otherwise under the Lanham Act, 15 U.S.C. § 1051 et seq. Creatd claims trademark rights and certain other rights with respect to the term and the domain name VOCL.COM. Monster seeks a determination by the Court that Monster’s registration and/or use of VOCL.COM is not, and has not been in violation of the ACPA, and that Plaintiffs’ use of VOCL.COM constitutes neither a violation of the ACPA nor trademark infringement or dilution under the Lanham Act. Creatd believes the lawsuit lacks merit and will vigorously challenge the action. At this time, we are unable to estimate potential damage exposure, if any, related to the litigation.

A complaint against the Company, dated September 21, 2022, has been filed in the Supreme Court of the State of New York, New York County, by Lind Global Macro Fund LP and Lind Global Fund II LP, making certain claims alleging breach of contract related to two Securities Purchase Agreements executed on May 31, 2022, seeking damages in excess of $920,000. No response to the Complaint has been filed at this time. The Company has not yet submitted a response to the Complaint or had the opportunity to conduct discovery as to the allegations. The Company will file an initial response on or before November 18, 2022. Given the premature nature of this case, it is still too early for the Company to make an assessment as to liability.

Inflation Reduction Act of 2022

On August 16, 2022, the Inflation Reduction Act of 2022 (“IRA”) was signed into law. The IRA includes a 15% Corporate Alternative Minimum Tax (“Corporate AMT”) for tax years beginning after December 31, 2022. We do not expect the Corporate AMT to have a material impact on our consolidated financial statements. Additionally, the IRA imposes a 1% excise tax on net repurchases of stock by certain publicly traded corporations. The excise tax is imposed on the value of the net stock repurchased or treated as repurchased. The new law will apply to stock repurchases occurring after December 31, 2022.

Lease Agreements

On April 26, 2022, the Company signed a 7-year lease for approximately 8,000 square feet of office space at 419 Lafayette Street, 6th Floor, New York, NY, 10003. Commencement date of the lease is May 1, 2022. The total amount due under this lease is $3,502,033.

On July 28, 2022, the Company signed a 3-year lease for approximately 1,364 square feet of office space at 1674 Meridian Ave., Miami Beach, FL, 33131. Commencement date of the lease is July 28, 2022. The total amount due under this lease is $181,299. During the three months ended September 30, 2022, it was decided the company would not be using the office space and recorded an impairment of $101,623 on the right-of-use asset.

The components of lease expense were as follows:

Three Months Ended September 30, 2022
Operating lease cost	$148,446
Short term lease cost	5,568
Total net lease cost	$154,015

Nine Months Ended September 30, 2022
Operating lease cost	$241,601
Short term lease cost	154,108
Total net lease cost	$395,709

Supplemental cash flow and other information related to leases was as follows:

Nine Months Ended September 30, 2022
Cash paid for amounts included in the measurement of lease liabilities:
Operating lease payments	54,564
Weighted average remaining lease term (in years):	3.40
Weighted average discount rate:	12.50%

Total future minimum payments required under the lease as of September 30, are as follows:

For the Twelve Months Ended September 30,	Operating Leases
2023	$534,880
2024	541,905
2025	513,507
2026	528,589
2027	544,122
Thereafter	892,399
Total lease payments	3,555,402
Less: Amounts representing interest	(1,140,416)
Total lease obligations	2,414,986
Less: Current	(279,593)
$2,135,393

Rent expense for the three months ended September 30, 2022 and 2021 was $154,015 and $67,397, respectively. Rent expense for the nine months ended September 30, 2022 and 2021 was $395,709 and $121,266, respectively.

Market price risk of crypto (“digital”) assets

The Company holds crypto and digital assets in third-party wallets. Crypto asset price risk could adversely affect its operating results and will depend upon the market price of Bitcoin, ETH, as well as other crypto assets. Crypto asset prices have fluctuated significantly from quarter to quarter. There is no assurance that crypto asset prices will reflect historical trends. A decline in the market price of Bitcoin, ETH, and Other crypto assets could have an adverse effect on our earnings, the carrying value of the crypto assets, and future cash flows. This may also affect the liquidity and the ability to meet our ongoing obligations.

Appointment of New Directors

On February 17, 2022, the Board of Directors (the “Board”) of the Company appointed Joanna Bloor, Brad Justus, and Lorraine Hendrickson to serve as members of the Board. Ms. Bloor has been nominated to, and will serve as, chair of the Compensation Committee, and to be a member of the Audit Committee and Nominating & Corporate Governance Committee. Mr. Justus has been nominated, and will serve as, chair of the Nominating & Corporate Governance Committee, and to be a member of the Compensation Committee and Audit Committee. Ms. Hendrickson has been nominated to, and will serve as, chair of the Audit Committee and to be a member of the Compensation and Nominating & Corporate Governance Committee.

Departure of Directors

On February 17, 2022, the Board received notice that effective immediately, Mark Standish resigned as Chair of the Board, Chair of the Audit Committee and as a member of the Compensation Committee and Nominating & Corporate Governance Committee; Leonard Schiller resigned as member of the Board, Chair of the Compensation Committee and as a member of the Audit Committee and Nominating & Corporate Governance Committee; and LaBrena Martin resigned as a member of the Board, Chair of the Nominating & Corporate Governance Committee and as a member of the Audit Committee and Compensation Committee. Such resignations are not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

Management Restructuring

On February 17, 2022, the Board of the Company approved the restructuring of the Company’s senior management team to eliminate the Co-Chief Executive Officer role, appointing Jeremy Frommer as Executive Chairman and Founder, and appointing Laurie Weisberg as Chief Executive Officer (the “Second Restructuring”). Prior to the Second Restructuring, Mr. Frommer and Ms. Weisberg served as the Company’s co-Chief Executive Officers and Ms. Weisberg served as the Company’s Chief Operating Officer. The Second Restructuring does not impact the role or functions of the Company’s Chief Financial Officer, Chelsea Pullano, or the role or functions of the Company’s President and Chief Operating Officer, Justin Maury.

Nasdaq Notice of Delisting

On September 2, 2022, the Company received a letter from the staff of The Nasdaq Capital Market notifying the Company that the Nasdaq Hearings Panel has determined to delist the Company’s common stock from the Exchange, based on the Company’s failure to comply with the listing requirements of Nasdaq Rule 5550(b)(1) as a result of the Company’s shareholder equity deficit for the period ended June 30, 2022, as demonstrated in Company’s Quarterly Report on Form 10-Q filed on August 15, 2022, following the Company having not complied with the market value of listed securities requirement in Nasdaq Rule 5550(b)(2) on March 1, 2022, while the Company was under a Panel Monitor, as had been previously disclosed. Suspension of trading in the Company’s shares on the Exchange became effective at the opening of business on September 7, 2022, at which time the Company’s common stock, under the symbol “CRTD,” and publicly-traded warrants, under the symbol “CRTDW,” was quoted on the OTCPink marketplace operated by OTC Markets Group Inc.

Following passage of the proscribed 15-day time period for appeal as stated in the Letter, on October 26, 2022, Nasdaq completed the delisting by filing a Form 25 Notification of Delisting with the Securities and Exchange Commission.

The Company’s common stock, under the symbol “CRTD,” is quoted on the OTCQB marketplace operated by OTC Markets Group Inc. effective as of September 26, 2022. The Company’s publicly-traded warrants, under the symbol “CRTDW,” are quoted on the OTCPink marketplace operated by OTC Markets Group Inc.

Employment Agreements

On April 5, 2022, upon the recommendation of the Compensation Committee of the Board, the Board approved employment agreements with, and equity issuances for, (i) Jeremy Frommer, Executive Chairman, who will receive (a) an signing award of $80,000, (b) an annual salary of $420,000; (c) 121,000 options, to vest immediately with a strike price of $1.75, and (d) 50,000 shares of the Company’s restricted common stock; (ii) Laurie Weisberg, Chief Executive Officer, who will receive (a) an annual salary of $475,000; (b) 121,000 options, to vest immediately with a strike price of $1.75, and (c) 50,000 shares of the Company’s restricted common stock; (iii) Justin Maury, Chief Operating Officer & President, who will receive (a) an annual salary of $475,000 (b) 81,000 options, to vest immediately with a strike price of $1.75, and (c) 50,000 shares of the Company’s restricted common stock; and (iv) Chelsea Pullano, Chief Financial Officer, who will receive (a) an annual salary of $250,000; (b) 37,000 options, to vest immediately with a strike price of $1.75, and (c) 35,000 shares of the Company’s restricted common stock (collectively, the “Executive Employment Arrangements”).

Pursuant to the Executive Employment Arrangements, the Company entered into executive employment agreements with each of the respective executives as of April 5, 2022 (the “Executive Employment Agreements”). The Executive Employment Agreements contain customary terms, conditions and rights.

Executive Separation Agreement

On September 2, 2022, the Company entered into an Executive Separation Agreement with Laurie Weisberg the Company’s Chief Executive Officer and member of the Board of Directors setting forth the terms and conditions related to the Executive’s resignation for good reason as Chief Executive Officer, Director and any other positions held with the Company or any subsidiary.

The Company will pay severance in the aggregate amount of $475,000, payable as follows: (i) 1/24 will be paid on each of September 15, 2022, October 1, 2022 and November 1, 2022, respectively; (ii) 1/8 will be paid on each of December 1, 2022, January 1, 2023 and February 1, 2023, respectively; (iii) 1/4 will be paid on April 1, 2023; and (iv) the balance will be paid on May 1, 2023. The Company has executed and delivered a Confession of Judgment concerning the severance amount, which is being held in escrow pending satisfaction of payment.

Additionally, all unvested and/or outstanding stock options held by Ms. Weisberg as of the date of the separation agreement that are not subject to metric based vesting shall automatically and fully vest. All unvested and/or outstanding stock options held by Ms. Weisberg as of the date of the separation agreement that are subject to metric based vesting shall vest in accordance with their respective original terms.

Note 12 – Acquisitions

Denver Bodega, LLC d/b/a Basis

On March 7, 2022, the Company entered into a Membership Interest Purchase (the “Agreement”) with Henry Springer and Kyle Nowak (collectively the “Sellers”), whereby the Company purchased a majority stake in Denver Bodega, LLC, a Colorado limited liability company whose product is Basis, a direct-to-consumer functional beverage brand that makes high-electrolyte mixes meant to aid hydration. Pursuant to the Agreement, Creatd acquired all of the issued and outstanding membership interests of Denver Bodega, LLC for consideration of one dollar ($1.00), as well as the Company’s payoff, assumption, or satisfaction of certain debts and liabilities.

The following sets forth the components of the purchase price:

Purchase price:
Cash paid to seller	$1
Total purchase price	1

Assets acquired:
Cash	44,977
Accounts Receivable	2,676
Inventory	194,365
Total assets acquired	242,018

Liabilities assumed:
Accounts payable and accrued expenses	127,116
Notes payable	293,888
Total liabilities assumed	421,004

Net liabilities acquired	(178,986)

Excess purchase price	$178,987

The excess purchase price amounts are provisional and may be adjusted during the one-year measurement period as required by U.S. GAAP. The following table provides a summary of the preliminary allocation of the excess purchase price.

Goodwill	$8,950
Trade Names & Trademarks	8,949
Know-How and Intellectual Property	107,392
Website	8,949
Customer Relationships	44,747

Excess purchase price	$178,987

The goodwill represents the assembled workforce, acquired capabilities, and future economic benefits resulting from the acquisition.

Acquisition of Orbit

On August 1, 2022 the Company entered into a Membership Interest Purchase (the “Agreement”) with Zachary Shenkman, Wuseok Jung, Wesley Petry, Nicholas Scibilia, Gary Rettig, Brandon Fallin (collectively the “Sellers”), whereby the Company purchased a majority stake in Orbit Media LLC, a New York limited liability company whose product is an app-based stock trading platform designed to empower a new generation of investors, providing users with a like-minded community as well as access to tools, content, and other resources to learn, train, and excel in the financial markets. Pursuant to the Agreement, Creatd acquired fifty one percent (51%) of the issued and outstanding membership interests of Orbit Media LLC for consideration of forty-four thousand dollars ($44,000) in cash and 57,576 shares of the Company’s Common Stock.

The following sets forth the components of the purchase price:

Purchase price:
Cash paid to seller	$44,000
Shares granted to seller	40,994
Total purchase price	84,994

Net Assets acquired	-

Non-controlling interest in consolidated subsidiary	81,661

Excess purchase price	$166,655

The excess purchase price amounts are provisional and may be adjusted during the one-year measurement period as required by U.S. GAAP. The following table provides a summary of the preliminary allocation of the excess purchase price.

Know-How and Intellectual Property	$166,655

Excess purchase price	$166,655

On September 13, 2022, the Company acquired 100% of the membership interests of Brave Foods, LLC, a Maine limited liability company for $150,000. Brave is a plant-based food company that provides convenient and healthy breakfast food products.

The following sets forth the components of the purchase price:

Purchase price:
Cash paid to seller	$150,000
Total purchase price	150,000

Assets acquired:
Cash	73,344
Inventory	86,154
Total assets acquired	159,498

Liabilities assumed:
Accounts payable and accrued expenses	1,316
Notes payable	75,000
Total liabilities assumed	76,316

Net assets acquired	83,182

Excess purchase price	$66,818

The excess purchase price amounts are provisional and may be adjusted during the one-year measurement period as required by U.S. GAAP. The following table provides a summary of the preliminary allocation of the excess purchase price.

Goodwill	$6,683
Trade Names & Trademarks	16,704
Know-How and Intellectual Property	16,704
Website	16,704
Customer Relationships	10,023

Excess purchase price	$66,818

The goodwill represents the assembled workforce, acquired capabilities, and future economic benefits resulting from the acquisition.

The following presents the unaudited pro-forma combined results of operations of the Company with Plant Camp, WHE, Dune, Denver Bodega, Orbit, and Brave as if the entities were combined on January 1, 2021.

Three Months Ended
September 30,
2021
Revenues	$3,429,748
Net loss attributable to common shareholders	$(25,735,007)
Net loss per share	$(2.17)
Weighted average number of shares outstanding	11,845,229

Three Months Ended
September 30,
2022
Revenues	$4,057,080
Net loss attributable to common shareholders	$(9,425,313)
Net loss per share	$(0.45)
Weighted average number of shares outstanding	21,087,764

Nine Months Ended
2021
Revenues	$5,069,181
Net loss attributable to common shareholders	$(26,428,192)
Net loss per share	$(2.23)
Weighted average number of shares outstanding	11,845,229

Nine Months Ended
2022
Revenues	$4,683,843
Net loss attributable to common shareholders	$(24,217,030)
Net loss per share	$(1.23)
Weighted average number of shares outstanding	19,726,987

Note 13 – Segment Information

We operate in three reportable segments: Creatd Labs, Creatd Ventures, and Creatd Partners. Our segments were determined based on the economic characteristics of our products and services, our internal organizational structure, the manner in which our operations are managed and the criteria used by our Chief Operating Decision Maker (CODM) to evaluate performance, which is generally the segment’s operating losses.

Operations of:	Products and services provided:
Creatd Labs

Creatd Labs is the segment focused on development initiatives. Creatd Labs houses the Company’s proprietary technology, including its flagship platform, Vocal, as well as oversees the Company’s content creation framework, and management of its digital communities. Creatd Labs derives revenues from Vocal creator subscriptions, platform processing fees and technology licensing fees.

Creatd Ventures	Creatd Ventures builds, develops, and scales e-commerce brands. This segment generates revenues through product sales of its two majority-owned direct-to-consumer brands, Camp and Dune Glow Remedy.
Creatd Partners	Creatd Partners fosters relationships between brands and creators through its suite of agency services, including content marketing (Vocal for Brands), performance marketing (Seller’s Choice), and influencer marketing (WHE Agency). Creatd Partners derives revenues in the form of brand fees and talent management commissions.

The following tables present certain financial information related to our reportable segments and Corporate:

	As of September 30, 2022
	Creatd Labs	Creatd Ventures	Creatd Partners	Corporate	Total

Accounts receivable, net	$-	$4,973	$217,210	$-	$222,183
Prepaid expenses and other current assets	43,336	-	-	96,390	139,726
Deposits and other assets	576,551	-	-	192,585	769,136
Intangible assets	162,489	1,568,347	648,469	157,294	2,536,599
Goodwill	-	15,632	1,349,696	-	1,365,328
Inventory	-	879,050	-	-	879,050
All other assets	-	-	-	2,811,769	2,811,769
Total Assets	$782,376	$2,468,002	$2,215,375	$3,258,038	$8,723,791

Accounts payable and accrued liabilities	$1,365	$1,518,544	$68,063	$5,126,634	$6,714,606
Note payable, net of debt discount and issuance costs	129,634	170,365	-	1,487,100	1,787,099
Deferred revenue	161,112	-	144,443	-	305,555
All other Liabilities	-	-	-	8,529,992	8,529,992
Total Liabilities	$292,111	$1,688,909	$212,506	$15,143,726	$17,337,252

	As of December 31, 2021
	Creatd Labs	Creatd Ventures	Creatd Partners	Corporate	Total

Accounts receivable, net	$-	$2,884	$334,556	$-	$337,440
Prepaid expenses and other current assets	48,495	-	-	188,170	236,665
Deposits and other assets	626,529	-	-	92,422	718,951
Intangible assets	-	1,637,924	783,676	11,241	2,432,841
Goodwill	-	25,139	1,349,696	-	1,374,835
Inventory	-	106,403	-	-	106,403
All other assets	-	-	-	3,966,124	3,966,124
Total Assets	$675,024	$1,772,350	$2,467,928	$4,257,957	$9,173,259

Accounts payable and accrued liabilities	$9,693	$766,253	$6,232	$2,948,362	$3,730,540
Note payable, net of debt discount and issuance costs	313,979	-	-	1,028,685	1,342,664
Deferred revenue	161,112	13,477	59,570	-	234,159
All other Liabilities	-	-	-	177,644	177,644
Total Liabilities	$484,784	$779,730	$65,802	$4,154,691	$5,485,007

	For the three months ended September 30, 2022
	Creatd Labs	Creatd Ventures	Creatd Partners	Corporate	Total

Net revenue	$291,414	$316,654	$414,783	$-	$1,022,851
Cost of revenue	564,349	502,396	337,817	-	1,404,562
Gross margin (loss)	(272,935)	(185,742)	76,966	-	(381,711)

Research and development	139,997	-	94,968	-	234,965
Marketing	370,584	234,760	41,176	-	646,520
Stock based compensation	122,964	111,472	126,654	265,478	626,568
General and administrative not including depreciation, amortization, or Impairment	90,212	476,386	384,365	3,136,092	4,087,055
Depreciation and amortization	1,489	43,001	40,917	72,589	157,996
Impairment of intangibles	-	85,406	-	164,180	249,586

Total operating expenses	$723,757	$822,618	$647,163	$3,401,570	$5,595,108

Interest expense	(17,048)	-	-	(656,647)	(673,694)
All other expenses	-	-	-	(2,875,832)	(2,875,832)
Other expenses, net	(17,048)	-	-	(3,532,479)	(3,549,526)

Loss before income tax provision	$(1,001,024)	$(1,008,360)	$(570,197)	$(6,946,764)	$(9,526,345)

	For the three months ended September 30, 2021
	Creatd Labs	Creatd Ventures	Creatd Partners	Corporate	Total

Net revenue	$565,852	$3,919	$609,849	$-	$1,179,620
Cost of revenue	849,079	174,438	394,696	-	1,418,213

Gross margin	(283,227)	(170,519)	215,153	-	(238,593)

Research and development	250,474	60	72,412	-	322,946
Marketing	1,540,540	-	181,240	90,620	1,812,400
Stock based compensation	337,026	-	332,531	1,179,579	2,151,900
General and administrative	386,844	302,764	293,296	1,672,176	2,385,135
Total operating expenses	2,514,884	32,819	879,479	2,942,375	6,672,381

Loss before income tax provision and equity in net loss from unconsolidated investments	$(2,802,443)	$(506,162)	$(664,326)	$(5,747,190)	$(9,720,121)

	For the Nine months ended September 30, 2022
	Creatd Labs	Creatd Ventures	Creatd Partners	Corporate	Total

Net revenue	$1,138,904	$1,237,542	$1,621,044	$-	$3,997,490
Cost of revenue	1,917,039	1,706,586	1,147,526	-	4,771,151
Gross margin (loss)	(778,135)	(469,044)	473,518	-	(773,661)

Research and development	408,810	-	277,321	-	686,131
Marketing	2,301,994	1,458,280	255,777	-	4,016,051
Stock based compensation	755,284	684,697	777,948	1,630,649	3,848,578
General and administrative not including depreciation, amortization, or Impairment	242,330	1,279,676	1,032,487	8,401,553	10,956,046
Depreciation and amortization	4,166	120,282	114,453	203,042	441,943
Impairment of intangibles	-	87,983	-	169,134	257,117

Total operating expenses	$3,712,584	$3,630,918	$2,457,986	$10,404,378	$20,205,866

Interest expense	(34,095)	-	-	(673,855)	(707,950)
All other expenses		-	-	(3,424,854)	(3,424,854)
Other expenses, net	(34,095)	-	-	(4,098,709)	(4,132,804)

Loss before income tax provision	$(4,524,814)	$(4,099,962)	$(1,984,468)	$(14,503,087)	$(25,112,331)

	For the nine months ended September 30, 2021
	Creatd Labs	Creatd Ventures	Creatd Partners	Corporate	Total

Net revenue	$1,388,411	$9,616	$1,496,363	$-	$2,894,390
Cost of revenue	2,482,848	497,194	1,180,701	-	4,160,743
Gross margin	(1,094,437)	(487,578)	315,662	-	(1,266,353)

Research and development	549,426	131	158,839	-	708,396
Marketing	6,842,142	-	804,958	402,479	8,049,579
Stock based compensation	886,832	796,676	875,004	3,103,877	5,662,389
General and administrative	900,323	76,381	682,602	3,891,743	5,551,049
Total operating expenses	$9,178,723	$873,188	$2,521,403	$7,398,099	$19,971,413

Loss before income tax provision and equity in net loss from unconsolidated investments	$(10,286,156)	$(1,360,766)	$(2,205,741)	$(11,073,171)	$(24,925,834)

Note 14 – Subsequent Events

Warrant Exercises

Subsequent to September 30, 2022, a total of 4,227,114 warrants were exercised, resulting in the cancellation of 4,227,114 warrants, the issuance of 3,802,626 shares of Common Stock, and gross proceeds of $354,994 to the Company.

Promissory Notes

Subsequent to September 30, 2022, the Company entered into one promissory note agreement with net proceeds of $100,000.

Common Stock Purchase Agreement, Securities Purchase Agreement and Promissory Note

On October 20, 2022, Creatd, Inc. a Nevada corporation (the “Company”), entered into a Common Stock Purchase Agreement (the “Investment Agreement”) with an otherwise unaffiliated third party (the “Investor”). Pursuant to the terms of the Investment Agreement, for a period of thirty-six (36) months commencing on the trading day immediately following date of effectiveness of the Registration Statement (as defined below), the Investor purchase up to $15,000,000 of the Company’s common stock, par value $0.001 per share (the “Shares”), pursuant to Drawdown Notices (as defined below), covering the Registrable Securities (as defined below). The purchase price of the Shares under the Investment Agreement is equal to 82% of the lowest volume weighted average price (VWAP) during the last ten trading days after the Company delivers to the Investor a Put notice (a “Drawdown Notice”) in writing requiring Investor to purchase shares of the Company, subject to the terms of the Investment Agreement.

On October 20, 2022, the Company also entered into a Securities Purchase Agreement (the “Purchase Agreement”) with the Investor, pursuant to which the Company issued to the Investor on that date a Promissory Note (the “Note”) in the principal amount of $300,000 in exchange for a purchase price of $255,000, which the Investor funded on October 20,2022.  The proceeds of the Note will be used by the Company for general working capital purposes.

The Note bears interest at the rate of 10% per annum.  Starting on the fifth month anniversary of the funding of the Note, and for the next six months thereafter, the Company will make seven equal monthly payments of $47,142.85 to the Investor.

On October 20, 2022, in connection with the entry by the Company and the Investor into the economic agreements, (i.e., the Investment Agreement, the Purchase Agreement, and the Note and the funding thereof), the Company issued 800,000 shares of its common stock to the Investor.

Securities Purchase Agreement

On October 24, 2022 (the “Effective Date”), the Company, entered into and closed securities purchase agreement (the “Purchase Agreement”) with one accredited investor (the “Investor”), whereby the Investor purchased from the Company for an aggregate of $1,500,000 in subscription amount, an unsecured debenture in the principal amount of $1,666,650 (the “Debenture”).

The Debenture has an original issue discount of 10%, has a term of six months with a maturity date of April 24, 2023, may be extended by six months at the Company’s option subject to certain conditions, and are convertible into shares of Common Stock at a conversion price of $0.20 per share, subject to adjustment upon certain events.

In connection with its entry into the Purchase Agreement and issuance of the Debenture, the Company also entered into a side letter agreement (the “Letter Agreement”) with the holders of debentures of the Company, the Series C Warrants and Series D Warrants issued as of May 31, 2022 (the “May Investors”) and the holders of debentures of the Company, the Series E Warrants and Series F Warrants issued as of July 25, 2022 (the “July Investors”). Pursuant to the Letter Agreement each of the May Investors and the July Investors have entered into a lock-up agreement whereby they may not sell any such debentures, warrants, the shares into which such debentures may be converted, or certain shares underlying such warrants until the date that is 30 days after the date on which the registration statement registering for resale the shares of the Company’s common stock underlying the Debenture is declared effective by the Securities and Exchange Commission. Additionally, the Letter Agreement, provides that the May Investors and July Investors have agreed to a further lock up of such shares for a further 30 days upon the receipt of a certain amount of the proceeds from future potential issuances of debentures, common stock or similar securities by the Company. Further additionally, pursuant to the Letter Agreement, the May Investors and the July Investors have agreed to exchange and return for cancellation the Series C Warrants, Series D Warrants, Series E Warrants and Series F Warrants, receiving replacement warrants from the Company (the “Replacement Warrants”), in consideration for (i) the Company’s payment of $750,000 of the proceeds from the sale of the Debenture to the May Investors and July Investors on a pro rata basis and (ii) the Company’s agreement to pay, on a pro rata basis to the May Investors and July Investors, the greater of (x) $750,000 and (y) 50% of the gross proceeds raised in a subsequent financing. The Replacement Warrants reflect a reduction in the number of Series C and Series D Warrants from 1,550,000 in each class to 1,536,607 in each class and a reduction in the number of Series E and Series F Warrants from 1,075,000 in each class to 807,143 in each class, and the initial exercise date for the Replacement Warrants are unchanged from the date as set forth in the respective exchanged Series C, Series D, Series E or Series F Warrant.

Creatd, Inc.

December 31, 2021 and 2020

www.rrbb.com
ROSENBERG RICH BAKER BERMAN & COMPANY
265 Davidson Avenue, Suite 210 ● Somerset, NJ 08873-4120 ● PHONE 908-231-1000 ● FAX 908-231-6894
111 Dunnell Road, Suite 100 ● Maplewood, NJ 07040 ● PHONE 973-763-6363 ● FAX 973-763-4430

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and

Stockholders of Creatd, Inc. and Subsidiaries

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Creatd, Inc. and Subsidiaries (the Company) as of December 31, 2021 and 2020, and the related statements of income, comprehensive income, stockholders’ equity, and cash flows for years then ended, and the related notes (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021 and 2020, and the results of its operations and its cash flows for each of the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters

The critical audit matters communicated below are matters arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate.

AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS ● CENTER FOR AUDIT QUALITY ● PRIVATE COMPANIES PRACTICE SECTION ● PRIME GLOBAL ● REGISTERED WITH THE PUBLIC COMPANY ACCOUNTING OVERSIGHT BOARD

ROSENBERG RICH BAKER BERMAN & COMPANY

To the Board of Directors and

Stockholders of Creatd, Inc. and Subsidiaries

Revenue Recognition

As described in Note 2 to the consolidated financial statements, the Company recognizes revenue in accordance with FASB Accounting Standards Codification 606, Revenue from Contracts with Customers (“ASC 606”). ASC 606 requires the Company to apply the following steps: (1) identify the contract with the customers; (2) identify performance obligations in the contract; (3) determine the transaction price; (4) allocate the transaction price to the performance obligations in the contract; and (5) recognize revenue when, or as, the Company satisfies the performance obligations.

For subscription revenue recognized by the Company, the transaction price is reduced for consideration payable to customers. Because such consideration is paid to both customers and “freemium” subscribers, it requires significant estimates as to the allocation and timing of these reductions in the transaction price. These estimates required auditor judgment and consideration of some subjective factors in evaluating the estimates.

How the Critical Matter Was Addressed in the Audit

The primary audit procedures we performed to address this critical audit matter included:

●	Gained detailed understanding of processes related to subscription revenue, including evaluation of controls within the Company and the results of an audit of internal controls at the external payment processing organization.

●	Verified the validity of customer payment data by testing the completeness and accuracy of the population of customer payments and by subscriber type.

●	Critically evaluated management’s estimated allocations based on supportable information, including refined methodologies and estimates based on historical data for consideration paid to customers.

Evaluation of Variable Interest Entities for Consolidation

As described in Note 2 to the consolidated financial statements, the Company’s management performs an ongoing assessment of its noncontrolling interests from investments in unrelated entities to determine if those entities are variable interest entities (VIEs), and if so, whether the Company is the primary beneficiary. If an entity in such a transaction, by design, meets the definition of a VIE and the Company determines that it, or a consolidated subsidiary is the primary beneficiary, the Company will include the VIE in its consolidated financial statements. If such an entity is deemed to not be consolidated, the Company records only its investment in equity securities as a marketable security or investment under the equity method, as applicable.

We identified management’s accounting for variable interest entities as a critical audit matter because there is significant judgment required by management to evaluate the contractual arrangements under the variable interest entity consolidation model. Auditing such considerations involved especially challenging auditor judgment in evaluating the appropriateness of the Company’s assessment and an increased audit effort.

ROSENBERG RICH BAKER BERMAN & COMPANY

To the Board of Directors and

Stockholders of Creatd, Inc. and Subsidiaries

How the Critical Matter Was Addressed in the Audit

The primary audit procedures we performed to address this critical audit matter included:

●	Evaluating the reasonableness and appropriateness of management’s evaluation of each VIE and determination of primary beneficiary of the VIE through a decision-making workflow.

●	Reading pertinent supporting organizational documents and agreements associated with each VIE and relevant business plans and documentation to agree key terms with those used in management’s evaluation of each VIE.

●	Performed corroborative interviews with personnel involved in each entity analyzed to determine the business purpose of the transactions in the time frame the initial equity interests were acquired.

Rosenberg Rich Baker Berman, P.A.

We have served as the Company’s auditor since 2018.

Somerset, New Jersey

April 6, 2022

Creatd, Inc.

Consolidated Balance Sheets

	December 31, 2021	December 31, 2020

Assets

Current Assets
Cash	$3,794,734	$7,906,782
Accounts receivable, net	337,440	90,355
Inventory	106,403	-
Prepaid expenses and other current assets	236,665	23,856
Total Current Assets	4,475,242	8,020,993

Property and equipment, net	102,939	56,258
Intangible assets	2,432,841	960,611
Goodwill	1,374,835	1,035,795
Marketable securities	-	62,733
Deposits and other assets	718,951	191,836
Minority investment in businesses	50,000	217,096
Operating lease right of use asset	18,451	239,158

Total Assets	$9,173,259	$10,784,480

Liabilities and Stockholders’ Deficit

Current Liabilities
Accounts payable and accrued liabilities	$3,730,540	$2,638,688
Derivative liabilities	-	42,231
Convertible Notes, net of debt discount and issuance costs	159,193	897,516
Current portion of operating lease payable	18,451	79,816
Note payable, net of debt discount and issuance costs	1,278,672	1,221,539
Deferred revenue	234,159	88,637

Total Current Liabilities	5,421,015	4,968,427

Non-current Liabilities:
Note payable	63,992	213,037
Operating lease payable	-	157,820

Total Non-current Liabilities	63,992	370,857

Total Liabilities	5,485,007	5,339,284

Commitments and contingencies

Stockholders’ Equity
Series E Preferred stock, $0.001 par value, 500 and 7,738 shares issued and outstanding, respectively	-	8
Common stock par value $0.001: 100,000,000 shares authorized; 16,691,170 issued and 16,685,513 outstanding as of December 31, 2021 and 8,736,378 issued and 8,727,028 outstanding as of December 31, 2020	16,691	8,737
Additional paid in capital	111,563,618	77,505,013
Subscription receivable	-	(40,000)
Less: Treasury stock, 5,657 and 5,657 shares, respectively	(62,406)	(62,406)
Accumulated deficit	(109,632,574)	(71,928,922)
Accumulated other comprehensive income	(78,272)	(37,234)
Total Creatd, Inc. Stockholders’ Equity	1,807,057	5,445,196
Non-controlling interest in consolidated subsidiaries	1,881,195	-
	3,688,252	5,445,196

Total Liabilities and Stockholders’ Equity	$9,173,259	$10,784,480

The accompanying notes are an integral part of these consolidated financial statements.

Creatd, Inc.

Consolidated Statements of Comprehensive Loss

	For the Year Ended	For the Year Ended
	December 31, 2021	December 31, 2020

Net revenue (related party of $80,000 and $0)	$4,299,717	$1,212,870

Cost of revenue	5,300,037	1,495,042

Gross loss	(1,000,320)	(282,172)

Operating expenses
Research and development	983,528	257,431
Marketing	9,626,982	2,854,904
Stock based compensation	9,661,168	6,861,163
Impairment of goodwill	1,035,795	-
General and administrative	11,060,927	6,027,665

Total operating expenses	32,368,400	16,001,163

Loss from operations	(33,368,720)	(16,283,335)

Other income (expenses)
Other income	396,223	512,071
Interest expense	(372,106)	(1,376,902)
Accretion of debt discount and issuance cost	(3,612,669)	(4,303,072)
Derivative expense	(100,502)	-
Change in derivative liability	(1,096,287)	3,019,457
Impairment of investment	(589,461)	(11,450)
Impairment of debt security	-	(50,000)
Settlement of vendor liabilities	59,792	(126,087)
Loss on marketable securities	-	(7,453)
Gain (loss) on extinguishment of debt	1,025,555	(5,586,482)
Gain on forgiveness of debt	279,022	470

Other expenses, net	(4,010,433)	(7,929,448)

Loss before income tax provision and equity in net loss from unconsolidated investments	(37,379,153)	(24,212,783)
	-	-
Equity in net loss from equity method investment Income tax provision	-	-

Net loss	(37,379,153)	(24,212,783)

Non-controlling interest in net loss	86,251	-

Net Loss attributable to Creatd, Inc.	(37,292,902)	(24,212,783)

Deemed dividend	(410,750)	(3,135,702)
Inducement expense	-	-

Net loss attributable to common shareholders	$(37,703,652)	$(27,348,485)

Comprehensive loss

Net loss	(37,379,153)	(24,212,783)

Currency translation gain (loss)	(41,038)	(31,239)

Comprehensive loss	$(37,420,191)	$(24,244,022)

Per-share data
Basic and diluted loss per share	$(2.98)	$(5.68)

Weighted average number of common shares outstanding	12,652,470	4,812,153

The accompanying notes are an integral part of these consolidated financial statements.

Creatd, Inc.

Consolidated Statement of Changes in Stockholders’ Equity (Deficit)

For the Years Ended December 31, 2021 and 2020

	Series E Preferred Stock		Common Stock		Treasury stock		Additional Paid In	Subscription	Accumulated	Non-Controlling	Other Comprehensive	Stockholders’
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Receivable	Deficit	Interest	Income	Equity

Balance, December 31, 2019	-	$-	3,059,646	$3,059	(53,283)	$(367,174)	$36,391,819	$-	$(44,580,437)	$-	$(5,995)	$(8,558,728)

Shares issued with notes payable	-	-	59,774	60	-	-	243,685	-	-	-	-	243,745

Stock based compensation	-	-	169,800	170	-	-	5,743,970	-	-	-	-	5,744,140

Shares issued to settle vendor liabilities	-	-	23,565	24	-	-	235,607	-	-	-	-	235,631

Conversion of warrants to stock	-	-	7,239	7	-	-	(4,236)	-	-	-	-	(4,229)

Conversion of options to stock	-	-	229,491	229	-	-	1,116,802	-	-	-	-	1,117,031

Stock warrants issued with note payable	-	-	-	-	-	-	1,078,501	-	-	-	-	1,078,501

Cancellation of Treasury stock	-	-	(50,650)	(50)	54,343	374,184	(374,134)	-	-	-	-	-

Purchase of treasury stock	-	-	-	-	(6,717)	(69,416)	-	-	-	-	-	(69,416)

Recognition of intrinsic value of beneficial conversion features – convertible notes	-	-	-	-	-	-	3,099,837	-	-	-	-	3,099,837

Cash received for common stock and warrants	-	-	1,725,000	1,725	-	-	7,028,355	-	-	-	-	7,030,080

Cash received for preferred series E and warrants	7,738	8	-	-	-	-	6,710,417	(40,000)	-	-	-	6,670,425

Common stock and warrants issued upon conversion of notes payable	-	-	768,225	769	-	-	3,182,898	-	-	-	-	3,183,667

Common stock and warrants issued upon extinguishment of notes payable			2,744,288	2,744	-	-	9,915,790	-	-	-	-	9,918,534

Foreign currency translation adjustments	-	-	-	-	-	-	-	-	-	-	(31,239)	(31,239)

Dividends	-	-	-	-	-	-	3,135,702	-	(3,135,702)	-	-	-

Net loss for the year ended December 31, 2020	-	-	-	-	-	-	-	-	(24,212,783)	-	-	(24,212,783)

Balance, December 31, 2020	7,738	$8	8,736,378	$8,737	(5,657)	$(62,406)	$77,505,013	$(40,000)	$(71,928,922)	$-	$(37,234)	$5,445,196

Stock based compensation	-	-	388,411	388	-	-	9,446,687	-	-	-	-	9,447,075

Shares issued for prepaid services	-	-	50,000	50	-	-	226,450	-	-	-	-	226,500

Shares issued to settle vendor liabilities	-	-	294,895	295	-	-	791,091	-	-	-	-	791,386

Common stock issued upon conversion of notes payable	-	-	1,128,999	1,129	-	-	5,155,865	-	-	-	-	5,156,994

Exercise of warrants to stock	-	-	2,250,691	2,251	-	-	9,484,972	-	-	-	-	9,487,223

Cash received for common stock and warrants	-	-	1,687,500	1,687	-	-	5,665,263	-	-	-	-	5,666,950

Cash received for preferred series E and warrants	40	-	-	-	-	-	(4,225)	40,000	-	-	-	35,775

Conversion of preferred series E to stock	(7,278)	(8)	1,766,449	1,766	-	-	(1,758)	-	-	-	-	-

Stock warrants issued with note payable	-	-	-	-	-	-	1,665,682	-	-	-	-	1,665,682

Shares issued for acquisition	-	-	387,847	388	-	-	1,217,828	-	-	1,967,446	-	3,185,662

Foreign currency translation adjustments	-	-	-	-	-	-	-	-	-	-	(41,038)	(41,038)

Dividends	-	-	-	-	-	-	410,750	-	(410,750)	-	-	-

Net loss for the year months ended December 31, 2021	-	-	-	-	-	-	-	-	(37,292,902)	(86,251)	-	(37,379,153)

Balance, December 31, 2021	500	$-	16,691,170	$16,691	(5,657)	$(62,406)	$111,563,618	$-	$(109,632,574)	$1,881,195	$(78,272)	$3,688,252

The accompanying notes are an integral part of these consolidated financial statements.

Creatd, Inc.

Consolidated Statements of Cash Flows

	For the Year Ended	For the Year Ended
	December 31, 2021	December 31, 2020

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(37,379,153)	$(24,162,783)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	397,440	157,760
Impairment of investments	589,461	11,450
Impairment of intangible assets	1,727,032	-
Accretion of debt discount and issuance cost	3,612,669	4,303,072
Share-based compensation	9,661,174	6,861,163
Bad debt expense	110,805	53,692
Change in fair value of derivative liabilities	-	(3,019,457)
Gain on marketable securities	-	7,453
Gain on Forgiveness of debt	(279,022)	-
Settlement of vendor liabilities	(59,692)	126,087
Change in fair value of derivative liability	1,096,287	-
Derivative Expense	100,502	-
(Gain) loss on extinguishment of debt	(1,025,655)	5,586,012
Non cash lease expense	82,511	72,553
Equity interest granted for other income	(123,710)	-
Equity in net loss from unconsolidated investment	16,413	-
Changes in operating assets and liabilities:
Prepaid expenses	(174,819)	(19,729)
Inventory	(39,182)	-
Accounts receivable	(80,407)	(93,198)
Deposits and other assets	(527,115)	(4,829)
Deferred revenue	144,851	37,946
Accounts payable and accrued expenses	1,714,902	2,880,392
Unrecognized tax benefit	-	(68,000)
Operating lease liability	(84,099)	(70,071)
Net Cash Used In Operating Activities	(20,518,807)	(7,340,487)

CASH FLOWS FROM INVESTING ACTIVITIES:
Issuance of note receivable	-	-
Cash paid for property and equipment	(95,935)	(44,988)
Deposits	-	(175,000)
Cash paid for minority investment in business	(325,000)	-
Cash paid for equity method investment	(510,000)	(115,000)
Cash paid for investments in marketable securities	-	(248,272)
Sale of marketable securities	-	36,048
Cash consideration for acquisition	(225,947)	-
Purchases of digital assets	(11,241)	-
Net Cash Used In Investing Activities	(1,168,123)	(547,212)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from the exercise of warrant	9,487,223	-
Net proceeds from issuance of notes	747,937	1,501,661
Repayment of notes	(456,233)	(492,665)
Proceeds from issuance of demand loan	-	440,000
Repayment of demand Loan	-	(90,000)
Proceeds from issuance of convertible note	3,610,491	3,650,835
Repayment of convertible notes	(941,880)	(1,658,001)
Proceeds from issuance of convertible notes - related party	-	50,000
Proceeds from issuance of note payable - related party	-	152,989
Repayment of note payable - related party	(538,574)	(983,752)
Proceeds from issuance of common stock and warrants	5,666,951	6,662,015
Cash received for preferred series E and warrants	-	6,670,417
Purchase of treasury stock and warrants	-	(89,416)
Net Cash Provided By Financing Activities	17,615,915	15,814,083

Effect of exchange rate changes on cash	(41,038)	(31,239)

Net Change in Cash	(4,112,048)	7,895,145

Cash - Beginning of Year	7,906,782	11,637

Cash - End of year	$3,794,734	$7,906,782

SUPPLEMENTARY CASH FLOW INFORMATION:
Cash Paid During the Year for:
Income taxes	$-	$-
Interest	$60,073	$178,461

SUPPLEMENTARY DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:
Settlement of vendor liabilities	$168,667	$475,220
Conversion of marketable debt securities into equity securities	$-	$102,096
Beneficial conversion feature on convertible notes	$-	$3,099,837
Warrants issued with debt	$1,665,682	$1,078,500
Shares issued with debt	$-	$243,741
Issuance of common stock for prepaid services	$226,500	$585,000
Cancellation of Treasury stock	$-	$374,184
Conversion of note payable and interest into convertible notes	$-	$385,000
Conversion of Demand loan into notes payable	$-	$200,000
Deferred offering costs	$4,225	$-
Common stock and warrants issued upon conversion of notes payable	$5,156,994	$11,217,362
Shares issued for acquisition	$1,318,218	$-
Conversion of note payable and interest into convertible notes	$-	$385,000
Reduction of ROU asset related to re-measurement of lease liability	$135,086	$-
Repayment of promissory notes from Australian R&D credits	$146,630	$-

The accompanying notes are an integral part of these consolidated financial statements.

Creatd, Inc.

December 31, 2021

Notes to the Consolidated Financial Statements

Note 1 – Organization and Operations

Creatd, Inc., formerly Jerrick Media Holdings, Inc. (“we,” “us,” the “Company,” or “Creatd”), is a technology company focused on providing economic opportunities for creators, which it accomplishes through its four main business pillars: Creatd Labs, Creatd Partners, Creatd Ventures, and Creatd Studios. Creatd’s flagship product, Vocal, delivers a robust long-form, digital publishing platform organized into highly engaged niche-communities capable of hosting all forms of rich media content. Through Creatd’s proprietary algorithm dynamics, Vocal enhances the visibility of content and maximizes viewership, providing advertisers access to target markets that most closely match their interests.

The Company was originally incorporated under the laws of the State of Nevada on December 30, 1999 under the name LILM, Inc. The Company changed its name on December 3, 2013 to Great Plains Holdings, Inc. as part of its plan to diversify its business.

On February 5, 2016 (the “Closing Date”), GTPH, GPH Merger Sub, Inc., a Nevada corporation and wholly-owned subsidiary of GTPH (“Merger Sub”), and Jerrick Ventures, Inc., a privately-held Nevada corporation headquartered in New Jersey (“Jerrick”), entered into an Agreement and Plan of Merger (the “Merger”) pursuant to which the Merger Sub was merged with and into Jerrick, with Jerrick surviving as a wholly-owned subsidiary of GTPH (the “Merger”). GTPH acquired, pursuant to the Merger, all of the outstanding capital stock of Jerrick in exchange for issuing Jerrick’s shareholders (the “Jerrick Shareholders”), pro-rata, a total of 475,000 shares of GTPH’s common stock. In connection therewith, GTPH acquired 33,415 shares of Jerrick’s Series A Convertible Preferred Stock (the “Jerrick Series A Preferred”) and 8,064 shares of Series B Convertible Preferred Stock (the “Jerrick Series B Preferred”).

In connection with the Merger, on the Closing Date, GTPH and Kent Campbell entered into a Spin-Off Agreement (the “Spin-Off Agreement”), pursuant to which Mr. Campbell purchased from GTPH (i) all of GTPH’s interest in Ashland Holdings, LLC, a Florida limited liability company, and (ii) all of GTPH’s interest in Lil Marc, Inc., a Utah corporation, in exchange for the cancellation of 39,091 shares of GTPH’s Common Stock held by Mr. Campbell. In addition, Mr. Campbell assumed all debts, obligations and liabilities of GTPH, including any existing prior to the Merger, pursuant to the terms and conditions of the Spin-Off Agreement.

Upon closing of the Merger on February 5, 2016, the Company changed its business plan to that of Jerrick.

Effective February 28, 2016, GTPH entered into an Agreement and Plan of Merger (the “Statutory Merger Agreement”) with Jerrick, pursuant to which GTPH became the parent company of Jerrick Ventures, LLC, a wholly-owned operating subsidiary of Jerrick (the “Statutory Merger”) and GTPH changed its name to Jerrick Media Holdings, Inc. to better reflect its new business strategy.

On September 11, 2019, the Company acquired 100% of the membership interests of Seller’s Choice, LLC, a New Jersey limited liability company (“Seller’s Choice”). Seller’s Choice is a digital e-commerce agency based in New Jersey.

On September 9, 2020, the Company filed a certificate of amendment with the Secretary of State of the State of Nevada to change our name to “Creatd, Inc.”, which became effective on September 10, 2020.

On June 4, 2021, the Company acquired 89% of the membership interests of Plant Camp, LLC, a Delaware limited liability company (“Plant Camp”), which the Company subsequently rebranded as Camp. Plant Camp is a direct-to-consumer (DTC) food brand which creates healthy upgrades to classic comfort food favorites. The results of Plant Camp’s operations have bene included since the date of acquisition in the Statements of Operations.

On July 20, 2021, the Company acquired 44% of the membership interests of WHE Agency, Inc,. WHE Agency, Inc, is a talent management and public relations agency based in New York. WHE Agency, Inc, has been consolidated due to the Company’s ownership of 55% voting control, and the results of operations have been included since the date of acquisition in the Statements of Operations.

On August 16, 2021, the Company acquired 16% of the membership interests of Dune, Inc. bring our total membership interests to 21%.

On October 3, 2021, the Company acquired 29% of the membership interests of Dune, Inc. bring our total membership interests to 50%. Dune, Inc. is a direct-to-consumer brand focused on promoting wellness through its range of health-oriented beverages. Dune, Inc, has been consolidated due to the Company’s ownership of 50% voting control, and the results of operations have been included since the date of acquisition in the Statements of Operations.

Note 2 – Significant Accounting Policies and Practices

Management of the Company is responsible for the selection and use of appropriate accounting policies and the appropriateness of accounting policies and their application. Critical accounting policies and practices are those that are both most important to the portrayal of the Company’s financial condition and results and require management’s most difficult, subjective, or complex judgments, often as a result of the need to make estimates about the effects of matters that are inherently uncertain. The Company’s significant and critical accounting policies and practices are disclosed below as required by the accounting principles generally accepted in the United States of America.

Use of Estimates and Critical Accounting Estimates and Assumptions

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting periods.

These significant accounting estimates or assumptions bear the risk of change due to the fact that there are uncertainties attached to these estimates or assumptions, and certain estimates or assumptions are difficult to measure or value.

Management bases its estimates on historical experience and on various assumptions that are believed to be reasonable in relation to the financial statements taken as a whole under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources.

Management regularly evaluates the key factors and assumptions used to develop the estimates utilizing currently available information, changes in facts and circumstances, historical experience and reasonable assumptions. After such evaluations, if deemed appropriate, those estimates are adjusted accordingly. The Company uses estimates in accounting for, among other items, revenue recognition, allowance for doubtful accounts, stock-based compensation, income tax provisions, excess and obsolete inventory reserve, and impairment of intellectual property.

During the fourth quarter of 2021, management changed its estimates for cost of revenues. This change in estimates did not result in a change to loss from operations or net loss.

Actual results could differ from those estimates.

Presentation

During 2021, we adopted a change in presentation on our Consolidated Statements of Comprehensive Loss in order to present a gross profit line and allocate certain overhead expenses, the presentation of which is consistent with our peers. Under the new presentation, we began allocating overhead expenses related to cost of goods sold. Prior periods have been revised to reflect this change in presentation.

Principles of consolidation

The Company consolidates all majority-owned subsidiaries, if any, in which the parent’s power to control exists.

As of December 31, 2021, the Company’s consolidated subsidiaries and/or entities are as follows:

Name of combined affiliate	State or other jurisdiction of incorporation or organization	Company Ownership Interest
Jerrick Ventures LLC	Delaware	100%
Abacus Tech Pty Ltd	Australia	100%
Seller’s Choice, LLC	New Jersey	100%
Recreatd, LLC	Delaware	100%
Give, LLC	Delaware	100%
Creatd Partners LLC	Delaware	100%
Dune Inc.	Delaware	50%
Plant Camp LLC	Delaware	89%
Sci-Fi Shop, LLC	Delaware	100%
OG Collection LLC	Delaware	100%
VMENA LLC	Delaware	100%
Vocal For Brands, LLC	Delaware	100%
Vocal Ventures LLC	Delaware	100%
What to Buy, LLC	Delaware	100%
WHE Agency, Inc.	Delaware	44%

All inter-company balances and transactions have been eliminated.

Variable Interest Entities

Management performs an ongoing assessment of its noncontrolling interests from investments in unrelated entities to determine if those entities are variable interest entities (VIEs), and if so, whether the Company is the primary beneficiary. If an entity in such a transaction, by design, meets the definition of a VIE and the Company determines that it, or a consolidated subsidiary is the primary beneficiary, the Company will include the VIE in its consolidated financial statements. If such an entity is deemed to not be consolidated, the Company records only its investment in equity securities as a marketable security or investment under the equity method, as applicable

Fair Value of Financial Instruments

The fair value measurement disclosures are grouped into three levels based on valuation factors:

●	Level 1 – quoted prices in active markets for identical investments

●	Level 2 – other significant observable inputs (including quoted prices for similar investments and market corroborated inputs)

●	Level 3 – significant unobservable inputs (including our own assumptions in determining the fair value of investments)

The Company’s Level 1 assets/liabilities include cash, accounts receivable, marketable trading securities, accounts payable, prepaid and other current assets, line of credit and due to related parties. Management believes the estimated fair value of these accounts at December 31, 2021 approximate their carrying value as reflected in the balance sheets due to the short-term nature of these instruments or the use of market interest rates for debt instruments.

The Company’s Level 2 assets/liabilities include certain of the Company’s notes payable and capital lease obligations. Their carrying value approximates their fair values based upon a comparison of the interest rate and terms of such debt given the level of risk to the rates and terms of similar debt currently available to the Company in the marketplace.

The Company’s Level 3 assets/liabilities include goodwill, intangible assets, marketable debt securities, equity investments at cost, and derivative liabilities. Inputs to determine fair value are generally unobservable and typically reflect management’s estimates of assumptions that market participants would use in pricing the asset or liability. The fair values are therefore determined using model-based techniques, including option pricing models and discounted cash flow models. Unobservable inputs used in the models are significant to the fair values of the assets and liabilities.

The following tables provides a summary of the relevant assets and liabilities that are measured at fair value on recurring basis:

Fair Value Measurements as of

December 31, 2020

	Total	Quoted Prices in Active Markets for Identical Assets or Liabilities (Level 1)	Quoted Prices for Similar Assets or Liabilities in Active Markets (Level 2)	Significant Unobservable Inputs (Level 3)
Assets:
Marketable securities - debt securities	$62,733	$-	$-	$62,733
Total assets	$62,733	$-	$-	$62,733

Liabilities:
Derivative liabilities	$42,231	$-	$-	$42,231
Total Liabilities	42,231	$-	$-	$42,231

Fair Value Measurements as of

December 31, 2021

	Total	Quoted Prices in Active Markets for Identical Assets or Liabilities (Level 1)	Quoted Prices for Similar Assets or Liabilities in Active Markets (Level 2)	Significant Unobservable Inputs (Level 3)
Assets:
Marketable securities - debt securities	$-	$-	$-	$-
Total assets	$-	$-	$-	$-

Liabilities:
Derivative liabilities	$-	$-	$-	$-
Total Liabilities	-	$-	$-	$-

The following table shows the valuation methodology and unobservable inputs for Level 3 assets and liabilities measured at fair value on recurring basis as of December 31, 2021 and 2020:

	Fair Value As of December 31, 2021	Fair Value As of December 31, 2020	Valuation Methodology	Unobservable Inputs
Marketable securities - debt securities	$-	$62,733	Discounted cash flow analysis	Expected cash flows from the investment

Derivative liabilities	$-	$42,231	Monte Carlo simulations and Binomial model	Risk free rate Expected volatility; Drift rate

The following tables provides a summary of the relevant assets that are measured at fair value on non-recurring basis:

Fair Value Measurements as of

December 31, 2021

	Total	Quoted Prices in Active Markets for Identical Assets or Liabilities (Level 1)	Quoted Prices for Similar Assets or Liabilities in Active Markets (Level 2)	Significant Unobservable Inputs (Level 3)
Assets:
Equity investments, at cost	$50,000	$-	$-	$50,000
Total assets	$50,000	$-	$-	$50,000

Fair Value Measurements as of

December 31, 2020

	Total	Quoted Prices in Active Markets for Identical Assets or Liabilities (Level 1)	Quoted Prices for Similar Assets or Liabilities in Active Markets (Level 2)	Significant Unobservable Inputs (Level 3)
Assets:
Equity investments, at cost	$217,096	$-	$-	$217,096

Total assets	$217,096	$-	$-	$217,096

The following table shows the valuation methodology and unobservable inputs for Level 3 assets measured at fair value on non-recurring basis as of December 31, 2021:

	Fair Value As of December 31, 2021	Fair Value As of December 31, 2020	Valuation Methodology	Unobservable Inputs
Equity investments, at cost	$-	$217,096	Qualitative assessment per ASC 321-10-35	Qualitative factors

The Company recognizes impairment on loans or notes receivable (that do not meet the definition of a debt security) when it is probable that it will be unable to collect all amounts due according to the contractual terms, and the amount of loss can be estimated. The loss is estimated based on the present value of expected cash flows.

The change in net realized depreciation on equity trading securities that has been included in other expenses for the year ended December 31, 2021 and 2020 was $0 and $(7,453), respectively.

The Company valued the initial value of debt securities, which are investments in convertible notes receivable, by assessing the separate values of the debt and equity components for similar instruments convertible into private company equity (Level 3). The investment was initially measured at cost, which was determined to approximate fair value due to the lack of marketability of the conversion shares underlying these convertible instruments and the expected recoverability of the note principal. The key assumption affecting the level 3 fair values would be observable price changes to the equity investments. The Company monitors for impairment indicators at each balance sheet date.

Cash Equivalents

The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

At times, cash balances may exceed the Federal Deposit Insurance Corporation (“FDIC”) or Financial Claims Scheme (“FCS”) insurable limits . The Company has never experienced any losses related to these balances. As of December 31, 2021 and 2020, cash amounts in excess of $250,000 were not fully insured. The uninsured cash balance as of December 31, 2021 and 2020, was approximately $2.7 million and $7.7 million, respectively. The Company does not believe it is exposed to significant credit risk on cash and cash equivalents.

Concentration of Credit Risk and Other Risks and Uncertainties

The Company provides credit in the normal course of business. The Company maintains allowances for credit losses on factors surrounding the credit risk of specific customers, historical trends, and other information.

The Company operates in Australia and holds total assets of $675,024 that are considered to be reasonably possible that operations located outside an entity’s home country will be disrupted in the near term.

Property and Equipment

Property and equipment are recorded at cost. Expenditures for major additions and betterments are capitalized. Maintenance and repairs are charged to operations as incurred. Depreciation is computed by the straight-line method (after taking into account their respective estimated residual values) over the estimated useful lives of the respective assets as follows:

Estimated Useful Life (Years)

Computer equipment and software	3
Furniture and fixtures	5

Upon sale or retirement of property and equipment, the related cost and accumulated depreciation are removed from the accounts and any gain or loss is reflected in the consolidated statements of operations.

Long-lived Assets Including Goodwill and Other Acquired Intangible Assets

We evaluate the recoverability of property and equipment and acquired finite-lived intangible assets for possible impairment whenever events or circumstances indicate that the carrying amount of such assets may not be recoverable. The evaluation is performed at the lowest level for which identifiable cash flows are largely independent of the cash flows of other assets and liabilities. Recoverability of these assets is measured by a comparison of the carrying amounts to the future undiscounted cash flows the assets are expected to generate from the use and eventual disposition. If such review indicates that the carrying amount of property and equipment and intangible assets is not recoverable, the carrying amount of such assets is reduced to fair value. During the year ended December 31, 2021 and 2020, the Company recorded an impairment charge of $688,127.00 and $0, respectively for intangible assets.

Acquired finite-lived intangible assets are amortized on a straight-line basis over the estimated useful lives of the assets. We routinely review the remaining estimated useful lives of property and equipment and finite-lived intangible assets. If we change the estimated useful life assumption for any asset, the remaining unamortized balance is amortized or depreciated over the revised estimated useful life. The remaining weighted average life of the intangible assets are 7.26 years.

Scheduled amortization over the next five years are as follows:

Twelve months ending December 31,

2022	$493,660
2023	407,848
2024	347,936
2025	231,624
2026	219,749
Thereafter	732,024
Total	$2,432,841

Goodwill is not amortized but is subject to periodic testing for impairment in accordance with ASC Topic 350 “Intangibles - Goodwill and Other - Testing Indefinite-Lived Intangible Assets for Impairment” (“ASC Topic 350”). The Company tests goodwill for impairment on an annual basis as of the last day of the Company’s fiscal December each year or more frequently if events occur or circumstances change indicating that the fair value of the goodwill may be below its carrying amount. The Company has four reporting units. The Company uses an income-based approach to determine the fair value of the reporting units. This approach uses a discounted cash flow methodology and the ability of our reporting units to generate cash flows as measures of fair value of our reporting units.

During the year ended December 31, 2021, the Company completed its annual impairment test of goodwill. The Company performed the qualitative assessment as permitted by ASC 350-20 and determined for three of its reporting units that the fair value of those reporting units was more likely than not greater than their carrying value, including Goodwill. However, based on this qualitative assessment, the Company determined that the carrying value of the Seller’s Choice reporting unit was more likely than not greater than its carrying value, including Goodwill. Based on completion of the annual impairment test, the Company recorded an impairment charge of $1,035,795 for goodwill.

The following table sets forth a summary of the changes in goodwill for the years ended December 31, 2020 and 2021.

For the years ended December 31, 2021 and 2020
Total
As of January 1, 2020 and 2021	$1,035,795
Goodwill acquired in a business combination	1,374,835
Impairment of goodwill	(1,035,795)
As of December 31, 2021	1,374,835

Investments

Marketable securities that are bought and held principally for the purpose of selling them in the near term are classified as trading securities and are reported at fair value, with unrealized gains and losses recognized in earnings. Debt securities not classified as held-to-maturity or as trading are classified as available-for-sale, and are carried at fair market value, with the unrealized gains and losses, net of tax, included in the determination of comprehensive income and reported in stockholders’ equity.

The Company accounts for its investments in available-for-sale debt securities, in accordance with sub-topic 320-10 of the FASB ASC (“Sub-Topic 320-10”). Accrued interest on these securities is included in fair value and amortized cost.

Pursuant to Paragraph 320-10-35, investments in debt securities that are classified as available for sale shall be measured subsequently at fair value in the statement of financial position. Unrealized holding gains and losses for available-for-sale securities (including those classified as current assets) shall be excluded from earnings and reported in other comprehensive income until realized.

The Company follows FASB ASC 320-10-35 to assess whether an investment in debt securities is impaired in each reporting period. An investment in debt securities is impaired if the fair value of the investment is less than its amortized cost. If the Company intends to sell the debt security (that is, it has decided to sell the security), an other-than-temporary impairment shall be considered to have occurred. If the Company more likely than not will be required to sell the security before recovery of its amortized cost basis or it otherwise does not expect to recover the entire amortized cost basis of the security, an other-than-temporary impairment shall be considered to have occurred. The Company considers the expected cash flows from the investment based on reasonable and supportable forecasts as well as several other factors to estimate whether a credit loss exists. If the Company intends to sell the security or more likely than not will be required to sell the security before recovery of its amortized cost basis less any current-period credit loss, the other-than-temporary impairment shall be recognized in earnings equal to the entire difference between the investment’s amortized cost basis and its fair value at the balance sheet date.

The following table sets forth a summary of the changes in marketable securities - available-for-sale debt securities that are measured at fair value on a recurring basis:

For the years ended December 31, 2021 and 2020
Total
As of January 1, 2020	-
Purchase of marketable securities	$210,000
Interest due at maturity	4,829
Other than temporary impairment	(50,000)
Conversion of marketable securities	(102,096)
As of December 31, 2020	62,733
Purchase of marketable securities	-
Interest due at maturity	-
Other than temporary impairment	(62,733)
Conversion of marketable securities	-
December 31, 2021	$-

We invest in debt securities. Our investments in debt securities are subject to interest rate risk. To minimize the exposure due to an adverse shift in interest rates, we invest in securities with maturities of two years or less and maintain a weighted average maturity of one year or less. As of December 31, 2021, all of our investments had maturities between one and three years. The marketable debt security investments are evaluated for impairment if events or circumstances arise that indicate that the carrying amount of such assets may not be recoverable. During the years ended December 31, 2021 and 2020, the Company recognized a $62,733 and $50,000 respectively from the impairment of the debt security.

The following table sets forth a summary of the changes in equity investments, at cost that are measured at fair value on a non-recurring basis:

For the years ended December 31, 2021 and 2020
Total
As of January 1, 2020	$-
Purchase of equity investments	115,000
Conversion of marketable securities	102,096
As of December 31, 2020	217,096
Purchase of equity investments	150,000
Other than temporary impairment	(102,096)
Conversion to equity method investments	(215,000)
As of December 31, 2021	$50,000

The Company has elected to measure its equity securities without a readily determinable fair value at cost minus impairment, if any, plus or minus changes resulting from observable price changes in orderly transactions for the identical or a similar investment of the same issuer. An election to measure an equity security in accordance with this paragraph shall be made for each investment separately.

The Company performed a qualitative assessment considering impairment indicators to evaluate whether these investments were impaired. Impairment indicators that the Company considered included the following: a) a significant deterioration in the earnings performance, credit rating, asset quality or business prospects of the investee; b) a significant adverse change in the regulatory, economic or technology environment of the investee; c) a significant adverse change in the general market condition of either the geographical area or the industry in which the investee operates; d) a bona fide offer to purchase or an offer by the investee to sell the investment; e) factors that raise significant concerns about the investee’s ability to continue as a going concern. During the year ended December 31, 2021 the Company recognized a $102,096 impairment of the equity security.

Equity Method Investments

Investments in unconsolidated entities over which we have significant influence are accounted for under the equity method of accounting. Under the equity method of accounting, the Company does not consolidate the investment’s financial statements within its consolidated financial statements. Equity method investments are initially recorded at cost, then our proportional share of the underlying net income or loss is recorded as equity in net loss from equity method investments in our statement of operations, with a corresponding increase or decrease to the carrying value of the investment. Distributions received from the investee reduce our carrying value of the investment and are recorded in the consolidated statements of cash flows using the cumulative earnings approach. These investments are evaluated for impairment if events or circumstances arise that indicate that the carrying amount of such assets may not be recoverable. There were indicators of impairment related to our equity method investments for the year ended December 31, 2021. During the year ended December 31, 2021, the Company recorded an impairment charge of $487,365 for investments.

Commitments and Contingencies

The Company follows subtopic 450-20 of the FASB ASC to report accounting for contingencies. Certain conditions may exist as of the date the consolidated financial statements are issued, which may result in a loss to the Company, but which will only be resolved when one or more future events occur or fail to occur. The Company assesses such contingent liabilities, and such assessment inherently involves an exercise of judgment. In assessing loss contingencies related to legal proceedings that are pending against the Company or un-asserted claims that may result in such proceedings, the Company evaluates the perceived merits of any legal proceedings or un-asserted claims as well as the perceived merits of the amount of relief sought or expected to be sought therein.

If the assessment of a contingency indicates that it is probable that a material loss has been incurred and the amount of the liability can be estimated, then the estimated liability would be accrued in the Company’s consolidated financial statements. If the assessment indicates that a potential material loss contingency is not probable but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingent liability, and an estimate of the range of possible losses, if determinable and material, would be disclosed.

Loss contingencies considered remote are generally not disclosed unless they involve guarantees, in which case the guarantees would be disclosed.

Foreign Currency

Foreign currency denominated assets and liabilities are translated into U.S. dollars using the exchange rates in effect at our Consolidated Balance Sheet dates. Results of operations and cash flows are translated using the average exchange rates throughout the periods. The effect of exchange rate fluctuations on the translation of assets and liabilities is included as a component of stockholders’ equity in accumulated other comprehensive income. Gains and losses from foreign currency transactions, which are included in operating expenses, have not been significant in any period presented.

Derivative Liability

The Company evaluates its debt and equity issuances to determine if those contracts or embedded components of those contracts qualify as derivatives to be separately accounted for in accordance with paragraph 815-10-05-4 and Section 815-40-25 of the FASB Accounting Standards Codification. The result of this accounting treatment is that the fair value of the embedded derivative is marked-to-market each balance sheet date and recorded as either an asset or a liability. In the event that the fair value is recorded as a liability, the change in fair value is recorded in the consolidated statement of operations as other income or expense. Upon conversion, exercise or cancellation of a derivative instrument, the instrument is marked to fair value at the date of conversion, exercise or cancellation and then the related fair value is reclassified to equity.

In circumstances where the embedded conversion option in a convertible instrument is required to be bifurcated and there are also other embedded derivative instruments in the convertible instrument that are required to be bifurcated, the bifurcated derivative instruments are accounted for as a single, compound derivative instrument.

The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is re-assessed at the end of each reporting period. Equity instruments that are initially classified as equity that become subject to reclassification are reclassified to liability at the fair value of the instrument on the reclassification date. Derivative instrument liabilities will be classified in the balance sheet as current or non-current based on whether or not net-cash settlement of the derivative instrument is expected within 12 months of the balance sheet date.

The Company adopted Section 815-40-15 of the FASB Accounting Standards Codification (“Section 815-40-15”) to determine whether an instrument (or an embedded feature) is indexed to the Company’s own stock. Section 815-40-15 provides that an entity should use a two-step approach to evaluate whether an equity-linked financial instrument (or embedded feature) is indexed to its own stock, including evaluating the instrument’s contingent exercise and settlement provisions. The Company changed its method of accounting for the debt and warrants through the early adoption of ASU 2017-11 during the three months ended December 31, 2017, on a retrospective basis.

The Company utilizes a Monte Carlo simulation model for the make whole feature and a binomial option model for convertible notes that have an option to convert at a variable number of shares to compute the fair value of the derivative and to mark to market the fair value of the derivative at each balance sheet date. The inputs utilized in the application of the Monte Carlo model included a starting stock price, an expected term of each debenture remaining from the valuation date to maturity, an estimated volatility, drift, and a risk-free rate. The inputs utilized in the application of the Binomial model included a stock price on valuation date, an expected term of each debenture remaining from the valuation date to maturity, an estimated volatility, and a risk-free rate. The Company records the change in the fair value of the derivative as other income or expense in the consolidated statements of operations.

Shipping and Handling Costs

The Company classifies freight billed to customers as sales revenue and the related freight costs as cost or revenue.

Revenue Recognition

Under Topic 606, revenue is recognized when control of the promised goods or services is transferred to our customers, in an amount that reflects the consideration we expect to be entitled to in exchange for those goods or services.

We determine revenue recognition through the following steps:

●	identification of the contract, or contracts, with a customer;

●	identification of the performance obligations in the contract;

●	determination of the transaction price. The transaction price for any given subscriber could decrease based on any payments made to that subscriber. A subscriber may be eligible for payment through one or more of the monetization features offered to Vocal creators, including earnings through reads (on a cost per mile basis) and cash prizes offered to Challenge winners;

●	allocation of the transaction price to the performance obligations in the contract; and

●	recognition of revenue when, or as, we satisfy a performance obligation.

Revenue disaggregated by revenue source for the years ended December 31, 2021 and 2020 consists of the following:

	Years Ended
	December 31,
	2021	2020
Agency (Managed Services, Branded Content, & Talent Management Services)	$2,256,546	$1,100,199
Platform (Creator Subscriptions)	1,926,135	70,623
Ecommerce (Tangible products)	90,433	-
Affiliate Sales	26,453	33,748
Other Revenue	150	8,300
	$4,299,717	$1,212,870

The Company utilizes the output method to measures the results achieved and value transferred to a customer over time. Timing of revenue recognition for the years ended December 31, 2021 and 2020 consists of the following:

	Years Ended
	December 31,
	2021	2020
Products and services transferred over time	$4,182,681	$1,100,199
Products and services transferred at a point in time	117,036	112,671
	$4,299,717	$1,212,870

Agency Revenue

Managed Services

The Company provides Studio/Agency Service offerings to business-to-business (B2B) and business-to-consumer (B2C) product and service brands which encompasses a full range of digital marketing and e-commerce solutions. The Company’s services include the setup and ongoing management of clients’ websites, Amazon and Shopify storefronts and listings, social media pages, search engine marketing, and other various tools and sales channels utilized by e-commerce sellers for sales and growth optimization. Contracts are broken into three categories: Partners, Monthly Services, and Projects. Contract amounts for Partner and Monthly Services clients range from approximately $500-$7,500 per month while Project amounts vary depending on the scope of work. Partner and Monthly clients are billed monthly for the work completed within that month. Partner Clients may or may not have an additional billing component referred to as Sales Performance Fee, which is a fee based upon a previously agreed upon percentage point of the client’s total sales for the month. Some Partners may also have projects within their contracts that get billed and recognized as agreed upon project milestones are achieved. Revenue is recognized over time as service obligations and milestones in the contract are met.

Branded Content

Branded content represents the revenue recognized from the Company’s obligation to create and publish branded articles and/or branded challenges for clients on the Vocal platform and promote said stories, tracking engagement for the client. In the case of branded articles, the performance obligation is satisfied when the Company successfully publishes the articles on its platform and meets any required promotional milestones as per the contract. In the case of branded challenges, the performance obligation is satisfied when the Company successfully closes the challenge and winners have been announced. The Company utilizes the completed contract method when revenue is recognized over time as the services are performed and any required milestones are met. Certain contracts contain separate milestones whereas the Company separates its performance obligations and utilizes the stand-alone selling price method and residual method to determine the estimate of the allocation of the transaction price.

Below are the significant components of a typical agreement pertaining to branded content revenue:

●	The Company collects fixed fees ranging from $10,000 to $110,000, with branded challenges ranging from $10,000 to $25,000 and branded articles ranging from $2,500 to $7,500 per article.

●	Branded articles are created and published, and challenges are completed, within three months of the signed agreement, or as previously negotiated with the client.

●	Branded articles and challenges are promoted per the contract and engagement reports are provided to the client.

●	Most contracts include provisions for clients to acquire content rights at the end of the campaign for a flat fee.

Talent Management Services

Talent Management represents the revenue recognized by WHE Agency, Inc. (“WHE”) from the Company’s obligation to manage and oversee influencer-led campaigns from the contract negotiation stage through content creation and publication. WHE acts in an agent capacity for influencers and collects a management fee of 20% of the value of an influencer’s contract with a brand. Revenue is recognized net of the 80% of the contract that is collected by the influencer and is recognized when performance obligations of the contract are met. Performance obligations are complete when milestones and deliverables of contracts are delivered to the client.

Below are the significant components of a typical agreement pertaining to talent management revenue:

●	Total gross contracts range from $500-$50,000.

●	The Company collects fixed fees in the amount of 20% of the gross contract amount, ranging from $100 to $20,000 in net revenue per contract.

●	The campaign is created and made live by the influencer within one month of the signed agreement, or as previously negotiated with the client.

●	Campaigns are promoted per the contract and the customer is provided a link to the live deliverables on the influencer’s social media channels.

●	Most billing for contracts occur 100% at execution of the performance obligation. Net payment terms vary by client.

Platform Revenue

Creator Subscriptions

Vocal+ is a premium subscription offering for Vocal creators. In addition to joining for free, Vocal creators now have the option to sign up for a Vocal+ membership for either $9.99 monthly or $99 annually, though these amounts are subject to promotional discounts and free trials. Vocal+ subscribers receive access to value-added features such as increased rate of cost per mille (thousand) (“CPM”) monetization, a decreased minimum withdrawal threshold, a discount on platform processing fees, member badges for their profiles, access to exclusive Vocal+ Challenges, and early access to new Vocal features. Subscription revenues stem from both monthly and annual subscriptions, the latter of which is amortized over a twelve-month period. Any customer payments received are recognized over the subscription period, with any payments received in advance being deferred until they are earned.

The transaction price for any given subscriber could decrease based on any payments made to that subscriber. A subscriber may be eligible for payment through one or more of the monetization features offered to Vocal creators, including earnings through reads (on a cost per mille basis) and cash prizes offered to Challenge winners. Estimates are utilized for payments made for earnings through reads, by establishing the lifetime a subscriber has had a Vocal account, determining the percentage of that lifetime that the subscriber has been a paying customer, and applying that percentage to payments for earnings through reads in the relevant reporting period.

Affiliate Sales Revenue

Affiliate sales represents the commission the Company receives when a purchase is made through affiliate links placed within content hosted on the Vocal platform. Affiliate revenue is earned on a “click through” basis, upon referring visitors, via said links, to an affiliate’s site and having them complete a specific outcome, most commonly a product purchase. The Company uses multiple affiliate platforms, such as Skimlinks, Amazon, and Tune, to form and maintain thousands of vendor relationships. Each vendor establishes their own commission percentage, which typically range from 2-20%. The revenue is recognized upon receipt as reliable estimates could not be made.

E-Commerce Revenue

The Company’s e-commerce businesses are housed under Creatd Ventures, and currently consists of two majority-owned e-commerce companies, Camp (previously Plant Camp) and Dune Glow Remedy (“Dune”).  The Company generates revenue through the sale of Camp and Dune’s consumer products through its e-commerce distribution channels. The Company satisfies its performance obligation upon shipment of product to its customers and recognizes shipping and handling costs as a fulfillment cost. Customers have 30 days from receipt of an item to return unopened, unused items. The Company runs discounts from time to time to promote sales, improve market penetration, and increase customer retention.

Deferred Revenue

Deferred revenue consists of billings and payments from clients in advance of revenue recognition. The Company has two types of deferred revenue, subscription revenue whereas the revenue is recognized over the subscription period and contract liabilities where the performance obligation was not satisfied. The Company will recognize the deferred revenue over the next year. As of December 31, 2021, and 2020, the Company had deferred revenue of $234,159 and $88,637, respectively.

Accounts Receivable and Allowances

Accounts receivable are recorded and carried when the Company has performed the work in accordance with managed services, project, partner, consulting and branded content agreements. For example, we bill a managed service client monthly when we have updated their Amazon store, modified SEO or completed the other services listed in the agreement. For projects and branded content, we will bill the client and record the receivable once milestones are reached that are set in the agreement. We make estimates for the allowance for doubtful accounts and allowance for unbilled receivables based upon our assessment of various factors, including historical experience, the age of the accounts receivable balances, credit quality of our customers, current economic conditions, and other factors that may affect our ability to collect from customers. During the years ended December 31, 2021 and 2020, the Company recorded $110,805 and $53,692, respectively as a bad debt expense. As of December 31, 2021 and 2020, the Company has an allowance for doubtful accounts of $186,147 and $80,509, respectively.

Inventory

Inventories are stated at the lower of cost (first-in, first-out basis) or net realizable value. Inventories are periodically evaluated to identify obsolete or otherwise impaired products and are written off when management determines usage is not probable. The Company estimates the balance of excess and obsolete inventory by analyzing inventory by age using last used and original purchase date and existing sales pipeline for which the inventory could be used. As of December 31, 2021 and 2020, the Company has no valuation allowance.

Stock-Based Compensation

The Company recognizes compensation expense for all equity–based payments granted in accordance with Accounting Standards Codification (“ASC”) 718 “Compensation – Stock Compensation”. Under fair value recognition provisions, the Company recognizes equity–based compensation over the requisite service period of the award. The company has a relatively low forfeiture rate of stock based compensation and forfeitures are recognized as they occur.

Restricted stock awards are granted at the discretion of the Company. These awards are restricted as to the transfer of ownership and generally vest over the requisite service periods.

The fair value of an option award is estimated on the date of grant using the Black–Scholes option valuation model. The Black–Scholes option valuation model requires the development of assumptions that are inputs into the model. These assumptions are the value of the underlying share, the expected stock volatility, the risk–free interest rate, the expected life of the option, the dividend yield on the underlying stock and the expected forfeiture rate. Expected volatility is volatility is derived from the Company’s historical data over the expected option life and other appropriate factors. Risk–free interest rates are calculated based on continuously compounded risk–free rates for the appropriate term. The dividend yield is assumed to be zero as the Company has never paid or declared any cash dividends on its Common stock and does not intend to pay dividends on its Common stock in the foreseeable future. Forfeitures are recognized as they occur.

Determining the appropriate fair value model and calculating the fair value of equity–based payment awards requires the input of the subjective assumptions described above. The assumptions used in calculating the fair value of equity–based payment awards represent management’s best estimates, which involve inherent uncertainties and the application of management’s judgment. As a result, if factors change and the Company uses different assumptions, our equity–based compensation could be materially different in the future. The Company issues awards of equity instruments, such as stock options and restricted stock units, to employees and certain non-employee directors. Compensation expense related to these awards is based on the fair value of the underlying stock on the award date and is amortized over the service period, defined as the vesting period. The vesting period is generally one to three years. A Black-Scholes model is utilized to estimate the fair value of stock options, while the market price of the Company’s common stock at the date of grant is used for restricted stock units. Compensation expense is reduced for actual forfeitures as they occur.

Income Taxes

Income taxes are provided in accordance with ASC No. 740, “Accounting for Income Taxes”. A deferred tax asset or liability is recorded for all temporary differences between financial and tax reporting and net operating loss carryforwards. Deferred tax expense (benefit) results from the net change during the period of deferred tax assets and liabilities.

Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

Management makes judgments as to the interpretation of the tax laws that might be challenged upon an audit and cause changes to previous estimates of tax liability. In addition, the Company operates within multiple taxing jurisdictions and is subject to audit in these jurisdictions. In management’s opinion, adequate provisions for income taxes have been made for all years. If actual taxable income by tax jurisdiction varies from estimates, additional allowances or reversals of reserves may be necessary.

During the year ended December 31, 2021 and 2020, we recognized a $275,213 and $507,242 respectively, benefit for research and development tax credits in other income on the Statements of Comprehensive Income (Loss). The tax credits were claimed on our previous Australian tax returns and were based upon a research and development costs paid to an Australian company.

Loss Per Share

Basic net loss per common share is computed by dividing net loss attributable to common stockholders by the weighted-average number of common shares outstanding during the period. Diluted net loss per common share is determined using the weighted-average number of common shares outstanding during the period, adjusted for the dilutive effect of common stock equivalents. In periods when losses are reported, which is the case for the years ended December 31, 2021 and 2020 presented in these consolidated financial statements, the weighted-average number of common shares outstanding excludes common stock equivalents because their inclusion would be anti-dilutive.

The Company had the following common stock equivalents at December 31, 2021 and 2020:

	December 31,
	2021	2020
Options	2,902,619	541,021
Warrants	5,658,830	3,228,235
Totals	8,561,449	3,769,256

Reclassifications

Certain prior year amounts in the consolidated financial statements and the notes thereto have been reclassified where necessary to conform to the current year’s presentation. These reclassifications did not affect the prior period’s total assets, total liabilities, stockholders’ deficit, net loss or net cash used in operating activities. During the year ended December 31, 2021, we adopted a change in presentation on our consolidated statements of operations and comprehensive loss in order to present a gross profit line, the presentation of which is consistent with our peers. Under the new presentation, we began allocating payroll and related expenses, professional services and creator payouts. Prior periods have been revised to reflect this change in presentation.

Recently Adopted Accounting Guidance

In December 2019, the FASB issued authoritative guidance intended to simplify the accounting for income taxes (ASU 2019-12, “Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes”). This guidance eliminates certain exceptions to the general approach to the income tax accounting model and adds new guidance to reduce the complexity in accounting for income taxes. This guidance is effective for annual periods after December 15, 2020, including interim periods within those annual periods. The updated guidance, which became effective for fiscal years beginning after December 15, 2020, did not have a material impact on the Company’s consolidated financial statements.

Recent Accounting Guidance Not Yet Adopted

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments - Credit Losses (Topic 326), Measurement of Credit Losses on Financial Instruments (“ASU-2016-13”). ASU 2016-13 affects loans, debt securities, trade receivables, and any other financial assets that have the contractual right to receive cash. The ASU requires an entity to recognize expected credit losses rather than incurred losses for financial assets. ASU 2016-13 is effective for the fiscal year beginning after December 15, 2022, including interim periods within that fiscal year. The Company is currently evaluating the impact of the new guidance on its consolidated financial statements.

In August 2020, the FASB issued ASU 2020-06, Debt—Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity. This ASU amends the guidance on convertible instruments and the derivatives scope exception for contracts in an entity’s own equity, and also improves and amends the related EPS guidance for both Subtopics. The ASU will be effective for annual reporting periods after December 15, 2021, and interim periods within those annual periods and early adoption is permitted. The Company is currently evaluating the impact of the new guidance on its consolidated financial statements.

In May 2021, the FASB issued authoritative guidance intended to clarify and reduce diversity in an issuer’s accounting for modifications or exchanges of freestanding equity-classified written call options that remain equity classified after modification or exchange. (ASU 2021-04), “Derivatives and Hedging Contracts in Entity’s Own Equity (Topic 815). This guidance amendments provide measurement, recognition, and disclosure guidance for an issuer’s accounting for modifications or exchanges of freestanding equity-classified written call options that remain equity classified after modification or exchange. This guidance is effective for annual periods after December 15, 2021, including interim periods within those annual periods. The Company is currently evaluating the impact of the new guidance on its consolidated financial statements.

In July 2021, the FASB issued ASU No. 2021-05, Lessors—Certain Leases with Variable Lease Payments (Topic 842), Which requires a lessor to classify a lease with variable lease payments that do not depend on an index or rate (hereafter referred to as “variable payments”) as an operating lease on the commencement date of the lease if specified criteria are met. ASU 2021-05 is effective for the fiscal year beginning after December 15, 2022, including interim periods within that fiscal year. The Company expects that there would be no material impact on the Company’s consolidated financial statements upon the adoption of this ASU.

In October 2021, the FASB issued ASU No. 2021-08, Business Combinations — Accounting for Contract Assets and Contract Liabilities from Contracts with Customers (Topic 805), Which aims to improve the accounting for acquired revenue contracts with customers in a business combination by addressing diversity in recognition and payment terms that effect subsequent revenue recognition. ASU 2021-08 is effective for the fiscal year beginning after December 15, 2022, including interim periods within that fiscal year. The Company expects that there would be no material impact on the Company’s consolidated financial statements upon the adoption of this ASU.

Management does not believe that any recently issued, but not yet effective accounting pronouncements, when adopted, will have a material effect on the accompanying consolidated financial statements.

Note 3 – Going Concern

The Company’s consolidated financial statements have been prepared assuming that it will continue as a going concern, which contemplates continuity of operations, realization of assets, and liquidation of liabilities in the normal course of business.

As reflected in the consolidated financial statements, as of December 31, 2021, the Company had an accumulated deficit of $109.6 million, a net loss of $37.3 million and net cash used in operating activities of $21.1 million for the reporting period then ended. These factors raise substantial doubt about the Company’s ability to continue as a going concern for a period of one year from the issuance of these financial statements.

On January 30, 2020, the World Health Organization declared the COVID-19 novel coronavirus outbreak a “Public Health Emergency of International Concern” and on March 10, 2020, declared it to be a pandemic. Actions taken around the world to help mitigate the spread of the coronavirus include restrictions on travel, and quarantines in certain areas, and forced closures for certain types of public places and businesses. The COVID-19 coronavirus and actions taken to mitigate it have had and are expected to continue to have an adverse impact on the economies and financial markets of many countries, including the geographical area in which the Company operates. While it is unknown how long these conditions will last and what the complete financial impact will be to the Company, capital raising efforts and our operations may be negatively affected.

The Company is attempting to further implement its business plan and generate sufficient revenues; however, its cash position may not be sufficient to support its daily operations. While the Company believes in the viability of its strategy to further implement its business plan and generate sufficient revenues and in its ability to raise additional funds by way of a public or private offering of its debt or equity securities, there can be no assurance that it will be able to do so on reasonable terms, or at all. The ability of the Company to continue as a going concern is dependent upon its ability to further implement its business plan and generate sufficient revenues and its ability to raise additional funds by way of a public or private offering.

The consolidated financial statements do not include any adjustments related to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

Note 4 – Inventory

Inventory was comprised of the following at December 31, 2021:

December 31, 2021
Packaging	$2,907
Finished goods	103,496
$106,403

Note 5 – Property and Equipment

Property and equipment stated at cost, less accumulated depreciation and amortization, consisted of the following:

	December 31, 2021	December 31, 2020
Computer Equipment	$353,880	$284,928
Furniture and Fixtures	102,416	86,888
Leasehold Improvements	11,457	-
	467,753	371,816
Less: Accumulated Depreciation	(364,814)	(315,558)
	$102,939	$56,258

Depreciation expense was $49,254 and $31,094 for the year ended December 31, 2021 and 2020, respectively.

Note 6 – Equity investments, at cost

The Company has elected to measure its equity securities without a readily determinable fair value at cost minus impairment, if any, plus or minus changes resulting from observable price changes in orderly transactions for the identical or a similar investment of the same issuer. An election to measure an equity security in accordance with this paragraph shall be made for each investment separately.

The Company performed a qualitative assessment considering impairment indicators to evaluate whether these investments were impaired. Impairment indicators that the Company considered included the following: a) a significant deterioration in the earnings performance, credit rating, asset quality or business prospects of the investee; b) a significant adverse change in the regulatory, economic or technology environment of the investee; c) a significant adverse change in the general market condition of either the geographical area or the industry in which the investee operates; d) a bona fide offer to purchase or an offer by the investee to sell the investment; e) factors that raise significant concerns about the investee’s ability to continue as a going concern.

On October 2, 2020, the Company converted $102,096 of its marketable debt security into 119,355 shares of preferred stock or a 1.3% equity investment in a private company. During the year ended December 31, 2021, the Company recorded a full impairment on this investment.

On October 23, 2020, the Company entered into an equity interest purchase agreement whereas the Company purchased 3.8% ownership of a private company for $115,000. During the year ended December 31, 2021, the Company acquired additional equity interests that resulted in the Company achieving significant influence over this investee, therefore the investments were reclassified as an equity method investment (see Note 7).

On February 17, 2021, the Company entered into a membership interest purchase agreement whereas the Company purchased another 3.3% ownership of a private company for $100,000. During the year ended December 31, 2021, the Company acquired additional equity interests that resulted in the Company achieving significant influence over this investee, therefore the investments were reclassified as an equity method investment (see Note 7).

On May 21, 2021, the Company entered into a common stock purchase agreement whereas the Company purchased 10.0% ownership of a private company for $50,000.

Note 7 – Equity Method Investments

During the year ended December 31, 2021, we invested $410,000 in cash into Dune, Inc., and received equity interest for services valued at $123,710 that were recorded to other income on the Statement of Operations. Our investment in Dune, Inc., was accounted for under the equity method until the 29% purchased on October 3, 2021 that increased our ownership to 50.41%. During the year ended December 31, 2021, we recorded $16,413 of losses from this investment as equity in net loss from equity method investment and an impairment in investment of $424,632 related to the remeasurement of previously held interest as of October 3, 2021. These amounts are recorded within our consolidated statements of operations. As of December 31, 2021, our Equity method investment total $0.

Note 8 – Notes Payable

Notes payable as of December 31, 2021 and 2020 is as follows:

	Outstanding Principal as of
	December 31, 2021	December 31, 2020	Interest Rate	Maturity Date
Seller’s Choice Note	$660,000	$660,000	30%	September 2020
The May 2020 PPP Loan Agreement	-	412,500	1%	April 2022
The April 2020 PPP Loan Agreement	198,577	282,432	1%	May 2022
The October 2020 Loan Agreement	-	55,928	14%	July 2021
The November 2020 Loan Agreement	-	23,716	14%	May 2021
The February 2021 Loan Agreement	-	-	14%	July 2021
The July 2021 Loan Agreement	-	-	10%	October 2022
The First December 2021 Loan Agreement	185,655	-	10%	June 2023
The Second December 2021 Loan Agreement	313,979	-	14%	June 2022
	1,358,211	1,434,576
Less: Debt Discount	(15,547)	-
Less: Debt Issuance Costs	-	-
	1,342,664	1,434,576
Less: Current Debt	(1,278,672)	(1,221,539)
Total Long-Term Debt	$63,992	$213,037

Seller’s Choice Note

On September 11, 2019, the Company entered into Seller’s Choice Purchase Agreement with Home Revolution LLC. As a part of the consideration provided pursuant to the Seller’s Choice Acquisition, the Company issued the Seller’s Choice Note to the Seller in the principal amount of $660,000. The Seller’s Choice Note bears interest at a rate of 9.5% per annum and is payable on March 11, 2020 (the “Seller’s Choice Maturity Date”) at which time all outstanding principal, accrued and unpaid interest and other amounts become due. Upon maturity the Company utilized an automatic extension up to 6 months. This resulted in a 5% increase in the interest rate every month the Seller’s Choice Note is outstanding. As of December 31, 2021, the Company is in default on the Seller’s Choice note.

During the year ended December 31, 2021, the Company accrued interest of $198,000.

On March 3, 2022, the Company settled the Seller’s Choice Note for a cash payment of $799,000.

The First March 2020 Loan Agreement

On March 23, 2020, the Company entered into a loan agreement (the “First March 2020 Loan Agreement”) with an individual (the “First March 2020 Lender”) whereby the First March 2020 Lender issued the Company a promissory note of $11,000 (the “First March 2020 Note”). Pursuant to the First March 2020 Loan Agreement, the First March 2020 Note has an effective interest rate of 25%. The maturity date of the First March 2020 Note was September 23, 2020 (the “First March 2020 Maturity Date”), at which time all outstanding principal, accrued and unpaid interest and other amounts due under the First March 2020 Note were due.

During the year ended December 31, 2020, the Company repaid $11,000 in principal and $2,695 in interest.

The Second March 2020 Loan Agreement

On March 26, 2020, the Company entered into a loan agreement (the “Second March 2020 Loan Agreement”) with an individual (the “Second March 2020 Lender”), whereby the Second March 2020 Lender issued the Company a promissory note of $17,000 (the “Second March 2020 Note”). Pursuant to the Second March 2020 Loan Agreement, the Second March 2020 Note has an effective interest rate of 19%. The maturity date of the Second March 2020 Note was September 17, 2020 (the “Second March 2020 Maturity Date”), at which time all outstanding principal, accrued and unpaid interest and other amounts due under the Second March 2020 Note were due.

During the year ended December 31, 2020, the Company repaid $17,000 in principal and $1,398 in interest.

The April 2020 PPP Loan Agreement

On April 30, 2020, the Company was granted a loan with a principal amount of $282,432 (the “Loan”), pursuant to the Paycheck Protection Program (the “PPP”) under Division A, Title I of the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”), which was enacted on March 27, 2020. The Loan, which was in the form of a Note dated April 30, 2020, matures on April 30, 2022, and bears interest at a fixed rate of 1.00% per annum, payable monthly commencing on October 30, 2020. The Note may be prepaid by the Company at any time prior to maturity without payment of any premium. Funds from the Loan may only be used to retain workers and maintain payroll or make mortgage payments, lease payments and utility payments.

During the year ended December 31, 2021, the Company accrued interest of $1,637.

During the year ended December 31, 2021, the Company repaid $83,855 in principal.

The Company is in the process of returning the funds received from the Loan.

When the applications for PPP first opened up, there was limited available funding and much confusion surrounding the application process. The Company initially submitted its application for the May 2020 PPP Loan in early April but received no response in the aftermath of submitting the application. After consulting multiple advisors, the Company made the decision to apply elsewhere, due to the rampant media coverage of institutions running out of funding and the Company’s need for the capital and belief that if 2 separate loans were approved, the remaining application could simply be withdrawn.

Therefore, in late April, the company proceeded with applying for the April 2020 PPP Loan. After some conflicting communications regarding acceptance, the Company attempted to contact the lender to clarify but got no response. After continued attempts to follow up with both lenders, the Company received approval for the May 2020 PPP Loan and funding for the April 2020 PPP Loan on the same day, followed the next day by the funding of the May 2020 PPP Loan. The Company immediately separated the funds for the April 2020 PPP Loan into a separate reserved bank account with the intention of returning the funds. However, after several attempts to contact the lender with no response, the Company was faced with difficulty raising funds in the early-Covid economy and made the decision to utilize the funds for operations and pursue an installment repayment plan when they were able to reach the lender. As of the date of this filing, the Company has begun making repayments on the loan, absent a formal installment agreement due to difficulties reaching the lender.

As each company is only permitted one loan under the CARES Act, there is a possibility the loan may be called by the SBA and the Company would have to repay the loan in full at such time.

The May 2020 PPP Loan Agreement

On May 4, 2020, Jerrick Ventures, LLC (“Jerrick Ventures”), the Company’s wholly-owned subsidiary, was granted a loan from PNC Bank, N.A. with a principal amount of $412,500, pursuant to the Paycheck Protection Program (the “PPP”). The Loan, which was in the form of a Note dated May 4, 2020, matures on May 4, 2022, and bears interest at a fixed rate of 1.00% per annum, payable monthly commencing on November 4, 2020. The Note may be prepaid by Jerrick Ventures at any time prior to maturity without payment of any premium. Funds from the Loan may only be used to retain workers and maintain payroll or make mortgage payments, lease payments and utility payments. Jerrick Ventures intends to use the entire Loan amount for qualifying expenses. Under the terms of the PPP, certain amounts of the Loan may be forgiven if they are used for qualifying expenses as described in the CARES Act.

During the year ended December 31, 2021, the Company accrued interest of $396.

During the year ended December 31, 2021, the Company repaid $136,597 in principal and was forgiven $275,903 of principal and $3,119 of accrued interest.

The June 2020 Loan Agreement

On June 30, 2020, the Company entered into a loan agreement (the “June 2020 Loan Agreement”) with a banking institution (the “June 2020 Lender”), whereby the June 2020 Lender issued the Company a promissory note of A$510,649 Australian dollar (“AUD”) or $351,692 United States Dollar (the “June 2020 Note”). Pursuant to the June 2020 Loan Agreement, the June 2020 Note has an effective interest rate of 15%. The maturity date of the June 2020 Note was July 31, 2020 (the “June 2020 Maturity Date”) at which time all outstanding principal, accrued and unpaid interest and other amounts due under the June 2020 Note were due in AUD currency. This loan was secured by the Australian research & development credit.

During the year ended December 31, 2020 the Company repaid A$510,649 in principal and A$14,814 in interest.

The October 2020 Loan Agreement

On October 6, 2020, the Company entered into a secured loan agreement (the “October 2020 Loan Agreement”) with a lender (the “October 2020 Lender”), whereby the October 2020 Lender issued the Company a secured promissory note of $74,300 AUD or $54,412 United States Dollars (the “October 2020 Note”). Pursuant to the October 2020 Loan Agreement, the October 2020 Note has an effective interest rate of 14%. The maturity date of the October 2020 Note is September 30, 2021 (the “October 2020 Maturity Date”) at which time all outstanding principal, accrued and unpaid interest and other amounts due under the October 2020 Loan Agreement are due. The loan is secured by the Australian research & development credit.

During the year ended December 31, 2021, the Company accrued $4,850 AUD in interest.

During the year ended December 31, 2021, the Company’s repaid $111,683 in principal and $6,408 in interest from our R&D tax credit receivable.

The November 2020 Loan Agreement

On November 24, 2020, the Company entered into a loan agreement (the “November 2020 Loan Agreement”) with a lender (the “November 2020 Lender”) whereby the November 2020 Lender issued the Company a promissory note of $34,000 (the “November 2020 Note”). Pursuant to the November 2020 Loan Agreement, the November 2020 Note has an effective interest rate of 14%. The maturity date of the November 2020 Note is May 25, 2021 (the “November 2020 Maturity Date”), at which time all outstanding principal, accrued and unpaid interest and other amounts due under the November 2020 Note are due.

During the year ended December 31, 2020, the Company repaid $10,284 in principal.

During the year ended December 31, 2021, the Company repaid $23,716 in principal and $4,736 of accrued interest.

The February 2021 Loan Agreement

On February 24, 2021, the Company entered into a secured loan agreement (the “February 2021 Loan Agreement”) with a lender (the “February 2021 Lender”), whereby the February 2021 Lender issued the Company a secured promissory note of $111,683 AUD or $81,789 United States Dollars (the “February 2021 Note”). Pursuant to the February 2021 Loan Agreement, the February 2021 Note has an effective interest rate of 14%. The maturity date of the February 2021 Note is July 31, 2021 (the “February 2021 Maturity Date”) at which time all outstanding principal, accrued and unpaid interest and other amounts due under the February 2021 Loan Agreement are due. The loan is secured by the Australian research & development credit.

During the year ended December 31, 2021, the Company accrued $9,339 AUD in interest.

The April 2021 Loan Agreement

On April 9, 2021, the Company entered into a loan agreement (the “April 2021 Loan Agreement”) with a lender (the “April 2021 Lender”) whereby the April 2021 Lender issued the Company a promissory note of $128,110 (the “April 2021 Note”). Pursuant to the April 2021 Loan Agreement, the April 2021 Note has an effective interest rate of 11%. The maturity date of the April 2021 Note is October 8, 2022 (the “April 2021 Maturity Date”), at which time all outstanding principal, accrued and unpaid interest and other amounts due under the April 2021 Note are due.

During the year ended December 31, 2021, the Company repaid $92,140 in principal and converted $35,970 into the July 2021 Loan Agreement. As part of the conversion the Company recorded $8,341 as extinguishment expense.

The July 2021 Loan Agreement

On July 2, 2021, the Company entered into a loan agreement (the “July 2021 Loan Agreement”) with a lender (the “July 2021 Lender”) whereby the July 2021 Lender issued the Company a promissory note of $137,625 (the “July 2021 Note”). Pursuant to the July 2021 Loan Agreement, the July 2021 Note has an effective interest rate of 10%. The maturity date of the July 2021 Note is December 31, 2022 (the “July 2021 Maturity Date”), at which time all outstanding principal, accrued and unpaid interest and other amounts due under the July 2021 Note are due.

During the year ended December 31, 2021, the Company repaid $113,606 in principal and converted $24,019 into the Second December 2021 Loan. As part of the conversion the Company recorded $7,109 as extinguishment expense.

The First December 2021 Loan Agreement

On December 3, 2021, the Company entered into a loan agreement (the “First December 2021 Loan Agreement”) with a lender (the “First December 2021 Lender”) whereby the First December 2021 Lender issued the Company a promissory note of $191,975 (the “First December 2021 Note”). Pursuant to the First December 2021 Loan Agreement, the First December 2021 Note has an effective interest rate of 9%. The maturity date of the First December 2021 Note is June 3, 2023 (the “First December 2021 Maturity Date”), at which time all outstanding principal, accrued and unpaid interest and other amounts due under the First December 2021 Note are due.

During the year ended December 31, 2021, the Company repaid $6,320 in principal.

The Second December 2021 Loan Agreement

On December 14, 2021, the Company entered into a secured loan agreement (the “Second December 2021 Loan Agreement”) with a lender (the “Second December 2021 Lender”), whereby the Second December 2021 Lender issued the Company a secured promissory note of $438,096 AUD or $329,127 United States Dollars (the “Second December 2021 Note”). Pursuant to the Second December 2021 Loan Agreement, the Second December 2021 Note has an effective interest rate of 14%. The maturity date of the Second December 2021 Note is June 30, 2022 (the “Second December 2021 Maturity Date”) at which time all outstanding principal, accrued and unpaid interest and other amounts due under the Second December 2021 Loan Agreement are due. The loan is secured by the Australian research & development credit.

During the year ended December 31, 2021, the Company accrued $2,857 AUD in interest.

Note 9 – Convertible Notes Payable

Convertible notes payable as of December 31, 2021, and 2020, is as follows:

	Outstanding Principal as of						Warrants granted
	December 31, 2021	December 31, 2020	Interest Rate	Conversion Price		Maturity Date	Quantity	Exercise Price
The September 2020 convertible Loan Agreement	$-	$341,880	12%	-	(*)	September-21	85,555	5
The First December 2020 convertible Loan Agreement	-	600,000	12%	-	(*)	December-21	-	-
The October 2020 convertible Loan Agreement	-	169,400	6%	-	(*)	October-21	-	-
The Second December 2020 convertible Loan Agreement	-	169,400	6%	-	(*)	December-21	-	-
The May 2021 Loan	-	-	-%	5.00	(*)	November-22	1,090,908	4.50
The July 2021 Loan	168,850	-	6%	-	(*)	July - 22
	168,850	1,280,680
Less: Debt Discount	(8,120)	(309,637)
Less: Debt Issuance Costs	(1,537)	(73,527)
		897,516
Less: Current Debt	(159,193)	(897,516)
Total Long-Term Debt	$-	$-

(*)	As subject to adjustment as further outlined in the notes

The February 2018 Convertible Note Offering

During the three months ended March 31, 2018, the Company conducted multiple closings of a private placement offering to accredited investors (the “February 2018 Convertible Note Offering”) of units of the Company’s securities by entering into subscription agreements with “accredited investors” (the “February 2018 Investors”) for aggregate gross proceeds of $725,000. In addition, $250,000 of the Company’s short-term debt along with accrued but unpaid interest of $40,675 was exchanged for convertible debt in the February 2018 Offering. These conversions resulted in the issuance of 24,223 warrants with a fair value of $181,139. These were recorded as a loss on extinguishment of debt.

The February 2018 Convertible Note Offering consisted of a maximum of $750,000 of units of the Company’s securities (each, a “February 2018 Unit” and collectively, the “February 2018 Units”), with each February 2018 Unit consisting of (a) a 15% Convertible Secured Promissory Note (each a “February 2018 Convertible Note” and together the “February 2018 Convertible Notes”), convertible into shares of the Company’s common stock, par value $.001 per share (“February 2018 Conversion Shares”) at a conversion price of $12.00 per share (the “February 2018 Note Conversion Price”), and (b) a five-year warrant (each a “February 2018 Offering Warrant and together the “February 2018 Offering Warrants”) to purchase common stock equal to one hundred percent (100%) of the shares into which the February 2018 Convertible Notes can be converted into (“February 2018 Warrant Shares”) at an exercise price of $12.00 per share (“February 2018 Warrant Exercise Price”). The February 2018 Offering Notes mature on the second (2nd) anniversary of their issuance dates. The February 2018 Offering Notes are secured by a second priority security interest in the Company’s assets up to $1,000,000.

The February 2018 Note Conversion Price and the February 2018 Offering Warrant Exercise Price are subject to adjustment for issuances of the Company’s common stock or any equity linked instruments or securities convertible into the Company’s common stock at a purchase price of less than the prevailing Conversion Price or Exercise Price. Such adjustment shall result in the Conversion Price and Exercise Price being reduced to such lower purchase price, subject to carve-outs as described therein.

The conversion feature of the February 2018 Convertible Note Offering provides for an effective conversion price that is below market value on the date of issuance. Such feature is normally characterized as a beneficial conversion feature (“BCF”). When the Company records a BCF the relative fair value of the BCF is recorded as a debt discount against the face amount of the respective debt instrument. The Company recorded a BCF and related debt discount of $37,350, the discount is being accreted over the life of the first Debenture to accretion of debt discount and issuance cost.

The Company recorded a $316,875 debt discount relating to 60,416 February 2018 Offering Warrants issued to investors based on the relative fair value of each equity instrument on the dates of issuance. The debt discount is being accreted over the life of these notes to accretion of debt discount and issuance cost.

In connection with the February 2018 Convertible Note Offering, the Company retained a placement agent (the “Placement Agent”), to carry out the Offering on a “best-efforts” basis. For services in its capacity as Placement Agent, the Company has paid the Placement Agent a cash fee of $94,250 and issued to the Placement Agent shares of the Company’s common stock equal to ten percent (10%) of the Conversion Shares underlying the February 2018 Convertible Notes or 6,041 shares that had a fair value of $74,881, which was recorded as issuance cost and is being accreted over the life of these notes to accretion of debt discount and issuance cost.

During the year ended December 31, 2018, the Company converted $940,675 of principal and $86,544 of unpaid interest into the August 2018 Equity Raise.

During the year ended December 31, 2019 the Company repaid $19,758 in interest.

During the year ended December 31, 2020 the Company repaid $75,000 in principal and $781 in interest, and the February 2018 Convertible Notes are no longer outstanding.

The March 2018 Convertible Note Offering

During the three months ended March 31, 2018, the Company conducted multiple closings of a private placement offering to accredited investors (the “March 2018 Convertible Note Offering”) of units of the Company’s securities by entering into subscription agreements with “accredited investors” (the “March 2018 Investors”) for aggregate gross proceeds of $770,000. In addition, $50,000 of the Company’s short-term debt, $767 accrued but unpaid interest and $140,600 of the Company’s vendor liabilities was exchanged for convertible debt within the March 2018 Convertible Note Offering. These conversions resulted in the issuance of 15,947 warrants with a fair value of $84,087. These were recorded as a loss on extinguishment of debt.

The March 2018 Convertible Note Offering consisted of a maximum of $900,000, with an over-allotment option of an additional $300,000 of units of the Company’s securities (each, a “March 2018 Unit” and collectively, the “March 2018 Units”), with each March 2018 Unit consisting of (a) a 14% Convertible Secured Promissory Note (each a “March 2018 Note” and together the “March 2018 Notes”), convertible into shares of the Company’s common stock, par value $.001 per share (“Conversion Shares”) at a conversion price of $12.00 per share (the “Conversion Price”), and (b) a four-year warrant (each a “Warrant and together the “Warrants”) to purchase common stock equal to one hundred percent (100%) of the shares into which the Notes can be converted into (“Warrant Shares”) at an exercise price of $12.00 per share (“Exercise Price”). The March 2018 Notes mature on the second (2nd) anniversary of their issuance dates.

The Conversion Price of the March 2018 Note and the Exercise Price of the Warrants are subject to adjustment for issuances of the Company’s common stock or any equity linked instruments or securities convertible into the Company’s common stock at a purchase price of less than the prevailing Conversion Price or Exercise Price. Such adjustment shall result in the Conversion Price and Exercise Price being reduced to such lower purchase price, subject to carve-outs as described therein.

The Company recorded a $254,788 debt discount relating to 80,114 warrants issued to investors based on the relative fair value of each equity instrument on the dates of issuance. The debt discount is being accreted over the life of the note to accretion of debt discount and issuance cost.

During the year ended December 31, 2018, the Company converted $886,367 of principal and $51,293 of unpaid interest pursuant to the August 2018 Equity Raise.

During the year ended December 31, 2020, the Company converted $50,000 of principal and $17,949 of unpaid interest into the September 2020 Equity Raise.

During the year ended December 31, 2020, the Company repaid $25,000 in principal and $9,364 in interest.

The February 2019 Convertible Note Offering

During the year ended December 31, 2019, the Company conducted an offering to accredited investors (the “February 2019 Convertible Note Offering”) of units of the Company’s securities by entering into subscription agreements with “accredited investors” (the “February 2019 Investors”) for aggregate gross proceeds of $1,993,025.

The February 2019 Convertible Note Offering consisted of (a) a 10% Convertible Promissory Note (each a “February 2019 Note” and together, the “February 2019 Notes”), convertible into shares of the Company’s common stock, par value $.001 per share (“Conversion Shares”) at the lesser of (i) a fixed conversion price equal to $15.00 per share or (ii) the price provided to investors in connection with (a) any private placement offerings or one or more registered public offerings by the Company under the Securities Act, pursuant to which the Company receives monies in the amount greater than $1,500,000 in exchange for securities of the Company between February 21, 2019 and the date on which the Company’s consummates a listing onto a national securities exchange, or (b) any private placement offerings or one or more registered public offerings by the Company under the Securities Act in connection with its listing onto a national securities exchange (a “Qualified Offering”), and (b) a four-year stock purchase warrant (each a “Warrant and together the “Warrants”) to purchase a quantity of shares of the Company’s common stock up to thirty-three percent (33%) of the number of shares of common stock into which the underlying Notes may be converted, at an exercise price of $18.00 per share (“Exercise Price”). During the year ended December 31, 2019 a total of 44,396 Warrants were issued in conjunction with The February 2019 Convertible Note Offering.

The February 2019 Notes mature on the first (1st) anniversary of their issuance dates. In the event that the Offering’s Purchasers do not choose to convert the Notes into the Common Stock on or prior to the Maturity Dates, the principal and interest evidenced by the Note shall be mandatorily converted upon the earlier of (i) the listing of the Common Stock onto a national securities exchange, or (ii) upon a Qualified Offering.

The Conversion Price of the February 2019 Note and the Exercise Price of the Warrants are subject to adjustment for issuances of the Company’s common stock or any equity linked instruments or securities convertible into the Company’s common stock at a purchase price of less than the prevailing Conversion Price or Exercise Price. Such adjustment shall result in the Conversion Price and Exercise Price being reduced to such lower purchase price, subject to carve-outs as described therein.

The Company recorded a $222,632 debt discount relating to 44,396 warrants issued to investors based on the relative fair value of each equity instrument on the dates of issuance. The debt discount is being accreted over the life of the note to accretion of debt discount and issuance cost.

During the year ended December 31, 2020, the Company converted $1,963,567 of principal and $416,786 of unpaid interest into the September 2020 Equity Raise.

During the year ended December 31, 2020, the Company repaid $348,136 in principal and $0 in interest.

The November 2019 Convertible Note Offering

During the year ended December 31, 2019, the Company conducted an offering to accredited investors (the “November 2019 Convertible Note Offering”) of units of the Company’s securities by entering into subscription agreements with “accredited investors” (the “November 2019 Investors”) for aggregate gross proceeds of $479,500. In addition, the Company converted $318,678 in Accounts Payable into this offering.

The November 2019 Convertible Note Offering consisted of (a) a 10% Convertible Promissory Note (each a “November 2019 Note” and together, the “November 2019 Notes”), convertible into shares of the Company’s common stock, par value $.001 per share (“Conversion Shares”) at a fixed conversion price equal to $13.50 per share.

The November 2019 Notes mature six months after the anniversary of their issuance dates. At any time on or after the maturity date, at the election of the Offering’s Purchaser, this Note may convert into Common Stock equal to the quotient obtained by dividing the outstanding principal and unpaid accrued interest of this Note on the date of such conversion by $13.50.

The Company recorded a $84,377 debt discount relating to an original issue discount equal to $79,933 and a beneficial conversion feature of $4,444. The debt discount is being accreted over the life of the note to accretion of debt discount and issuance cost.

During the year ended December 31, 2020, the Company converted $559,433 of principal and $77,785 of unpaid interest into the September 2020 Equity Raise.

The January 2020 Convertible Note Offering

During the three months ended March 31, 2020, the Company conducted an offering to accredited investors (the “January 2020 Convertible Note Offering”) of units of the Company’s securities by entering into subscription agreements with “accredited investors” (the “January 2020 Investors”) for aggregate gross proceeds of $87,473.

The January 2020 Convertible Note Offering consisted of (a) a 12% Convertible Promissory Note (each a “January 2020 Note” and together, the “January 2020 Notes”), convertible into shares of the Company’s common stock, par value $.001 per share (“Conversion Shares”) at the lesser of (i) a fixed conversion price equal to $13.50 per share or (ii) the price provided to investors in connection with (a) any private placement offerings or one or more registered public offerings by the Company under the Securities Act, pursuant to which the Company receives monies in the amount greater than $1,500,000 in exchange for securities of the Company, or (b) any private placement offerings or one or more registered public offerings by the Company under the Securities Act in connection with its listing onto a national securities exchange (a “Qualified Offering”).

The January 2020 Notes mature on the first (6th) month anniversary of their issuance dates. If an event of default occurs and is not cured within 30 days of the Company receiving notice, the notes will be convertible at 80% multiplied by the lowest VWAP of the common stock during the five (5) consecutive trading day period immediately preceding the date of the respective conversion, and a default interest rate of 24% will become effective.

The Conversion Price of the January 2020 Note are subject to adjustment for issuances of the Company’s common stock or any equity linked instruments or securities convertible into the Company’s common stock at a purchase price of less than the prevailing Conversion Price or Exercise Price. Such adjustment shall result in the Conversion Price being reduced to such lower purchase price, subject to carve-outs as described therein.

The Company recorded a $12,473 debt discount relating to original issue discount associated with these notes. The debt discount is being accreted over the life of the note to accretion of debt discount and issuance cost.

During the year ended December 31, 2020, the Company converted $87,473 of principal and $8,275 of unpaid interest into the September 2020 Equity Raise.

The First February 2020 Convertible Loan Agreement

On February 4, 2020, the Company entered into a loan agreement (the “First February 2020 Loan Agreement”) with an individual (the “First February 2020 Lender”), whereby the First February 2020 Lender issued the Company a promissory note of $85,000 (the “First February 2020 Note”). Pursuant to the First February 2020 Loan Agreement, the First February 2020 Note has interest of ten percent (10%).

The First February 2020 Note are convertible into shares of the Company’s common stock, par value $.001 per share (“Conversion Shares”) at the lesser of (i) a fixed conversion price equal to $12.00 per share or (ii) the price provided to investors in connection with (a) any private placement offerings or one or more registered public offerings by the Company under the Securities Act, pursuant to which the Company receives monies in the amount greater than $1,500,000 in exchange for securities of the Company, or (b) any private placement offerings or one or more registered public offerings by the Company under the Securities Act in connection with its listing onto a national securities exchange (a “Qualified Offering”).

The First February 2020 Notes mature on the first (6th) month anniversary of their issuance dates. In the event that the Offering’s Purchasers do not choose to convert the Notes into the Common Stock on or prior to the Maturity Dates and the Notes have not been repaid or an event of default occurs as defined in the Notes, the notes will be convertible at the lesser of the fixed conversion price or 65% multiplied by the lowest trade of the common stock during the twenty (20) consecutive trading day period immediately preceding the date of the respective conversion and a default interest rate of 15% will be applied.

The Conversion Price of the First February 2020 Note are subject to adjustment for issuances of the Company’s common stock or any equity linked instruments or securities convertible into the Company’s common stock at a purchase price of less than the prevailing Conversion Price or Exercise Price. Such adjustment shall result in the Conversion Price being reduced to such lower purchase price, subject to carve-outs as described therein.

The Company recorded a $8,000 debt discount relating to original issue discount associated with these notes. The debt discount is being accreted over the life of the note to accretion of debt discount and issuance cost.

During the year ended December 31, 2020, the Company repaid $158,065 in principal and $0 in interest.

The Second February 2020 Convertible Loan Agreement

On February 11, 2020, the Company entered into a loan agreement (the “Second February 2020 Loan Agreement”) with an individual (the “Second February 2020 Lender”), whereby the Second February 2020 Lender issued the Company a promissory note of $200,000 (the “Second February 2020 Note”). Pursuant to the Second February 2020 Loan Agreement, the Second February 2020 Note has interest of twelve percent (12%).  As additional consideration for entering in the Second February 2020 convertible Loan Agreement, the Company issued a five-year warrant to purchase 6,666 shares of the Company’s common stock at a purchase price of $15.00 per share.

The Second February 2020 Note is convertible into shares of the Company’s common stock, par value $.001 per share (“Conversion Shares”) at the lesser of (i) a fixed conversion price equal to $13.50 per share or (ii) the price provided to investors in connection with (a) any private placement offerings or one or more registered public offerings by the Company under the Securities Act, pursuant to which the Company receives monies in the amount greater than $1,500,000 in exchange for securities of the Company, or (b) any private placement offerings or one or more registered public offerings by the Company under the Securities Act in connection with its listing onto a national securities exchange (a “Qualified Offering”).

The Second February 2020 Note matures on the first (12th) month anniversary of its issuance date. In the event that the Offering’s Purchasers do not choose to convert the Notes into the Common Stock on or prior to the Maturity Date and the Note is unpaid, the note will be convertible at the lesser of the fixed conversion price or 75% multiplied by the lowest trade of the common stock during the twenty (20) consecutive trading day period immediately preceding the date of the respective conversion.

The Conversion Price of the First February 2020 Note is subject to adjustment for issuances of the Company’s common stock or any equity linked instruments or securities convertible into the Company’s common stock at a purchase price of less than the prevailing Conversion Price or Exercise Price. Such adjustment shall result in the Conversion Price being reduced to such lower purchase price, subject to carve-outs as described therein.

The Company recorded a $33,340 debt discount relating to original issue discount associated with this note. The debt discount is being accreted over the life of the note to accretion of debt discount and issuance cost.

During the year ended December 31, 2020, the Company converted $125,000 of principal and $0 of unpaid interest into the September 2020 Equity Raise.

The Company recorded a Loss on extinguishment of debt of $136,115.

During the year ended December 31, 2020, the Company repaid $175,000 in principal and $0 in interest.

The Third February 2020 Convertible Loan Agreement

On February 25, 2020, the Company entered into a loan agreement (the “Third February 2020 Loan Agreement”) with an individual (the “Third February 2020 Lender”), whereby the Third February 2020 Lender issued the Company a promissory note of $1,500,000 (the “Third February 2020 Note”). The Company received proceeds of $864,950 and converted notes payable of $385,000 in exchange for the note (see Note 5).  Pursuant to the Third February 2020 Loan Agreement, the Second February 2020 Note has interest of twelve percent (12%).

The Third February 2020 Note is convertible into shares of the Company’s common stock, par value $.001 per share (“Conversion Shares”) at the lesser of (i) a fixed conversion price equal to $4.50 per share or (ii) the price provided to investors in connection with (a) any private placement offerings or one or more registered public offerings by the Company under the Securities Act, pursuant to which the Company receives monies in the amount greater than $1,500,000 in exchange for securities of the Company, or (b) any private placement offerings or one or more registered public offerings by the Company under the Securities Act in connection with its listing onto a national securities exchange (a “Qualified Offering”).

The Third February 2020 Note matures on the first (12th) month anniversary of their issuance dates. In the event that the Offering’s Purchasers do not choose to convert the Notes into the Common Stock on or prior to the Maturity Dates and the note is unpaid, the notes will be convertible at the lower of the fixed conversion price or 75% multiplied by the lowest trade of the common stock during the twenty (20) consecutive trading day period immediately preceding the date of the respective conversion.

The Conversion Price of the Third February 2020 Note are subject to adjustment for issuances of the Company’s common stock or any equity linked instruments or securities convertible into the Company’s common stock at a purchase price of less than the prevailing Conversion Price or Exercise Price. Such adjustment shall result in the Conversion Price being reduced to such lower purchase price, subject to carve-outs as described therein.

In accordance with ASC 470-50, since the present value of the cash flows under the new debt instrument was at least ten percent different from the present value of the remaining cash flows under the terms of the original debt instrument, the Company accounted for the note exchange as described above as a debt extinguishment. The Company recorded a loss on debt extinguishment of $535,041. This represents the fair value of the warrants issued $445,705 and a debt premium of $89,336. The note has an effective interest rate of 24%. The Company recorded a debt discount of $160,714. This is made up of an original issue discount of $250,050 less a debt premium of $89,336.

During the year ended December 31, 2020, the Company converted $1,500,000 of principal and $100,603 of unpaid interest into the September 2020 Equity Raise.

The April 2020 Convertible Note Offering

During April of 2020, the Company conducted multiple closings of a private placement offering to accredited investors (the “April 2020 Convertible Note Offering”) of units of the Company’s securities by entering into subscription agreements with “accredited investors” (the “April 2020 Investors”) for aggregate gross proceeds of $350,010. The April 2020 Convertible Note Offering accrues interest at a rate of twelve percent per annum (12%). The April 2020 Convertible Note Offering mature on the six (6th) month anniversary of their issuance dates.

The April 2020 Note is convertible into shares of the Company’s common stock, par value $.001 per share (“Conversion Shares”) at the lesser of (i) a fixed conversion price equal to $13.50 per share after the maturity date or (ii) any private placement offerings or one or more registered public offerings by the Company under the Securities Act in connection with its listing onto a national securities exchange (a “Qualified Offering”).

The Company recorded a $50,010 debt discount relating to original issue discount associated with these notes. The debt discount is being accreted over the life of the note to accretion of debt discount and issuance cost.

During the year ended December 31, 2020, the Company converted $350,010 of principal and $16,916 of unpaid interest into the September 2020 Equity Raise.

The June 2020 Convertible Loan Agreement

On June 19, 2020, the Company entered into a loan agreement (the “June 2020Loan Agreement”) with an individual (the “June 2020 Lender”), whereby the June 2020 Lender issued the Company a promissory note of $550,000 (the “June 2020 Note”). Pursuant to the June 2020 Loan Agreement, the June 2020 Note has interest of twelve percent (12%).  As additional consideration for entering in the June 2020 convertible Loan Agreement, the Company issued a five-year warrant to purchase 49,603 shares of the Company’s common stock at a purchase price of $11.55 per share. The June 2020 Note matures on the first (12th) month anniversary of its issuance date.

Upon default the June 2020 Note is convertible into shares of the Company’s common stock, par value $.001 per share (“Conversion Shares”) equal to the closing bid price of the Company’s common stock on the trading day immediately preceding the date of the respective conversion.

The Company recorded a $67,500 debt discount relating to original issue discount associated with this note. The Company recorded a $274,578 debt discount relating to 49,603 warrants and 5,424 shares issued to investors based on the relative fair value of each equity instrument on the dates of issuance. The debt discount is being accreted over the life of the note to accretion of debt discount and issuance cost.

During the year ended December 31, 2020, the lender converted $59,200 of principal into the Second July 2020 Convertible Loan Agreement

During the year ended December 31, 2020, the Company repaid $490,800 in principal and $16,944 in interest.

The First July 2020 Convertible Loan Agreement

On July 01, 2020, the Company entered into a loan agreement (the “First July 2020 Loan Agreement”) with an individual (the “First July 2020 Lender”), whereby the First July 2020 Lender issued the Company a promissory note of $68,000 (the “First July 2020 Note”). Pursuant to the First July 2020 Loan Agreement, the First July 2020 Note has interest of ten percent (10%). The First July 2020 Note matures on June 29, 2021.

Upon default or 180 days after issuance the First July 2020 Note is convertible into shares of the Company’s common stock, par value $.001 per share (“Conversion Shares”) equal to 61% multiplied by the lowest trade of the common stock during the twenty (15) consecutive trading day period immediately preceding the date of the respective conversion.

During the year ended December 31, 2021, the First July 2020 Note became convertible. Due to the fact that these convertible notes have an option to convert at a variable amount, they are subject to derivative liability treatment. The Company has applied ASC 815, due to the potential for settlement in a variable quantity of shares. The conversion feature has been measured at fair value using a Binomial model at the conversion date and the period end. The conversion feature of First July 2020 Note gave rise to a derivative liability of $112,743. The Company recorded $68,000 as a debt discount and $44,743 was recorded to derivative expense. The debt discount is charged to accretion of debt discount over the remaining term of the convertible note.

During the year ended December 31, 2021, the Company converted $68,000 in principal and $3,400 in interest into 35,469 shares of the Company’s common stock.

The Second July 2020 Convertible Loan Agreement

On July 17, 2020, the Company entered into a loan agreement (the “Second July 2020 Loan Agreement”) with an individual (the “Second July 2020 Lender”), whereby the Second July 2020 Lender issued the Company a promissory note of $250,000 (the “Second July 2020 Note”). Pursuant to the Second July 2020 Loan Agreement, the Second July 2020 Note has interest of twelve percent (12%).  The Second July 2020 Note matures on July 17, 2021.

Upon default the Second July 2020 Note is convertible into shares of the Company’s common stock, par value $.001 per share (“Conversion Shares”) equal to the closing bid price of the Company’s common stock on the trading day immediately preceding the date of the respective conversion.

The Company recorded a $46,750 debt discount relating to original issue discount associated with this note. The Company recorded a $71,329 debt discount relating to 6,667 warrants issued to investors based on the relative fair value of each equity instrument on the dates of issuance. The debt discount is being accreted over the life of the note to accretion of debt discount and issuance cost.

During the year ended December 31, 2020, the Company repaid $250,000 in principal and $0 in interest.

The July 2020 Convertible Note Offering

From July 2020 to September 2020, the Company conducted multiple closings of a private placement offering to accredited investors (the “July 2020 Convertible Note Offering”) of units of the Company’s securities by entering into subscription agreements with “accredited investors” (the “July 2020 Investors”) for aggregate gross proceeds of $390,000. The July 2020 Convertible Note Offering accrues interest at a rate of twelve percent per annum (12%). The July 2020 Convertible Note Offering mature on the six (6th) month anniversary of their issuance dates.

The July 2020 Note Offering is convertible into shares of the Company’s common stock, par value $.001 per share (“Conversion Shares”) at the lesser of (i) a fixed conversion price equal to $12.75 per share after the maturity date or (ii) any private placement offerings or one or more registered public offerings by the Company under the Securities Act in connection with its listing onto a national securities exchange (a “Qualified Offering”).

Upon default the July 2020 Convertible Note Offering is convertible into shares of the Company’s common stock, par value $.001 per share (“Conversion Shares”) equal to 61% multiplied by the lowest trade of the common stock during the twenty (15) consecutive trading day period immediately preceding the date of the respective conversion.

The conversion feature of the July 2020 Convertible Note Offering provides for an effective conversion price that is below market value on the date of issuance. Such feature is normally characterized as a beneficial conversion feature. When the Company records a BCF the relative fair value of the BCF is recorded as a debt discount against the face amount of the respective debt instrument. The Company recorded a BCF and related debt discount of $38,215, the discount is being accreted over the life of the Debenture to accretion of debt discount and issuance cost.

The Company recorded a $158,078 debt discount relating to 30,589 July 2020 Convertible Note Offering issued to investors based on the relative fair value of each equity instrument on the dates of issuance. The debt discount is being accreted over the life of these notes to accretion of debt discount and issuance cost.

During the year ended December 31, 2020, the Company converted $390,000 of principal and $3,436 of unpaid interest into the September 2020 Equity Raise.

The August 2020 Convertible Loan Agreement

On August 17, 2020, the Company entered into a loan agreement (the “August 2020 Loan Agreement”) with an individual (the “August 2020 Lender”), whereby the August 2020 Lender issued the Company a promissory note of $68,000 (the “August 2020 Note”). Pursuant to the August 2020 Loan Agreement, the August 2020 Note has interest of twelve percent (12%). The August 2020 Note matures on August 17, 2021.

Upon default or 180 days after issuance the August 2020 Convertible Note is convertible into shares of the Company’s common stock, par value $.001 per share (“Conversion Shares”) equal to 61% multiplied by the lowest trade of the common stock during the twenty (15) consecutive trading day period immediately preceding the date of the respective conversion.

The Company recorded a $3,000 debt discount relating to original issue discount associated with this note. The debt discount is being accreted over the life of the note to accretion of debt discount and issuance cost.t

During the year ended December 31, 2021, the August 2020 Note became convertible. Due to the fact that these convertible notes have an option to convert at a variable amount, they are subject to derivative liability treatment. The Company has applied ASC 815, due to the potential for settlement in a variable quantity of shares. The conversion feature has been measured at fair value using a Binomial model at the conversion date and the period end. The conversion feature of August 2020 Note gave rise to a derivative liability of $120,759. The Company recorded $65,000 was recorded as a debt discount and $55,759 was recorded to derivative expense. The debt discount is charged to accretion of debt discount over the remaining term of the convertible note.

During the year ended December 31, 2021, the Company converted $68,000 in principal and $3,400 in interest into 29,859 shares of the Company’s common stock.

The September 2020 Convertible Loan Agreement

On September 23, 2020, the Company entered into a loan agreement (the “September 2020 Loan Agreement”) with an individual (the “September 2020 Lender”), whereby the September 2020 Lender issued the Company a promissory note of $385,000 (the “September 2020 Note”). Pursuant to the September 2020 Loan Agreement, the September 2020 Note has interest of twelve percent (12%). The September 2020 Note matures on September 23, 2021.

Upon default or 180 days after issuance the Second July 2020 Note is convertible into shares of the Company’s common stock, par value $.001 per share equal to the closing bid price of the Company’s common stock on the trading day immediately preceding the date of the respective conversion.

The Company recorded a $68,255 debt discount relating to original issue discount associated with this note. The Company recorded a $146,393 debt discount relating to 85,555 warrants issued to investors based on the relative fair value of each equity instrument on the dates of issuance. The debt discount is being accreted over the life of the note to accretion of debt discount and issuance cost.

During the year ended December 31, 2021, the Company repaid $341,880 in principal and $46,200 in interest.

The October 2020 Convertible Loan Agreement

On October 2, 2020, the Company entered into a loan agreement (the “October 2020 Loan Agreement”) with an individual (the “October 2020 Lender”), whereby the October 2020 Lender issued the Company a promissory note of $169,400 (the “October 2020 Note”). Pursuant to the October 2020 Loan Agreement, the October 2020 Note has interest of six percent (6%). The October 2020 Note matures on the first (12th) month anniversary of its issuance date.

Upon default or 180 days after issuance the October 2020 Note is convertible into shares of the Company’s common stock, par value $0.001 per share (“Conversion Shares”) equal to 75% of average the lowest three trading prices of the Company’s common stock on the fifteen-trading day immediately preceding the date of the respective conversion.

The Company recorded a $19,400 debt discount relating to original issue discount associated with this note. The debt discount is being accreted over the life of the note to accretion of debt discount and issuance cost.

During the year ended December 31, 2021, the Second July 2020 Note became convertible. Due to the fact that these convertible notes have an option to convert at a variable amount, they are subject to derivative liability treatment. The Company has applied ASC 815, due to the potential for settlement in a variable quantity of shares. The conversion feature has been measured at fair value using a Binomial model at the conversion date and the period end. The conversion feature of Second July 2020 Note gave rise to a derivative liability of $74,860. The Company recorded this as a debt discount. The debt discount is charged to accretion of debt discount over the remaining term of the convertible note.

During the year ended December 31, 2021, the Company converted $169,400 in principal and $4,620 in interest into 55,631 shares of the Company’s common stock.

The First December 2020 convertible Loan Agreement

On December 9, 2020, the Company entered into a loan agreement (the “First December 2020 Loan Agreement”) with an individual (the “First December 2020 Lender”), whereby the First December 2020 Lender issued the Company a promissory note of $600,000 (the “First December 2020 Note”). Pursuant to the First December 2020 Loan Agreement, the First December 2020 Note has interest of twelve percent (12%). As additional consideration for entering in the First December 2020 convertible Loan Agreement, the Company issued 45,000 shares of the Company’s common stock. The First December 2020 Note matures on the first (12th) month anniversary of its issuance date.

Upon default the First December 2020 Note is convertible into shares of the Company’s common stock, par value $.001 per share (“Conversion Shares”) equal to the closing bid price of the Company’s common stock on the trading day immediately preceding the date of the respective conversion.

The Company recorded a $110,300 debt discount relating to original issue discount associated with this note. The Company recorded a $113,481 debt discount relating to 45,000 shares issued to investors based on the relative fair value of each equity instrument on the dates of issuance. The debt discount is being accreted over the life of the note to accretion of debt discount and issuance cost.

During the year ended December 31, 2021 the Company repaid $600,000 in principal and $4,340 in interest.

The Second December 2020 Convertible Loan Agreement

On December 30, 2020, the Company entered into a loan agreement (the “Second December 2020 Loan Agreement”) with an individual (the “Second December 2020 Lender”), whereby the Second December 2020 Lender issued the Company a promissory note of $169,400 (the “Second December 2020 Note”). Pursuant to the Second December 2020 Loan Agreement, the Second December 2020 Note has interest of six percent (6%). The Second December 2020 Note matures on the first (12th) month anniversary of its issuance date.

Upon default the Second December 2020 Note is convertible into shares of the Company’s common stock, par value $0.001 per share (“Conversion Shares”) equal to 75% of average the lowest three trading prices of the Company’s common stock on the fifteen-trading day immediately preceding the date of the respective conversion.

The Company recorded a $18,900 debt discount relating to original issue discount associated with this note. The debt discount is being accreted over the life of the note to accretion of debt discount and issuance cost.

During the year ended December 31, 2021, the Second December 2020 Note became convertible. Due to the fact that these convertible notes have an option to convert at a variable amount, they are subject to derivative liability treatment. The Company has applied ASC 815, due to the potential for settlement in a variable quantity of shares. The conversion feature has been measured at fair value using a Binomial model at the conversion date and the period end. The conversion feature of Second December 2020 Note gave rise to a derivative liability of $108,880. The Company recorded this as a debt discount. The debt discount is charged to accretion of debt discount over the remaining term of the convertible note.

During the year ended December 31, 2021, the Company converted $168,900 in principal and $4,605 in interest into 74,706 shares of the Company’s common stock.

The May 2021 Convertible Note Offering

On May 14, 2021, the Company conducted multiple closings of a private placement offering to accredited investors (the “May 2021 Convertible Note Offering”) of units of the Company’s securities by entering into subscription agreements with “accredited investors” (the “May 2021 Investors”) for aggregate gross proceeds of $3,690,491. The May 2021 convertible notes are convertible into shares of the Company’s common stock, par value $.001 per share at a conversion price of $5.00 per share. As additional consideration for entering in the May 2021 Convertible Note Offering, the Company issued 1,090,908 warrants of the Company’s common stock. The May 2021 Convertible Note matures on November 14, 2022.

The Company recorded a $1,601,452 debt discount relating to 1,090,908 warrants issued to investors based on the relative fair value of each equity instrument on the dates of issuance. The debt discount is being accreted over the life of these notes to accretion of debt discount and issuance cost.

The Company recorded a $666,669 debt discount relating to an original issue discount and $539,509 of debt issuance costs related to fees paid to vendors relating to the offering. The debt discount and debt issuance costs are being accreted over the life of the note to accretion of debt discount and issuance cost.

During the year ended December 31, 2021, the Company converted $4,666,669 in principal into 933,334 shares of the Company’s common stock.

The July 2021 Convertible Loan Agreement

On July 6, 2021, the Company entered into a loan agreement (the “July 2021 Loan Agreement”) with an individual (the “July 2021 Lender”), whereby the July 2021 Lender issued the Company a promissory note of $168,850 (the “July 2021 Note”). Pursuant to the July 2021 Loan Agreement, the July 2021 Note has interest of six percent (6%). The July 2021 Note matures on the first (12th) month anniversary of its issuance date.

Upon default or 180 days after issuance the July 2021 Note is convertible into shares of the Company’s common stock, par value $0.001 per share (“Conversion Shares”) equal to 75% of average the lowest three trading prices of the Company’s common stock on the fifteen-trading day immediately preceding the date of the respective conversion.

The Company recorded a $15,850 debt discount relating to an original issue discount and $3,000 of debt issuance costs related to fees paid to vendors relating to the offering. The debt discount and debt issuance costs are being accreted over the life of the note to accretion of debt discount and issuance cost.

During the year ended December 31, 2021, the Company accrued $4,941 in interest.

Note 10 – Related Party

Note receivable

October 2019 Cacher Loan Agreement

On October 28, 2019, the Company entered into a loan agreement with Cacher Studios LLC (the “October 2019 Cacher Loan Agreement”) whereby Cacher Studios issued the Company a promissory note in the principal amount of $11,450 (the “October 2019 Cacher Note”). The October 2019 Cacher Note has a maturity date of October 28, 2020. Repayment is due from Cacher Studios LLC’s revenues, with 100% of net revenues due to the Company until $2,500 in principal has been repaid, and 50% of net revenues due to the Company thereafter. Cacher Studios LLC is owned and operated by Alexandra Frommer, daughter of Jeremy Frommer, the Company’s CEO. This investment is evaluated for impairment if events or circumstances arise that indicate that the carrying amount of such assets may not be recoverable. During the year ended December 31, 2020 the Company recorded an impairment of $11,450.

Convertible notes

The March 2018 Convertible Note Offering

During the year ended December 31, 2018, the Company conducted multiple closings of a private placement offering to accredited investors (the “March 2018 Convertible Note Offering”) of units of the Company’s securities by entering into subscription agreements with “accredited investors” (the “Investors”) for aggregate gross proceeds of $239,400.

The March 2018 Convertible Note Offering consisted of a maximum of $900,000, with an over-allotment option of an additional $300,000, of units of the Company’s securities (each, a “March 2018 Unit” and collectively, the “March 2018 Units”), with each March 2018 Unit consisting of (a) a 14% Convertible Secured Promissory Note (each a “March 2018 Note” and together the “March 2018 Notes”), convertible into shares of the Company’s common stock, par value $.001 per share (“Conversion Shares”) at a conversion price of $12.00 per share (the “Conversion Price”), and (b) a four-year warrant (each a “Warrant and together the “Warrants”) to purchase common stock equal to one hundred percent (100%) of the shares into which the Notes can be converted into (“Warrant Shares”) at an exercise price of $12.00 per share (“Exercise Price”). The Notes mature on the second (2nd) anniversary of their issuance dates.

The Conversion Price of the Note and the Exercise Price of the Warrants are subject to adjustment for issuances of the Company’s common stock or any equity linked instruments or securities convertible into the Company’s common stock at a purchase price of less than the prevailing Conversion Price or Exercise Price. Such adjustment shall result in the Conversion Price and Exercise Price being reduced to such lower purchase price, subject to carve-outs as described therein.

The Company recorded a $84,854 debt discount relating to 19,950 warrants issued to investors based on the relative fair value of each equity instrument on the dates of issuance. The debt discount is being accreted over the life of these notes to accretion of debt discount and issuance cost.

During the year ended December 31, 2018, the Company converted $239,000 of principal and $15,401 of unpaid interest into the August 2018 Equity Raise.

During the year ended December 31, 2020 the lender forgave $400 of principal and $70 of unpaid interest. This was recorded as a gain on settlement of debt on the Consolidated Statements of Comprehensive Income (Loss).

The February 2019 Convertible Note Offering

During the year ended December 31, 2019, the Company conducted an offering to accredited investors (the “February 2019 Convertible Note Offering”) of units of the Company’s securities by entering into subscription agreements with “accredited investors” (the “February 2019 Investors”) for aggregate gross proceeds of $20,000.

The February 2019 Convertible Note Offering consisted of (a) a 10% Convertible Promissory Note (each a “February 2019 Note” and together, the “February 2019 Notes”), convertible into shares of the Company’s common stock, par value $.001 per share (“Conversion Shares”) at the lesser of (i) a fixed conversion price equal to $15.00 per share or (ii) the price provided to investors in connection with (a) any private placement offerings or one or more registered public offerings by the Company under the Securities Act, pursuant to which the Company receives monies in the amount greater than $1,500,000 in exchange for securities of the Company between February 21, 2019 and the date on which the Company’s consummates a listing onto a national securities exchange, or (b) any private placement offerings or one or more registered public offerings by the Company under the Securities Act in connection with its listing onto a national securities exchange (a “Qualified Offering”), and (b) a four-year stock purchase warrant (each a “Warrant and together the “Warrants”) to purchase a quantity of shares of the Company’s common stock up to thirty-three percent (33%) of the number of shares of common stock into which the underlying Notes may be converted, at an exercise price of $18.00 per share (“Exercise Price”). During the year ended December 31, 2019 a total of 440 Warrants were issued in conjunction with The February 2019 Convertible Note Offering.

The February 2019 Notes mature on the first (1st) anniversary of their issuance dates. In the event that the Offering’s Purchasers do not choose to convert the Notes into the Common Stock on or prior to the Maturity Dates, the principal and interest evidenced by the Note shall be mandatorily converted upon the earlier of (i) the listing of the Common Stock onto a national securities exchange, or (ii) upon a Qualified Offering.

The Company recorded a $2,465 debt discount relating to 440 warrants issued to investors based on the relative fair value of each equity instrument on the dates of issuance. The debt discount is being accreted over the life of the note to accretion of debt discount and issuance cost.

During the year ended December 31, 2019, $20,000 of principal was converted from a promissory note into this offering.

During the year ended December 31, 2020, the Company converted $20,000 of principal and $3,065 of unpaid interest into the September 2020 Equity Raise.

The July 2020 Convertible Note Offering

From July 2020 to September 2020, the Company conducted multiple closings of a private placement offering to accredited investors (the “July 2020 Convertible Note Offering”) of units of the Company’s securities by entering into subscription agreements with “accredited investors” (the “July 2020 Investors”) for aggregate gross proceeds of $50,000. The July 2020 Convertible Note Offering accrues interest at a rate of twelve percent per annum (12%). The July 2020 Convertible Note Offering mature on the six (6th) month anniversary of their issuance dates.

The July 2020 Note Offering is convertible into shares of the Company’s common stock, par value $.001 per share (“Conversion Shares”) at the lesser of (i) a fixed conversion price equal to $12.75 per share after the maturity date or (ii) any private placement offerings or one or more registered public offerings by the Company under the Securities Act in connection with its listing onto a national securities exchange (a “Qualified Offering”).

Upon default the July 2020 Convertible Note Offering is convertible into shares of the Company’s common stock, par value $.001 per share (“Conversion Shares”) equal to 61% multiplied by the lowest trade of the common stock during the twenty (15) consecutive trading day period immediately preceding the date of the respective conversion.

The conversion feature of the July 2020 Convertible Note Offering provides for an effective conversion price that is below market value on the date of issuance. Such feature is normally characterized as a beneficial conversion feature. When the Company records a BCF the relative fair value of the BCF is recorded as a debt discount against the face amount of the respective debt instrument. The Company recorded a BCF and related debt discount of $9,812, the discount is being accreted over the life of the Debenture to accretion of debt discount and issuance cost.

The Company recorded a $21,577 debt discount relating to 3,922 July 2020 Convertible Note Offering issued to investors based on the relative fair value of each equity instrument on the dates of issuance. The debt discount is being accreted over the life of these notes to accretion of debt discount and issuance cost.

During the year ended December 31, 2020, the Company converted $50,000 of principal and $630 of unpaid interest into the September 2020 Equity Raise.

Notes payable

Notes payable – related party as of December 31, 2021 and 2020 is as follows:

	Outstanding Principal as of				Warrants granted
	December 31, 2021	December 31, 2020	Interest Rate	Maturity Date	Quantity	Exercise Price
The September 2020 Goldberg Loan Agreement	-	16,705	7%	September 2022	-	-
The September 2020 Rosen Loan Agreement	-	3,295	7%	September 2022	-	-
	-	20,000
Less: Debt Discount	-	(17,068)
	-	2,932
Less: Current Debt	-	(2,932)
	$-	$-

The June 2018 Frommer Loan Agreement

On June 29, 2018, the Company entered into a loan agreement (the “June 2018 Frommer Loan Agreement”) with Jeremy Frommer, an officer and director of the Company, whereby the Company issued Frommer a promissory note in the principal amount of $10,000 (the “June 2018 Frommer Note”). As additional consideration for entering in the June 2018 Frommer Note Loan Agreement, the Company issued Frommer a four-year warrant to purchase 500 shares of the Company’s common stock at a purchase price of $12.00 per share. Pursuant to the June 2018 Frommer Loan Agreement, the June 2018 Frommer Note bears interest at a rate of 6% per annum and payable on the maturity date of August 17, 2018 (the “June 2018 Frommer Maturity Date”). On November 8, 2018, the Company executed upon an agreement that extended the maturity date of the June 2018 Frommer Agreement to March 7, 2019. As part of the extension agreement, the Company issued Frommer an additional 681 warrants to purchase common stock of the Company at an exercise price of $18.00. These warrants had a fair value of $4,645 which was recorded to loss on extinguishment of debt. On February 18, 2019 the Company executed upon an agreement that further extended the maturity date of the June 2018 Frommer Agreement to March 30, 2019. As part of the extension agreement, the Company issued Frommer an additional 692 warrants to purchase common stock of the Company at an exercise price of $18.00. On March 29, 2019, the Company entered into an agreement with Mr. Frommer that further extended the maturity date of this loan to May 15, 2019. On June 29, 2019 the Company entered into an agreement with Mr. Frommer that further extended the maturity date of this loan to December 15, 2019. On December 15, 2019 the Company entered into an agreement with Mr. Frommer that further extended the maturity date to May 15, 2020.

During the year ended December 31, 2020, the Company converted $10,000 of principal and $2,748 of unpaid interest into the September 2020 Equity Raise and the June 2018 Frommer Note is no longer outstanding.

The July 2018 Schiller Loan Agreement

On July 17, 2018, the Company entered into a loan agreement (the “Second July 2018 Schiller Loan Agreement”) with Schiller, a member of the Board, whereby the Company issued Schiller a promissory note in the principal aggregate amount of $25,000 (the “Second July 2018 Schiller Note”). As additional consideration for entering in the Second July 2018 Schiller Loan Agreement, the Company issued Schiller a four-year warrant to purchase 1,250 shares of the Company’s common stock at a purchase price of $12.00 per share. Pursuant to the Second July 2018 Schiller Loan Agreement, the Second July 2018 Schiller Note bears interest at a rate of 6% per annum and payable on the maturity date of August 17, 2018. Subsequent to the balance sheet date, on November 8, 2018 the Company executed upon an agreement that extended the maturity date of this loan to March 7, 2019. As part of the extension agreement, the Company issued Schiller warrants to purchase 1,698 shares of common stock of the Company at an exercise price of $18.00. On February 18, 2019 the Company executed upon an agreement that further extended the maturity date of the Second July 2018 Schiller Loan Agreement to March 7, 2019. As part of the extension agreement, the Company issued Schiller an additional 1,726 warrants to purchase common stock of the Company at an exercise price of $18.00. On March 29, 2019 the Company entered into an agreement with Mr. Schiller that further extended the maturity date of this loan to May 15, 2019. On December 15, 2019 the Company entered into an agreement that further extended the maturity date of this loan to May 15, 2020.

During the year ended December 31, 2019 $4,137 in principal was converted into the February 2019 Convertible Note Offering.

During the year ended December 31, 2020 the Company repaid $20,863 in principal and $3,216 in interest.

The June 2019 Loan Agreement

On June 3, 2019, the Company entered into a loan agreement (the “June 2019 Loan Agreement”), pursuant to which the Company was to be indebted in the amount of $2,400,000, of which $1,200,000 was funded by September 30, 2019 and $1,200,000 was exchanged from the May 2016 Rosen Loan Agreement dated May 26, 2016 in favor of Rosen for a joint and several interest in the Term Loan pursuant to the Debt Exchange Agreement. The June 2019 Loan Agreement, the June 2019 Loan bears interest at a rate of 12.5% per annum, compounded annually and payable on the maturity date of December 3, 2019 (the “June 2019 Maturity Date”) at which time all outstanding principal, accrued and unpaid interest and other amounts due under the June 2019. In connection with the conversion of the May 2016 Rosen Loan Agreement the Company recorded a debt discount of $92,752. The debt discount is being accreted over the life of the note to accretion of debt discount and issuance cost.

On July 29, 2019, the Company entered into the First Amendment Agreement to the June 2019 Loan Agreement pursuant to which the parties agreed to amend the June 2019 Loan Agreement and the June 2019 Security Agreement so as to (i) increase the principal aggregate amount of the June 2019 Loan to $2,500,000, and (ii) amend the provisions regarding the ranking of interest of such loan.

On August 12, 2019, the Company entered into the Second Amendment Agreement to the June 2019 Loan Agreement pursuant to which the parties agreed to further amend the June 2019 Loan Agreement and the June 2019 Security Agreement so as to (i) increase the principal aggregate amount of the June 2019 Loan to $3,000,000, and (ii) amend the provisions regarding the ranking of interest of such loan.

On September 16, 2019, the Company entered into the Third Amendment Agreement to the June 2019 Loan Agreement pursuant to which the parties agreed to further amend the June 2019 Loan Agreement and the June 2019 Security Agreement so as to (i) increase the principal amount of the June 2019 Loan to $4,000,000; and (ii) amend the provisions therein with regard to the ranking of security interests.

On October 10, 2019 the Company and investors entered into the Fourth Amendment Agreement to the June 2019 Loan Agreement, whereby the parties thereto agreed to (i) increase the principal amount of the June 2019 Loan to $4,825,000; and (ii) amend the interest, conversion terms, and other covenants of the note.

On February 27, 2020, the Company entered into a fifth amendment agreement to the June 2019 Loan Agreement, whereby the parties agreed to amend Section 2.6 of the June 2019 Loan Agreement and provide for: (i) an additional 10% of shares to be issued at the time of conversion in the event that the price per share (or unit, as applicable) of securities issued in a Qualified Public Offering (as such term is defined in the Fifth Amendment) is below $15.00; and (ii) provide for the acceleration of all outstanding interest due on the Loan upon the consummation of a Qualified Public Offering.

During year ended December 31, 2020, the Company converted $4,325,000 of principal and $752,346 of unpaid interest into the September 2020 Equity Raise.

During the year ended December 31, 2020 the Company repaid $500,000 in principal and $0 in interest.

The December 2019 Gravitas Loan Agreement

On December 23, 2019, the Company entered into a loan agreement (the “December 2019 Gravitas Loan Agreement”), whereby the Company issued Gravitas a promissory note in the principal amount of $300,000 (the “December 2019 Gravitas Note”). Pursuant to the December 2019 Gravitas Loan Agreement, the December 2019 Gravitas Note has a flat interest payment of $20,000.

During the year ended December 31, 2020 the Company repaid $300,000 in principal and $50,000 in accrued interest.

The First January 2020 Loan Agreement

On January 3, 2020, the Company entered into a loan agreement (the “First January 2020 Loan Agreement”) with an individual (the “First January 2020 Lender”) whereby the First January 2020 Lender issued the Company a promissory note of $250,000 (the “First January 2020 Note”). Pursuant to the First January 2020 Loan Agreement, the First January 2020 Note has an effective interest rate of 6%. As additional consideration for entering in the First January 2020 Loan Agreement, the Company issued the First January 2020 Lender 1,333 shares of the Company’s common stock. The maturity date of the First January 2020 Note was January 15, 2020 (the “First January 2020 Maturity Date”) at which time all outstanding principal, accrued and unpaid interest and other amounts due under the First January 2020 Note were due.  The Company recorded a $16,000 debt discount relating to the 1,333 shares issued to investors based on the relative fair value of each equity instrument on the dates of issuance. The debt discount is being accreted over the life of these notes to accretion of debt discount and issuance cost.

During the year ended December 31, 2020, the Company converted $250,000 in principal to the Third February 2020 Note (as defined in Note 8).

The Second January 2020 Loan Agreement

On January 14, 2020, the Company entered into a loan agreement (the “Second January 2020 Loan Agreement”) with an individual (the “Second January 2020 Lender”), whereby the Second January 2020 Lender issued the Company a promissory note of $10,000 (the “Second January 2020 Note”). Pursuant to the Second January 2020 Loan Agreement, the Second January 2020 Note has an effective interest rate of 5%. The maturity date of the Second January 2020 Note was January 24, 2020 (the “Second January 2020 Maturity Date”), at which time all outstanding principal, accrued and unpaid interest and other amounts due under the Second January 2020 Note were due. As additional consideration for entering in the Second January Loan Agreement, the Company issued a five-year warrant to purchase 50 shares of the Company’s common stock at a purchase price of $18.00 per share. The Company recorded a $580 debt discount relating to 50 warrants issued to investors based on the relative fair value of each equity instrument on the dates of issuance. The debt discount is being accreted over the life of the note to accretion of debt discount and issuance cost.

During the year ended December 31, 2020, the Company repaid $10,000 in principal and $500 in interest.

The Third January 2020 Loan Agreement

On January 22, 2020, the Company entered into a loan agreement (the “Third January 2020 Loan Agreement”) with an individual (the “Third January 2020 Lender”), whereby the Third January 2020 Lender issued the Company a promissory note of $15,000 (the “Third January 2020 Note”). Pursuant to the Third January 2020 Loan Agreement, the Third January 2020 Note has an effective interest rate of 10%. The maturity date of the Third January 2020 Note was January 29, 2020 (the “Third January 2020 Maturity Date”), at which time all outstanding principal, accrued and unpaid interest and other amounts due under the Third January 2020 Note were due. As additional consideration for entering in the Third January Loan Agreement, the Company issued a five-year warrant to purchase 75 shares of the Company’s common stock at a purchase price of $18.00 per share. The Company recorded a $892 debt discount relating to 75 warrants issued to the Third January 2020 Lender based on the relative fair value of each equity instrument on the dates of issuance. The debt discount is being accreted over the life of the note to accretion of debt discount and issuance cost.

During the year ended December 31, 2020, the Company repaid $15,000 in principal and $1,500 in interest.

The Fourth January 2020 Loan Agreement

On January 23, 2020, the Company entered into a loan agreement (the “Fourth January 2020 Loan Agreement”) with an individual (the “Fourth January 2020 Lender”) whereby the Fourth January 2020 Lender issued the Company a promissory note of $135,000 (the “Fourth January 2020 Note”). Pursuant to the Fourth January 2020 Loan Agreement, the Fourth January 2020 Note has an effective interest rate of 7%. As additional consideration for entering in the First January 2020 Loan Agreement, the Company issued the Fourth January 2020 Lender 750 shares of the Company’s common stock. The maturity date of the Fourth January 2020 Note was February 23, 2020 (the “Fourth January 2020 Maturity Date”) at which time all outstanding principal, accrued and unpaid interest and other amounts due under the Fourth January 2020 Note were due.

During the year ended December 31, 2020, the Company converted $135,000 in principal to the Second February 2020 Note (as defined below).

The January 2020 Rosen Loan Agreement

On January 14, 2020, the Company entered into a loan agreement (the “January 2020 Rosen Loan Agreement”), whereby the Company issued a promissory note in the principal amount of $150,000 (the “January 2020 Rosen Note”). Pursuant to the January 2020 Rosen Loan Agreement, the January 2020 Rosen Note accrues interest at a fixed amount of $2,500 for the duration of the note.

During the year ended December 31, 2020 the Company repaid $150,000 in principal and $15,273 in interest.

The February Banner 2020 Loan Agreement

On February 15, 2020, the Company entered into a loan agreement (the “February 2020 Banner Loan Agreement”), whereby the Company issued a promissory note in the principal amount of $9,900 (the “February 2020 Note”) for expenses paid on behalf of the Company by an employee. Pursuant to the February 2020 Loan Agreement, the February 2020 Note bears interest at a rate of $495. As additional consideration for entering in the February 2020 Loan Agreement, the Company issued a five-year warrant to purchase 49 shares of the Company’s common stock at a purchase price of $18.00 per share.

During the year ended December 31, 2020 the Company repaid $9,900 in principal and $495 in interest.

The February 2020 Frommer Loan Agreement

On February 18, 2020, the Company entered into a loan agreement (the “February 2020 Frommer Loan Agreement”) with Jeremy Frommer, an officer of the Company, whereby the Company issued Frommer a promissory note in the principal amount of $2,989 (the “February 2020 Frommer Note”). As additional consideration for entering in the June 2018 Frommer Note Loan Agreement, the Company issued Frommer a five-year warrant to purchase 15 shares of the Company’s common stock at a purchase price of $18.00 per share. Pursuant to the February 2020 Frommer Loan Agreement, the note is payable on the maturity date of February 28, 2020 (the “February 2020 Frommer Maturity Date”).

During the year ended December 31, 2020 the Company repaid $2,989 in principal and $160 in interest.

The February 2020 Loan Agreement

On February 25, 2020, the Company entered into a loan agreement (the “February 2020 Loan Agreement”) with an individual (the “February 2020 Lender”), whereby the February 2020 Lender issued the Company a promissory note of $15,000 (the “February 2020 Note”). Pursuant to the February 2020 Loan Agreement, the February 2020 Note has an effective interest rate of 5%. The maturity date of the February 2020 Note was March 3, 2020 (the “February 2020 Maturity Date”), at which time all outstanding principal, accrued and unpaid interest and other amounts due under the February 2020 Note were due. As additional consideration for entering in the February 2020 Loan Agreement, the Company issued a five-year warrant to purchase 75 shares of the Company’s common stock at a purchase price of $18.00 per share. The Company recorded a $801 debt discount relating to 75 warrants issued to investors based on the relative fair value of each equity instrument on the dates of issuance. The debt discount is being accreted over the life of the note to accretion of debt discount and issuance cost.

During the year ended December 31, 2020, the Company repaid $15,000 in principal and $750 in interest.

The July 2020 Loan Agreement

On July 30, 2020, the Company entered into a loan agreement (the “July 2020 Loan Agreement”) with an individual (the “July 2020 Lender”), whereby the July 2020 Lender issued the Company a promissory note of $5,000 (the “July 2020 Note”). Pursuant to the July 2020 Loan Agreement, the July 2020 Note has an effective interest rate of 5%. The maturity date of the July 2020 Note was August 06, 2020 (the “July 2020 Maturity Date”), at which time all outstanding principal, accrued and unpaid interest and other amounts due under the July 2020 Note were due. As additional consideration for entering in the July 2020 Loan Agreement, the Company issued a five-year warrant to purchase 25 shares of the Company’s common stock at a purchase price of $18.00 per share. The Company recorded a $316 debt discount relating to 25 warrants issued to investors based on the relative fair value of each equity instrument on the dates of issuance. The debt discount is being accreted over the life of the note to accretion of debt discount and issuance cost.

During the year ended December 31, 2020, the Company repaid $5,000 in principal and $250 in interest.

The September 2020 Goldberg Loan Agreement

On September 15, 2020, the Company entered into a loan agreement (the “September 2020 Goldberg Loan Agreement”) with Goldberg whereby the Company issued a promissory note of $16,705 (the “September 2020 Goldberg Note”). Pursuant to the September 2020 Goldberg Loan Agreement, the September 2020 Goldberg Note has an interest rate of 7%. The maturity date of the September 2020 Goldberg Note is September 15, 2022 (the “September 2020 Goldberg Maturity Date”), at which time all outstanding principal, accrued and unpaid interest and other amounts due under note are due. The September 2020 Goldberg Loan is secured by the tangible and intangible property of the Company.

Since the September 2020 Goldberg Note has a make-whole provision if the shares of the Company’s common stock issued to the lender in accordance with the Lender’s Exchange Agreement (see note 10) have a value equal to or less than $6,463,363 determined by using the lowest VWAP of the last 30 days prior to September 14, 2021. The principal amount of the September 2020 Goldberg Note shall increase by 200% of the difference between the initial consideration and the September 14, 2021, value. The Company has applied ASC 815, due to the potential for settlement in a variable quantity of shares. The make-whole feature gave rise to a derivative liability that has been marked to market during the year ended December 31, 2021, and the change in derivative liability is recorded on Consolidated Statements of Comprehensive Loss. See note 10.

On September 15, 2021, the make-whole provision was triggered, causing an increase in principal of the September 2020 Goldberg Note by $939,022.

During the year ended December 31, 2021, the Company accrued interest of $3,576.

During the year ended December 31, 2021, the Company entered into a settlement agreement whereas the Company agreed to pay $200,000 in cash and $150,000 in shares of Common Stock.

The September 2020 Rosen Loan Agreement

On September 15, 2020, the Company entered into a loan agreement (the “September 2020 Rosen Loan Agreement”) with Rosen whereby the Company issued a promissory note of $3,295 (the “September 2020 Rosen Note”). Pursuant to the September 2020 Rosen Loan Agreement, the September 2020 Rosen Note has an interest rate of 7%. The maturity date of the September 2020 Rosen Note is September 15, 2022 (the “September 2020 Rosen Maturity Date”), at which time all outstanding principal, accrued and unpaid interest and other amounts due under the note are due. The September 2020 Rosen Loan is secured by the tangible and intangible property of the Company.

Since the September 2020 Rosen Note has a make-whole provision if the shares of the Company’s common stock issued to the lender in accordance with the Lender’s Exchange Agreement (see note 10) have a value equal to or less than $1,274,553 determined by using the lowest VWAP of the last 30 days prior to September 14, 2021. The principal amount of the September 2020 Rosen Note shall increase by 200% of the difference the initial consideration and the September 14, 2021 value. The Company has applied ASC 815, due to the potential for settlement in a variable quantity of shares. The make-whole feature of gave rise to a derivative that has been marked to market during the year ended December 31, 2021, and the change in derivative liability is recorded on Consolidated Statements of Comprehensive Loss. See note 10.

On September 15, 2021 the make-whole provision was triggered, causing an increase in principal of the September 2020 Rosen Note by $185,279.

During the year ended December 31, 2021, the Company accrued interest of $1,610.

During the year ended December 31, 2021, the Company repaid $188,574 in principal and $1,677 in interest.

Demand loan

During the year ended December 31, 2020 the Company repaid $75,000 of principal.

On December 17, 2019, Standish made non-interest bearing loans of $150,000 to the Company in the form of cash. The loan is due on demand and unsecured.

During the year ended December 31, 2020 the Company repaid $150,000 of principal.

On March 27, 2020, a lender made non-interest bearing loans of $100,000 to the Company in the form of cash. The loan is due on demand and unsecured.

During the year ended December 31, 2020, the Company converted $100,000 of principal and $6,707 of unpaid interest into the September 2020 Equity Raise.

On April 9, 2020, a lender made non-interest bearing loans of $50,000 to the Company in the form of cash. The loan is due on demand and unsecured.

During the year ended December 31, 2020, the Company converted $50,000 of principal into the September 2020 Equity Raise.

On April 21, 2020, a lender made non-interest bearing loans of $100,000 to the Company in the form of cash. The loan is due on demand and unsecured.

During the year ended December 31, 2020, the Company converted $100,000 of principal and $6,707 of unpaid interest into the September 2020 Equity Raise.

On July 6, 2020, a lender made non-interest bearing loans of $100,000 to the Company in the form of cash. The loan is due on demand and unsecured.

During the year ended December 31, the Company converted $100,000 of principal and $6,707 of unpaid interest into the September 2020 Equity Raise.

On August 10, 2020, a lender made non-interest bearing loans of $40,000 to the Company in the form of cash. The loan is due on demand and unsecured.

During the year ended December 31, 2020 the Company repaid $40,000 of principal.

On September 9, 2020, a lender made non-interest bearing loans of $50,000 to the Company in the form of cash. The loan is due on demand and unsecured.

During the year ended December 31, 2020 the Company repaid $50,000 of principal.

Officer compensation

During the year ended December 31, 2021 and 2020, the Company paid $138,713 and $57,455, respectively for living expenses for officers of the Company.

Revenue

During the year ended December 31, 2021 the Company received revenue of $80,000 from Dune for branded content services prior to consolidation but after recognition as an equity method investee.

Note 11 – Derivative Liabilities

The Company has identified derivative instruments arising from a make-whole feature in the Company’s notes payable during the year ended December 31, 2021. For the terms of the make-whole features see the September 2020 Rosen Loan Agreement and the September 2020 Goldberg Loan Agreement in Note 10. The Company has also identified derivative instruments arising from convertible notes that have an option to convert at a variable number of shares in the Company’s convertible notes payable during the year ended December 31, 2021. For the terms of the conversion features see Note 10. The Company had no derivative assets or liabilities measured at fair value on a recurring basis as of December 31, 2021.

The Company utilizes a Monte Carlo simulation model for the make whole feature and a binomial option model for convertible notes that have an option to convert at a variable number of shares to compute the fair value of the derivative and to mark to market the fair value of the derivative at each balance sheet date. The inputs utilized in the application of the Monte Carlo model included a starting stock price, an expected term of each debenture remaining from the valuation date to maturity, an estimated volatility, drift, and a risk-free rate. The inputs utilized in the application of the Binomial model included a stock price on valuation date, an expected term of each debenture remaining from the valuation date to maturity, an estimated volatility, and a risk-free rate. The Company records the change in the fair value of the derivative as other income or expense in the consolidated statements of operations.

Risk-free interest rate: The Company uses the risk-free interest rate of a U.S. Treasury Note adjusted to be on a continuous return basis to align with the Monte Carlo simulation model and binomial model.

Dividend yield: The Company uses a 0% expected dividend yield as the Company has not paid dividends to date and does not anticipate declaring dividends in the near future.

Volatility: The Company calculates the expected volatility based on the company’s historical stock prices with a look back period commensurate with the period to maturity.

Expected term: The Company’s remaining term is based on the remaining contractual maturity of the convertible notes.

The following are the changes in the derivative liabilities during the year ended December 31, 2021 and 2020.

	Years Ended December 31, 2021 and 2020
	Level 1	Level 2	Level 3
Derivative liabilities as January 1, 2020	$-	$-	$-
Addition	-	-	3,061,688
Changes in fair value	-	-	(3,019,457)
Derivative liabilities as January 1, 2021	-	-	42,231
Addition	-	-	417,241
Extinguishment	-	-	(431,458)
Conversion to Note payable - related party	-	-	(1,124,301)
Changes in fair value	-	-	1,096,287
Derivative liabilities as December 31, 2021	$-	$-	$-

Note 12 – Stockholders’ Equity

Shares Authorized

Prior to July 13, 2020, the Company was authorized to issue up to thirty-five million (35,000,000) shares of capital stock, of which fifteen million (15,000,000) shares are designated as common stock, par value $0.001 per share, and twenty million (20,000,000) are designated as “blank check” preferred stock, par value $0.001 per share. The designations, rights, and preferences of such preferred stock are to be determined by the Company’s board of directors.

On July 13, 2020, the Company filed the Second Amended and Restated Articles of Incorporation with the Secretary of State of the State of Nevada, which authorize the issuance of 100,000,000 shares of common stock, and 20,000,000 shares of preferred stock.

On August 17, 2020, following board of director’s approval, the Company filed a Certificate of Change to its Articles of Incorporation (the “Amendment”), with the Secretary of State of the State of Nevada to effectuate a one-for-twenty (1:3) reverse stock split (the “Reverse Stock Split”) of its common stock, par value $0.001 per share, without any change to its par value. The Amendment became effective on August 17, 2020. No fractional shares were issued in connection with the Reverse Stock Split as all fractional shares were “rounded up” to the next whole share. As a result, all share information in the accompanying consolidated financial statements has been adjusted as if the reverse stock split happened on the earliest date presented.

Preferred Stock

Series E Convertible Preferred Stock

On December 29, 2020, the Company entered into securities purchase agreements with thirty-three accredited investors whereby the Investors have agreed to purchase from the Company an aggregate of 7,778 shares of the Company’s Series E Convertible Preferred Stock, par value $0.001 per share and 2,831,715 warrants to purchase shares of the Company’s common stock, par value $0.001 per share. The Series E Preferred Stock is convertible into a total of 1,887,810 shares of Common Stock. The combined purchase price of one Conversion Share and one and a half warrant was $4.12. The aggregate purchase price for the Series E Preferred Stock and warrants was $7,777,777. The Company has recorded $817,353 to stock issuance costs, which are part of Additional Paid-in Capital.

The warrants are exercisable for a term of five-years from the date of issuance, at an exercise price of $4.50 per share. The warrants provide for cashless exercise to the extent that there is no registration statement available for the underlying shares of Common Stock.

The placement agent for the transaction and received cash compensation equal to 10% of the aggregate purchase price and warrants to purchase 471,953 shares of the Company’s common stock, at an exercise price of $5.15 per share (the “PA Warrants”). The PA Warrants are exercisable for a term of five-years from the date of issuance.

During the year ended December 31, 2021, the Company received the $40,000 of the subscription receivable for the Series E Convertible Preferred Stock. The Company has recorded $4,225 to stock issuance costs, which are part of Additional Paid-in Capital.

During the year ended December 31, 2021, investors converted 7,278 shares of the Company’s Series E Convertible Preferred Stock into 1,766,449 shares of the Company’s common stock.

Common Stock

On January 30, 2020, the Company issued 50,000 shares of its restricted common stock to consultants in exchange for three months of services at a fair value of $585,000. These shares were recorded as common stock issued for prepaid services and will be expensed over the life of the consulting contract to share based payments. During the year ended December 31, 2020 the Company recorded $585,000 to share based payments.

On January 6, 2020, the Company issued 1,412 shares of its restricted common stock to settle outstanding vendor liabilities of $12,500. In connection with this transaction the Company also recorded a loss on settlement of vendor liabilities of $4,233.

On March 5, 2020, the Company issued 2,153 shares of its restricted common stock to settle outstanding vendor liabilities of $25,000. In connection with this transaction, the Company also recorded a gain on settlement of vendor liabilities of $1,098.

On March 13, 2020 the Company entered into an exchange agreement with a warrant holder. The company agreed to exchange 5,833 warrants for 5,000 shares of the company common stock. In connection with this agreement the company recorded a loss on conversion of warrants to stock of $5,772.

On March 19, 2020, the Company issued 20,000 shares of its restricted common stock to settle outstanding vendor liabilities of $72,048. In connection with this transaction the Company also recorded a gain on settlement of vendor liabilities of $122,953.

On June 18, 2020, the Company issued 50,000 shares of its restricted common stock to consultants in exchange for services at a fair value of $525,000.

On June 29, 2020 the Company entered into an exchange agreement with a warrant holder. The company agreed to exchange 5,833 warrants for 2,239 shares of the company common stock and $10,000.

On July 3, 2020, the Company issued 15,000 shares of its restricted common stock to consultants in exchange for services at a fair value of $204,300.

On July 17, 2020 the Company issued 6,667 shares of its restricted common stock to the Second February 2020 Lender in connection with the Second July 2020 convertible Loan Agreement.

On August 15, 2020, the Company issued 6,167 shares of its restricted common stock to consultants in exchange for services at a fair value of $50,693.

On August 21, 2020, the Company issued 20,000 shares of its restricted common stock to consultants in exchange for services at a fair value of $180,000.

On August 31, 2020, the Company issued 1,866 shares of its restricted common stock to consultants in exchange for services at a fair value of $15,842.

On September 11, 2020 the Second February 2020 Lender converted $125,000 of the outstanding principal into 34,722 shares of the Company’s common stock.

On September 11, 2020 the February 2019 Convertible Note Lender converted $70,542 of the outstanding principal and $112,888 of the outstanding interest into 64,124 shares of the Company’s common stock.

Lender’s Exchange Agreement

On September 15, 2020, the Company exchanged $7,325,000 of principal and $967,518 of accrued but unpaid interest of the Company’s debt obligations for $500,000 cash, 2,744,288 shares of Common Stock, and 331,456 warrants (the “Lender’s Exchange Agreement”). The Company also issued the lenders notes totaling $20,000. See note 9 for the September 2020 Goldberg Loan and the September 2020 Rosen Loan. The warrants have an exercise price equal to $4.50 per share, expiring five years from the date of issuance. Since the terms of the original debt were exchanged this was accounted for under extinguishment accounting. The Company determined this debt exchange was a debt extinguishment and the Company recognized a loss on debt extinguishment of $4,915,327, including the derivative liability value.

September 2020 Equity Raise

Effective September 15, 2020, the Company consummated an underwritten public offering (the “September 2020 Equity Raise”) of 1,725,000 units of securities (the “Units”), with each Unit consisting of (i) one share of common stock, and (ii) one warrant to purchase one share of common stock (the “Warrants”). The September 2020 Equity Raise was conducted pursuant to an Underwriting Agreement, dated September 10, 2020, by and between the Company and The Benchmark Company, LLC, acting as the representative (the “Representative”) of the several underwriters named therein (the “Underwriting Agreement”). In connection with the September 2020 Equity Raise, the Company granted the underwriters a 45-day option to purchase up to 258,750 shares of common stock and/or 258,750 Warrants to purchase common stock to cover over-allotments, if any.

The public offering price per Unit was $4.50. The shares of common stock and Warrants were issued separately and were immediately separable upon issuance. Each Warrant represents the right to purchase one share of common stock at an exercise price of $4.50 per share, expiring 5 years from the date of issuance.

The gross proceeds to the Company from the September 2020 Equity Raise, before deducting underwriting discounts and commissions and other estimated offering expenses, and excluding the exercise of any Warrants, was approximately $7,762,500.

In connection with the September 2020 Equity Raise, the Company converted $3,183,667 of principal and accrued but unpaid interest of the Company’s debt obligations into 768,204 shares of Common Stock and $570,416 warrants. See Notes 7, 8, and 9. The warrants have an exercise price equal to $4.50 per share, expiring five years from the date of issuance. A down-round event was triggered in connection with the September 2020 Equity Raise, resulting in a contingent BCF that had a value of $3,051,810. As these notes were fully converted in the September 2020 Equity Raise, the discount was expensed to accretion of debt discount and issuance cost on the Consolidated Statements of Comprehensive Loss.

On September 30, 2020, the Company issued 7,979 shares of its restricted common stock to consultants in exchange for services at a fair value of $21,304.

On December 14, 2020, the Company issued 10,417 shares of its restricted common stock to consultants in exchange for services at a fair value of $38,647.

On December 21, 2020, the Company issued 8,371 shares of its restricted common stock to employees in exchange for services at a fair value of $31,323.

During the year ended December 31, 2020 the Company cancelled 50,650 shares of treasury stock.

On January 14, 2021, the Company issued 30,000 shares of its restricted common stock to consultants in exchange for services at a fair value of $133,200.

On January 20, 2021, the Company issued 40,000 shares of its restricted common stock to consultants in exchange for a year of services at a fair value of $192,000. On May 24, 2021, the Company amended the contract and issued and additional 10,000 shares of its restricted common stock. these shares had a fair value of $34,500. The shares issued to the consultant were recorded as common stock issued for prepaid services and will be expensed over the life of the consulting contract to share based payments. During the year ended December 31, 2021, the Company recorded $99,908 to stock-based compensation expense related to these shares.

On February 1, 2021, the Company issued 50,000 shares of its restricted common stock to consultants in exchange for services at a fair value of $196,000.

On February 3, 2021, the Company issued 1,929 shares of its restricted common stock to consultants in exchange for services at a fair value of $8,198.

On February 8, 2021, the Company entered into a consulting agreement whereas the Company issued a total of 2,092 shares of common stock in exchange for services at a fair value of $7,502.

On February 18, 2021, the Company issued 10,000 shares of its restricted common stock to consultants in exchange for services at a fair value of $48,000.

On February 18, 2021, the Company issued 10,417 shares of its restricted common stock to consultants in exchange for services at a fair value of $50,002.

On February 26, 2021, the Company issued 291 shares of its restricted common stock to consultants in exchange for services at a fair value of $1,499.

On March 17, 2021, the Company issued 9,624 shares of its restricted common stock to consultants in exchange for services at a fair value of $49,371.

On March 28, 2021, the Company issued 31,782 shares of its restricted common stock to settle outstanding vendor liabilities of $125,000.

On March 31, 2021, the Company issued 13,113 shares of its restricted common stock to settle outstanding vendor liabilities of $43,667. In connection with this transaction the Company also recorded a loss on settlement of vendor liabilities of $12,719.

On April 10, 2021, the Company issued 16,275 shares of its restricted common stock to consultants in exchange for services at a fair value of $69,332.

On April 21, 2021, the Company entered into a consulting agreement whereas the Company issued a total of 1,048 shares of common stock in exchange for services at a fair value of $3,587.

On June 17, 2021, the Company entered into an underwriting agreement with The Benchmark Company LLC, pursuant to which we agreed to sell to the Underwriter in a firm commitment underwritten public offering an aggregate of 750,000 shares of the Company’s common stock, at a public offering price of $3.40 per share. The Company also granted the Underwriter a 30-day option to purchase up to an additional 112,500 shares of Common Stock to cover over-allotments, if any. The Offering closed on June 21, 2021. The net proceeds to the Company from the equity raise was $2,213,500. As part of the underwriting agreement the Company issued 46,667 warrants of the Company’s common stock to Benchmark. The warrants have an exercise price $5.40 and a term of five years. On July 9, 2021, the Representative exercised the over-allotment option to purchase an additional 954,568 shares of Common Stock.

On July 20, 2021, the Company issued 2,154 shares of its restricted common stock to consultants in exchange for services at a fair value of $8,570.

On July 15, 2021, the Company issued 715 shares of its restricted common stock to consultants in exchange for services at a fair value of $2,500.

On August 15, 2021, the Company issued 820 shares of its restricted common stock to consultants in exchange for services at a fair value of $2,500.

On August 26, 2021, the Company issued 348 shares of its restricted common stock to consultants in exchange for services at a fair value of $999.

On September 15, 2021, the Company issued 793 shares of its restricted common stock to consultants in exchange for services at a fair value of $2,500.

On October 25, 2021, the Company entered into a securities purchase agreement with institutional investors resulting in the raise of $3,407,250 in gross proceeds to the Company. Pursuant to the terms of the purchase agreement, the Company agreed to sell, in a registered direct offering, an aggregate of 850,000 shares of the Company’s common stock, par value $0.001 per share, at a purchase price of $4.50 per Share.

On November 5, 2021, the Company issued 25,000 shares of its restricted common stock to consultants in exchange for services at a fair value of $85,750.

On November 15, 2021, the Company issued 13,392 shares of its restricted common stock to consultants in exchange for services at a fair value of $41,917.

On November 29, 2021, the Company issued 250,000 shares of its restricted common stock to settle outstanding vendor liabilities of $576,783. In connection with this transaction the Company also recorded a loss on settlement of vendor liabilities of $33,217.

On November 29, 2021, the Company issued 101,097 shares of its restricted common stock to consultants in exchange for services at a fair value of $246,676.

On December 3, 2021, the Company issued 194 shares of its restricted common stock to consultants in exchange for services at a fair value of $429.

On December 14, 2021, the Company issued 211 shares of its restricted common stock to consultants in exchange for services at a fair value of $452.

Stock Options

The Company applied fair value accounting for all share-based payments awards. The fair value of each option granted is estimated on the date of grant using the Black-Scholes option-pricing model.

The assumptions used for options granted during the years December 31, 2021 and 2020, are as follows:

	December 31, 2021	December 31, 2020
Exercise price	$ 2.09 - 4.89	$ 8.55
Expected dividends	0%	0%
Expected volatility	169.78 – 242.98%	229.95%
Risk free interest rate	0.46 – 1.26%	0.25%
Expected life of option	5 - 7 years	5.67 years

The following is a summary of the Company’s stock option activity:

	Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (in years)
Balance – January 1, 2020 – outstanding	303,825	24.48	2.51
Granted	391,853	8.55	5.67
Exercised	-	-	-
Cancelled/Modified	(154,657)	25.17	-
Balance – December 31, 2020 – outstanding	541,021	12.75	4.29
Balance – December 31, 2020 – exercisable	149,168	23.77	1.75

Balance – December 31, 2020 – outstanding	541,021	12.75	3.27
Granted	2,425,762	5.97	5.91
Exercised	-	-	-
Forfeited/Cancelled	(64,164)	13.06	-
Balance – December 31, 2021 – outstanding	2,902,619	7.07	4.71
Balance – December 31, 2021 – exercisable	1,165,191	9.01	4.12

Option Outstanding			Option Exercisable
Exercise price	Number Outstanding	Weighted Average Remaining Contractual Life (in years)	Weighted Average Exercise Price	Number Exercisable	Weighted Average Remaining Contractual Life (in years)
$7.07	2,902,619	4.71	9.01	1,165,191	4.12

During the year ended December 31, 2018 the Company granted options of 11,667 to consultants that has a fair value of $57,123. As of the date of this filing the company has not issued these options and they are recorded as an accrued liability on the Consolidated Balance Sheet.

On May 7, 2020, the board of directors approved the Jerrick Media Holdings, Inc. 2020 Omnibus Equity Incentive Plan (the “Plan”). Only employees, non-employee directors and consultants are eligible for awards under the Plan. The Plan provides for awards in the form of options (incentive stock options or nonstatutory stock options) restricted stock grants, and restricted stock unit grants. Up to 2,500,000 shares of common stock may be issued under the Plan and the option exercise price of stock options granted under the Plan shall not be less than 100% of the Fair Market Value (as defined in the Plan) (110% for 10% shareholders in the case of ISOs) of a share of common stock on the date of the grant. The option exercise price may be payable in cash, surrender of stock, cashless exercise or net exercise. Each grant awarded under the Plan shall be evidenced by a grant agreement and may or may not be subject to vesting. The Plan is subject to the approval of the Company’s stockholders within one year of the date of adoption by the Board of Directors. On July 8, 2020, the Company’s stockholders approved the Plan, which terminates on May 7, 2030. The Board of Directors may amend or terminate the Plan at any time and for any reason. An amendment of the Plan shall be subject to the approval of the Company’s stockholders only to the extent required by applicable laws, regulations or rules.

On May 13, 2020 the Company entered into an exchange agreement with eight option holders. The company agreed to exchange 152,992 options previously issued under the 2015 Incentive Stock and Award Plan for 229,491 shares of the Company common stock. In connection with this agreement the Company recorded incremental compensation on the exchange of options to stock of $1,117,031.

Stock-based compensation for stock options has been recorded in the consolidated statements of operations and totaled $7,616,195 and $4,092,013, for the year ended December 31, 2021 and 2020, respectively.

As of December 31, 2021, there was $3,197,018 of total unrecognized compensation expense related to unvested employee options granted under the Company’s share-based compensation plans that is expected to be recognized over a weighted average period of approximately 1.23 year.

Warrants

The Company applied fair value accounting for all share-based payments awards. The fair value of each warrant granted is estimated on the date of grant using the Black-Scholes option-pricing model.

The assumptions used for warrants granted during the year ended December 31, 2021 are as follows:

	December 31, 2021	December 31, 2020
Exercise price	$4.50 – 5.40	$4.50 - 18.00
Expected dividends	0%	0%
Expected volatility	232.10% - 237.14%	234.03% - 247%
Risk free interest rate	0.82% - 0.89%	0.21% - 1.63%
Expected life of warrant	5 – 5.5 years	5 years

Warrant Activities

The following is a summary of the Company’s warrant activity:

	Warrant	Weighted Average Exercise Price
Balance – January 1, 2020 – outstanding	247,403	15.75
Granted	5,921,071	4.70
Exercised	-	-
Cancelled/Modified	(37,526)	13.31
Balance – December 31, 2020 – outstanding	6,130,948	4.96
Balance – December 31, 2020 – exercisable	3,228,235	5.37

Balance – December 31, 2020 – outstanding	6,130,948	4.96
Granted	1,961,267	5.60
Exercised	(2,414,218)	4.55
Forfeited/Cancelled	(19,167)	24.00
Balance – December 31, 2021 – outstanding	5,658,830	4.98
Balance – December 31, 2021 – exercisable	5,616,330	$4.97

Warrants Outstanding				Warrants Exercisable
Exercise price	Number Outstanding	Weighted Average Remaining Contractual Life (in years)	Weighted Average Exercise Price	Number Exercisable	Weighted Average Exercise Price
$4.98	5,658,830	3.80	4.97	5,616,330	3.79

On October 6, 2020, the underwriters for the September 2020 Equity Raise partially exercised the over-allotment option and on October 8, 2020, purchased an additional 258,750 warrants, generating gross proceeds, before deducting underwriting discounts and commissions, of $2,588.

During the year ended December 31, 2020 a total of 214,080 warrants were issued with convertible notes (See Note 8 above). The warrants have a grant date fair value of $1,520,449 using a Black-Scholes option-pricing model and the above assumptions.

During the year ended December 31, 2020, a total of 289 warrants were issued with notes payable – related party (See Note 9 above). The warrants have a grant date fair value of $3,342 using a Black-Scholes option-pricing model and the above assumptions.

During the year ended December 31, 2020, a total of 3,922 warrants were issued with convertible notes payable – related party (See Note 9 above). The warrants have a grant date fair value of $37,927 using a Black-Scholes option-pricing model and the above assumptions.

During the year ended December 31, 2020, some of the Company’s warrants had a down-round provision triggered that resulted in a lower exercise price. A deemed dividend of $18,421 was recorded to the Statements of Comprehensive Loss.

During the Year ended December 31, 2021, the Company issued 2,250,691 shares of common stock to a certain warrant holder upon the exercise of 2,414,218 warrants. The Company received $9,487,223 in connection with the exercise of the warrant.

During the year ended December 31, 2021, a total of 486,516 warrants were issued in connection with the Series E Convertible Preferred Stock raise.

During the year ended December 31, 2021, a total of 1,137,575 warrants were issued with convertible notes (See Note 9 above). The warrants have a grant date fair value of $3,258,955 using a Black-Scholes option-pricing model and the above assumptions.

During the year ended December 31, 2021, some of the Company’s warrants had a down-round provision triggered that also resulted in an additional 127,801 warrants to be issued. A deemed dividend of $410,750 was recorded to the Statements of Comprehensive Loss.

During the year ended December 31, 2021, the Company issued 80,000 warrants in connection with the underwriting agreement.

Stock-based compensation for stock warrants of 129,375 has been recorded in the Consolidated Statements of Comprehensive Loss and totaled $480,863, for the year ended December 31, 2021.

Share-based awards, restricted stock award (“RSAs”)

On February 4, 2021, the Board resolved that, the Company shall pay each member of the Board, for each calendar quarter during which such member continues to serve on the Board, compensation as a group amounts to $62,500 per quarter. The shares vest one year after issuance.

A summary of the activity related to RSUs for the year ended December 31, 2021 is presented below:

Restricted stock units (RSUs)	Total shares	Grant date fair value
RSAs non-vested at January 1, 2021	-	$-
RSAs granted	112,010	$2.71 – 4.32
RSAs vested	-	$-
RSAs forfeited	(13,927)	$3.75 – 4.32
RSAs non-vested December 31, 2021	98,083	$2.71 – 4.32

Stock-based compensation for RSA’s has been recorded in the consolidated statements of operations and totaled $391,035 for the year ended December 31, 2021.

Note 13 – Commitments and Contingencies

The CARES Act lifts certain deduction limitations originally imposed by the Tax Cuts and Jobs Act of 2017 (“2017 Tax Act”). Corporate taxpayers may carry back net operating losses (NOLs) originating between 2018 and 2020 for up to five years, which was not previously allowed under the 2017 Tax Act. The CARES Act also eliminates the 80% of taxable income limitations by allowing corporate entities to fully utilize NOL carryforwards to offset taxable income in 2018, 2019 or 2020. Taxpayers may generally deduct interest up to the sum of 50% of adjusted taxable income plus business interest income (30% limit under the 2017 Tax Act) for 2019 and 2020. The CARES Act allows taxpayers with alternative minimum tax credits to claim a refund in 2020 for the entire amount of the credits instead of recovering the credits through refunds over a period of years, as originally enacted by the 2017 Tax Act.

In addition, the CARES Act raises the corporate charitable deduction limit to 25% of taxable income and makes qualified improvement property generally eligible for 15-year cost-recovery and 100% bonus depreciation. The enactment of the CARES Act did not result in any material adjustments to our income tax provision for the year ended December 31, 2020.

On March 26, 2020 and April 30, 2020, the Company received 2 separate loans pursuant to the Paycheck Protection Program (the “PPP”) under Division A, Title I of the CARES Act.

When the applications for PPP first opened up, there was limited available funding and much confusion surrounding the application process. The Company initially submitted its application for the May 2020 PPP Loan in early April but received no response in the aftermath of submitting the application. After consulting multiple advisors, the Company made the decision to apply elsewhere, due to the rampant media coverage of institutions running out of funding and the Company’s need for the capital and belief that if 2 separate loans were approved, the remaining application could simply be withdrawn.

Therefore, in late April, the company proceeded with applying for the April 2020 PPP Loan. After some conflicting communications regarding acceptance, the Company attempted to contact the lender to clarify but got no response. After continued attempts to follow up with both lenders, the Company received approval for the May 2020 PPP Loan and funding for the April 2020 PPP Loan on the same day, followed the next day by the funding of the May 2020 PPP Loan. The Company immediately separated the funds for the April 2020 PPP Loan into a separate reserved bank account with the intention of returning the funds. However, after several attempts to contact the lender with no response, the Company was faced with difficulty raising funds in the early-Covid economy and made the decision to utilize the funds for operations and pursue an installment repayment plan when they were able to reach the lender. As of the date of this filing, the Company has begun making repayments on the loan, absent a formal installment agreement due to difficulties reaching the lender. The Company intends to complete repayment before the end of 2021.

As each company is only permitted one loan under the CARES Act, there is a possibility the loan may be called by the SBA and the Company would have to repay the loan in full at such time.

As of December 31, 2021, the May 2020 PPP Loan is no longer outstanding, as during the year ended December 31, 2021, the Company repaid $136,597 in principal and was forgiven $275,903 of principal and $3,119 of accrued interest. As of December 31, 2021 there was $198,655 in principal outstanding on the April 2020 PPP Loan.

Litigation

On or about June 25, 2020, Home Revolution, LLC (“Home Revolution”) filed a lawsuit in the United States District Court for the District of New Jersey, Home Revolution, LLC, et al. v. Jerrick Media Holdings, Inc. et al., Case No. 2:20-cv-07775-JMV-MF. The Complaint alleges, among other things, that Creatd, Inc. breached the Membership Interest Purchase Agreement, as modified, and ancillary transaction documents in connection with the acquisition of Seller’s Choice, LLC, from Home Revolution in September 2019. The Complaint additionally alleges violation of the New Jersey Uniform Securities Law, violations of the Exchange Act and Rule 10b-5 thereunder, fraud, equitable accounting, breach of fiduciary duty, conversion and unjust enrichment. Plaintiff also sought to have a receiver appointed by the Court to take over Creatd’s operations. After substantial motion practice, Creatd successfully settled this dispute from June 2020 for a total of $799,000, which includes $660,000 of note principal and $139,000 of accrued interest. The matter has been dismissed as of March 3, 2022.

On or about August 30, 2021, Robert W. Monster and Anonymize, Inc. (“Monster”) filed a lawsuit in the United States District Court for the Western District of Washington at Seattle, Robert W. Monster, et al. v. Creatd, Inc., et al. (Western District of Washington at Seattle 2:21-CV-1177). The Complaint alleges, among other things, that action for Declaratory Judgment under 28 U.S.C. § 2201 that Monster’s registration and use of the internet domain name VOCL.COM (the “Domain Name”) does not violate Creatd’s rights under the Anticybersquatting Consumer Protection Act (“ACPA”), 15 U.S.C. § 1125(d), or otherwise under the Lanham Act, 15 U.S.C. § 1051 et seq. Creatd claims trademark rights and certain other rights with respect to the term and the domain name VOCL.COM. Monster seeks a determination by the Court that Monster’s registration and/or use of VOCL.COM is not, and has not been in violation of the ACPA, and that Plaintiffs’ use of VOCL.COM constitutes neither a violation of the ACPA nor trademark infringement or dilution under the Lanham Act. Creatd believes the lawsuit lacks merit and will vigorously challenge the action. At this time, we are unable to estimate potential damage exposure, if any, related to the litigation.

Lease Agreements

On May 5, 2018, the Company signed a 5-year lease for approximately 2,300 square feet of office space at 2050 Center Avenue Suite 640, Fort Lee, New Jersey 07024. Commencement date of the lease is June 1, 2018. The total amount due under this lease is $411,150.

On April 1, 2019, the Company signed a 4-year lease for approximately 796 square feet of office space at 2050 Center Avenue Suite 660, Fort Lee, New Jersey 07024. Commencement date of the lease is April 1, 2019. The total amount due under this lease is $108,229.

On July 28, 2021, the Company signed a 3-year lease for approximately 1,364 square feet of office space at 1674 Meridian Avenue, Miami Beach, Florida 33139. The office space is currently under construction and the Company’s commencement date was April 1, 2022. The total amount due under this lease is $181,300.

On February 16, 2022, the company entered into a termination agreement whereas CRTD agrees to pay $115,000 and forfeit the security deposit of $16,836. The lease was terminated as of February 28, 2022 and was determined that the lease agreement was abandoned under ASC 842- 20 -35 -10. The Company updated useful life of the ROU asset and marked the ROU asset and lease liability its single lease cost of $18,451.

Year Ended December 31, 2021
Operating lease cost	$202,804
Short term lease cost	14,041
Total net lease cost	$216,845

Supplemental cash flow and other information related to leases was as follows:

Year Ended December 31, 2021
Cash paid for amounts included in the measurement of lease liabilities:
Operating lease payments	$100,100
Weighted average remaining lease term (in years):	0.17
Weighted average discount rate:	0%

Total payments required under the lease as of December 31, 2021, are $18,451 and will recognized in the first quarter of 2022.

Rent expense for the year ended December 31, 2021 and 2020 was $216,845 and $107,737, respectively.

Note 14 – Acquisition

Plant Camp LLC

On June 1, 2021, the Company, entered into a Membership Interest Purchase Agreement (the “MIPA”) with Angela Hein (“Hein”) and Heidi Brown (“Brown”, and together with Hein, the “Sellers”), pursuant to which the Purchaser acquired 490,863 common units (the “Membership Interests”) of Plant Camp LLC, a Delaware limited liability company (“Plant Camp”) from the Sellers, resulting in the Purchaser owning 33% of the issued and outstanding equity of Plant Camp. The Membership Interests were purchased for $175,000.

On June 4, 2021, the Company, entered into a MIPA with Sellers, pursuant to which the Purchaser acquired 841,005 common units of Plant Camp from the Sellers, resulting in the Purchaser owning a total of 89% of the issued and outstanding equity of Plant Camp. The additional Membership Interests were purchased for $300,000. The acquisition was accounted for as a step acquisition however there was no change in value of the Company’s existing equity interest. The Company utilized the fair value of the consideration to determine the fair value of the existing equity interest based on the total merger consideration offered.

The following sets forth the components of the purchase price:

Purchase price:
Cash paid to seller	$300,000
Fair value of equity investment purchased on June 1, 2021	175,000
Total purchase price	475,000

Assets acquired:
Cash	5,232
Accounts Receivable	7,645
Inventory	19,970
Total assets acquired	32,847

Liabilities assumed:
Accounts payable and accrued expenses	5,309
Deferred Revenue	671
Total liabilities assumed	5,980

Net assets acquired	26,867

Non-controlling interest in consolidated subsidiary	56,865

Excess purchase price	$504,998

The excess purchase price amounts are provisional and may be adjusted during the one-year measurement period as required by U.S. GAAP. The following table provides a summary of the preliminary allocation of the excess purchase price.

Goodwill	$7,198
Trade Names & Trademarks	100,000
Know-How and Intellectual Property	316,500
Website	51,300
Customer Relationships	30,000

Excess purchase price	$504,998

The goodwill represents the assembled workforce, acquired capabilities, and future economic benefits resulting from the acquisition.

The following presents the unaudited pro-forma combined results of operations of the Company with Plant Camp as if the entities were combined on January 1, 2020.

Year Ended
December 31,
2021
Revenues	$4,335,593
Net loss attributable to common shareholders	$(37,822,820)
Net loss per share	$(2.99)
Weighted average number of shares outstanding	12,652,470

Year Ended December 31, 2020
Revenues	$1,213,430
Net loss attributable to common shareholders	$(27,476,400)
Net loss per share	$(5.71)
Weighted average number of shares outstanding	4,812,153

WHE Agency, Inc.

On July 20, 2021, the Company entered into a Stock Purchase Agreement to purchase 44% ownership and 55% of voting power of the issued and outstanding shares of WHE Agency, Inc., (“WHE”). The aggregate closing consideration was $1,038,271, which consists of a combination of $144,750 in cash and $893,521 in the form of 224,503 shares of the Company’s restricted common stock at a price of $3.98 per share. Based on the purchase price of $1,038,271 for 44% ownership, the fair value of the non-controlling interest was estimated to be $1,190,000 based on the consideration from the Company.

WHE is a talent management and public relations agency dedicated to the representation and management of family- and lifestyle-focused influencers and digital creators.

The following sets forth the components of the purchase price:

Purchase price:
Cash paid to seller	$144,750
Shares granted to seller	893,521
Total purchase price	1,038,271

Assets acquired:
Cash	26,575
Accounts Receivable	446,272
Total assets acquired	472,847

Liabilities assumed:
Accounts payable and accrued expenses	353,017
Total liabilities assumed	353,017

Net assets acquired	119,830

Non-controlling interest in consolidated subsidiary	1,190,000

Excess purchase price	$2,108,442

The excess purchase price amounts were recorded to goodwill and is provisional and may be adjusted during the one-year measurement period as required by U.S. GAAP. The following table provides a summary of the preliminary allocation of the excess purchase price.

Goodwill	$1,349,697
Trade Names & Trademarks	85,945
Non-Compete Agreements	45,190
Influencers / Customers	627,610

Excess purchase price	$2,108,442

The goodwill represents the assembled workforce, acquired capabilities, and future economic benefits resulting from the acquisition.

The following presents the unaudited pro-forma combined results of operations of the Company with WHE as if the entities were combined on January 1, 2020.

Year Ended
December 31,
2021
Revenues	$4,916,777
Net loss attributable to common shareholders	$(37,707,250)
Net loss per share	$(2.98)
Weighted average number of shares outstanding	12,652,470

Year Ended
December 31,
2020
Revenues	$1,685,336
Net loss attributable to common shareholders	$(27,235,057)
Net loss per share	$(5.66)
Weighted average number of shares outstanding	4,812,153

Dune Inc.

Prior to October 3, 2021, the Company invested $732,297 into Dune See note 6 & 7. Using step acquisition accounting, the Company decreased the value of its existing equity interest to its fair value based on its purchase price on October 3, 2021, resulting in the recognition of an impairment in investment of $424,632, which was included in within our consolidated statements of operations. The Company utilized the fair value of the consideration to determine the fair value of the existing equity interest based on the total merger consideration offered and the Company’s stock price at acquisition.

On October 3, 2021, we, through Creatd Partners, LLC (“Buyer”), entered into a Stock Purchase Agreement (the “Dune Agreement”) with Standard Holdings, Inc. (“SHI”) and Mark De Luca (“De Luca”) (SHI and De Luca, collectively the “Dune Sellers”), and Stephanie Roy Dufault, whereby Buyer purchased a majority stake in Dune, Inc., a Delaware corporation (“Dune”). Pursuant to the Dune Agreement, which closed on October 4, 2021, Buyer acquired a total of 3,905,634 shares of the common stock of Dune (the “Purchased Shares”). The Company issued 163,344 restricted shares of the Company’s common stock to the Dune Sellers.

In addition, pursuant to the Dune Agreement, $50,000 worth of the Company’s common stock issuable to the Dune Sellers on a pro rata basis, priced in accordance with the terms and conditions set forth in the Dune Agreement (the “Indemnification Escrow Amount”), shall be held in escrow and reserved in each Dune Seller’s name by the Company’s transfer agent until such time as release is authorized under the Agreement.

The following sets forth the components of the purchase price:

Purchase price:
Shares granted to seller	$424,698
Fair value of equity investment purchased before October 4, 2021	307,665
Total purchase price	732,363

Assets acquired:
Cash	186,995
Inventory	47,250
Total assets acquired	234,246

Liabilities assumed:
Accounts payable	40,000
Total liabilities assumed	40,000

Net assets acquired	194,246

Non-controlling interest in consolidated subsidiary	720,581

Excess purchase price	$1,258,698

Due to the limited amount of time since the acquisition date, the assets and liabilities of Dune Inc. were recorded based primarily on their acquisition date carrying values. Management believes the estimated fair value of these accounts on the acquisition date approximates their carrying value as reflected in the table above due to the short-term nature of these instruments. The remaining assets and liabilities primarily consisted of goodwill, customer relationships, know how, and tradenames. We will adjust the remaining assets and liabilities to fair value as valuations are completed and we obtain information necessary to complete the analyses, but no later than one year from the acquisition data.

The excess purchase price amounts are provisional and may be adjusted during the one-year measurement period as required by U.S. GAAP. The following table provides a summary of the preliminary allocation of the excess purchase price.

Goodwill	$17,941
Trade Names & Trademarks	249,248
Know-How and Intellectual Property	788,870
Website	127,864
Customer Relationships	74,774

Excess purchase price	$1,258,698

The goodwill represents the assembled workforce, acquired capabilities, and future economic benefits resulting from the acquisition.

The following presents the unaudited pro-forma combined results of operations of the Company with Dune as if the entities were combined on January 1, 2020.

Year Ended
December 31,
2021
Revenues	$4,299,717
Net loss attributable to common shareholders	$(38,265,301)
Net loss per share	$(3.02)
Weighted average number of shares outstanding	12,652,470

Year Ended
December 31,
2020
Revenues	$1,212,870
Net loss attributable to common shareholders	$(27,382,216)
Net loss per share	$(5.69)
Weighted average number of shares outstanding	4,812,153

Note 15 – Segment Information

We operate in three reportable segments: Creatd Labs, Creatd Ventures, and Creatd Partners. Our segments were determined based on the economic characteristics of our products and services, our internal organizational structure, the manner in which our operations are managed and the criteria used by our Chief Operating Decision Maker (CODM) to evaluate performance, which is generally the segment’s operating losses.

Operations of:	Products and services provided:
Creatd Labs

Creatd Labs is the segment focused on development initiatives. Creatd Labs houses the Company’s proprietary technology, including its flagship platform, Vocal, as well as oversees the Company’s content creation framework, and management of its  digital communities. Creatd Labs derives revenues from Vocal creator subscriptions, platform processing fees and technology licensing fees.

Creatd Ventures	Creatd Ventures builds, develops, and scales e-commerce brands. This segment generates revenues through product sales of its two majority-owned direct-to-consumer brands, Camp and Dune Glow Remedy.
Creatd Partners	Creatd Partners fosters relationships between brands and creators through its suite of agency services, including content marketing (Vocal for Brands), performance marketing (Seller’s Choice), and influencer marketing (WHE Agency). Creatd Partners derives revenues in the form of brand fees and talent management commissions.

The following tables present certain financial information related to our reportable segments and Corporate:

	As of December 31, 2021
	Creatd Labs	Creatd Ventures	Creatd Partners	Corporate	Total

Accounts receivable, net	$-	$2,884	$334,556	$-	$337,440
Prepaid expenses and other current assets	48,495	-	-	188,170	236,665
Deposits and other assets	626,529	-	-	92,422	718,951
Intangible assets	-	1,637,924	783,676	11,241	2,432,841
Goodwill	-	25,139	1,349,696	-	1,374,835
Inventory	-	106,403	-	-	106,403
All other assets	-	-	-	3,966,124	3,966,124
Total Assets	$675,024	$1,772,350	$2,467,928	$4,257,957	$9,173,259

Accounts payable and accrued liabilities	$9,693	$766,253	$6,232	$2,948,362	$3,730,540
Note payable, net of debt discount and issuance costs	313,979	-	-	1,028,685	1,342,664
Deferred revenue	161,112	13,477	59,570	-	234,159
All other Liabilities	-	-	-	177,644	177,644
Total Liabilities	$484,784	$779,730	$65,802	$4,154,691	$5,485,007

	As of December 31, 2020
	Creatd Labs	Creatd Partners	Corporate	Total

Accounts receivable, net	$3,800	$86,555	$-	$90,355
Prepaid expenses and other current assets	19,631	-	4,225	23,856
Intangible assets	-	960,611	-	960,611
Goodwill	-	1,035,795	-	1,035,795
All other assets	-	-	8,673,863	8,673,863
Total Assets	$23,431	$2,082,961	$8,678,088	$10,784,480

Accounts payable and accrued liabilities	$6,221	$83,964	$2,548,503	$2,638,688
Note payable, net of debt discount and issuance costs	55,928	-	1,165,611	1,221,539
Deferred revenue	-	88,637	-	88,637
All other Liabilities	-	-	1,390,420	1,390,420
Total Liabilities	$62,149	$172,601	$5,104,534	$5,339,284

	For the year ended December 31, 2021
	Creatd Labs	Creatd Ventures	Creatd Partners	Corporate	Total

Net revenue	$1,926,374	$90,194	$2,283,149	$-	$4,299,717
Cost of revenue	3,186,240	148,989	1,964,808	-	5,300,037
Gross margin	(1,259,866)	(58,940)	318,341	-	(1,000,320)

Research and development	758,293	131	225,104	-	983,528
Marketing	8,182,935	-	962,698	481,349	9,626,982
Stock based compensation	1,727,021	1,560,546	1,884,986	4,488,615	9,661,168
Impairment of goodwill	-	-	1,035,795	-	1,035,795
General and administrative not including depreciation, amortization, or Impairment	3,918,130	1,665,783	1,600,212	2,791,236	9,975,360
Depreciation and amortization	-	100,633	252,730	44,076	397,440
Impairment of intangibles	-	-	688,127	-	688,127

Total operating expenses	$14,586,379	$3,327,093	$6,649,652	$11,803,003	$32,368,400

Interest expense	(12,706)	-	-	(359,400)	(372,106)
All other expenses	-	-	-	(3,638,327)	(3,638,327)
Other expenses, net	(12,706)			(3,997,727)	(4,010,433)

Loss before income tax provision and equity in net loss from unconsolidated investments	$(15,858,951)	$(3,385,888)	$(6,331,311)	$(11,803,003)	$(37,379,153)

	For the year ended December 31, 2020
	Creatd Labs	Creatd Partners	Corporate	Total

Net revenue	$375,043	$837,827	$-	$1,212,870
Cost of revenue	652,259	842,783	-	1,495,042
Gross margin	(277,216)	(4,956)	-	(282,172)

Research and development	227,656	29,775	-	257,431
Marketing	2,426,668	285,490	142,745	2,854,904
Stock based compensation	1,226,495	1,338,678	4,295,990	6,861,163
General and administrative not including depreciation, amortization, or Impairment	2,301,088	939,792	2,592,581	5,858,454
Depreciation and amortization	-	132,768	24,993	157,761
Impairment of intangibles	-	-	11,450	11,450
Total operating expenses	$6,181,907	$2,726,504	$7,067,759	$16,001,163

Interest expense	(15,828)	-	(356,278)	(372,106)
All other expenses	-	-	(7,557,342)	(7,557,342)
Other expenses, net	(15,828)	-	(7,913,620)	(7,929,448)

Loss before income tax provision and equity in net loss from unconsolidated investments	$(6,474,951)	$(2,731,460)	$(14,981,379)	$(24,212,783)

During the year ended December 31, 2021, Creatd Partners acquired assets from the Purchase of WHE. See note 14 for a list of assets acquired.

During the year ended December 31, 2021, Creatd Ventures acquired assets from the Purchase of Dune and Plant Camp. See note 14 for a list of assets acquired.

Note 16 –Income Taxes

Components of deferred tax assets are as follows:

	December 31, 2021	December 31, 2020
Net deferred tax assets – Non-current:
Depreciation	$(70,194)	$(145,749)
Amortization	95,115	21,096
Stock based compensation	4,369,372	1,653,617
Expected income tax benefit from NOL carry-forwards	15,073,606	8,780,233
Less valuation allowance	(19,467,900)	(10,309,197)
Deferred tax assets, net of valuation allowance	$-	$-

Income Tax Provision in the Consolidated Statements of Operations

A reconciliation of the federal statutory income tax rate and the effective income tax rate as a percentage of income before income taxes is as follows:

	For the Year Ended December 31, 2021	For the Year Ended December 31, 2020

Federal statutory income tax rate	21.0%	21.0%
State tax rate, net of federal benefit	7.1%	6.5%

Change in valuation allowance on net operating loss carry-forwards	(28.1)%	(27.5)%

Effective income tax rate	0.0%	0.0%

The following is a reconciliation of the beginning and ending amount of the unrecognized tax benefit for the years ended December 31, 2021 and 2020:

	2021	2020
Balance at January 1,	$-	$68,000
Additions based on tax positions relating to the current year	-	-
Reductions for tax positions of prior years	-	(68,000)

Balance at December 31,	$-	$-

Based on the available objective evidence, management believes it is more likely than not that the net deferred tax assets of the Company will not be fully realizable for the years ended December 31, 2021 and 2020. Accordingly, management had applied a full valuation allowance against net deferred tax assets as of December 31, 2021 and 2020.

As of December 31, 2021, the Company had approximately $54 million of federal net operating loss carryforwards available to reduce future taxable income which will begin to expire in 2034 for both federal and state purposes.

On December 22, 2017, the Tax Cuts and Jobs Act of 2017 (the “Act”) was signed into law making significant changes to the Internal Revenue Code of 1986, as amended (the “Code”). The Act reduces the federal corporate income tax rate from 35% to 21% effective for tax years beginning after December 31, 2017. ASC 470 requires the Company to remeasure the existing net deferred tax asset in the period of enactment. The Act also provides for immediate expensing of 100% or the costs of qualified property that is incurred and placed in service during the period from September 27, 2017 to December 31, 2022. Beginning January 1, 2023, the immediate expensing provision is phased down by 20% per year until it is completely phased out as of January 1, 2027. Additionally, effective January 1, 2018, the Act imposes possible limitations on the deductibility of interest expense. As a result of the provisions of the Act, the Company’s deduction for interest expense could be limited in future years. The effects of other provisions of the Act are not expected to have a material impact on the Company’s financial statements.

On December 22, 2017, the SEC staff issued Staff Accounting Bulletin No. 118 (“SAB 118”) to provide guidance on accounting for the tax effects of the Act. SAB 118 provides a measurement period that begins in the reporting period that includes the Act’s enactment date and ends when an entity has obtained, prepared and analyzed the information that was needed in order to complete the accounting requirements under ASC 720. However, in no circumstance should the measurement period extend beyond one year from the enactment date. In accordance with SAB 118, a company must reflect in its financial statements the income tax effects of those aspects of the Act for which the accounting under ASC 740 is complete. SAB 118 provides that to the extent that a company’s accounting for certain income tax effects of the Tax Act is incomplete, but it is able to determine a reasonable estimate, it must record a provisional estimate in the financial statements.

The Company does not reflect a deferred tax asset in its financial statements but includes that calculation and valuation in its footnotes. We are still analyzing the impact of certain provisions of the Act and refining our calculations. The Company will disclose any change in the estimates as it refines the accounting for the impact of the Act.

Federal and state tax laws impose limitations on the utilization of net operating losses and credit carryforwards in the event of an ownership change for tax purposes, as defined in Section 382 of the Internal Revenue Code. Accordingly, the Company’s ability to utilize these carryforwards may be limited as a result of an ownership change which may have already happened or may happen in the future. Such an ownership change could result in a limitation in the use of the net operating losses in future years and possibly a reduction of the net operating losses available.

Note 17 – Subsequent Events

Board of Directors and Management

Appointment of New Directors

On February 17, 2022, the Board of Directors (the “Board”) of the Company appointed Joanna Bloor, Brad Justus, and Lorraine Hendrickson to serve as members of the Board. Ms. Bloor has been nominated to, and will serve as, chair of the Compensation Committee, and to be a member of the Audit Committee and Nominating & Corporate Governance Committee. Mr. Justus has been nominated, and will serve as, chair of the Nominating & Corporate Governance Committee, and to be a member of the Compensation Committee and Audit Committee. Ms. Hendrickson has been nominated to, and will serve as, chair of the Audit Committee and to be a member of the Compensation and Nominating & Corporate Governance Committee.

Departure of Directors

On February 17, 2022, the Board received notice that effective immediately, Mark Standish resigned as Chair of the Board, Chair of the Audit Committee and as a member of the Compensation Committee and Nominating & Corporate Governance Committee; Leonard Schiller resigned as member of the Board, Chair of the Compensation Committee and as a member of the Audit Committee and Nominating & Corporate Governance Committee; and LaBrena Martin resigned as a member of the Board, Chair of the Nominating & Corporate Governance Committee and as a member of the Audit Committee and Compensation Committee. Such resignations are not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

Management Restructuring

On February 17, 2022, the Board of the Company approved the restructuring of the Company’s senior management team to eliminate the Co-Chief Executive Officer role, appointing Jeremy Frommer as Executive Chairman and Founder, and appointing Laurie Weisberg as Chief Executive Officer (the “Second Restructuring”). Prior to the Second Restructuring, Mr. Frommer and Ms. Weisberg served as the Company’s co-Chief Executive Officers and Ms. Weisberg served as the Company’s Chief Operating Officer. The Second Restructuring does not impact the role or functions of the Company’s Chief Financial Officer, Chelsea Pullano, or the role or functions of the Company’s President and Chief Operating Officer, Justin Maury.

Securities Purchase Agreement

On March 1, 2022, the Company entered into securities purchase agreements with twenty-eight accredited investors whereby, at the closing, such investors purchased from the Company an aggregate of 1,401,457 shares of the Company’s common stock and (ii) 1,401,457 warrants to purchase shares of common stock, for an aggregate purchase price of $2,452,550. Such warrants are exercisable for a term of five-years from the date of issuance, at an exercise price of $1.75 per share.

Nasdaq Notice of Delisting

On March 1, 2022, the Company received a letter (the “Letter”) from the staff of The Nasdaq Capital Market (the “Exchange”) notifying the Company that the Exchange has determined to delist the Company’s common stock from the Exchange based on the Company’s Market Value of Listed Securities for the 30-consecutive day period between January 15, 2022 and February 25, 2022 falling short of the requirements under Listing Rule 5550(b)(2) (the “Rule”). Although a 180-day period is typically allowed for an issuer to regain compliance, the Company is not eligible to use such compliance period, as the Exchange had instituted a Panel Monitor through March 9, 2022.

The Company is pursuing an appeal to the Panel of such determination, in accordance with the Exchange’s rules and, pursuant to such request by the Company to appeal, the delisting of the Company’s securities and the Form 25 Notification of Delisting filing will be stayed pending the Panel’s decision.

The Company intends to present to the Panel evidence that the Company has regained compliance with the Rule; however, there can be no assurance that the Panel will grant the Company’s request for continued listing.

The Letter has no immediate impact on the listing of the Company’s common stock or warrants, which will continue to be listed and traded on the Exchange, subject to the Company’s compliance with other continued listing requirements. The Company’s receipt of the Letter does not affect the Company’s business, operations or reporting requirements with the Securities and Exchange Commission.

Registered Direct Offering

On March 7, 2022, the Company entered into a securities purchase agreement (the “Purchase Agreement”) with thirteen accredited investors resulting in the raise of $2,659,750 in gross proceeds to the Company. Pursuant to the terms of the Purchase Agreement, the Company agreed to sell in a registered direct offering an aggregate of 1,519,857 shares of the Company’s common stock together with warrants to purchase an aggregate of 1,519,857 shares of Common Stock at an exercise price of $1.75 per share. The warrants are immediately exercisable and will expire on March 9, 2027.

Acquisition of Denver Bodega, LLC d/b/a Basis

On March 7, 2022, the Company entered into a Membership Interest Purchase (the “Agreement”) with Henry Springer and Kyle Nowak (collectively the “Sellers”), whereby the Company purchased a majority stake in Denver Bodega, LLC, a Colorado limited liability company whose product is Basis, a direct-to-consumer functional beverage brand that makes high-electrolyte mixes meant to aid hydration. Pursuant to the Agreement, Creatd acquired all of the issued and outstanding membership interests of Denver Bodega, LLC for consideration of one dollar ($1.00), as well as the Company’s payoff, assumption, or satisfaction of certain debts and liabilities totaling $278,163.

Settlement of Home Revolution Litigation

On March 3, 2022, after substantial motion practice, Creatd successfully settled the dispute with Home Revolution, LLC for a total of $799,000, which includes $660,000 of note principal and $139,000 of accrued interest. The matter has been dismissed.

Note Conversions

Subsequent to December 31, 2021, a total of $168,850 in principal of convertible notes converted into 109,435 shares of common stock.

Promissory Note

Subsequent to December 31, 2021, the Company entered into one promissory note agreement with net proceeds of $300,000 and one promissory note agreement with net proceeds of AUD$224,540.

Consultant Shares

Subsequent to December 31, 2021, the Company issued 183,590 shares of Common Stock to consultants.

Employment Agreements

On April 5, 2022, upon the recommendation of the Compensation Committee of the Board, the Board approved employment agreements with, and equity issuances for, (i) Jeremy Frommer, Executive Chairman, who will receive (a) an signing award of $80,000, (b) an annual salary of $420,000; (c) 121,000 options, to vest immediately with a strike price of $1.75, and (d) 50,000 shares of the Company’s restricted common stock; (ii) Laurie Weisberg, Chief Executive Officer, who will receive (a) an annual salary of $475,000; (b) 121,000 options, to vest immediately with a strike price of $1.75, and (c) 50,000 shares of the Company’s restricted common stock; (iii) Justin Maury, Chief Operating Officer & President, who will receive (a) an annual salary of $475,000 (b) 81,000 options, to vest immediately with a strike price of $1.75, and (c) 50,000 shares of the Company’s restricted common stock; and (iv) Chelsea Pullano, Chief Financial Officer, who will receive (a) an annual salary of $250,000; (b) 37,000 options, to vest immediately with a strike price of $1.75, and (c) 35,000 shares of the Company’s restricted common stock (collectively, the “Executive Employment Arrangements”).

Pursuant to the Executive Employment Arrangements, the Company entered into executive employment agreements with each of the respective executives as of April 5, 2022 (the “Executive Employment Agreements”). The Executive Employment Agreements contain customary terms, conditions and rights.

The foregoing descriptions of the Executive Employment Agreements do not purport to be complete and are qualified in their entirety by reference to the forms of Amended Executive Employment Agreements, copies of which are filed as Exhibits 10.40, 10.41, 10.42 and 10.43 to this Annual Report on Form 10-K and is incorporated herein by reference.

11,056,636 Shares of Common Stock

PROSPECTUS

January 31, 2023

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth the expenses payable by us in connection with the offering of securities described in this registration statement. All amounts shown are estimates, except for the SEC registration fee. We will bear all expenses shown below.

SEC registration fee	$756
Legal fees and expenses	$75,000
Accounting fees and expenses	$50,000
Miscellaneous fees and expenses	$-
Total	$125,675

Item 14. Indemnification of Directors and Officers.

Each of our Second Amended and Restated Articles of Incorporation and our Amended and Restated Bylaws provide for indemnification of our directors and officers. Our Amended and Restated Bylaws provide that we will indemnify any person who was or is a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director or officer of the corporation, against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Company, and with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent will not, without more, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interest of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful. The Company may by action of its Board of Directors, grant rights to indemnification and advancement of expenses to employees and agents of the Company with the same scope and effects as the indemnification provisions for officers and directors.

Insofar as indemnification for liabilities under the Securities Act may be permitted to officers, directors or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that is it is the opinion of the Securities and Exchange Commission that such indemnification is against public policy as expressed in such Securities Act and is, therefore, unenforceable.

Item 15. Recent Sales of Unregistered Securities.

Consultant Shares

During the three months ended September 30, 2022, the Company issued 157,260 shares of Common Stock to consultants and employees.

Acquisition of Orbit

On August 1, 2022 the Company entered into a Membership Interest Purchase Agreement whereby the Company purchased a majority stake in Orbit Media LLC, a New York limited liability company. Pursuant to the Agreement, Creatd issued 57,576 shares of the Company’s Common Stock to the sellers.

Item 16. Exhibits and Consolidated Financial Statement Schedules.

Exhibit	Description
2.1	Agreement and Plan of Merger dated February 5, 2016 by and among the Company, GPH Merger Sub., Inc., and Jerrick Ventures, Inc. (incorporated by reference to Exhibit 2.1 of the Company’s current report on Form 8-K filed with the Commission on February 11, 2016).
2.2	Agreement and Plan of Merger dated February 28, 2016 by and among the Company and Jerrick Ventures, Inc. (incorporated by reference to Exhibit 2.1 of the Company’s current report on Form 8-K filed with the Commission on March 3, 2016).
3.1	Articles of Incorporation, filed with the Nevada Secretary of State on December 30, 1999 (incorporated by reference to the Company’s annual report on Form 10-SB filed with the Commission on March 30, 2006).
3.2	Amended and Restated Articles of Incorporation, filed with the Nevada Secretary of State on November 6, 2013 (incorporated by reference to Exhibit 3.3 to the Company’s current report on Form 8-K filed with the Commission on December 4, 2013).
3.3	Certificate of Designation, Preferences, and Rights of Series A Preferred Stock (incorporated by reference to Exhibit 3.1 to the Company’s current report on Form 8-K filed with the Commission on April 8, 2014).
3.4	Certificate of Designation, Preferences and Rights of Series B Preferred Stock (incorporated by reference to Exhibit 3.1 of the Company’s current report on Form 8-K filed with the Commission on December 4, 2014).
3.5	Certificate of Designation of Series C Preferred Stock (incorporated by reference to Exhibit 3.1 of the Company’s current report on Form 8-K filed with the Commission on August 3, 2015).
3.6	Certificate of Designation of Series D Preferred Stock (incorporated by reference to Exhibit 3.1(f) of the Company’s current report on Form 8-K filed with the Commission on February 11, 2016).
4.1	Form of Common Stock Purchase Warrant (incorporated herein by reference to Exhibit 10.2 of the Company’s Current Report on Form 8-K filed with the SEC on March 3, 2022)
4.2	Form of Common Stock Purchase Warrant (incorporated by reference to Exhibit 4.1 to the Company’s current report on Form 8-K filed with the Commission on March 9, 2022).
4.3	Form of Original Issue Discount Senior Convertible Debenture (incorporated by reference to Exhibit 4.1 to the Company’s current report on Form 8-K filed with the Commission on June 3, 2022)
4.4	Form of Series C Common Stock Purchase Warrant (incorporated by reference to Exhibit 4.2 to the Company’s current report on Form 8-K filed with the Commission on June 3, 2022)
4.5	Form of Series D Common Stock Purchase Warrant (incorporated by reference to Exhibit 4.3 to the Company’s current report on Form 8-K filed with the Commission on June 3, 2022)
4.6	Form of Original Issue Discount Senior Convertible Debenture (incorporated by reference to Exhibit 4.1 to the Company’s current report on Form 8-K filed with the Commission on July 29, 2022)
4.7	Form of Series E Common Stock Purchase Warrant (incorporated by reference to Exhibit 4.2 to the Company’s current report on Form 8-K filed with the Commission on July 29, 2022)
4.8	Form of Series F Common Stock Purchase Warrant (incorporated by reference to Exhibit 4.3 to the Company’s current report on Form 8-K filed with the Commission on July 29, 2022)
4.9	Form of Common Stock Warrant (incorporated by reference to Exhibit 4.9 of the Company’s Current Report on Form 8-K filed with the Commission on September 19, 2022)
4.10	Form of Replacement Common Stock Purchase Warrant (incorporated by reference to Exhibit 4.6 of the Company’s Current Report on Form 8-K filed with the Commission on October 25, 2022)
4.11	Form of November Warrant
4.12	Senior Convertible Debenture issued December 12, 2022
5.1	Opinion of Lucosky Brookman LLP
10.1	Spin-Off Agreement dated as of February 5, 2016 between the Company and Kent Campbell. (incorporated by reference to Exhibit 10.9 of the Company’s current report on Form 8-K filed with the Commission on February 11, 2016).
10.2	Share Exchange Agreement dated as of February 5, 2016 by and among Great Plains Holdings, Inc., Kent Campbell, Denis Espinoza and Sarah Campbell. (incorporated by reference to Exhibit 10.10 of the Company’s current report on Form 8-K filed with the Commission on February 11, 2016).
10.3	Form of Stock Purchase Agreement. (incorporated by reference to Exhibit 10.11 of the Company’s current report on Form 8-K filed with the Commission on February 11, 2016).
10.4	Form of Subscription Agreement (incorporated by reference to Exhibit 10.1 to the Company’s current report on Form 8-K filed with the Commission on March 21, 2017).
10.5	Assignment and Assumption Agreement, dated May 12, 2017 (incorporated by reference to Exhibit 10.1 of the Company’s quarterly report on Form 10-Q filed with the Commission on May 15, 2017).
10.6	Line of Credit Agreement, dated May 9, 2017 by and between the Company and Arthur Rosen (incorporated by reference to Exhibit 10.2 of the Company’s quarterly report on Form 10-Q filed with the Commission on May 15, 2017).
10.7	Promissory Note Issued in Favor of Grawin, LLC, Dated May 12, 2017, (incorporated by reference to Exhibit 10.3 of the Company’s quarterly report on Form 10-Q filed with the Commission on May 15, 2017).
10.8	Form of Subscription Agreement (incorporated by reference to Exhibit 10.1 of the Company’s current report on Form 8-K filed with the Commission on March 21, 2017).
10.9	Form of 8.5% Convertible Redeemable Debentures due April 18, 2018 (incorporated by reference to Exhibit 10.2 of the Company’s current report on Form 8-K filed with the Commission on July 21, 2017).
10.10	Jerrick Media Holdings Inc. 8.5% Convertible Redeemable Note Due April 11, 2018 (incorporated by reference to Exhibit 10.2 of the Company’s current report on Form 8-K filed with the Commission on September 15, 2017)
10.11	First Amendment to 8.5% Convertible Redeemable Note Due April 11, 2018 (incorporated by reference to Exhibit 10.3 of the Company’s current report on Form 8-K filed with the Commission on September 15, 2017)

10.12	Securities Purchase Agreement between the Company and Diamond Rock LLC dated July 24, 2017 (incorporated by reference to Exhibit 10.4 of the Company’s current report on Form 8-K filed with the Commission on September 15, 2017)
10.13	Form of Subscription Agreement (incorporated by reference to Exhibit 10.1 of the Company’s current report on Form 8-K filed with the Commission on September 18, 2017)
10.14	Form of Registration Rights Agreement (incorporated by reference to Exhibit 10.3 of the Company’s current report on Form 8-K filed with the Commission on February 14, 2018)
10.15	Form of Securities Purchase Agreement (incorporated by reference to Exhibit 10.1 of the Company’s current report on Form 8-K filed with the Commission on February 13, 2018)
10.16	Form of Securities Purchase Agreement (incorporated by reference to Exhibit 10.1 of the Company’s current report on Form 8-K filed with the Commission on April 2, 2018)
10.17	Form of Securities Purchase Agreement (incorporated by reference to Exhibit 10.1 of the Company’s current report on Form 8-K filed with the Commission on May 29, 2018)
10.18	Form of Promissory Note (incorporated by reference to Exhibit 10.2 of the Company’s current report on Form 8-K filed with the Commission on May 29, 2018)
10.19	Form of Registration Rights Agreement (incorporated by reference to Exhibit 10.2 of the Company’s current report on Form 8-K filed with the Commission on August 31, 2018)
10.20	Form of Lock-Up Agreement (incorporated by reference to Exhibit 10.3 of the Company’s current report on Form 8-K filed with the Commission on August 31, 2018)
10.21	Form of Series A Preferred Stock Conversion Letter Agreement (incorporated by reference to Exhibit 10.4 of the Company’s current report on Form 8-K filed with the Commission on August 31, 2018)
10.22	Form of Series B Preferred Stock Conversion Letter Agreement (incorporated by reference to Exhibit 10.5 of the Company’s current report on Form 8-K filed with the Commission on August 31, 2018)
10.23	Form of Promissory Note Conversion Letter Agreement (incorporated by reference to Exhibit 10.7 of the Company’s current report on Form 8-K filed with the Commission on August 31, 2018)
10.24	Lease Agreement (incorporated by reference to Exhibit 10.5 of the Company’s quarterly report on Form 10-Q filed with the Commission on August 20, 2018)
10.25+	Jerrick Ventures, Inc. 2015 Incentive Stock and Award Plan and forms of award agreements thereunder (incorporated by reference to Exhibit 10.53 the Company’s Amendment No. 3 to Registration Statement on Form S-1/A filed with the Commission on August 21, 2020)
10.26+	2020 Equity Incentive Plan and forms of award agreements thereunder (incorporated by reference to Exhibit 10.54 the Company’s Amendment No. 3 to Registration Statement on Form S-1/A filed with the Commission on August 21, 2020)
10.27	Warrant Agreement, including form of Warrant, dated September 15, 2020 (incorporated by reference to Exhibit 10.1 of the Company’s current report on Form 8-K filed with the Commission on September 15, 2020).
10.28+	Weisberg Employment Letter Agreement, dated September 28, 2020 (incorporated by reference to Exhibit 10.1 of the Company’s current report on Form 8-K filed with the Commission on October 1, 2020).
10.29	Form of Securities Purchase Agreement (incorporated by reference to Exhibit 10.1 of the Company’s current report on Form 8-K filed with the Commission on January 5, 2021).
10.30	Form of Common Stock Purchase Warrant (incorporated by reference to Exhibit 10.2 of the Company’s current report on Form 8-K filed with the Commission on January 5, 2021).
10.31	Form of Registration Rights Agreement (incorporated by reference to Exhibit 10.3 of the Company’s current report on Form 8-K filed with the Commission on January 5, 2021).
10.32	Form of PA Warrant (incorporated by reference to Exhibit 10.4 of the Company’s current report on Form 8-K filed with the Commission on January 5, 2021).
10.33	Form of Securities Purchase Agreement (incorporated by reference to Exhibit 10.1 to the Company’s current report on Form 8-K filed with the Commission on October 27, 2021).
10.34	Placement Agency Agreement (incorporated by reference to Exhibit 10.2 to the Company’s current report on Form 8-K filed with the Commission on October 27, 2021).
10.35	Membership Interest Purchase Agreement, dated as of June 4, 2021, by and among, Creatd Partners, LLC, Angela Hein and Heidi Brown (incorporated by reference to Exhibit 10.1 to the Company’s current report on Form 8-K filed with the Commission on June 10, 2021).
10.36	Stock Purchase Agreement, dated as of July 20, 2021, by and among, Creatd Partners, LLC, WHE Agency, Inc., and individuals named therein (incorporated by reference to Exhibit 10.1 of the Company’s current report on Form 8-K filed with the Commission on July 26, 2021).
10.37	Voting Agreement and Proxy, dated as of July 19, 2021, by and among, Creatd Partners, LLC, and individuals named therein (incorporated by reference to Exhibit 10.2 of the Company’s current report on Form 8-K filed with the Commission on July 26, 2021).
10.38	Stock Purchase Agreement by and among Standard Holdings Inc., Mark De Luca, Stephanie Roy Dufault, Dune Inc. and Creatd Partners, LLC dated October 3, 2021 (incorporated by reference to Exhibit 10.1 of the Company’s current report on Form 8-K filed with the Commission on October 7, 2021).
10.39	Stockholders Agreement by and among Dune Inc., Creatd Partners, LLC, Mark De Luca and Standard Holdings Inc. dated October 3, 2021 (incorporated by reference to Exhibit 10.2 of the Company’s current report on Form 8-K filed with the Commission on October 7, 2021).
10.40+	Executive Employment Agreement between the Company and Jeremy Frommer (incorporated by reference to Exhibit 10.40 of the Company’s annual report on Form 10-K filed with the Commission on April 6, 2022)
10.41+	Executive Employment Agreement between the Company and Laurie Weisberg (incorporated by reference to Exhibit 10.41 of the Company’s annual report on Form 10-K filed with the Commission on April 6, 2022)
10.42+	Executive Employment Agreement between the Company and Justin Maury (incorporated by reference to Exhibit 10.42 of the Company’s annual report on Form 10-K filed with the Commission on April 6, 2022)

10.43+	Executive Employment Agreement between the Company and Chelsea Pullano (incorporated by reference to Exhibit 10.43 of the Company’s annual report on Form 10-K filed with the Commission on April 6, 2022)
10.44	Form of Securities Purchase Agreement (incorporated herein by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K filed with the SEC on March 3, 2022)
10.45	Form of Securities Purchase Agreement (incorporated by reference to Exhibit 10.1 to the Company’s current report on Form 8-K filed with the Commission on March 9, 2022).
10.46	Letter of resignation of Mark Standish (incorporated by reference to Exhibit 17.1 to the Company’s current report on Form 8-K filed with the Commission on February 18, 2022).
10.47	Letter of resignation of Leonard Schiller (incorporated by reference to Exhibit 17.2 to the Company’s current report on Form 8-K filed with the Commission on February 18, 2022).
10.48	Letter of resignation of LaBrena Martin (incorporated by reference to Exhibit 17.3 to the Company’s current report on Form 8-K filed with the Commission on February 18, 2022).
10.49	Form of Securities Purchase Agreement (incorporated by reference to Exhibit 10.1 to the Company’s current report on Form 8-K filed with the Commission on June 3, 2022)
10.50	Form of Registration Rights Agreement (incorporated by reference to Exhibit 10.2 to the Company’s current report on Form 8-K filed with the Commission on June 3, 2022)
10.51	Form of Guaranty (incorporated by reference to Exhibit 10.3 to the Company’s current report on Form 8-K filed with the Commission on June 3, 2022)
10.52	Creatd, Inc. 2022 Omnibus Securities and Incentive Plan (incorporated by reference to Exhibit 10.1 to the Company’s current report on Form 8-K filed with the Commission on June 7, 2022)
10.53	Form of Securities Purchase Agreement (incorporated by reference to Exhibit 10.1 to the Company’s current report on Form 8-K filed with the Commission on July 29, 2022)
10.54	Form of Registration Rights Agreement (incorporated by reference to Exhibit 10.2 to the Company’s current report on Form 8-K filed with the Commission on July 29, 2022)
10.55	Form of Guaranty (incorporated by reference to Exhibit 10.3 to the Company’s current report on Form 8-K filed with the Commission on July 29, 2022)
10.56	Form of Securities Purchase Agreement (incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K filed with the Commission on September 19, 2022)
10.57	Form of Registration Rights Agreement (incorporated by reference to Exhibit 10.2 of the Company’s Current Report on Form 8-K filed with the Commission on September 19, 2022)
10.58	Form of Restructuring Agreement (incorporated by reference to Exhibit 10.3 of the Company’s Current Report on Form 8-K filed with the Commission on September 19, 2022)
10.59	Form of Security Agreement (incorporated by reference to Exhibit 10.4 of the Company’s Current Report on Form 8-K filed with the Commission on September 19, 2022)
10.60	Form of Subsidiary Guarantee (incorporated by reference to Exhibit 10.5 of the Company’s Current Report on Form 8-K filed with the Commission on September 19, 2022)
10.61	Form of Lockup Agreement (incorporated by reference to Exhibit 10.6 of the Company’s Current Report on Form 8-K filed with the Commission on September 19, 2022)
10.62	Form of Securities Purchase Agreement (incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K filed with the Commission on October 25, 2022)
10.63	Form of Registration Rights Agreement (incorporated by reference to Exhibit 10.2 of the Company’s Current Report on Form 8-K filed with the Commission on October 25, 2022)
10.64	Form of Letter Agreement (incorporated by reference to Exhibit 10.3 of the Company’s Current Report on Form 8-K filed with the Commission on October 25, 2022)
10.65	Securities Purchase Agreement dated December 12, 2022
10.66	Registration Rights Agreement dated December 12, 2022
10.67	Subsidiary Guaranty Dated December 12, 2022
21.1	List of Subsidiaries (incorporated by reference to Exhibit 21.1 of the Company’s annual report on Form 10-K filed with the Commission on March 30, 2020)
23.1	Consent of Rosenberg Rich Baker Berman, P.A.
23.2	Consent of Lucosky Brookman LLP (included in Exhibit 5.1)
101.INS	Inline XBRL Instance Document.
101.SCH	Inline XBRL Taxonomy Extension Schema Document.
101.CAL	Inline XBRL Taxonomy Extension Calculation Linkbase Document.
101.DEF	Inline XBRL Taxonomy Extension Definition Linkbase Document.
101.LAB	Inline XBRL Taxonomy Extension Label Linkbase Document.
101.PRE	Inline XBRL Taxonomy Extension Presentation Linkbase Document.
104	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101).
107	Filing Fee Table

+	Indicates management contract or compensatory plan.
*	To be filed by amendment.

(b)	Consolidated Financial Statement Schedules

Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

Item 17. Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) above do not apply if the registration statement is on Form S-1 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act to any purchaser:

(i)	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)	Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)	That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act, as amended, may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue. The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act (“Act”) in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Act.

(d)	The undersigned registrant hereby undertakes that:

(i)	For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(I) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective; and

(ii)	For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of New York, State of New York, on January 31, 2023.

Creatd, Inc.

By:	Jeremy Frommer
	Name:	Jeremy Frommer
	Title:	Chief Executive Officer
(Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Jeremy Frommer	Chief Executive Officer, Chairman	January 31, 2023
Jeremy Frommer	(Principal Executive Officer)

*	Chief Financial Officer	January 31, 2023
Chelsea Pullano	(Principal Financial and Accounting Officer)

*	Chief Operating Officer, Director	January 31, 2023
Justin Maury

*	Director	January 31, 2023
Peter Majar

*	Director	January 31, 2023
Erica Wagner

* By:	/s/ Jeremy Frommer
Jeremy Frommer, Attorney-in-fact